AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1996

                                                        FILE NO. 333-16345
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     4841                    84-1343875
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION         CLASSIFICATION CODE NO.)      IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

                           4643 SOUTH ULSTER STREET
                            DENVER, COLORADO 80237
                                (303) 770-4001
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                               MICHAEL T. FRIES
                            CHIEF EXECUTIVE OFFICER
                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
                           4643 SOUTH ULSTER STREET
                            DENVER, COLORADO 80237
                                (303) 770-4001
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
               GARTH B. JENSEN, ESQ.           NICK P. SAGGESE, ESQ.
           HOLME ROBERTS & OWEN LLP   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
             1700 LINCOLN, SUITE 4100          300 SOUTH GRAND AVENUE
              DENVER, COLORADO 80203     LOS ANGELES, CALIFORNIA 90071-3144
                  (303) 861-7000                   (213) 687-5000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with the initial public offering of the Class A Common Stock in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with the concurrent initial public offering of the Class A Common Stock outside the United States and Canada (the "International Prospectus"). The two forms of prospectus are identical except that they contain different front and back covers and underwriting sections and except that the International Prospectus contains an additional risk factor (under the caption "Risk Factors--Tax Consequences") and a section on certain tax consequences (under "Certain U.S. Tax Consequences to Non-U.S. Stockholders"). The form of U.S. Prospectus is included herein and is followed by those pages (each marked "Alternate Page for International Prospectus") to be used in the International Prospectus that differ from those in the U.S. Prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1996
PROSPECTUS

     , 1997                       $100,000,000

[LOGO OF UIH ASIA/PACIFIC
COMMUNICATIONS, INC. APPEARS HERE]

                              CLASS A COMMON STOCK

  All of the shares of Class A Common Stock offered hereby are being sold by
UIH Asia/Pacific Communications, Inc. ("UAP"). Of the       shares being
offered by UAP,       shares are being offered in the United States and Canada
by the U.S. Underwriters (the "U.S. Offering") and      shares are being
offered in a concurrent international offering outside the United States and Canada, by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offering"), subject to transfers between the U.S. Underwriters and the International Managers. The public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting." Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, and holders of Class B Common Stock are entitled to ten votes per share. Both classes vote together as a single class on all matters, except where class voting is required by the Delaware General Corporation Law. See "Description of Capital Stock." Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder. Upon the closing of the Offering, United International Holdings, Inc., the Company's majority stockholder, has agreed to contribute $25.0 million cash to the Company for additional Class B Common Stock at the initial public offering price of the Class A Common Stock (the "UIH Investment"). Immediately following the UIH Investment and the Offering, assuming no exercise of the over-allotment option granted to the Underwriters, the Class A Common Stock offered hereby
will account for approximately    percent of the combined voting power of UAP's
outstanding common stock.
  Prior to the Offering, there has been no public market for either the Class A Common Stock or the Class B Common Stock. It is currently estimated that the
initial public offering price will be between $   and $   per share. See
"Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for the Class A Common Stock to be quoted on the Nasdaq Stock Market under the symbol "UIHPA."

  Concurrently with the Offering, UIH Australia/Pacific, Inc., a wholly owned subsidiary of UAP ("UIH A/P"), is offering, pursuant to a separate prospectus,
 % Senior Discount Notes due 2007 (the "New UIH A/P Notes" and, together with UIH A/P's existing 14% Senior Discount Notes due 2006, the "UIH A/P Notes") in such principal amount as will generate gross proceeds of approximately $150.0 million (the "Senior Discount Note Offering" and, together with the Offering, the "Offerings"). The Offering is not contingent upon the consummation of the Senior Discount Note Offering.

  SEE "RISK FACTORS" STARTING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                 PRICE TO  UNDERWRITING DISCOUNTS  PROCEEDS TO
                                THE PUBLIC   AND COMMISSIONS(1)   THE COMPANY(2)
--------------------------------------------------------------------------------
Per Share.....................     $                $                  $
Total(3)......................     $                $                  $

--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the U.S. Underwriters and the International Managers (collectively the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company, estimated at $ .
(3) The Company has granted the U.S. Underwriters a 30-day option to purchase
    up to an aggregate of      additional shares of Class A Common Stock on the
    same terms as set forth above to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting
    Discounts and Commissions and Proceeds to the Company will be $    , $
    and $    , respectively. See "Underwriting."
--------------
The shares of Class A Common Stock are offered by the Underwriters, subject to prior sale when, as and if accepted and subject to certain conditions. It is expected that delivery of the certificates for the shares of Class A Common
Stock offered hereby will be made in New York, New York on or about    .
DONALDSON, LUFKIN & JENRETTE

     SECURITIES CORPORATION

                         SMITH BARNEY INC.
                                                           HSBC JAMES CAPEL

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As used herein, the term "Registration Statement" means the Registration Statement as originally filed and any and all amendments thereto. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, each such statement being qualified by and subject to such reference in all respects.

                                    *  *  *

  As a result of the Offering, the Company will become subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Commission. Reports, registration statements, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices: 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission.

                                    *  *  *

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    *  *  *

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, "UAP" refers to UIH Asia/Pacific Communications, Inc., an indirect majority-owned subsidiary of United International Holdings, Inc. ("UIH"), and the "Company" refers collectively to UAP, its subsidiaries and non-majority owned affiliates and their respective predecessors. UAP owns, through directly and indirectly held interests, a combined 100% economic interest in two Australian companies, CTV Pty Ltd. ("CTV") and STV Pty Ltd. ("STV"), which are together operating, and are referred to herein, as "Austar." See "Corporate Organizational Structure-- Austar." Unless the context requires otherwise, "UIH" includes UIH and all of its subsidiaries other than UAP and its subsidiaries. All references to "$" or "dollars" are to U.S. dollars, unless otherwise indicated. For information regarding foreign currency amounts translated to U.S. dollars, see "Exchange Rate Data."

                                  THE COMPANY

OVERVIEW

  The Company is a leading provider of multi-channel television services in Australasia and the Asia/Pacific region. Through its Australian operating company Austar, the Company is the largest provider of multi-channel television services in regional Australia, where it operates wireless cable ("MMDS") systems and is marketing a direct-to-home ("DTH") service in franchise areas encompassing approximately 1.5 million television homes, or 25% of the total Australian market. In addition, the Company, through its New Zealand operating company, Saturn Communications Limited ("Saturn"), is constructing a wireline cable and telephony system in Wellington, New Zealand, a market representing approximately 135,000 television homes. The Company's Philippine joint venture, Telemondial Holdings, Inc. (d.b.a. "Sun Cable"), is the third largest cable television operator in the Philippines with wireline cable television systems in 15 markets that have approximately 575,000 television homes. The Company's other assets include a 25% interest in XYZ Entertainment Pty Ltd. ("XYZ"), a programming company that provides four channels to the Australian multi-channel television market as part of the "Galaxy" package, the most widely distributed programming package in Australia and the core component of Austar's programming offering, and a 90% economic interest in Telefenua S.A. ("Telefenua"), the only provider of multi-channel television services in Tahiti, with an MMDS system in a market with 31,000 television homes.

  The Company believes that it is well-positioned to capitalize on the rapidly increasing demand for multi-channel television and telephony services in Australasia and the Asia/Pacific region. As of October 31, 1996, the Company had invested over $215 million in its networks and operating infrastructure and had launched service in each of its markets. The Company has experienced rapid growth in its network coverage and subscriber base during 1996. As of October 31, 1996 the Company's multi-channel television operating systems had an aggregate of approximately 1.6 million television homes serviceable and approximately 115,300 subscribers, as compared with approximately 296,200 television homes serviceable and approximately 29,300 subscribers as of December 31, 1995 (with a substantial majority of such growth resulting from Austar's expansion). During this same ten-month period, programming subscribers of XYZ increased from approximately 65,000 to approximately 269,000. While the Company expects that a substantial portion of its growth will come from the continued development of Austar, the Company is also anticipating significant growth by its other operating companies.

OPERATIONS

  AUSTAR (AUSTRALIA)

  Austar is the largest provider of multi-channel television services in regional Australia (areas outside Australia's six largest cities). Austar initiated widespread deployment of its services in early 1996 and as of October 31, 1996, had launched MMDS service in 27 metropolitan markets containing approximately 700,000 homes and had initiated the marketing of DTH services in non-metropolitan markets containing approximately 740,000 homes. These markets represent over 93% of Austar's 1.5 million franchise television homes, the remaining 100,000 of which will be serviceable by early 1997.

  Austar's marketing efforts have kept pace with the rapid roll-out of its network services during 1996. As of October 31, 1996, Austar had 75,300 subscribers with a backlog of 13,900 customers scheduled for installation. In addition, subscriber growth has accelerated in recent periods, as demonstrated by October's results in which Austar generated 23,800 subscription sales orders and had a net gain of over 15,000 subscribers, with the difference primarily attributable to installation backlog. Austar is continuing to market its services aggressively and expects to continue rapidly building its subscriber base. Austar is benefitting from several characteristics which are supporting its marketing success and which management believes give it a competitive advantage in its markets:

  . OPERATIONAL INFRASTRUCTURE IN PLACE. In addition to having launched service to over 93% of its franchise areas, Austar has also developed the operational infrastructure necessary to continue its rapid growth. Austar's early investment of approximately $149 million in operating and capital expenditures from inception through October 31, 1996 has established it currently as the only multi-channel television provider in substantially all of its franchise areas. Austar has developed a comprehensive marketing organization consisting of a 200 person direct salesforce and over 200 national customer service and telemarketing personnel. The direct salesforce, which operates out of local offices in the majority of Austar's metropolitan markets, is currently generating sales of approximately 2,250 subscriptions per week. The salesforce at Austar's state-of-the-art national customer operations center ("NCOC") is currently generating sales of approximately 3,000 additional subscriptions per week from inbound and outbound calls. This salesforce is supported by an integrated marketing program of television, radio and print advertising. The NCOC is also the center of Austar's customer service organization, processing all incoming information, installation and service requests. The NCOC has sufficient capacity to service Austar's customer service needs for the forseeable future.

    Austar has a total of approximately 600 employees, most of whom are located in local offices and regional operating centers, and has contracted with a number of local service companies which employ an aggregate of approximately 400 technicians to install and maintain subscriber equipment in each of its markets. Management believes that this infrastructure positions Austar to service its markets efficiently and provides it with significant competitive advantages.

  . REGIONAL FOCUS; CLASSIC MARKETS. Austar has strategically focused on the currently less competitive regional markets that are located outside of Australia's largest cities and encompass approximately 25% of the total Australian television market. These areas are "classic" multi-channel television markets with attractive demographics and limited television and alternative entertainment options. Approximately one-half of its service area (approximately 800,000 television homes) are in metropolitan markets with sufficient housing densities to support the construction of MMDS systems. Austar owns virtually all of the available MMDS licenses in each of these markets. The Company believes these markets generally do not have the size and/or densities to support the construction of a competitive wireline cable system. In Austar's non-metropolitan markets (approximately 740,000 serviceable television homes), where management believes household densities do not support the deployment of MMDS networks, Austar is marketing a DTH service on an exclusive basis. Austar is currently the only provider of multi-channel television services in substantially all of its service area. See "Risk Factors--Competitive Industry."

  . APPROPRIATE TECHNOLOGY. Austar believes that its utilization of wireless technologies in the build-out of its franchise area has afforded it with several economic and strategic advantages. The rapid deployment of MMDS networks in its metropolitan markets and a DTH service in its non-metropolitan markets has allowed Austar to reach the vast majority of the homes in these markets in just over one year. Austar's status as the initial operator in all of its markets has allowed it to establish a significant subscriber base and strong brand awareness, factors that management believes will give it a competitive advantage. Management believes the combination of MMDS and DTH has allowed Austar to reach virtually all of the 1.5 million serviceable television homes in its service areas on the most cost effective basis. Austar estimates its total fixed capital cost to build out initially its entire franchise area will be approximately $43 million, or $29 per serviceable home, over 75% of which had been expended as of October 31, 1996. Accordingly, Austar has been able to devote a significant amount of its financial resources to completing its operational infrastructure and installing its "in-home" subscriber equipment, over which Austar retains ownership. Austar has spent in excess of $80 million as of October 31, 1996 on these items and expects that the substantial majority of its future incremental capital expenditures will be incurred only as additional subscribers are installed (currently approximately $460 and $945 per MMDS and DTH subscriber, respectively, which amounts are partially offset by installation charges). While Austar is currently employing analog technology in its MMDS systems, it is testing digital technology (which would increase its existing 19 channel capacity) in one market and intends to offer digital service in its metropolitan markets if and when competitive factors dictate. The DTH service marketed by Austar uses state-of-the-art MPEG II digital technology.

  . ATTRACTIVE PROGRAMMING AGREEMENTS. Austar has entered into franchise agreements with Australis Media Limited ("Australis") that grant it the right to provide the Galaxy programming package within its franchise areas through 2009 (extendible at Austar's option through 2019). The Galaxy programming package, the most widely distributed programming package in Australia, was created by many of the world's leading programming suppliers and features brand name channels including Showtime, Encore, Fox Sports, The Discovery Channel, Nickelodeon/Nick at Nite and Red (a 24-hour music video channel) as well as two general entertainment channels. Management believes that Austar's franchise agreements have favorable pricing for such programs. Austar's programming costs are based on a percentage of its service revenue and provide for an offset of those costs with the depreciation of its subscriber equipment. Austar's franchise agreements provide exclusivity over wireless technologies (MMDS and DTH). While Austar's franchise agreements were formerly exclusive for cable television, the Company recently agreed to allow Foxtel Management Pty Limited ("Foxtel") to carry the Galaxy package on Foxtel's wireline cable systems throughout Australia (the "Australis Arrangement"). The Australis Arrangement provides that Austar will be compensated for any Foxtel subscriber in its franchise areas in an amount approximately equal to the profit margin that Austar would have received had it sublicensed such programming to Foxtel (which currently would be approximately $8 per Foxtel subscriber per month). Foxtel is currently operating in only one of Austar's markets and the Company believes that the small size of and/or low household densities in the majority of its markets do not justify the construction of competitive wireline cable systems. Austar does not currently have any subscription television competitors in the remainder of its franchise areas. Austar's franchise agreements continue to provide exclusivity over all wireline cable operators other than Foxtel. In addition, as part of the Australis Arrangement, Austar was granted the right to acquire any additional channels distributed by Galaxy on no less favorable terms than offered to any other person and in any event at no more than Australis' cost, plus 10%. See "Business--Austar (Australia)-- Franchise Agreements." Austar has also secured several additional satellite-delivered programming services to supplement the Galaxy channels.

  . ATTRACTIVE DEMOGRAPHICS. Australia has demographic and other characteristics that management believes are favorable to multi-channel television operators, including high per capita income and high television and VCR penetration rates. Television viewers in Australia have limited over-the-air television options with a maximum of five free-to-air channels, which number is generally lower in regional Australia. The Australian subscription television industry has grown rapidly since its inception in early 1995, reaching a combined 6% penetration rate. In addition, management believes Australian consumers are generally receptive to new technologies, as demonstrated by their high cellular telephone penetration rates. The following table summarizes selected demographic characteristics of Australia compared to comparable statistics for the more mature multi-channel television markets of the United States and the United Kingdom:

                              GDP PER    HOMES      YEARS OF   SUBSCRIPTION TELEVISION  CELLULAR
                             CAPITA IN    WITH    SUBSCRIPTION  TELEVISION  HOMES WITH  TELEPHONE
                               1995    TELEVISION  TELEVISION  PENETRATION     VCR     PENETRATION
                             --------- ---------- ------------ ------------ ---------- -----------
    Australia...............  $19,271      99%          2            6%         81%         19%
    United States...........   27,581      99          40+          66          80          15
    United Kingdom..........   18,881      97          12           23          81          10

  SATURN (NEW ZEALAND)

  The Company owns 100% of Saturn, which recently launched service on the initial portions of its hybrid fiber coaxial ("HFC") cable network that enables it to provide multi-channel television services as well as business and residential telecommunications services in the Wellington area, encompassing 135,000 homes. Wellington is New Zealand's capital and second largest city. The Company launched service in portions of this system in September 1996 and expects construction to be completed by mid-1998. Saturn also operates an existing cable system, which passes approximately 6,000 homes, on the Kapiti Coast north of Wellington. As of October 31, 1996, Saturn's activated networks passed approximately 12,600 homes, and serviced approximately 1,300 subscribers. The Company expects to use a portion of the proceeds of the Offering to accelerate Saturn's build-out and marketing programs during 1997.

  Saturn has secured additional infrastructure rights in markets representing 240,000 homes and is exploring the possibility of expanding its networks and services to these markets. The Company believes that New Zealand is an attractive market for multi-channel television providers. New Zealand has a demographic profile similar to Australia, including high per capita income and strong television, VCR and cellular telephone penetration rates. In addition, New Zealand permits operators to offer combined multi-channel television and telephony services over one network and Saturn expects to launch telephone, pay-per-view and data services over the next six to 18 months. There is currently only one significant multi-channel television provider in New Zealand, which provider offers only a five-channel UHF-delivered subscription service.

  SUN CABLE (PHILIPPINES)

  The Company holds a 40% economic interest in Sun Cable, the third largest cable television operator in the Philippines with wireline cable television systems in 15 markets that have a total of approximately 575,000 television homes. Sun Cable has selected markets where management believes it can be a major cable television provider. These markets are generally among the country's top 50 population centers or, if not, are strategic to Sun Cable's existing operating areas. Sun Cable is dedicating significant resources to the construction and build-out of these franchise areas. Multi-channel television in the Philippines is experiencing rapid growth due in part to the country's economic growth, widespread proficiency of English and the high demand for television and alternative entertainment services. Sun Cable is also exploring the provision of telephony services over its networks, many of which are HFC, due to the Philippines' current telephone penetration rate of three lines per 100 persons, which is one of the lowest in the world. As of October 31, 1996, Sun Cable's systems passed approximately 94,364 homes and had 33,837 subscribers, representing a penetration rate of 36%. Due to limitations on foreign ownership, the Company's interest in Sun Cable is held as a loan, which is convertible into a 40% equity interest in Sun Cable upon certain events (the "Sun Cable Loan"). See "Regulation--Philippines." The Company's partner in Sun Cable is the Lorenzo Group, a conglomerate controlled by the Lorenzo family, with significant holdings in Philippine agribusiness, real estate and consumer products.

  XYZ (AUSTRALIAN PROGRAMMING)

  Through its 25% interest in XYZ, the Company provides four of the eight channels offered in the Galaxy package, Australia's most widely distributed programming offering. XYZ's channels consist of high quality, brand named programming services, including Nickelodeon/Nick at Nite, The Discovery Channel, Arena (quality general entertainment channel) and Red. XYZ has entered into an agreement that provides for carriage of its four channels by virtually all existing Australian MMDS and DTH providers, including Austar, Australis and East Coast Television Pty Limited ("ECT"), as well as by the largest cable television operator in Australia, Foxtel. The Company believes that this agreement, which extends through 2010 for MMDS and DTH subscribers and 2020 for Foxtel subscribers and provides for fixed per subscriber prices (and in the case of Foxtel, substantial minimum subscriber guarantees), will result in XYZ's programming package being available to virtually all of Australia's 6.0 million television households. XYZ launched its channels in April 1995 and as of October 31, 1996, XYZ provided its channels to approximately 269,000 subscribers in Australia. Foxtel, which owns 50% of XYZ, is a joint venture between The News Corporation Limited ("News Corp.") and Telstra Corporation Limited ("Telstra"), the Australian government-owned telephone company. The Company's other partner in XYZ is Century Communications Corp. ("Century"), a large U.S. multiple system cable operator and the parent of ECT.

  OTHER BUSINESSES

  The Company's other businesses include: (i) a 90% economic interest in Telefenua, the only multi-channel television operator in Tahiti, (ii) a 100% interest in United Wireless Pty Limited ("United Wireless"), a provider of two-way wireless mobile data services in Australia, and (iii) a 49% interest in Hunan International TV Communications Company Ltd. ("HITV"), a joint venture with a Chinese government agency that owns, operates and is currently rebuilding a digital microwave relay network that delivers video services to the 14 largest cities in the Hunan Province. As of October 31, 1996, Telefenua was marketing its 15-channel MMDS service to approximately 18,700 of the approximately 31,000 homes in its franchise area and had approximately 4,900 subscribers paying an average monthly rate of $65. The Company is in the early stages of negotiating the sale of all or a portion of Telefenua to a local strategic investor, although there can be no assurance that the Company will conclude such a transaction.

  In addition, the Company is pursuing other multi-channel television system and related business opportunities in other areas throughout the region including India, China, Japan, Taiwan, Indonesia and Malaysia. See "Business-- Development Projects." The Company's strategy with respect to its investment in new businesses is to focus on opportunities that, whenever possible, (i) will be controlled by the Company, (ii) allow for the Company to pursue significant market share in the targeted country and (iii) are capable of securing debt and/or equity financing at the local level.

RELATIONSHIP WITH UIH

  The Company is an indirect majority owned subsidiary of UIH, a leading provider of multi-channel television services outside the United States. UIH, together with its strategic and financial partners, have ownership interests in multi-channel television systems in operation or under construction in 25 countries in Europe, Latin America and, through the Company, the Asia/Pacific region. As of September 30, 1996, UIH's multi-channel television systems had approximately 10.4 million television homes in their respective service areas, passed approximately 7.2 million homes and had approximately 3.1 million subscribers. In addition to the Company, UIH's operations include its 50% interest in United and Philips Communications B.V., a joint venture with Philips Electronics N.V. that is the largest privately owned multi-channel television operator in Europe.

  Prior to the closing of the Offering, certain personnel currently employed by UIH will be transferred to UAP. UIH and UAP are parties to a management agreement (the "UIH Management Agreement"), pursuant to which UIH will continue to perform and be compensated for certain management, technical, administrative, accounting, tax, legal, financial reporting and other services for UAP. See "Relationship with UIH and Related Transactions."

                                 UIH INVESTMENT

  Upon the closing of the Offering, UIH has agreed to contribute $25.0 million cash to the Company for additional Class B Common Stock at a purchase price per share equal to the initial public offering price per share of the Class A Common Stock offered hereby (the "UIH Investment"), increasing the Company's total gross proceeds from the sale of its equity securities to approximately $125.0 million.


                    CONCURRENT SENIOR DISCOUNT NOTE OFFERING

  Concurrent with the Offering, UIH A/P, which holds the Company's interests in Austar, Saturn, XYZ, Telefenua and United Wireless, is offering the New UIH A/P Notes in such principal amount as will generate gross proceeds of approximately $150.0 million. The Senior Discount Note Offering is contingent upon the consummation of the Offering, but the Offering and the UIH Investment are not contingent upon the consummation of the Senior Discount Note Offering. Upon completion of the Offerings and the UIH Investment, the Company believes that it will have sufficient capital to complete construction of all of its existing systems and fund anticipated start-up losses, as well as a limited amount of capital to fund new opportunities which the Company is pursuing or which may arise in the future. See "Risk Factors--Need for Additional Capital for New Businesses," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                     OTHER

  UAP, a Delaware corporation, was incorporated in April 1996. The principal executive office of the Company is located at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, and its telephone number is (303) 770-4001.

                                  THE OFFERING

Class A Common Stock offered by the
 Company............................      shares
Common Stock to be outstanding after
 the Offering and the UIH
 Investment:
  Class A Common Stock..............      shares(1)
  Class B Common Stock..............      shares
    Total...........................      shares
Voting Rights....................... Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of
                                     stockholders, and holders of Class B Common Stock
                                     are entitled to ten votes per share. Both classes
                                     vote together as a single class on all matters,
                                     except where class voting is required by the
                                     Delaware General Corporation Law. Immediately
                                     following the Offering, the Class A Common Stock
                                     offered will account for approximately  % of the
                                     combined voting power of the Company's outstanding
                                     common stock.
Use of Proceeds..................... The Company intends to use the net proceeds of the
                                     Offering, combined with the proceeds of the Senior
                                     Discount Note Offering and the UIH Investment,
                                     primarily to fund the build-out and marketing of its
                                     existing systems. The Company may also use a portion
                                     of the proceeds to pursue new opportunities in the
                                     Australasia and Asia/Pacific regions. See "Use of
                                     Proceeds."
NASDAQ Symbol....................... UIHPA

--------------------

(1) Does not include Class A Common Stock issuable upon conversion of the Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder thereof into one share of Class A Common Stock. Assuming full conversion into Class A Common Stock of all currently
    outstanding Class B Common Stock, a total of       shares of Class A Common
    Stock would be outstanding immediately after the Offering. See "Description of Capital Stock." Also does not include shares of Class A Common Stock reserved but not yet issued under UAP's Equity Incentive Plan. Options to
    purchase a total of     shares of Class A Common Stock have been granted
    under such plan (at the initial public offering price), effective upon the commencement of the Offering. See "Management--Equity Incentive Plan." Does not give effect to any exercise of the Underwriters' overallotment option.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors relating to the Company and the Class A Common Stock that should be considered by potential investors.

                             SUMMARY OPERATING DATA

  The following table sets forth certain unaudited financial and operating data of certain of the operating companies. The table reflects aggregate statistics for the operating companies rather than UAP's proportionate interest in such statistics. See "Business" for a full description of the operating companies and UAP's interest therein.

                                                               AS OF OCTOBER 31, 1996
                                            ----------------------------------------------------------------
                                            TELEVISION                               MONTHLY
                                             HOMES IN                                 BASIC       INVESTED
                                             SERVICE         HOMES                 SUBSCRIPTION   CAPITAL       UAP'S
OPERATING SYSTEM             TECHNOLOGY        AREA       SERVICEABLE SUBSCRIBERS    RATE(1)    (IN 000S)(2) INTEREST(3)
----------------         ------------------ ----------    ----------- -----------  ------------ ------------ -----------
Austar.................. MMDS/DTH(4)        1,540,000      1,440,000     75,300(5)     $ 31       $149,536       100%
Saturn.................. Cable/Telephony(6)   141,000         12,555      1,294          23         21,557       100%
Sun Cable............... Cable                575,000         94,364     33,837          11          8,323        40%
Telefenua............... MMDS                  31,000         18,703      4,902          65         16,136        90%
                                            ---------      ---------    -------                   --------
  Total.................                    2,287,000      1,565,622    115,333                   $195,552
                                            =========      =========    =======                   ========
PROGRAMMING
-----------
XYZ..................... Programming              N/A(7)         N/A    269,000(8)     $  3       $ 10,623        25%
                                                                        =======                   ========

--------------------
(1) The basic rate does not include charges for installation and other premium services, which vary in each market, and does not reflect promotions that may be made from time to time. Austar charges this rate in all of its markets except the Gold Coast, which had approximately 12,300 subscribers as of October 31, 1996, where Austar charges a basic subscription rate of $23. Saturn is currently offering new subscribers a promotional monthly basic rate of $17 for the months from November 1996 to March 1997. The rate for Sun Cable is an average rate for its 15 markets. Telefenua charges $65 for its expanded tier of service. Nearly 99% of Telefenua's customers are currently subscribing to this expanded tier of service. The rate listed for XYZ is net of revenues passed through to the Nickelodeon joint venture (in which XYZ holds a 50% interest) and Discovery Asia with respect to the channel each entity supplies to XYZ. See "Business--XYZ (Australian Programming)."
(2) Represents the cash investments to fund operations and capital expenditures since inception. Includes amounts contributed to Austar (approximately $11.1 million) and Saturn (approximately $2.9 million) by shareholders other than the Company, which amounts were contributed by such shareholders prior to the acquisition of their respective interests by the Company, but does not include (i) invested capital in United Wireless, HITV or the Company's development projects (approximately $10.3 million) or (ii) the $58.6 million used by UIH A/P to increase its economic interest in Austar
    to approximately 100%. Also does not reflect the issuance of    shares of
    Class A Common Stock exchanged for shares of UIH A/P used to increase the Company's interest in Saturn to 100%.

(3) For an explanation of UAP's interests in each of the operating companies, see "Corporate Organizational Structure."
(4) Austar is also constructing a wireline cable system in Darwin that is scheduled to pass 26,200 homes. Austar is offering its services to the 800,000 homes in its metropolitan areas primarily by MMDS and to the 740,000 homes in its non-metropolitan areas exclusively by DTH.
(5) Does not include an installation backlog of 13,860 customers.
(6) Saturn plans to begin offering telephony services in 1998.
(7) The Company expects that XYZ's programming package eventually will be marketed to virtually all of Australia's 6.0 million television households by Australian multi-channel television providers, including Austar, Australis, Foxtel and ECT.
(8) Total subscribers to the eight channel Galaxy package to which XYZ currently supplies four channels.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following summary consolidated financial data for the years ended December 31, 1994 and 1995 have been derived from the Company's consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants, whose report indicated a reliance on other auditors relative to certain amounts relating to the Company's interest in Telefenua and XYZ as of and for the year ended December 31, 1995. The following summary consolidated financial data for the nine months ended September 30, 1995 and 1996, and at September 30, 1996, have been derived from unaudited financial statements that, in the opinion of the management of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial data for such periods and as of such date. The pro forma statement of operations data for the year ended December 31, 1995 and the nine months ended September 30, 1996 (i) includes the results of operations of Austar, in which the Company increased its economic ownership to 90% from 50% in December 1995, which interest was subsequently increased to 100% in October 1996 (the "Austar Transaction"), (ii) reflects the sale of a 25% interest in XYZ (reducing the Company's interest to 25% from 50%) in September 1995 (the "XYZ Sale"), (iii) includes the results of operations of Saturn, in which the Company increased its ownership from 50% to 100% in July 1996 (the "Saturn Purchase") and (iv) includes the eight months of operations of United Wireless prior to its acquisition date (the "United Wireless Purchase") as if each such transaction had occurred on January 1, 1995. The data set forth below is qualified by reference to and should be read in conjunction with the audited Consolidated Financial Statements of the Company and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Consolidated Condensed Statement of Operations Data," included elsewhere in this Prospectus.

                                                                NINE MONTHS
                           YEARS ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                          ----------------------------  -----------------------------
                                             PRO FORMA                      PRO FORMA
                           1994      1995      1995       1995      1996      1996
                          -------  --------  ---------  --------  --------  ---------
                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Service and other reve-
 nue....................   $   --  $ 1,903   $  2,527   $  1,152  $ 13,288  $ 13,392
System operating ex-
 pense..................       --    (3,145)   (5,488)    (1,870)  (18,621)  (19,240)
System selling, general
 and administrative
 expense................       --    (2,482)  (11,006)    (1,636)  (13,987)  (15,064)
Corporate general and
 administrative
 expense................   (2,262)   (2,874)   (2,874)    (2,075)   (2,832)   (2,832)
Depreciation and amorti-
 zation expense.........       --    (1,003)   (6,345)      (639)  (15,935)  (16,426)
Equity in losses of af-
 filiated companies,
 net....................   (1,015)  (16,498)   (7,716)   (12,518)   (4,750)   (3,820)
Net loss................   (3,277)  (19,060)  (28,575)   (13,176)  (48,342)  (51,353)
Net loss per common
 share..................
Weighted average number
 of shares outstanding..
OTHER DATA:
Capital expenditures....   $    1  $  7,143  $ 23,206   $  6,970  $105,899  $110,121

                                              AS OF SEPTEMBER 30, 1996
                                              -----------------------------
                                               ACTUAL      AS ADJUSTED(1)
                                              ------------ ----------------
                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents, restricted cash and
 short-term investments...................... $    106,990    $    368,390
Property, plant and equipment, net...........      130,435         130,435
Total assets.................................      344,964         612,264
Senior Discount Notes and other long-term
 debt........................................      241,039         391,039
Total liabilities............................      277,112         427,112
Total stockholders' equity...................       65,994         183,294

--------------------
(1) As adjusted to reflect the sale of     shares of Class A Common Stock
    offered hereby (at an initial public offer price of $   per share), net of
    offering expenses, $144.1 million of net proceeds of New UIH A/P Notes and the UIH Investment.

                                 RISK FACTORS

  Prospective purchasers of the Class A Common Stock offered hereby should consider carefully the following Risk Factors, as well as the other information set forth in this Prospectus, before purchasing the Class A Common Stock.

  This Prospectus contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Prospectus, including, without limitation, the information under the headings "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers primarily with respect to the development of the Company's markets, future funding requirements and operating performance of the Company. Prospective purchasers of the Class A Common Stock offered hereby are cautioned that any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ from those in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus. The accompanying information contained in this Prospectus, including, without limitation, the information set forth below, identifies important factors that could cause such differences.

  Leverage. Immediately following consummation of the Offerings, the Company will be highly leveraged. After giving pro forma effect to the sale of shares of Class A Common Stock offered hereby (at an initial public offering
price of $   per share), net of offering expenses, the Senior Discount Note
Offering and the UIH Investment, on a consolidated basis the Company would have had outstanding at September 30, 1996, an aggregate of $391.0 million of long-term debt and stockholders' equity of $183.3 million. UIH A/P's 14% Senior Discount Notes due 2006 (the "Existing Notes") will have an Accreted Value of $443 million as of May 16, 2001 (the date cash interest payments begin on the UIH A/P Notes). The New UIH A/P Notes will have an Accreted Value
of $   as of          (the date cash interest payments begin on the New UIH
A/P Notes). See "Capitalization." The Company's ability to meet its debt service requirements will be dependent upon substantial growth in the Company's cash flow. If the Company's cash flow and working capital are not sufficient to fund the Company's expenditures and to service its indebtedness, including the UIH A/P Notes, the Company would be required to raise additional funds through either the sale of equity or debt securities, refinance of all or part of its indebtedness, or effect the sale of significant assets. There can be no assurance that the Company will be successful in generating cash flow by a sufficient magnitude or in a timely manner or in raising additional equity or debt financing to enable the Company to meet its debt service and other liquidity requirements. The high degree to which the Company is leveraged could have significant adverse consequences upon the Company, including, without limitation, (i) increased vulnerability to adverse economic and competitive conditions, (ii) inability to obtain additional financing necessary to fund future working capital requirements, capital expenditures, acquisitions or other general needs, and (iii) the dedication of a substantial portion of cash flow from operations to the payment of principal of and interest on indebtedness, rather than to the expansion of operations and the pursuit of new opportunities. Cash interest on the UIH A/P Notes will accrue and be payable commencing November 15, 2001. In addition, UAP and its subsidiaries and affiliates may incur additional indebtedness from time to time to finance expansion, either through capital expenditures or acquisitions, or for other general corporate purposes.

  History of Operating Losses. The Company has experienced net losses since its formation. On a pro forma basis, assuming the Austar Transaction, the XYZ Sale, the United Wireless Purchase and the Saturn Purchase had each occurred as of January 1, 1995, the Company would have had consolidated net operating losses of $23.2 million for fiscal 1995. The Company expects to incur substantial additional net losses and net operating losses for the foreseeable future as it pursues the development of its multi-channel television systems and programming ventures and there can be no assurance that such losses will not continue indefinitely or exceed the Company's expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Company has experienced net losses, net operating losses and negative cash flows from operations since formation, as each of its operating companies has been in the early stages of constructing and marketing its operations. In fiscal 1995, net operating losses (translated using a weighted average exchange rate) for Austar, Saturn, Sun Cable, Telefenua and XYZ were $8.3 million, $2.6 million, $0.2 million, $4.2 million and $28.9 million, respectively. From the Company's acquisition of United Wireless in September 1995 through December 31, 1995, United Wireless had net operating losses of $0.6 million. Continuing net losses, net operating losses and negative cash flows could increase the Company's need for additional capital in the future. See "--Need for Additional Capital for New Businesses."

  Limited Operating History; Uncertainties Associated with a New Industry; Customer Acceptance and Market Demand. Saturn, Sun Cable and Telefenua are in the early stages of constructing their respective multi-channel television and telecommunication systems and/or marketing their respective services. Although Austar has finished construction of substantially all of its MMDS systems and has launched DTH service in all of its franchise areas, it is still in the early stages of marketing its services. Austar's success will depend largely upon its ability to gain and retain subscribers throughout its franchise areas. Saturn is in the early stages of constructing a full-service network in its identified markets. Saturn recently launched service in a portion of its service areas and has only recently begun marketing its services and connecting subscribers beyond its existing base. Although Sun Cable launched service in the first of its service areas in 1995, it is still in the early stages of construction and marketing of its cable television systems. Telefenua launched its service in March 1995 and is also in the early stages of marketing its services. In addition, the successful implementation of the Company's operating strategies is subject to many factors outside of its control which are difficult to predict, due, in part, to the limited history of multi-channel television in Australia, the Philippines and Tahiti and of integrated multi-channel television and telephony services in New Zealand. No assurance can be given that such factors will not negatively affect the implementation of such operating strategies and the Company's financial results.

  Subscription television services were not introduced in Australia and Tahiti until 1995 and 1994, respectively. There can be no assurance that the Company will experience and sustain the levels of customer acceptance and retention required for its success. While the subscription television and telecommunications markets in New Zealand have operating histories, there currently are no fully operational integrated video and voice networks such as Saturn is building. As a result, the size of the New Zealand market for such services, likely rates of penetration of services in this market, acceptance of projected monthly rates for combined services, structure of the competitive environment and long-term attractiveness of the integrated video and voice business in New Zealand are unclear.

  Need for Additional Capital for New Businesses. While the Company believes that its cash on hand, the proceeds from the Offerings and the UIH Investment and projected cash flow from operations will be sufficient for the Company to complete the construction and initial marketing of its existing operating companies, currently estimated to require approximately $310 million over the next two to three years, there can be no assurances that such funds will be sufficient for its needs. This Offering is not conditioned upon the closing of the Senior Discount Note Offering. If the Senior Discount Note Offering does not close, the Company plans to seek additional capital from alternative sources, including senior debt facilities at its operating companies, to fund construction of its existing operating systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Furthermore, the Company will require additional capital if it continues with its strategy to pursue the acquisition and development of multi-channel television systems and related projects in other markets. See "Business--Development Opportunities." Sources of additional capital, if any, may include additional debt and equity financing at the UAP and operating company levels, although there can be no assurance that such funds will be available on satisfactory terms or on a timely basis, if at all. Stockholders of the Company face possible dilution of their interest in the Company upon additional equity financing.

  Competitive Industry. The subscription television business in all the countries in which the Company operates is and will remain competitive and subject to rapid change due to regulatory and other factors. Austar currently competes in one of its metropolitan markets with Foxtel, which has substantial financial resources and also carries the Galaxy package. Austar may face competition as it launches service in other franchise areas. In addition, Australian law allows other persons to deliver subscription television services beginning in July 1997.

See "Business--Austar (Australia)-- Competition." Optus Vision Pty Limited ("Optus Vision") has publicly announced that it plans to offer subscription television services by DTH throughout Australia. In addition, the Company understands that Australis and Optus Vision plan to form a joint venture whereby Australis will contribute to the venture its satellite infrastructure allowing for DTH transmission of Optus Vision's programming services. The Company believes that the use of such infrastructure by any entity other than Austar for the provision of DTH services within Austar's franchise areas would be in violation of its franchise agreements with Australis and has recently commenced proceedings seeking injunctive relief preventing the use of Australis' infrastructure by Optus Vision in Austar's franchise areas. There can be no assurance that Austar will prevail in its lawsuit or that, even if it is successful in obtaining an injunction to prevent the consummation of the joint venture, Optus Vision or others will not compete in the DTH market in Austar's franchise areas. See "Business--Legal Proceedings." Saturn expects to compete with existing providers of multi-channel television and telephony services in New Zealand, certain of which have substantially more resources and experience than Saturn. See "Business--Saturn (New Zealand)--Competition." Sun Cable competes in several of its franchise areas with other cable television operators. See "Business--Sun Cable (Philippines)--Competition." Telefenua also competes with another provider of subscription television services in its operating area. See "Business--Telefenua (Tahiti)-- Competition."

  Deployment of Network; Access to Infrastructure; Construction Risk. The construction within management's cost estimates and respective launch schedules of the Saturn and Sun Cable networks, as well as new systems that may be developed by the Company, is dependent upon many factors outside of the Company's control. Because the New Zealand and Philippine pay television markets are in their early development stages, access to contractors experienced in the necessary deployment of combined cable television and voice networks in New Zealand and the Philippines is limited. The Company's continued access to and successful training of contractors is a key element to meeting management's launch schedules, but there can be no assurances as to such access. The Company's success will depend in part upon its ability to deploy networks quickly throughout its service areas. No assurance can be given that the Company will succeed with its development schedule or that the Company's financial performance and results of operations will not be adversely affected by its inability to do so.

  Construction projects are subject to cost overruns and delays not within the control of the Company or its subcontractors, such as delays related to governmental rules and regulations including zoning and permit requirements, as well as acts of governmental entities, financing delays and catastrophic occurrences. Delays also can arise from design changes and material or equipment shortages or delays in delivery. Services to buildings passed by the operating systems can be delayed if easements are not obtained from third parties. Failure to complete construction on a timely basis could jeopardize such operating company's ability to compete and could have material adverse effects on the financial condition and results of operations of one or more of the operating companies. In order for Saturn to commence offering local loop telephony services, it must enter into an interconnect agreement with New Zealand's national telephone company, either directly or through another telephony provider which has entered into an interconnect agreement with the national telephone company. No assurance can be given that Saturn will be able to enter into an interconnect agreement on terms which are acceptable to its management. Failure to do so could have a material adverse effect on Saturn's financial performance and results of operations.

  Ability to Procure Additional Programming Services. The Company's success is largely dependent upon management's ability to procure programming that is attractive to its customers at reasonable commercial rates. The Company is dependent upon third parties for the development and delivery of programming services. These programming suppliers will charge the operating companies for the right to distribute the channels to the operating companies' customers. The costs to the operating companies for additional services will be determined through negotiations between the operating companies and these programming suppliers. Management believes that the availability of sufficient programming on a timely basis will be critical to the Company's future success. There can be no assurance that the operating companies will have access to additional programming services or that management can secure rights to such programming on commercially acceptable terms.

  Australis, Austar's primary supplier of programming, is engaged in a rapid roll-out of service that has required a significant amount of capital and has strained its liquidity. Australis has recently closed private offerings of debt and equity securities that Australis announced would enable it to carry its business through to cash flow positive. If such financing is not sufficient to satisfy Australis' long-term capital needs, Australis may have difficulty meeting contractual obligations with respect to the four non-XYZ Galaxy channels distributed directly by Australis. The Company believes that if Austar is no longer able to obtain the four Galaxy channels provided by Australis on an exclusive basis and it were required to seek replacement programming, it would have access to the same programming directly from the suppliers of such four Galaxy channels or sufficient alternative programming on competitive terms. There can be no assurance, however, that this would be the case and the inability of Austar to procure the same or suitable alternative programming at competitive rates and on an exclusive basis in its service areas could have a material adverse effect on the Company.

  Rapid Technological Changes. The multi-channel television industry is subject to rapid and significant changes in technology. Although the Company believes that its operating companies' current and planned networks have been designed to be sufficiently flexible to permit them to deliver a variety of existing multi-channel television and, where appropriate, telecommunications services to their respective customers and advanced, integrated entertainment, telecommunications and information services as they become available in the future, the effect of any future technological changes on the viability or competitiveness of the Company's network and services cannot be predicted.

  Government Regulations; License Renewal. Multi-channel television operations and programming services are subject to governmental regulation, which may change from time to time. There can be no assurance that material and adverse changes in the regulation of the Company's existing operating systems will not occur in the future. Regulation can take the form of price controls, service requirements and programming content restrictions, among others. See "Regulation."

  Broadcasting services provided by Austar are subject to Australian government regulation under the Radiocommunications Act 1992 (the "Radiocommunications Act"), which regulates the use of the radio spectrum in Australia; the Broadcasting Services Act (the "BSA"), which, among other things, regulates the delivery and content of broadcasting services in Australia, including subscription broadcast services; and the Telecommunications Act 1991 (the "Telecommunications Act"), which, among other things, regulates the use of telecommunications facilities that supply telecommunications services and program suppliers who deliver a subscription broadcast or narrowcast service using cable or, in some respects, DTH satellite transmission. Changes in existing regulations or laws or in the interpretation of existing regulations or laws by the courts or governmental authorities in Australia, as well as the development of the subscription television industry in Australia generally, may have a material adverse effect on the ability of XYZ and Austar to compete with other forms of entertainment and may also have a material adverse effect on XYZ's and Austar's ability to attain their business objectives or on their results of operations. Matters which could adversely affect the profitability of XYZ and Austar and/or the value of their licenses, include anti-siphoning regulations which have limited and could in the future limit the Company's access to certain sports programming, the loss by Austar of certain of its licenses, the inability of Austar to acquire additional licenses, the inability of Austar to be issued or reissued licenses, the inability of Austar to comply with class licenses for the provision of broadcasting services or eligible services under the Telecommunications Act, the issuance of additional licenses to competitors of Austar, changes in the Australian programming content requirements, changes in the amount or calculation of taxes, fees or charges payable for licenses, license renewals or conversions, changes in the conditions attaching to any licenses or any other policies or regulations that modify the present regulatory environment. Such regulatory changes and limitations, or the enactment of future limitations, may adversely affect the ability of XYZ and Austar to secure additional financing. The Australian Federal government has expressed its intent to review certain issues including Australian program content requirements, provisions governing access to wireline and wireless networks and limitations on foreign and cross-media ownership.

  Austar's MMDS licenses issued under the Radiocommunications Act have initial terms of five years. The terms governing the renewal or conversion of Austar's existing MMDS apparatus licenses into spectrum licenses has not been announced. The failure to renew such licenses or receive appropriate spectrum licenses upon conversion of existing licenses would have a material adverse effect on the Company's financial condition. See "Regulation--Australia--Licenses--Radio-communications Act."

  While New Zealand currently has an extremely unregulated environment in which to operate multi-channel television and telephony services, there can be no assurance that the regulatory environment will continue to remain so unregulated. See "Regulation--New Zealand."

  Foreign Acquisitions and Takeovers Act/Investment Company Act Considerations. The Company currently holds a majority of the outstanding securities presently entitled to vote for the election of directors and has the right to designate all of the directors of Austar. While the transactions pursuant to which the Company acquired such securities and related rights did not require any advance notification or approval under Australian law, they could in the future be reviewed by the Treasurer of Australia (the "Treasurer") under provisions of the Australian Foreign Acquisition and Takeovers Act, 1975, as amended ("FATA"). If so reviewed and determined by the Treasurer to have resulted in a change of control of an Australian person to a foreign person that is against the national interest of the Commonwealth of Australia, there would be no violation of law, but the Treasurer could require the parties to restore the voting control of Austar so that the Company is entitled to appoint directly only three of six directors of Austar. While the Company believes a determination under the FATA would not affect its 100% economic interest in Austar, there can be no assurances that such would be the case. See "Regulation--Australia--Foreign Acquisitions and Takeovers Act" and "Corporate Organizational Structure--Austar." In addition, if the manner in which the Company designates directors of Austar is changed as a result of action by the Treasurer, an issue may be presented under the Investment Company Act of 1940 (the "1940 Act") as to whether the Company would then be an unregistered investment company. If the Company's economic interests in Austar did not provide the Company sufficient control of Austar to permit the Company to obtain exemptive relief from the Commission, then there would be a risk that the Company would be an unregistered investment company and as such, that the Company would be subject to monetary penalties and injunctive relief in an action brought by the Commission, that the Company would be unable to enforce contracts with third parties and that third parties could seek to obtain recission of transactions undertaken during the period it was established that the Company was an unregistered investment company.

  Challenge to Telefenua Authorization. In 1993 and 1994, Telefenua entered into local franchise agreements to provide cable television services in Tahiti and subsequently obtained authorizations from the Conseil Superieur de l'Audiovisuel ("CSA") permitting a holder of a cable television license to provide subscription broadcast services via MMDS. The authorizations were based in part on a French government decree of July 22, 1993 (the "Decree"). In response to a legal challenge by the territorial government of Tahiti, the Conseil d'Etat of France recently canceled part of the Decree authorizing the issuance of MMDS licenses by the CSA in French Polynesia. The cancellation provides a legal basis to cancel the required authorization already granted to Telefenua by the French communications agency. The territorial government of Tahiti has brought an action in French court seeking such cancellation, although no such cancellation has yet taken place. A law recently enacted by the French Parliament gives Telefenua a statutory basis for seeking a new authorization from the communications agency, should the existing authorization be nullified. There can be no assurance, however, that if the existing authorization is nullified a new authorization will be obtained. In addition, the new authorization would last no more than five years and could differ in other respects from the previous authorization. The Company believes that if the existing authorization is nullified and Telefenua is unable to obtain a new authorization, Telefenua would petition for restitution for the taking of such authorizations. If Telefenua does not obtain a new authorization, however, there is no assurance that Telefenua will receive any restitution. In addition, any available restitution could be limited and could take years to obtain. See "Regulation--Tahiti."

  Limitations on Control of Affiliated Companies. UAP holds a minority interest in each of XYZ, Sun Cable and HITV. Financial and operational considerations, as well as laws that often limit foreign equity positions, will likely require UAP to make future investments in operating companies with strategic, financial and local partners. Although UAP attempts to structure its investments in its operating companies in a manner that allows it to control or at least participate in management decisions (including through representation on the board of directors or other governing body and veto rights (alone or with one or more strategic investors) over significant business decisions), UAP may often be unable to control the operations, strategies, and financial decisions of the companies in which it has acquired, or will acquire, an interest without the concurrence of one or more of its partners. Many foreign countries may limit foreign investment to a minority equity position or require the board of directors to be largely independent, which could result in UAP having diminished ability to implement strategies that UAP may favor, or to cause dividends or distributions to be paid. In addition, increases in the capitalization of a company may require not only the consent of one or more partners but also government approval. The success of any company in which the Company may invest with partners may depend upon the continuing cooperation of such partners. See "Corporate Organizational Structure."

  Dependence on Key Personnel. As the Company continues the construction and marketing of its operating systems, its success and growth strategy depends in large part on its ability to attract and retain local management, marketing and operating personnel at the UAP and operating company levels. There can be no assurance that the Company will be able to attract and retain the qualified personnel needed for its business.

  Potential Conflicts of Interest with UIH. Under agreements with the Company, UIH will continue to provide certain management, technical, administrative, financial, accounting, tax, legal and other services to the Company. There is no contractual obligation for UIH to make additional capital contributions to the Company. In addition, UIH and the Company have entered into a number of intercompany agreements covering such matters as tax sharing, registration rights and employment arrangements. The terms of these agreements were established by UIH in consultation with the Company's officers when the Company was a majority owned subsidiary of UIH and, consequently, were not the result of arms' length negotiations. Accordingly, there is no assurance that the terms and conditions of these arrangements are as favorable to the Company as those that might be obtained from unaffiliated parties. Conflicts could arise in the interpretation, extension or renegotiation of these agreements.

  From time to time, UIH and its affiliates may enter into transactions with the Company. Although the terms of any such transactions will be established based on negotiations between officers of the Company and officers of UIH or its affiliates, as the case may be, there can be no assurances that the terms of any such transactions will be as favorable to the Company as those of similar transactions between UIH or such affiliates and parties unrelated to UIH.

  Following the Offering, UIH and the Company, through their respective affiliates and subsidiaries, will each own or have interests in multi-channel television systems and related businesses. The presence of both companies in the industry could give rise to potential conflicts of interest between them, including conflicts that may arise with respect to business dealings between them and when they may both be pursuing the same business opportunity. Although UIH has advised the Company that it intends to conduct all of its future multi-channel television activities in the Australasia and Asia/Pacific region through the Company, UIH is not contractually obligated to do so. See "Relationship with UIH and Related Transactions."

  Risks Inherent in Foreign Investment. The Company has invested substantially all of its resources outside of the United States. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks and risks of increases in taxes and governmental royalties and fees. The Company is also exposed to the risk of changes in foreign and domestic laws and policies that govern operations of foreign-based companies. Although the majority of the Company's operations are located in Australia and New Zealand, the Company has interests in operating systems in the Philippines, Tahiti and China and it may pursue additional opportunities in other emerging markets where foreign investment risks may be greater. Sun Cable's and HITV's operations may be materially and adversely affected by significant political, social and economic uncertainties in such countries. Such uncertainties include, without limitation, the extent to which local partners and governments will respect the contractual and other rights of the Company's operating companies.

  Foreign Currency Exchange Rate and Conversion Risks. Although the operating companies have attempted, and will continue to attempt, to match costs and revenues and borrowings and repayments in terms of their respective local currencies, payment for a majority of purchased equipment has been, and may continue to be, required to be made in currencies, including dollars, other than local currencies. In addition, the value of UAP's investment in an operating company is partially a function of the currency exchange rate between the dollar and the applicable local currency. In general, the Company does not execute hedge transactions to reduce its exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The Company may also experience economic loss and a negative impact on earnings related to these monetary assets and liabilities. The countries in which the operating companies now conduct business (other than China) generally do not restrict the removal or conversion of local or foreign currency; however, there can be no assurance this situation will continue. Such restrictions, if enacted, could create substantial barriers to the conversion or repatriation of funds, and such restrictions could adversely affect the Company's and its operating companies' ability to pay overhead expenses, meet their respective debt obligations and to continue and expand their businesses. See "Management's Discussion and Analysis of Financial Condition--Foreign Currency Exchange Rate Risks; Hedging."

  Limited Insurance Coverage. The operating companies obtain insurance of the type and amount which management believes is appropriate for their systems. Such policies do not, however, insure the entire portion of multi-channel television systems. Accordingly, a catastrophe affecting a significant portion of a system's infrastructure could result in substantial uninsured losses.

  International Tax Risks. In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10% to 50% of the voting stock and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax. This limitation and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings. The Company has an ownership interest in Telefenua, which is located in Tahiti, a self-governing territory of France, with which the United States does not have an income tax treaty. As a result, the Company may be subject to increased withholding taxes on dividend distributions and other payments from Telefenua and also may be subject to double taxation with respect to income generated by Telefenua.

  Control of the Company by UIH; Disproportionate Voting Rights. UAP is presently a majority-owned subsidiary of UIH. Immediately after the Offering and the UIH Investment, UIH will hold Common Stock, including all of the outstanding shares of Class B Common Stock, which will represent approximately
  % of the total number of shares of both classes of Common Stock outstanding. Since holders of Class B Common Stock are entitled to ten votes per share and holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company, UIH will have
approximately   % of the combined voting power of both series of Common Stock.
See "Description of Capital Stock." Thus, immediately following the Offering, UIH will have the voting power to control all matters requiring the approval of UAP's stockholders voting as a single class, including the ability to elect all of the members of UAP's Board of Directors. In addition, for so long as UIH holds shares of Common Stock representing in the aggregate at least 66 2/3% of the combined voting power of the Common Stock, it will be able to effect amendments to UAP's Restated Certificate of Incorporation and merger, sale of assets, "going private" or other corporate transactions without the approval of the other stockholders of UAP. All of the directors of UAP are also directors or officers of UIH. See "Certain Relationships" and "Management."

  Potential Adverse Effect of Shares Eligible for Future Sale. Sales of substantial numbers of the shares of Class A Common Stock issuable upon conversion of the Class B Common Stock could adversely affect the market price of the Class A Common Stock should any such market develop. The Company, its officers and directors and its existing stockholders have entered into "lock-up" agreements with the Underwriters, pursuant to which they have agreed, directly or indirectly, not to sell, solicit an offer to buy, contract to sell, grant any option, warrant or right to purchase or otherwise transfer or dispose of any shares of capital stock of the Company, including any options, warrants or rights to acquire Common Stock of the Company, or any securities that are convertible into, or exercisable or exchangeable for capital stock of the Company, for a period of 180 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, except in limited circumstances described under "Underwriting." See "Shares Eligible for Future Sale."

  Dilution. The purchasers of the shares of Class A Common Stock offered hereby will experience an immediate and substantial dilution in the net
tangible book value of $   per share, as of September 30, 1996, from the
initial public offering price, assuming an initial public offering price of
$   per share, the maximum price in the estimated offering range. See
"Dilution."

  Lack of Prior Public Market. Prior to the Offering, there has been no public market for shares of any class of the Company's Class A Common Stock or Class B Common Stock (collectively the "Common Stock"). The initial public offering price of the Class A Common Stock in the Offering will be determined by negotiation between the Company and the Underwriters based upon the factors described in "Underwriting." There can be no assurance that the initial public offering price will correspond to the price at which the Class A Common Stock will trade in the public market subsequent to the Offering or that an active public market for the Class A Common Stock will develop or continue after the Offering. See "Underwriting."

  No Dividends. It is not expected that any dividends will be paid on the Common Stock in the foreseeable future. In addition, the indentures governing the Existing Notes and the New UIH A/P Notes (collectively, the "UIH A/P Indenture") limit the Company's ability to pay cash dividends. The Company currently is a holding company with no independent operations of its own and, as such, its ability to pay dividends is dependent upon distributions from its operating companies. Such distributions may be limited by contractual or other obligations of such operating companies. See "Dividend Policy" and "Description of Certain Indebtedness."

                                USE OF PROCEEDS

  The net proceeds to be received by UAP from the Offering, assuming an
initial public offering price of $   per share (the midpoint of the estimated
offering range) and the UIH Investment, are estimated to be approximately
$117.3 million ($   million if the over-allotment option is exercised in full)
after deduction of underwriting discounts and commissions and offering expenses. The net proceeds to be received by UIH A/P from the Senior Discount Note Offering are estimated to be approximately $144.1 million. At October 31, 1996, the Company had approximately $70.1 million of cash and short term investments on hand, excluding the cash on hand at the operating companies. Pro forma for the Offerings and the UIH Investment, the Company would have had a total of approximately $331.5 million of cash and short-term investments as of October 31, 1996. The Company currently intends to use this cash, as well as anticipated cash flow from operations, to fund the currently planned build-out and marketing of its existing systems and believes that it will have sufficient capital to do so. Such belief, however, is based, in part, upon estimates and predictions about forward-looking events and circumstances about which there can be no certainty and therefore, no assurance can be given that such capital will be sufficient for the purposes described above. To the extent available, the Company may also use a portion of the net proceeds of the Offerings and the UIH Investment to pursue acquisition and development opportunities in the Australasia and Asia/Pacific regions.

  The following table sets forth, as of October 31, 1996, (i) the total estimated funding required for the construction and initial marketing of the operating companies' systems in their existing license areas, including any capital invested to date and the application of any operating cash flow sources for such operating companies, (ii) the total amount of capital invested in each of the operating companies and the portion funded by the Company, and (iii) the total estimated additional funding required as stated in clause (i) above and the Company's estimated portion of such funding. Such amounts are expected to be funded over the next 24 to 36 months. The estimated required additional funding numbers below have not been reduced to give effect to any surplus cash flow of any one operating company which might be available to fund the requirements of another operating company. To the extent the operating companies fund their construction and other costs through project financing, the Company's portion of estimated additional funding would be reduced proportionately. The Company's portion of estimated additional funding would be increased proportionately to the extent cash flow from the operating companies and other sources of financing are not sufficient to meet project funding requirements. To the extent that the other shareholders of Sun Cable or XYZ fail to fund their pro rata share of the additional shareholder capital for such operating companies, the Company may fund all or a portion of such shortfall. Pending use of the net proceeds of the Offerings and the UIH Investment, the Company intends to hold such proceeds in short-term interest-bearing, investment grade securities, including governmental obligations and other money market instruments.

                          ESTIMATED TOTAL
                          PROJECT FUNDING       CAPITAL INVESTED                ESTIMATED REQUIRED
                            REQUIREMENTS    AS OF OCTOBER 31, 1996(1)           ADDITIONAL FUNDING
                         ------------------ --------------------------------    ------------------
OPERATING COMPANY        THE COMPANY TOTAL   THE COMPANY(2)      TOTAL          THE COMPANY TOTAL
-----------------        ----------- ------ -----------------   ------------    ----------- ------
                                                  (IN MILLIONS)
Austar..................   $366.4    $366.4     $      149.5(3) $      149.5(3)   $216.9    $216.9
Saturn..................     95.7      95.7             21.6(4)         21.6(4)     74.1      74.1
Sun Cable(5)............     14.4      36.0              8.3            20.8         6.1      15.2
XYZ.....................     14.4      57.6             10.6            42.4         3.8      15.2
Other...................     32.2      34.3             26.4            28.5         5.8       5.8
                           ------    ------     ------------    ------------      ------    ------
  Total.................   $523.1    $590.0           $216.4    $      262.8      $306.7    $327.2
                           ======    ======     ============    ============      ======    ======

---------------------
(1) Certain amounts contributed by the Company's partners were contributed in currencies other than U.S. dollars. Such amounts have been translated to U.S. dollars using a convenience translation.
(2) Includes amounts contributed to Austar (approximately $11.1 million) and Saturn (approximately $2.9 million) by shareholders other than the Company, which amounts were contributed by such shareholders prior to the acquisition of their respective interests by the Company.
(3) Does not include the $58.6 million used by the UIH A/P to increase its economic interest in Austar to approximately 100%.
(4) Does not include the value of shares of Class A Common Stock exchanged for shares of UIH A/P used to increase the Company's interest in Saturn to 100%. See "Corporate Organizational Structure--Saturn."
(5) The amounts for Sun Cable assume a build-out of systems in franchise areas covering approximately 275,000 homes. Sun Cable is pursuing external project financing to complete construction in additional franchise areas covering an additional 300,000 homes.

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its Common Stock and currently does not expect to pay any cash dividends on its Common Stock for the foreseeable future. In addition, the UIH A/P Indenture limits the Company's ability to pay cash dividends. The Company is a holding company with no independent operations of its own and, as such, its ability to pay dividends is dependent upon distributions from its operating companies. Such distributions may be limited by contractual or other obligations of such operating companies. See "Risk Factors--No Dividends" and "Description of Certain Indebtedness."

                                   DILUTION

  As of September 30, 1996, the net tangible book deficit of the Company was
$    million in the aggregate, or $   per share of Common Stock. "Net tangible
book deficit per share" represents the amount of total tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the shares of Class A Common Stock offered hereby (assuming an initial public
offering price of $   per share, the maximum price in the estimated offering
range), net of offering expenses, and the UIH Investment, the net pro forma tangible book value of the Common Stock as of September 30, 1996 would have
been $      million in the aggregate, or $   per share. This represents an
immediate increase in net tangible book value of $   per share of Common Stock
to existing stockholders and an immediate dilution of $   per share to new
stockholders purchasing shares of Class A Common Stock in the Offering. "Dilution per share" represents the difference between the price per share to be paid by new stockholders for the shares of Class A Common Stock issued in this Offering and the net pro forma tangible book value per share as of September 30, 1996. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.......................  $
   Net tangible book deficit per share before the Offering...............
     Increase per share attributable to the Offering.....................
   Net pro forma tangible book value per share as adjusted to reflect the
    Offering.............................................................
                                                                           -----
   Dilution per share to new stockholders................................  $
                                                                           =====

  The following table sets forth, assuming the consummation of the Offering, the number of shares purchased from UAP, the total cash consideration paid to UAP and the average price per share paid by existing stockholders and by new stockholders purchasing shares of Class A Common Stock from the Company in the
Offering:

                                                                      AVERAGE
                         SHARES OF COMMON                            PRICE PAID
                          STOCK ACQUIRED      TOTAL CONSIDERATION    PER SHARE
                         ------------------   ---------------------- OF COMMON
                         NUMBER    PERCENT      AMOUNT     PERCENT     STOCK
                         --------  --------   ----------- ---------- ----------
Existing stockholders
 (Class A Common Stock
 and Class B Common
 Stock).................                    % $       (1)          %  $
New stockholders (Class
 A Common Stock)........
                         --------   --------  -----------  --------   -------
    Total...............               100.0% $               100.0%  $
                         ========   ========  ===========  ========   =======

---------------------
(1) Includes amounts contributed since inception by UIH to the Company, and the UIH Investment. Any consideration paid in kind to the Company by UIH is valued at UIH's historical cost of the asset contributed. Does not
    include    shares issued to Kiwi Cable Company B.V.I., Inc. ("Kiwi") in consideration for Kiwi's 50% interest in Saturn. See "Summary--UIH Investment" and "Corporate Organizational Structure--Saturn."

                              EXCHANGE RATE DATA

  The Company's interests in Austar, XYZ and United Wireless, companies that operate in Australia, represent a substantial portion of its total assets. The following table sets forth, for the periods indicated, certain information concerning the Noon Buying Rate and the high and low exchange rates for Australian dollars expressed in United States dollars per A$1.00. On September 30, 1996, the Noon Buying Rate was US$.80 per A$1.00.

                          AT AND FOR THE YEAR ENDED DECEMBER 31,(1)      AT AND FOR THE
                         --------------------------------------------   NINE MONTHS ENDED
                           1991     1992     1993     1994     1995   SEPTEMBER 30, 1996(1)
                         -------- -------- -------- -------- -------- ---------------------
Exchange rate at end of
 period.................  US$0.76  US$0.69  US$0.68  US$0.78  US$0.74        US$0.79
Average exchange rate
 during period(2).......     0.78     0.73     0.68     0.73     0.74           0.78
Highest exchange rate
 during period..........     0.80     0.77     0.72     0.78     0.77           0.80
Lowest exchange rate
 during period..........     0.75     0.68     0.65     0.68     0.71           0.73

---------------------
(1) Source: Federal Reserve Statistical Release H.10(512). Exchange rates have been rounded to the nearest 1/100th of one dollar.
(2) The average of the Noon Buying Rates on the last day of each month during the applicable period.

  Unless otherwise indicated, foreign currency amounts translated to U.S. dollars have been converted using exchange rates in effect on December 31, 1995, with respect to the historical annual financial statement amounts, and September 30, 1996 with respect to all other amounts for Australia, New Zealand, the Philippines and Tahiti.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to reflect (i) the Offering (assuming an
initial public offering price of $    per share, the midpoint of the estimated
offering range and no exercise of the underwriters' over-allotment option), net of offering expenses, (ii) the UIH Investment and (iii) the Senior Discount Note Offering, net of offering expenses. The table should be read in conjunction with the audited Consolidated Financial Statements of the Company and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                   AS OF SEPTEMBER 30, 1996
                                                   ----------------------------
                                                     ACTUAL       AS ADJUSTED
                                                   ------------  --------------
                                                        (IN THOUSANDS)
 Cash, cash equivalents, restricted cash and
  short-term investments(1)....................... $    106,990   $    368,390
                                                   ============   ============
 Debt:
 14% Senior Discount Notes due 2006............... $    237,024   $    237,024
  % Senior Discount Notes due 2007................          --         150,000
 Other debt.......................................        4,015          4,015
                                                   ------------   ------------
   Total debt.....................................      241,039        391,039
 Stockholders' equity:
 Preferred Stock ($.01 par value);      shares
  authorized; none issued.........................          --
 Class A Common Stock ($.01 par value);
  shares authorized;      shares outstanding;
       shares outstanding as adjusted.............          --
 Class B Common Stock ($.01 par value);
  shares authorized;      shares outstanding;
       shares outstanding as adjusted.............
 Additional paid-in capital.......................      135,168        252,468
 Unrealized loss on investment....................         (784)          (784)
 Cumulative translation adjustment................        2,289          2,289
 Accumulated deficit..............................      (70,679)       (70,679)
                                                   ------------   ------------
   Total stockholder's equity.....................       65,994        183,294
                                                   ------------   ------------
       Total capitalization....................... $    307,033   $    574,333
                                                   ============   ============

---------------------
(1) Includes $10.0 million of restricted cash which was subsequently released in October 1996. Does not reflect the Company's (i) $7.9 million acquisition of the remaining interest in Austar and (ii) $4.0 million of ordinary shares and convertible notes of Australis acquired upon exercise of warrants and other subscription rights, both of which occurred in October 1996.

         PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS DATA

  The following unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996, give effect to the Austar Transaction, the XYZ Sale, the Saturn Purchase and the United Wireless Purchase as if each had occurred at January 1, 1995. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under current circumstances. The unaudited pro forma consolidated condensed statement of operations and accompanying notes do not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such date nor are they necessarily indicitive of what such results of operations will be in any future period. The unaudited pro forma consolidated condensed statement of operations and accompanying notes should be read in conjunction with the audited Consolidated Financial Statements of the Company and Notes thereto and other financial information pertaining to the Company included elsewhere in this Prospectus.

                                           YEAR ENDED DECEMBER 31, 1995
                         -------------------------------------------------------------------
                                                                         UNITED
                                       AUSTAR       XYZ      SATURN     WIRELESS
                          ACTUAL   TRANSACTION(1) SALE(2)  PURCHASE(3) PURCHASE(4) PRO FORMA
                         --------  -------------- -------  ----------- ----------- ---------
                                             (IN THOUSANDS)
Service and other
 revenue................  $ 1,903     $    443    $   --     $   148     $    33   $  2,527
System operating
 expense................   (3,145)        (793)       --        (863)       (687)    (5,488)
System selling, general
 and administrative
 expense................   (2,482)      (6,681)       --      (1,502)       (341)   (11,006)
Corporate general and
 administrative
 expense................   (2,874)         --         --         --          --      (2,874)
Depreciation and
 amortization expense...   (1,003)      (4,259)       --        (997)        (86)    (6,345)
                         --------     --------    -------    -------     -------   --------
  Net operating loss....   (7,601)     (11,290)       --      (3,214)     (1,081)   (23,186)
Equity in losses of
 affiliated companies,
 net....................  (16,498)       3,212      4,132      1,438         --      (7,716)
Interest, net...........      268        1,230        --         --          --       1,498
Other, net..............    4,771          244     (4,132)       (55)          1        829
                         --------     --------    -------    -------     -------   --------
  Net loss.............. $(19,060)    $ (6,604)   $   --     $(1,831)    $(1,080)  $(28,575)
                         ========     ========    =======    =======     =======   ========

                                  NINE MONTHS ENDED SEPTEMBER 30, 1996
                                ------------------------------------------
                                                       SATURN
                                 ACTUAL   AUSTAR(5)  PURCHASE(3) PRO FORMA
                                --------  ---------  ----------- ---------
                                               (IN THOUSANDS)
Service and other revenue.....  $ 13,288  $    --      $   104   $ 13,392
System operating expense......   (18,621)      --         (619)   (19,240)
System selling, general and
 administrative expense.......   (13,987)      --       (1,077)   (15,064)
Corporate general and
 administrative expense.......    (2,832)      --          --      (2,832)
Depreciation and amortization
 expense......................   (15,935)      --         (491)   (16,426)
                                --------  --------     -------   --------
  Net operating loss..........   (38,087)      --       (2,083)   (40,170)
Equity in losses of affiliated
 companies, net...............    (4,750)      --          930     (3,820)
Interest, net.................    (9,164)      --          (83)    (9,247)
Other, net....................     3,659    (1,911)        136      1,884
                                --------  --------     -------   --------
  Net loss....................  $(48,342) $ (1,911)    $(1,100)  $(51,353)
                                ========  ========     =======   ========

---------------------
(1) Represents the consolidation of Austar and the elimination of the previously recorded equity in losses. Included in depreciation and amortization expense is $3.0 million of amortization related to the goodwill recorded in connection with the additional 40% economic interest acquired in December 1995 which will be amortized over 15 years.

(2) Represents the elimination of the gain on the sale of a 25% interest in XYZ and the related 25% of the equity in losses recognized.
(3) Represents the consolidation of Saturn and the elimination of the previously recorded equity in losses. Included in depreciation and amortization expense is $0.6 million and $0.3 million of amortization for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, related to the goodwill recorded in connection with the purchase of the additional 50% interest in Saturn which will be amortized over 15 years.
(4) Represents the eight months of activity of United Wireless prior to its acquisition by the Company in September 1995.
(5) Represents the elimination of losses allocated to the minority interest due to the increase in the economic ownership to 100%.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data for the years ended December 31, 1994 and 1995, and balance sheet data as of December 31, 1994 and 1995, have been derived from the Company's consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants, whose report indicated a reliance on other auditors relative to certain amounts relating to the Company's interests in Telefenua and XYZ as of and for the year ended December 31, 1995. The Company commenced operations in January 1994. The following selected consolidated financial data for the nine months ended September 30, 1995 and 1996, and at September 30, 1996, have been derived from the unaudited consolidated financial statements of the Company that, in the opinion of management of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial data for such periods and as of such date. The data set forth below are qualified by reference to, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                   YEARS ENDED DECEMBER 31,      NINE MONTHS ENDED SEPTEMBER 30,
                          -------------------------  ---------------------------------
                             1994          1995           1995              1996
                          ------------ ------------  ---------------  ----------------
                                               (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Service and other
 revenue................  $        --  $      1,903  $         1,152  $         13,288
System operating
 expense................           --        (3,145)          (1,870)          (18,621)
System selling, general
 and administrative
 expense................           --        (2,482)          (1,636)          (13,987)
Corporate general and
 administrative
 expense................       (2,262)       (2,874)          (2,075)           (2,832)
Equity in losses of
 affiliated companies,
 net....................       (1,015)      (16,498)         (12,518)           (4,750)
Interest expense, net ..           --           268              (17)           (9,164)
Net loss................       (3,277)      (19,060)         (13,176)          (48,342)
Net loss per common
 share..................
Weighted average number
 of shares outstanding..
BALANCE SHEET DATA (END
 PERIOD):
Cash and cash
 equivalents and short-
 term investments,
 including restricted
 cash...................  $        --  $      8,749                   $        106,990
Investments in and
 advances to affiliated
 companies..............       22,436        10,642                             14,474
Property, plant and
 equipment, net.........            1        27,125                            130,435
Goodwill, net...........           --        45,324                             52,171
Total assets............       24,521       114,090                            344,964
Senior Discount Notes
 and other long-term
 debt...................           --           890                            241,039
Total liabilities.......           11        21,608                            277,112
Stockholder's equity....       24,510        89,967                             65,994

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  UAP currently holds (i) a 100% economic interest in Austar, (ii) a 100% interest in Saturn, (iii) the Sun Cable Loan, convertible into a 40% economic interest in Sun Cable, upon certain events, (iv) a 25% interest in XYZ, (v) a 90% economic interest in Telefenua, (vi) a 100% interest in United Wireless,
(vii) a 49% interest in HITV and (viii) interests in various development projects in the Asia/Pacific region. Because the Company accounts for its less than majority owned operating companies on the equity method, prior to September 1995 only the Company's Tahitian subsidiary, Telefenua, was consolidated. In September 1995, the Company acquired a 100% interest in United Wireless at which time it began consolidating its results of operations. In late December 1995, the Company increased its economic interest in Austar from 50% to 90%. During 1996, the Company further increased its economic interest in Austar to 100%. Prior to the Austar Transaction, the Company accounted for its investment in Austar using the equity method of accounting. The Company, began consolidating the results of operations of Austar on January 1, 1996. Following its July 1996 acquisition of the remaining 50% interest in Saturn, the Company began consolidating the results of operations of Saturn, which had previously been accounted for using the equity method of accounting. The Company accounts for its interests in Sun Cable, XYZ and HITV using the equity method of accounting. The Company's financial statements have been prepared on a basis of reorganization accounting as though the Company had performed those foreign development activities associated with the operating companies and the Company's current and active development projects. The Company reports on the basis of U.S. GAAP and recognizes its proportionate share of affiliated company income (loss) on the basis of U.S. GAAP results.

  The operating companies have, since inception, been engaged primarily in the construction of their networks and organizational and start-up activities. As a result, the Company has generated negative cash flow from operating activities for all periods presented. Accordingly, the Company believes that its historical results of operations discussed herein are not indicative of the results of operations which will follow the completion of construction and initial marketing of service by the operating companies. As demonstrated by the table below, the Company has invested significant capital in the operating companies each of which are experiencing a rapid growth in subscribers:

                                                            AT OCTOBER 31, 1996
                                                    ------------------------------------
                                                                              SUBSCRIBER
                                          SERVICE     INVESTED                 NET GAIN
                              COMPANY      LAUNCH      CAPITAL                  DURING
CONSOLIDATED SUBSIDIARIES:  OWNERSHIP(1)    DATE    (IN MILLIONS) SUBSCRIBERS    1996
--------------------------  ------------ ---------- ------------- ----------- ----------
Austar..................        100%      Aug. 1995    $149.5        75,300     70,096
Saturn..................        100%     Sept. 1996      21.6         1,294        335
Telefenua...............         90%      Mar. 1995      16.1         4,902        776
United Wireless.........        100%     Sept. 1995       4.3           N/A        N/A
UNCONSOLIDATED AFFILIATES:
--------------------------
Sun Cable...............         40%      Feb. 1995    $  8.3        33,837     14,841
XYZ.....................         25%      Apr. 1995      10.6       269,000    204,000

---------------------

(1) For an explanation of UAP's interests in each of the operating companies, see "Corporate Organizational Structure."

  UIH, the Company's parent, provides various management, technical, administrative, accounting, financial reporting, tax, legal and other services for the Company pursuant to the terms of a UIH Management Agreement between UIH and UAP. See "Relationship with UIH and Related Transactions."

RESULTS OF OPERATIONS

 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

  Service and Other Revenue. The Company's service revenues (including installation revenues) increased to $13.3 million for the nine months ended September 30, 1996 (the "1996 Nine Months") from $1.2 million in the comparable prior year period (the "1995 Nine Months"). This increase was primarily attributable to increases in service and installation revenues at Austar. Service and other revenues for the 1995 Nine Months and the 1996 Nine Months were as follows:

                                                     FOR THE NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                     --------------------------
                                                         1995         1996
                                                     ------------ -------------
                                                           (IN THOUSANDS)
     Austar..................                        $        --        $10,544
     Telefenua......................................        1,152         2,632
     Saturn.........................................          --             44
     United Wireless................................          --             42
     Other..........................................          --             26
                                                     ------------ -------------
       Total service and other revenue..............       $1,152       $13,288
                                                     ============ =============

    Austar

      Service revenues at Austar were $10.5 million in the 1996 Nine Months. Revenues consisted primarily of service and installation fees from basic subscribers of $6.7 million and $3.8 million, respectively. The Company began consolidating the results of Austar on January 1, 1996. As a result, the Company reported no service revenues from Austar in the 1995 Nine Months. Austar's actual service revenues for the 1995 Nine Months were $0.1 million. The increase in service revenues in the 1996 Nine Months was primarily attributable to an increase in subscribers (60,276 at September 30, 1996 versus 1,019 at September 30,
    1995). Such increase was the result of the rapid roll-out of Austar's services initially launched August 1995.

    Telefenua

      Telefenua's service revenues increased to $2.6 million for 1996 Nine Months from $1.2 million in the 1995 Nine Months, primarily attributable to an increase in subscribers (4,700 at September 30, 1996 compared to 2,684 at September 30, 1995).

    Saturn

      The Company began consolidating Saturn beginning July 1, 1996. Accordingly, reported service revenues for the 1996 and 1995 results were not meaningful. In addition, because Saturn has only recently launched basic services in the Wellington area in September 1996, Saturn's actual results for the 1996 Nine Months and the 1995 Nine Months were not significant or meaningful.

  System Operating Expenses. The Company's operating expenses increased to $18.6 million for the 1996 Nine Months from $1.9 million in the 1995 Nine Months, primarily as a result of increases in operating expenses at Austar. System operating expenses for the 1995 Nine Months and the 1996 Nine Months were as follows:

                                                                  FOR THE NINE
                                                                  MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1995   1996
                                                                 ------ -------
                                                                 (IN THOUSANDS)
     Austar..................................................... $  --  $15,574
     Telefenua..................................................  1,870   1,524
     Saturn.....................................................    --      599
     United Wireless............................................    --      924
                                                                 ------ -------
       Total system operating expenses.......................... $1,870 $18,621
                                                                 ====== =======

    Austar

      Operating expenses consolidated by the Company from Austar were $15.6 million in the 1996 Nine Months. Operating expenses consisted primarily of payroll ($6.7 million), satellite programming fees ($2.6 million) and annual MMDS spectrum license fees ($1.3 million), with the remainder consisting primarily of warehouse rent, system travel/recruitment and NCOC start-up costs. The Company began consolidating the results of Austar on January 1, 1996. As a result, the Company reported no operating expenses from Austar in the Company's consolidated statement of operations for the 1995 Nine Months. Austar's operating expenses for the 1995 Nine Months were $0.7 million. The increase in operating expenses in the 1996 Nine Months was primarily attributable to the rapid roll-out of Austar's services initially launched in August 1995 and the corresponding increase in subscribers. Austar is experiencing high operating expenses relative to service revenues due to certain fixed operating expenses (such as management overhead, license fees and certain marketing costs) as well as non-recurring start up costs (such as initial market research, NCOC establishment costs and additional one-time expenses due to the name change to "Austar") associated with the launch of its service. Austar expects operating expenses as a percent of service revenues to decline as start-up costs are reduced and as certain fixed operating expenses are spread over expected increases in service revenues.

    Telefenua

      Operating expenses consolidated by the Company from Telefenua decreased to $1.5 million in the 1996 Nine Months from $1.9 million in the 1995 Nine Months, primarily due to a decrease in technical related repairs and maintenance and tape production costs, partially offset by an increase in the subscribers in the 1996 Nine Months. Telefenua's operating expenses for the 1996 Nine Months consisted primarily of satellite programming fees ($0.5 million) and tape production costs ($0.4 million), with the remainder consisting of payroll related costs and technical related costs.

    Saturn

      The Company began consolidating Saturn on July 1, 1996. Accordingly, while the Company reported operating expenses of $0.6 million for Saturn in its consolidated statement of operations for the 1996 Nine Months, Saturn's operating expenses were $1.2 million for the 1996 Nine Months, consisting primarily of payroll and office expenses related to the start-up activities, including system design and engineering work, for launching Saturn's Wellington system in September 1996. Saturn's operating expenses for the 1995 Nine Months were not significant or meaningful.

  System Selling, General and Administrative Expenses. The Company's system selling, general and administrative expenses increased to $14.0 million for the 1996 Nine Months from $1.6 million in the 1995 Nine Months, primarily attributable to increases in system selling, general and administrative expenses at Austar. System selling, general and administrative expenses for the 1995 Nine Months and the 1996 Nine Months were as follows:

                                                                   FOR THE NINE
                                                                   MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                                  --------------
                                                                   1995   1996
                                                                  ------ -------
                                                                  (IN THOUSANDS)
     Austar...................................................... $  --  $10,667
     Telefenua...................................................  1,636   1,959
     Saturn......................................................    --      889
     United Wireless.............................................    --      472
                                                                  ------ -------
       Total system selling, general and
        administrative expenses.................................. $1,636 $13,987
                                                                  ====== =======

    Austar

      System selling, general and administrative expenses consolidated by the Company from Austar were $10.7 million in the 1996 Nine Months and consisted primarily of $3.1 million in marketing costs related to print, radio and television advertisements utilized in the launch of Austar services throughout its service areas during 1996, direct sales commissions ($2.1 million) and for general and administrative expenses at Austar's Sydney corporate headquarters ($5.5 million). The Company began consolidating the results of Austar on January 1, 1996. As a result, the Company reported no system selling, general and administrative expenses from Austar in its consolidated statement of operations for the 1995 Nine Months. Austar's system selling, general and administrative expenses for the 1995 Nine Months were $3.4 million. The increase in system selling, general and administrative expenses was primarily attributable to an increase in marketing related to the increased roll-out of MMDS operating systems and the initiation of DTH service in 1996.

    Telefenua

      System selling, general and administrative expenses consolidated by the Company from Telefenua increased to $2.0 million in the 1996 Nine Months compared to $1.6 million in the 1995 Nine Months. This increase was primarily attributable to an increase in marketing expenses during the 1996 Nine Months.

    Saturn

      The Company began consolidating Saturn beginning July 1, 1996. Accordingly, reported system selling, general and administrative expenses for the 1996 and 1995 results were not meaningful. In addition, because Saturn has only recently launched basic services in the Wellington area and had not conducted a significant marketing effort in either period, Saturn's system selling, general and administrative expenses for the 1996 Nine Months and the 1995 Nine Months were not significant or meaningful.

  Corporate General and Administrative Expenses. The Company's corporate general and administrative expenses for the 1996 Nine Months increased to $2.8 million from $2.1 million in the 1995 Nine Months, primarily due to the hiring of additional staff.

  Depreciation and Amortization. Depreciation and amortization increased to $15.9 million for the 1996 Nine Months from $0.6 million in the 1995 Nine Months, primarily attributable to depreciation and amortization of $12.3 million from Austar in the 1996 Nine Months. The Company began consolidating the results of Austar on January 1, 1996. As a result, the Company reported no depreciation and amortization from Austar in its consolidated statement of operations for the 1995 Nine Months. Austar reported depreciation and amortization of $0.4 million in such period. This increase in depreciation and amortization was attributable primarily to the significant deployment of operating assets at Austar beginning in early 1996 and continuing throughout the period as Austar launched service and began serving subscribers in a number of new markets. Depreciation expense is expected to increase substantially in future periods as capital expenditures for the build-out of Austar's MMDS sites and launch of Saturn's wireline cable plant and related increases in capital necessary for subscriber equipment continue for the next several months.

  Equity in Losses of Affiliated Companies. Equity in losses of affiliated companies decreased to $4.8 million in the 1996 Nine Months from $12.5 million in the 1995 Nine Months, primarily attributable to the decrease in its ownership of XYZ and the consolidation of Austar beginning in January 1996. Equity in losses of affiliated companies for the 1995 Nine Months and the 1996 Nine Months were as follows:

                                                           FOR THE NINE MONTHS
                                                           ENDED SEPTEMBER 30,
                                                           --------------------
                                                              1995      1996
                                                           ---------- ---------
                                                              (IN THOUSANDS)
     Austar............................................... $    1,411 $     --
     Saturn...............................................        812       930
     XYZ..................................................     10,295     3,571
     Sun Cable............................................        --        235
     HITV.................................................        --         14
                                                           ---------- ---------
       Total equity in losses of affiliated companies,
        net...............................................    $12,518    $4,750
                                                           ========== =========

    Austar

      The Company began consolidating Austar effective January 1, 1996. Accordingly, the Company reported no equity in losses related to Austar in the 1996 Nine Months.

    Saturn

      The Company increased its ownership interest in Saturn from 50% to 100% in July 1996. Accordingly, subsequent to that time, the Company consolidated the operating results of Saturn. Prior to such time, the Company recognized equity in losses from Saturn which were less than $1.0 million in both the 1996 Nine Months and the 1995 Nine Months.

    XYZ

      Equity in losses at XYZ decreased to $3.6 million in the 1996 Nine Months from $10.3 million in the 1995 Nine Months. This decrease was primarily attributable to the decrease in the Company's interest in XYZ from 50% to 25% in September 1995. In addition, XYZ reported a lower net loss in the 1996 Nine Months due to higher revenues in the 1996 Nine Months resulting from an increase in programming subscribers combined with a favorable comparison to the 1995 Nine Months which included high start-up costs associated with the launch of the channels. XYZ's actual operating revenues for the 1996 Nine Months were $5.9 million compared to $0.3 million for the 1995 Nine Months. XYZ's operating, selling, general and administrative expenses for the 1996 Nine Months were $15.4 million (consisting primarily of satellite transponder costs of $7.0 million, staffing costs of $3.9 million, and production/programming costs and other costs of $4.5 million) compared to $22.1 million for the 1995 Nine Months.

    Sun Cable

      The Company acquired a 40% economic interest in Sun Cable in 1995. During the 1996 Nine Months, the Company's equity in losses of Sun Cable was $0.2 million. Sun Cable's service and installation revenues for the 1996 Nine Months were $2.7 million, while operating, selling, general and administrative expenses were $2.0 million (exclusive of non-operating charges for depreciation, interest expense and other).

  Interest Expense, Net. UIH A/P issued approximately $225.1 million (gross proceeds) of the Existing Notes in May 1996 (the "May 1996 Note Offering"). As a result of the May 1996 Note Offering, the Company incurred interest expense of $12.9 million in the 1996 Nine Months, which was partially offset by interest income of $3.7 million for the same period. Prior to the May 1996 Note Offering, the Company had no significant amount of interest-bearing debt.

 YEARS ENDED DECEMBER 31, 1994 AND 1995

  Although the Company was formed in 1994, most of the operating companies did not launch service until mid- to late-1995. Austar's results of operations were not consolidated with those of the Company until January 1, 1996 and Saturn's results of operations were not consolidated with those of the Company until July 1, 1996. Accordingly, the Company believes its consolidated operating results for the two years ended December 31, 1994 and 1995 are not meaningful.

  Service Revenue. The Company acquired a 90% economic interest in Telefenua in January 1995. The Company recognized service revenues of $1.9 million during 1995, the majority of which resulted from Telefenua, which launched service in March 1995. The Company had no service revenues in 1994.

  System Operating Expense. The Company's operating companies incurred $3.1 million of operating expenses in 1995, of which $2.8 million came from Telefenua, which launched service in March 1995. The Company incurred no operating expenses in 1994.

  System Selling, General and Administrative Expense. During the year ended December 31, 1995, the Company's operating companies incurred $2.5 million of selling, general and administrative expenses. Telefenua, which launched service in March 1995, accounted for $2.3 million of this amount. The Company incurred no system selling, general and administrative expenses in 1994.

  Corporate General and Administrative Expense. The Company's corporate general and administrative expenses for the year ended December 31, 1995 increased to $2.9 million from $2.3 million in the year ended December 31, 1994, primarily due to the hiring of additional corporate staff dedicated to the region.

  Depreciation and Amortization. The Company had depreciation and amortization expenses of $1.0 million for the year ended December 31, 1995 due primarily to the acquisition of Telefenua and the launch of its system which began depreciating its system in March 1995. The Company had no such expenses in 1994.

  Equity in Losses of Affiliated Companies, Net. The Company recognized equity in losses of affiliated companies of $1.0 million and $16.5 million for the years ended December 31, 1994 and 1995, respectively, as follows:

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                                1994     1995
                                                              ------------------
                                                                (IN THOUSANDS)
     Austar(1)..............................................  $    551 $   3,206
     Saturn(2)..............................................       365     1,434
     XYZ(3).................................................        99    11,729
     Sun Cable(4)...........................................        --       129
                                                              -------- ---------
       Total equity in losses of affiliated companies, net..  $  1,015 $  16,498
                                                              ======== =========

    ---------------------
    (1) The companies that comprise Austar were incorporated in mid-1994. The Company acquired an initial interest in these companies in the fall of 1994 and increased its economic interest in these companies to 90% in late December 1995. Austar launched its first MMDS system in August 1995.
    (2) The Company acquired a 50% interest in Saturn in July 1994. Accordingly, the Company recognized equity in losses for Saturn for only the six months ended December 31, 1994, as compared to the full twelve months for the year ended December 31, 1995. In addition, in 1995, Saturn initiated engineering and design work and started system construction and accordingly incurred more losses in 1995 as compared to 1994.
    (3) XYZ was formed in October of 1994 and began distributing its four channels in April 1995.
    (4) The Company began loaning money under the Sun Cable Loan to Sun Cable during 1995.

  Gain on Sale of Investment. In September 1995 the Company sold one half of its interest in XYZ at cost. As the recognition of equity losses through that date had reduced the Company's investment to zero, the Company recognized a gain on the entire amount received of $4.1 million.

LIQUIDITY AND CAPITAL RESOURCES

  Pro Forma for the Offerings. The Company is responsible for its proportionate share of the capital requirements of the operating companies and has funded its share to date with capital contributed by UIH and from the proceeds of the UIH A/P Note Offering. As of October 31, 1996, the Company had approximately $70.1 million of cash and short term investments on hand, excluding the cash on hand at the operating companies. Upon completion of the Offerings and the UIH Investment, the Company believes that it will have sufficient capital to complete construction of all of its existing systems and to fund anticipated start-up losses, as well as a limited amount of new capital to fund new opportunities which the Company is pursuing or which may arise in the future.

  The following table sets forth, as of October 31, 1996, (i) the total estimated funding required for the construction and initial marketing of the operating companies' systems in their existing license areas, including any capital invested to date and the application of any operating cash flow sources for such operating companies,

(ii) the total amount of capital invested in each of the operating companies and the portion funded by the Company, and (iii) the total estimated additional funding required based on the assumptions stated in clause (i) above and the Company's estimated portion of such funding. Such amounts are expected to be funded over the next 24 to 36 months. The estimated required additional funding numbers below have not been reduced to give effect to any surplus cash flow of any one operating company which might be available to fund the requirements of another operating company. To the extent the operating companies fund their construction and other costs through project financing, the Company's portion of estimated additional funding would be reduced proportionately. The Company's portion of estimated additional funding would be increased proportionately to the extent cash flow from the operating companies and other sources of financing are not sufficient to meet project funding requirements. To the extent that the other shareholders of Sun Cable or XYZ fail to fund their pro rata share of the additional shareholder capital for such operating companies, the Company may fund all or a portion of such shortfall.

                          ESTIMATED TOTAL
                          PROJECT FUNDING       CAPITAL INVESTED                 ESTIMATED REQUIRED
                            REQUIREMENTS    AS OF OCTOBER 31, 1996(1)            ADDITIONAL FUNDING
                         ------------------ --------------------------------     ------------------
OPERATING COMPANY        THE COMPANY TOTAL  THE COMPANY(2)      TOTAL(2)         THE COMPANY TOTAL
-----------------        ----------- ------ ---------------     ------------     ----------- ------
                                                  (IN MILLIONS)
Austar..................   $366.4    $366.4     $      149.5(3)  $      149.5(3)   $216.9    $216.9
Saturn..................     95.7      95.7             21.6(4)          21.6(4)     74.1      74.1
Sun Cable(5)............     14.4      36.0              8.3             20.8         6.1      15.2
XYZ.....................     14.4      57.6             10.6             42.4         3.8      15.2
Other...................     32.2      34.3             26.4             28.5         5.8       5.8
                           ------    ------     ------------     ------------      ------    ------
  Total.................   $523.1    $590.0           $216.4     $      262.8      $306.7    $327.2
                           ======    ======     ============     ============      ======    ======

---------------------
(1) Certain amounts contributed by the Company's partners were contributed in currencies other than U.S. dollars. Such amounts have been translated to U.S. dollars using a convenience translation.
(2) Includes amounts contributed to Austar (approximately $11.1 million) and Saturn (approximately $2.9 million) by shareholders other than the Company, which amounts were contributed by such shareholders prior to the acquisition of their respective interests by the Company.
(3) Does not include the $58.6 million used by UIH A/P to increase its economic interest in Austar to approximately 100%.
(4) Does not include the value of shares of Class A Common Stock exchanged for shares of UIH A/P to increase the Company's interest in Saturn to 100%. See "Corporate Organizational Structure--Saturn."
(5) The amounts for Sun Cable assume a build-out of systems in franchise areas covering approximately 275,000 homes. Sun Cable is pursuing external project financing to complete construction in additional franchise areas covering 300,000 homes.

  The net proceeds to be received by UAP from the Offering, assuming an
initial public offering price of $   per share (the midpoint of the estimated
offering range), and the UIH Investment are estimated to be approximately
$117.3 million ($   million if the over-allotment option is exercised in full)
after deduction of underwriting discounts and commissions and offering expenses. The net proceeds to be received by UIH A/P from the Senior Discount Note Offering are estimated to be approximately $144.1 million. At October 31, 1996, the Company had approximately $70.1 million of cash and short term investments on hand, excluding the cash on hand at the operating companies. On a pro forma basis for the Offerings and the UIH Investment, the Company would have had a total of approximately $331.5 million of cash and short-term investments as of October 31, 1996. The Company currently intends to use this cash, as well as anticipated cash flow from operations, to fund the currently planned build-out and marketing of its existing systems. The Company may also use a portion of the net proceeds to pursue new opportunities in the regions.


  The UIH A/P Indenture and the UIH Indenture place restrictions on the Company and its Restricted Subsidiaries with respect to incurring additional debt. UAP, UIH A/P and all of the operating companies are currently "Restricted" under the UIH Indenture and UIH A/P, Austar and Telefenua are currently "Restricted" under the UIH A/P Indenture. The restrictions imposed by the UIH Indenture and the UIH A/P Indenture will be eliminated upon the retirement of UIH's Notes at their maturity in November 1999, and the retirement of the Existing Notes and the New UIH A/P Notes at their maturity
in May 2006 and       , 2007 respectively. See "Description of Certain
Indebtedness."

  Prior to the Offerings. Prior to the close of the May 1996 Note Offering, the Company was financed solely by capital contributed by UIH. During the year ended December 31, 1994, UIH contributed $27.4 million cash to the Company, $23.0 million of which was used to finance the Company's investments in Austar, XYZ, Saturn, Sun Cable and HITV. Approximately $2.1 million was used for costs incurred in the acquisition and development of its projects, the majority of which was for Telefenua. The remainder was used for non-operating costs.

  During the year ended December 31, 1995, UIH contributed total capital of $84.5 million, consisting of $29.8 million of UIH's preferred stock and the remainder in cash, to the Company and made bridge loans of $9.9 million to Austar and indirectly to Telefenua through its parent, Societe Francaise des Communications et du Cable S.A. ("SFCC"). The Company used approximately $45.1 million of the contributed capital, including the UIH preferred stock, to acquire an additional 40% economic interest in Austar in December 1995. The Company used $6.1 million in cash to fund the operations of Telefenua and made an additional $24.4 million in capital contributions to the operating companies. The Company also funded $5.7 million of the Sun Cable Loan and funded $5.8 million of a bridge loan facility with the primary shareholder of Sun Cable, which amount was used by the shareholder to fund its portion of the required investment in Sun Cable.

  During the period from January 1, 1996 to May 13, 1996, the closing date of the May 1996 Note Offering, UIH contributed capital of $17.3 million to the Company and made additional bridge loans of $15.1 million to Austar. On May 13, 1996, UIH A/P sold the Existing Notes in a private placement with net proceeds to UIH A/P from such sale totalling $215.5 million. At that time, UIH A/P acquired $25.0 million of the Austar bridge loans from UIH with proceeds from the May 1996 Note Offering and converted those loans (plus accrued interest of $0.6 million) to equity of Austar and then an additional $25.0 million in Austar capital calls were funded, thereby increasing the Company's interest in Austar to 96%. Prior to the closing of the May 1996 Note Offering, approximately $5.0 million of the SFCC bridge loans was converted into preferred stock and convertible debentures of SFCC, which are convertible into preferred stock of SFCC. The remaining SFCC bridge loans totaling $2.8 million (including accrued interest) will be either (i) repaid by SFCC after which time UIH A/P would invest the proceeds of such repayment as permitted under the UIH A/P Indenture or (ii) converted by UIH A/P into equity of SFCC.

  During the nine months ended September 30, 1996, the Company purchased $105.9 million of property and equipment, the majority of which was purchased by Austar and Saturn for construction of their systems. The Company made $16.8 million in capital contributions to Saturn, XYZ and HITV during this period. The remainder of the capital contributions from UIH was used in operations.

  In October 1996, the Company acquired from Australis for $7.9 million the approximately remaining 4% economic interest in Austar and purchased ordinary shares and convertible notes of Australis for $4.0 million, issued upon exercise of warrants and other rights granted to the Company.

FOREIGN CURRENCY EXCHANGE RATE RISKS; HEDGING

  The operating companies' monetary assets and liabilities are subject to foreign currency exchange risk as certain equipment purchases and payments for certain operating expenses, such as programming expenses, are denominated in currencies other than their own functional currency. In addition, certain of the operating companies have notes payable and notes receivable which are denominated in a currency other than their own functional currency or intercompany loans payable linked to the U.S. dollar.

  In general, UAP and the operating companies do not execute hedge transactions to reduce the Company's exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The Company may also experience economic loss and a negative impact on earnings related to these monetary assets and liabilities. In general, exchange rate risk to UAP related to the operating companies' commitments for equipment purchases and operating expenses is generally limited due to the insignificance of the related monetary asset and liability balances; however, exchange rate risk to UAP of these notes payable and notes receivable and debt linked to the U.S. dollar have and will continue to impact the Company's reported earnings. Because of the manner in which the Company accounts for its interests in Sun Cable, XYZ and HITV, any adverse effects on reported earnings of these companies would impact the Company through its equity in losses of affiliated companies.

  The countries in which the operating companies now conduct business (except for China) generally do not restrict the removal or conversion of local or foreign currency; however, there is no assurance this situation will continue. The Company may also acquire interests in companies that operate in countries where the removal or conversion of currency is restricted. See "Risk Factors-- Foreign Currency Exchange Rate and Conversion Risks."

                                   BUSINESS

OVERVIEW


  The Company is a leading provider of multi-channel television services in Australasia and the Asia/Pacific region. Through its Australian operating company Austar, the Company is the largest provider of multi-channel television services in regional Australia, where it operates MMDS systems and is marketing a DTH service in franchise areas encompassing approximately 1.5 million television homes, or 25% of the total Australian market. In addition, the Company, through its New Zealand operating company Saturn, is constructing a wireline cable and telephony system in Wellington, New Zealand, a market representing approximately 135,000 television homes. The Company's Philippine joint venture, Sun Cable, is the third largest cable television operator in the Philippines with wireline cable television systems in 15 markets that have approximately 575,000 television homes. The Company's other assets include a 25% interest in XYZ, a programming company that provides four channels to the Australian multi-channel television market as part of the Galaxy package, the most widely distributed programming package in Australia and the core component of Austar's programming offering, and a 90% economic interest in Telefenua, the only provider of multi-channel television services in Tahiti, with an MMDS system in a market with 31,000 television homes.

  The Company believes that it is well-positioned to capitalize on the rapidly increasing demand for multi-channel television and telephony services in Australasia and the Asia/Pacific region. As of October 31, 1996, the Company had invested over $215 million in its networks and operating infrastructure and had launched service in each of its markets. The Company has experienced rapid growth in its network coverage and subscriber base during 1996. As of October 31, 1996 the Company's multi-channel television operating systems had an aggregate of approximately 1.6 million television homes serviceable and approximately 115,300 subscribers, as compared with approximately 296,200 television homes serviceable and approximately 29,300 subscribers as of December 31, 1995 (with a substantial majority of such growth resulting from Austar's expansion). During this same ten-month period, programming subscribers of XYZ increased from approximately 65,000 to approximately 269,000. While the Company expects that a substantial portion of its growth will come from the continued development of Austar, the Company is also anticipating significant growth by its other operating companies, each of which the Company believes has attractive growth prospects.

AUSTAR (AUSTRALIA)

  Austar is the largest provider of multi-channel television services in regional Australia (areas outside Australia's six largest cities). Austar initiated widespread deployment of its services in early 1996 and as of October 31, 1996, had launched MMDS service in 27 metropolitan markets containing approximately 700,000 homes and had initiated the marketing of DTH services in non-metropolitan markets containing approximately 740,000 homes. These markets represent over 93% of Austar's 1.5 million franchise television homes, the remaining 100,000 of which will be serviceable by early 1997.

  Austar's marketing efforts have kept pace with the rapid roll-out of its network services during 1996. As of October 13, 1996, Austar had 75,300 subscribers with a backlog of 13,900 customers scheduled for installation. In addition, subscriber growth has accelerated in recent periods, as demonstrated by October's results in which Austar generated 23,800 subscription sales orders and had a net gain of over 15,000 subscribers, with the difference primarily attributable to installation backlog. Austar is continuing to market its services aggressively and expects to continue rapidly building its subscriber base. Austar is benefitting from several characteristics which are supporting its marketing success and which management believes give it a competitive advantage in its markets:

  . OPERATIONAL INFRASTRUCTURE IN PLACE. In addition to having launched service to over 93% of its franchise areas, Austar has also developed the operational infrastructure necessary to continue its rapid growth. Austar's early investment of approximately $149 million in operating and capital expenditures from inception through October 31, 1996 has established it currently as the only multi-channel television provider in substantially all its franchise areas. Austar has developed a comprehensive marketing organization consisting of a 200 person direct salesforce and over 200 national customer service and telemarketing personnel. The direct salesforce, which operates out of local offices in the majority of Austar's metropolitan markets, is currently generating sales of approximately 2,250 subscriptions per week. The salesforce at Austar's state-of-the-art NCOC is currently generating sales of approximately 3,000 additional subscriptions per week from inbound and outbound calls. The salesforce is supported by an integrated marketing program of television, radio and print advertising. The NCOC is also the center of Austar's customer service organization, processing all incoming information, installation and service requests. The NCOC has sufficient capacity to service Austar's customer service needs for the forseeable future.
      Austar has a total of approximately 600 employees, most of whom are located in local offices and regional operating centers, and has contracted with a number of local service companies which employ an aggregate of approximately 400 technicians to install and maintain subscriber equipment in each of its markets. Management believes that this infrastructure positions Austar to service its markets efficiently and provides it with significant competitive advantages.

  . REGIONAL FOCUS; CLASSIC MARKETS. Austar has strategically focused on the currently less competitive regional markets that are located outside of Australia's largest cities and encompass approximately 25% of the total Australian television market. These areas are "classic" multi-channel television markets with attractive demographics and limited television and alternative entertainment options. Approximately one-half of its service area (approximately 800,000 television homes) are in metropolitan markets with sufficient housing densities to support the construction of MMDS systems. Austar owns virtually all of the available MMDS licenses in each of these markets. The Company believes these markets generally do not have the size and/or densities to support the construction of a competitive wireline cable system. In the remainder of its service region in Austar's non-metropolitan markets (approximately 740,000 serviceable television homes), where management believes household densities do not support the deployment of MMDS networks, Austar is marketing a DTH service on an exclusive basis. Austar is currently the only provider of multi-channel television services in substantially all of its service area, which encompasses approximately 25% of the total Australian television market. See "Risk Factors--Competitive Industry."

  . APPROPRIATE TECHNOLOGY. Austar believes that its utilization of wireless technologies in the build-out of its franchise area has afforded it with several economic and strategic advantages. The rapid deployment of MMDS networks in its metropolitan markets and a DTH service in its non-metropolitan markets has allowed Austar to reach the vast majority of the homes in these markets in just over one year. Austar's status as the initial operator in all of its markets has allowed it to establish a significant subscriber base and strong brand awareness, factors that management believes will give it a competitive advantage. Management believes the combination of MMDS and DTH has allowed Austar to reach virtually all of the 1.5 million serviceable television homes in its service areas on the most cost effective basis. Austar estimates its total fixed capital cost to build out initially its entire franchise area will be approximately $43 million, or approximately $29 per serviceable home, over 75% of which had been expended as of October 31, 1996. Accordingly, Austar has been able to devote a significant amount of its financial resources to completing operational infrastructure and installing its "in-home" subscriber equipment, over which Austar retains ownership. Austar has spent in excess of $80 million on these items and expects that the substantial majority of its future incremental capital expenditures will be incurred only as additional subscribers are installed (currently approximately $460 and $945 per MMDS and DTH subscriber, respectively, which amounts are partially offset by installation charges). While Austar is currently employing analog technology in its MMDS systems, it is testing digital technology (which would increase its existing 19 channel capacity) in one market and intends to offer digital service in its metropolitan markets if and when competitive factors dictate. The DTH service marketed by Austar, uses state-of-the-art MPEG II digital technology.

  . ATTRACTIVE PROGRAMMING AGREEMENTS. Austar has entered into franchise agreements with Australis that grant it the right to provide the Galaxy programming package within its franchise areas through 2009 (extendible at Austar's option through 2019). The Galaxy programming package, the most widely distributed programming package in Australia, was created by many of the world's leading programming suppliers and features brand name channels including Showtime, Encore, Fox Sports, The Discovery Channel, Nickelodeon/Nick at Nite, Red and two general entertainment channels. Management believes that Austar's franchise agreements have favorable pricing. Austar's programming costs are based on a percentage of its service revenue and provide for an offset of those costs with the depreciation of its subscriber equipment. Austar's franchise agreements provide exclusivity over wireless technologies (MMDS and DTH). While Austar's franchise agreements were formerly exclusive for cable television, the Company, pursuant to the Australis Arrangement, recently agreed to allow Foxtel to carry the Galaxy package on Foxtel's wireline cable systems throughout Australia.The Australis Arrangement provides that Austar will be compensated for any Foxtel subscriber in its franchise areas in an amount approximately equal to the profit margin that Austar would have received had it sublicensed such programming to Foxtel (which currently would be approximately $8 per Foxtel subscriber per month). Foxtel is currently operating in only one of Austar's markets and the Company believes that the small size of and/or low household densities in the majority of its markets do not justify the construction of competitive wireline cable systems. Austar does not currently have any subscription television competitors in the remainder of its franchise areas. Austar's franchise agreements continue to provide exclusivity over all wireline cable operators other than Foxtel. In addition, as part of the Australis Arrangement, Austar was granted the right to acquire any additional channels distributed by Galaxy on no less favorable terms than offered to any other person and in any event at no more than Australis' cost, plus 10%. See "Business--Austar (Australia)-- Franchise Agreements." Austar has also secured several additional satellite-delivered programming services to supplement the Galaxy channels.

  . ATTRACTIVE DEMOGRAPHICS. Australia has demographic and other characteristics that management believes are favorable to multi-channel television operators, including high per capita income and high television and VCR penetration rates. Television viewers in Australia have limited over-the-air television options with a maximum of five free-to-air channels, which is generally lower in regional Australia. The Australian subscription television industry has grown rapidly since its inception in early 1995, reaching a combined 6% penetration rate. In addition, management believes Australian consumers are generally receptive to new technologies, as demonstrated by their high cellular telephone penetration rates. The following table summarizes selected demographic characteristics of Australia compared to comparable statistics for the more mature multi-channel television markets of the United States and the United Kingdom:


                              GDP PER      HOMES       YEARS OF   TELEVISION    CELLULAR     SUBSCRIPTION
                             CAPITA IN     WITH      SUBSCRIPTION HOMES WITH   TELEPHONE      TELEVISION
                              1995(1)  TELEVISION(2)  TELEVISION    VCR(3)   PENETRATION(4) PENETRATION(5)
                             --------- ------------- ------------ ---------- -------------- --------------
    Australia...............  $19,271        99%           2          81%          19%             6%
    United States...........   27,581        99           40+         80           15             66
    United Kingdom..........   18,881        97           12          81           10             23

   --------------------
   (1) U.S. Department of Commerce; Bank of America World Forecasts; UN National Accounts Statistics; Zenith Media Worldwide 1996; European World Year Book 1996.
   (2)  Zenithmedia Television in Asia Pacific; Zenith European Market 1995.
   (3)  Worldwide Video.
   (4)  International Cellular, October 4, 1996.
   (5) Cable Television Advertising Bureau; New Media Markets; Company estimates for Australia.

  Operating and Growth Strategy. Due to the relatively small size and low housing densities which characterize the markets in its franchise areas, Austar is primarily utilizing MMDS and DTH wireless technologies to deliver its service. In its metropolitan markets, Austar constructs and owns the transmission facilities and installs and retains ownership of the in-home subscriber equipment. In its non-metropolitan markets, Austar is marketing a DTH service (consisting primarily of the Galaxy programming package) and installs and retains ownership of the in-home subscriber equipment. As a result, Austar did not incur the costs necessary to own the facilities required to offer a DTH service and only incurs capital costs when a DTH subscriber is installed. Approximately 800,000 of the television homes in Austar's service area are in metropolitan markets with sufficient size and densities to justify the construction of MMDS networks. Austar owns virtually all of the MMDS spectrum currently available in these markets for the provision of MMDS services. Because MMDS service is less expensive to install than DTH, Austar services customers in these metropolitan markets with its MMDS service whenever possible. A small number (approximately 20%) of homes in these metropolitan markets, however, are out of the line of sight of Austar's MMDS networks. Austar services these homes with its DTH service. Austar markets its programming services via DTH in its non-metropolitan franchise areas representing 740,000 television homes. These are less densely populated areas outside its metropolitan markets that are more effectively serviced by DTH technology. In addition, Austar recently began construction of a wireline cable network in Darwin, a market containing approximately 26,200 serviceable homes where dense vegetation make an MMDS system impractical.

  The deployment of MMDS networks in combination with DTH has allowed Austar to roll out its service quickly and achieve rapid subscriber growth in its franchise areas. Austar believes that the ability to be the first provider of multi-channel television services in each of its markets has allowed Austar to establish a significant market presence and strong brand awareness, factors which management believes provide it with a competitive advantage. Austar is currently the only provider of multi-channel television services in substantially all of its franchise areas.

  As of October 31, 1996, Austar had launched service in 27 of its metropolitan markets representing 700,000 out of its 800,000 potential serviceable homes. Austar currently anticipates launching service in seven of its eight remaining metropolitan markets by the end of 1996 and in the last metropolitan market in early 1997. The following table sets forth the summary operating statistics in Austar's launched metropolitan markets, which are served primarily by MMDS, as well as its non-metropolitan markets served by
DTH:

                                                       1996
                            ---------------------------------------------------------------------
                             MAY 31    JUNE 30   JULY 31   AUG. 31       SEPT. 30        OCT. 31
                            --------- --------- --------- ---------      ---------      ---------
   Cumulative metropolitan
    markets launched.......        11        13        19        20             23             27
   Metropolitan homes
    serviceable............   430,000   476,000   604,000   626,000        655,000        700,000
   Non-metropolitan homes
    serviceable............   740,000   740,000   740,000   740,000        740,000        740,000
                            --------- --------- --------- ---------      ---------      ---------
   Total homes
    serviceable............ 1,170,000 1,216,000 1,344,000 1,366,000      1,395,000      1,440,000
                            ========= ========= ========= =========      =========      =========
   Sales orders............     7,955     9,461    15,665    12,535(/1/)    13,063(/1/)    23,799
   Net gain in
    subscribers............     5,644     5,656     9,521    10,452         11,021         15,024
   Total subscribers.......    23,626    29,282    38,803    49,255         60,276         75,300
   World Movies
    subscribers............     4,140     5,237     6,959     8,655         10,111         11,698
   Installation
    backlog(2).............     4,300     6,500    10,000     9,200          8,200         13,860

  ---------------------
  (1) Sales figures in August and September reflect a planned slow down in sales and marketing activities in anticipation of the relaunch of services under the new brand name of "Austar" which occurred in late September 1996.
  (2) Estimated for periods prior to October.

  To facilitate the rapid roll-out of its service, Austar has established local offices in the majority of its metropolitan markets. These local offices coordinate marketing, installation and customer service in Austar's metropolitan markets and surrounding non-metropolitan areas. The local offices are supported by five regional offices. Each regional office typically serves three to twelve metropolitan markets. Austar estimates that approximately 70% of its potential non-metropolitan customers are within fifty kilometers of its metropolitan service areas. This proximity enables Austar to reduce installation and service costs associated with DTH service to non-metropolitan subscribers and to focus subscription sales through the use of marketing, promotional and sales tactics.

  Austar has entered into contracts with a number of service companies to install MMDS receivers, DTH satellite dishes and set-top decoders. Installers collect the installation fee, install subscriber equipment and test reception quality. Austar has trained and established certain guidelines for third party service company employees who install Austar reception equipment. Austar has an extensive quality assurance program and expends a significant amount of effort to follow-up on installations to ensure customer satisfaction and, in the case of DTH equipment installed within its metropolitan markets, verify that more economical MMDS technology could not be used. Austar believes its efforts to resolve service problems quickly has helped establish customer loyalty.

  As of October 31, 1996, Austar has spent $32.8 million and anticipates spending an additional $10.0 million through the end of 1996 for construction of MMDS head-end and transmission facilities for all of its operating systems. Variable installation and equipment costs for each MMDS and DTH subscriber are currently approximately $460 and $945 per subscriber, respectively. These subscriber costs are partially offset by the Company's metropolitan and non-metropolitan installation charges of $31 to $75 and $150, respectively. Austar retains ownership of all MMDS and DTH customer premise equipment.

  Pricing. Austar is currently providing the eight channel Galaxy programming package plus three to five additional channels of programming as its basic package at a monthly rate of approximately $31, with a one-time installation charge ranging from approximately $31 to $75 for metropolitan subscribers and $150 for non-metropolitan DTH subscribers. Austar also integrates all available off-air channels into its basic channel line up at no additional charge. In March 1996, Austar began offering its first premium channel, World Movies, which consists primarily of foreign movies and art films and features. Austar is charging approximately $5.30 per month for World Movies. As of October 31, 1996, Austar had 11,698 subscribers for its World Movies premium channel.

  Marketing; Customer Support. Austar has focused its marketing and sales efforts to support its strategy of rapid system roll-out which management believes will provide it with a competitive advantage in each of its markets. Austar has developed a comprehensive marketing and sales organization consisting of a 200 person direct salesforce and over 200 national customer service and telemarketing personnel. The direct salesforce, which operates out of local offices in each of Austar's metropolitan markets, is currently generating sales of approximately 2,250 subscriptions per week. The salesforce at Austar's NCOC is currently generating sales of approximately 3,000 additional subscriptions per week from inbound and outbound calls. This sales organization is supported by an integrated marketing program of television, radio and print advertising.

  The NCOC is a state-of-the-art fully integrated subscriber management system featuring a sophisticated digital wide-area network, Cable Data's Intelecable platform, an automated response unit and predictive dialer technology. The NCOC currently services all of Austar's MMDS and DTH subscribers and has the capacity to service all future customers in its existing markets. NCOC employees process installation orders, handle customer inquiries, including programming and technical questions, and implement the customer retention program, which includes telephone contact with customers following a cancellation request, as well as making unprompted contact with customers immediately following installation in an effort to ensure customer satisfaction. Incoming calls from all of Austar's markets are directed to the NCOC where customer service representatives are available to provide sales and service information. The NCOC currently handles approximately 3,000 calls per day but has scaleable capacity to handle at least 5,000 calls per day. The NCOC facility currently employs 200 customer service professionals, which Austar intends to increase as its subscriber base grows in its franchise areas. In addition, Austar is exploring the possibility of using the NCOC to outsource customer service to third parties in similar lines of business where appropriate.

  Austar's monthly "churn" (calculated as total disconnects as a percent of average subscribers) has averaged 6.1% during 1996 and has declined each of the last four months ended October 31, 1996, during which month it was 4.3%. Austar believes that this ratio is likely to continue to decline in the future due to several factors, although there can be no such assurances. First, over 37% of the total disconnects in 1996 have resulted from subscribers in the Gold Coast (which represents only 16% of Austar's total subscribers as of October 31, 1996), the only market in which Austar currently faces competition. As a result of this competitive environment,

Austar's installation fee in the Gold Coast is only $15 as compared to $31 to $75 in other metropolitan markets and $150 in non-metropolitan markets. A higher installation charge results in a larger financial commitment to the service by the subscriber and therefore reduces the probability of churn. Pursuant to the Australis Arrangement, Austar will be compensated by Australis for any Foxtel subscribers in the Gold Coast. Second, due to the significantly higher installation charges in its non-metropolitan markets summarized above, Austar believes that this ratio will decline as its percentage of non-metropolitan subscribers to total subscribers increases (because Austar only launched its rural DTH service in May 1996, its percentage of non-metropolitan subscribers to total subscribers has increased from 0% on May 1, 1996 to approximately 24% at October 31, 1996). Approximately 48% of Austar's total serviceable homes are in its non-metropolitan franchise area. Austar's average monthly churn in its non-metropolitan markets has been approximately 2% during 1996. Finally, Austar expects its churn to decline as it continues to implement its customer assurance and retention program and the breadth and quality of its programming package improves.

  Programming. The Company believes that programming is an important component in building successful multi-channel television systems. Accordingly, Austar has secured the right to distribute the Galaxy package of programming in its service areas pursuant to franchise agreements with Australis with initial terms through 2009 (extendable at the option of Austar through 2019). Austar believes that the terms of its franchise agreements with Australis are favorable to Austar and that these terms provide Austar with a programming cost advantage over potential competitors. See "-- Franchise Agreements."

  The Galaxy package is the most widely distributed programming package in Australia and is the core programming offering of Austar, ECT, Australis and Foxtel. Management believes that approximately 75% of Australia's multi-channel television subscribers subscribe to the Galaxy package. The channels in the Galaxy package were developed exclusively for the Australian market by several of the world's leading programming companies, including Paramount, Sony, Universal, Fox and Viacom. The Galaxy package consists of the following eight channels:

       GALAXY CHANNEL                        PROGRAMMING GENRE
       --------------                        -----------------
       Showtime............................. premium feature movies
       Encore............................... library movies
       Fox Sports........................... sports
       TV-1................................. general entertainment
       Discovery............................ documentary, adventure, history and lifestyle
       Nickelodeon/Nick at Nite............. children's and family entertainment
       Arena................................ general entertainment
       Red.................................. music video

  In addition to the right to distribute the Galaxy package, Austar has the right to distribute any additional channels offered by Galaxy and will pay Australis for such channels a fee no greater than that charged to any other person and in no case greater than Australis' cost (as charged by third parties with respect to programming delivered by such party to Australis or the lowest price at which Australis agrees to distribute Australis produced or compiled programming), plus 10%. See "--Franchise Agreements."

  Austar has also secured additional programming on a non-exclusive basis, which it is distributing to its customers as part of its basic programming package, and Austar integrates all available off-air channels into its basic channel line up at no additional charge. Austar's other "cable" channels include:

       OTHER CHANNELS                                    PROGRAMMING GENRE
       --------------                                    -----------------
       CMT.............................................. country music videos
       BBC World(1)..................................... world news
       CNBC(1).......................................... business news
       Asia Business News (2)........................... regional business news
       TNT(2)(3)........................................ library movies
       Cartoon Network(2)(3)............................ cartoons
       CNN International(2)............................. world news
       The Value Channel(4)............................. shopping
       Preview(4)....................................... programming guide

      ---------------------
      (1)All markets except the Gold Coast.
      (2)The Gold Coast (MMDS) only.
      (3)TNT and Cartoon Network share one channel.
      (4)DTH only.

  In March 1996, Austar began offering its first premium channel, World Movies, which consists primarily of foreign movies and art films and features. Austar is charging approximately $5.30 per month for World Movies. Initial demand for this service has been strong with approximately 11,700 customers as of October 31, 1996, approximately 16% of Austar's basic subscribers.

  Austar intends to expand further the number of programming services available on its MMDS systems and expects that, upon deregulation of the DTH business in July 1997, it will be marketing additional channels of programming via DTH. Austar's MMDS systems have the capacity to transmit up to 19 analog channels (of which Austar currently uses 11 to 12 in its markets) in addition to free-to-air channels, which are integrated into the programming line-up at the rooftop. Austar is currently testing digital technology in one market and intends to offer digital service in certain metropolitan markets if and when competitive factors dictate. The DTH service marketed by Austar utilizes MPEG II digital technology which has over 100 channels of capacity. In addition to any additions to the Galaxy package, Austar has also secured a 54 mhz transponder capable of broadcasting between 10 and 15 digital channels on the satellite that currently transmits the Galaxy package, and pursuant to the Australis Arrangement has the right to deliver such programming to its customers through the Galaxy system.

  Franchise Agreements. Austar has entered into franchise agreements with Australis. Each franchise agreement is for a term of 15 years commencing in October 1994, and Austar has the option to renew the franchise agreements on identical terms for another ten years. Under the franchise agreements, Australis granted Austar the license and right to distribute the Galaxy programming package in its franchise areas. These franchise agreements provide exclusivity over wireless technologies and provide that Australis will not grant rights to any other person to use Australis' satellite infrastructure or system to transmit Galaxy in Austar's franchise areas. The Company understands, however, that Australis and Optus Vision plan to form a joint venture whereby Australis will contribute to the venture its satellite infrastructure allowing for DTH transmission of Optus Vision's programming services. The Company believes that the use of the infrastructure by any entity other than Austar for the provision of DTH services within Austar's franchise areas would be in violation of its franchise agreements with Australis and has recently commenced proceedings seeking injunctive relief preventing such use of infrastructure. See "--Legal Proceedings" and "-- Competition."

  Pursuant to the terms of its franchise agreements, Austar pays a percentage of net revenues to Australis for the right to distribute the Galaxy package. For purposes of the franchise agreements, net revenues equal gross revenues received from the eight Galaxy channels currently provided less a percentage of certain agreed costs, including depreciation of subscriber equipment, which the Company believes results in a favorable programming pricing structure.

  In March 1995, Australis granted Foxtel a license to distribute the Galaxy package over cable television systems throughout Australia, including Austar's franchise areas. The Company believes that because of such action, Australis was in breach of its franchise agreements. Foxtel is currently distributing Galaxy programming, in only one of Austar's markets, the Gold Coast, which contains approximately 116,000 serviceable homes. On June 19, 1996, pursuant to the Australis Arrangement, Austar and the Company agreed to settle their dispute with Australis with respect to this matter. As part of the Australis Arrangement, the parties agreed that Australis is entitled to grant Foxtel the non-exclusive right to distribute Galaxy programming by cable, but that Foxtel may not sublicense or assign this right without Austar's consent. Australis agreed to pay to Austar an amount equal to the amount Australis received from Foxtel for programming service for the period from March 1995 through June 30, 1996, less the amount Australis paid to third party programming suppliers for such programming with respect to Foxtel subscribers located in Austar's franchise areas during such period. In addition, from June 30, 1996 though the term of the franchise agreements, Austar has the right in its sole discretion, either to: (i) sublicense to Foxtel the right to transmit the services provided to it by Australis (and any other services) by cable transmission in its franchise areas or (ii) require Australis to pay to it an amount each month equal to the sum of (a) the greater of A$4.50 per subscriber and all revenues (less programming costs) per subscriber during such month received under the agreement between Foxtel and Australis with respect to Foxtel subscribers located in Austar's franchise areas and (b) an additional amount (if any) to put Austar in the position that it would have been in had it sublicensed the services provided to it by Australis directly to Foxtel (which currently would be approximately $8 per Foxtel subscriber per month). The Company believes that, because its programming costs are less than the revenue to be generated by sublicensing such programming to Foxtel, the benefits to be gained from this aspect of the Australis Arrangement will be substantial over the years. As part of the Australis Arrangement, Australis agreed to extend the term of the franchise agreements by five years to an initial 15-year term and amended certain financial and strategic terms of the franchise agreements. Australis also granted to Austar the right to use Australis' satellite infrastructure to provide additional DTH services within Austar's franchise areas. In addition, Australis agreed to provide all future Galaxy channels to Austar at a price no less favorable than that charged other persons and in any event at no more than Australis' cost (as charged by third parties with respect to programming delivered by such party to Australis or the lowest price of which Australis agrees to distribute Australis produced or compiled programming), plus 10%. In return, the Company agreed (i) to waive and release any claim arising out of or in connection with Australis' execution and performance of its license agreement with Foxtel, and (ii) not to make any objection or claim against Australis or Foxtel in connection with such license agreement. Management believes the Australis Arrangement is favorable to Austar. See "--Competition" and "Risk Factors--Ability to Procure Additional Programming Services."

  Competition. The substantial majority of Austar's metropolitan markets are either small (i.e., approximately 20,000 homes), and/or have relatively low household densities (generally 25 to 75 homes per square kilometer as compared to 100 to 130 homes per square kilometer in Australia's largest capital cities). As a result, Austar believes that its metropolitan markets generally do not have sufficient density to justify the construction of competitive wireline cable systems. While the Company believes household densities could potentially support wireline cable construction in areas representing approximately 20% of Austar's total franchise homes, the relatively small size of these markets reduces the attractiveness of constructing a competitive cable network. In addition, Austar, as a licensed subscription television provider, is authorized to build wireline cable systems in its markets and where appropriate could construct wireline cable systems. With the exception of the Foxtel cable television system currently extending into Austar's 116,000-home Gold Coast metropolitan market, Austar does not currently have any subscription television competitors in its franchise areas. In the Gold Coast, Austar is currently providing 13 channels of programming as its basic package which includes the eight channel Galaxy programming package as well as five additional channels, at a monthly rate of approximately $23 with a one-time installation charge of approximately $15. Foxtel offers the Galaxy package of eight channels as well as its ten other satellite or locally originated channels for a monthly fee of $31 and an installation charge of $16. At October 31, 1996, Austar had 12,330 subscribers in the Gold Coast and estimates that Foxtel has 5,000 subscribers in this market. In addition, Austar is currently testing digital MMDS technology in the Gold Coast and expects to implement digital service in those metropolitan markets where competitive conditions dictate.

  Approximately 740,000 of Austar's 1.5 million franchise homes are in non-metropolitan markets which generally have densities of fewer than 25 households per square kilometer. As a result, the Company believes that these markets can only be served economically with DTH technology. Existing regulations prohibit any DTH service other than the Galaxy programming package from being offered in Australia prior to July 1997. Austar has the exclusive right to market the Galaxy DTH service in its franchise area. Although regulations will no longer prohibit additional DTH services after June 1997, Austar will retain its exclusive right to market the Galaxy package in its franchise areas through 2009 (extendable to 2019 at Austar's option). In addition, Austar believes it has an additional competitive advantage in offering DTH service in these markets because over 70% of its serviceable homes are within a 50km radius of its metropolitan markets, in most of which it has sales personnel and installation technicians. Accordingly, Austar believes its cost to market and install subscribers in these areas should be below that of any potential competitor without similar infrastructure in place.

  Management believes that Austar has established a significant subscriber base, strong brand awareness and substantial operational and marketing infrastructure, factors that provide it with a competitive advantage. Optus Vision has publicly announced that it plans to offer subscription television services by DTH throughout Australia. In addition, the Company understands that Australis and Optus Vision plan to form a joint venture whereby Australis will contribute to the venture its satellite infrastructure allowing for DTH transmission of Optus Vision's programming services. The Company believes that using the infrastructure by any entity other than Austar for the provision of DTH services within Austar's franchise area would be in violation of its franchise agreements with Australis and has recently commenced proceedings seeking injunctive relief preventing the use of Australis' infrastructure by Optus Vision in Austar's franchise area. There can be no assurance that Austar will prevail in its lawsuit or that, even if it is successful in obtaining an injunction to prevent the consummation of the joint venture, Optus Vision or others will not compete in Austar's franchise area. See "Business--Legal Proceedings."

  Properties. Austar leases office space in Sydney for its administrative offices and has established five regional offices in leased space in certain areas where it has launched service. Austar also leases locations for smaller local offices in most of its markets to handle local customer maintenance, marketing and installation. In addition, Austar leases facilities to house the head-end facility and transmitter tower in each of its markets. The NCOC is located in leased facilities in the Gold Coast. Generally, these Austar facilities are leased with terms of three to six years, with renewal options in many instances. Austar believes that its leased facilities are sufficient for its foreseeable needs and that it has access to a sufficient supply of additional facilities in its various markets, should it require more space.

  Management and Employees. Austar's senior management includes 10 UAP employees appointed to Austar that collectively have 130 years experience in the construction, marketing and operation of multi-channel television systems. See "Management." Austar and UAP are parties to a 10-year Technical Assistance Agreement, renewable for an additional 15 years, pursuant to which Austar pays UAP a fee equal to 4% of its gross revenues through October 2002, 3% through 2004 and 2% through the remaining term of the agreement, for the provision of various management and technical services, and reimburses UAP for certain direct costs incurred by UAP, including the salaries and benefits relating to the senior management team.

  As of September 30, 1996, Austar had a total of 611 employees. Substantially all of Austar's employees are parties to an "award" governing the minimum conditions of their employment including probationary periods of employment, rights upon termination, vacation, overtime and dispute resolution.

SATURN (NEW ZEALAND)

  The Company owns 100% of Saturn, which recently launched service on the initial portions of its HFC network that will allow it to provide multi-channel television services as well as business and residential telecommunications services in the Wellington area, encompassing 135,000 homes. Wellington is New Zealand's capital and second largest city. The Company launched service in portions of this system in September 1996 and expects construction to be completed by mid-1998. Saturn also operates an existing cable system, which passes approximately 6,000 homes, on the Kapiti Coast north of Wellington. As of October 31, 1996, Saturn's activated networks passed approximately 12,600 homes and serviced approximately 1,300 subscribers. The Company expects to use a portion of the proceeds of the Offerings to accelerate Saturn's build-out and marketing programs during 1997. See "Use of Proceeds." In addition, Saturn has secured additional rights to use existing poles to attach its network cable in markets representing 200,000 homes, subject to local planning approval, and is exploring the possibility of expanding its networks and services to these markets.

  Market Overview. The Company believes that New Zealand, a market of 1.2 million television homes, is attractive for multi-channel television providers. New Zealand has a demographic profile similar to Australia, including high per capita income and strong television, VCR and cellular telephone penetration rates. In addition, New Zealand imposes virtually no pricing regulation and only limited program content regulation and permits operators to offer combined multi-channel television and telephony services over one network. There is currently only one significant multi-channel television provider that currently offers a five-channel UHF-delivered subscription service.

  Operating and Growth Strategy. Saturn is constructing a 750 mhz HFC network designed to 500 homes per node with each home drop overlaid with copper telephony plant. This architecture will allow the integrated delivery of pay TV, telephony, internet access, high speed data and future interactive services. The majority of Saturn's approximately 1,600 km of plant will be constructed on aerial utility poles which will allow for quicker and more cost-effective network construction than underground wireline. In addition, because Wellington zoning generally permits only a single additional communications cable on its aerial utility poles, Saturn's status as first operator on such poles may limit use of these poles by other communications providers. Because the only significant multi-channel television competitor in the Wellington market offers a UHF-delivered service that is limited to only five channels, management believes it will be able to build a significant customer base by offering an attractive basic programming line-up of over 30 channels at competitive prices, as well as pay-per-view, data and telephony services. Saturn is currently negotiating for an interconnect agreement that will allow it to provide local residential and business telephone services. By bundling both subscription television and telephony services, Saturn will be able to offer pricing discounts across both services, which management believes will provide an advantage over competitors that offer only one service. Saturn is currently in the preliminary stages of discussions with several telecommunications providers in the New Zealand market concerning potential strategic partnership arrangements. There can be no assurances, however, that Saturn will be able to conclude successfully any such arrangements.

  Programming. Saturn's programming strategy is to offer a wide variety of high-quality channels at competitive prices. Saturn is currently offering a single tier of service consisting of 21 channels and is currently negotiating with a number of programming services to expand its channel offering. The following is a list of the programming currently offered by Saturn in its basic package:

     CHANNEL                           PROGRAMMING GENRE
     -------                           -----------------
     TV 1............................. general entertainment
     TV 2............................. general entertainment
     TV 3............................. general entertainment
     Capital TV....................... general entertainment
     Community Channel................ local news, events
     CNN International ............... world news
     Asia Business News............... Asian business news
     Discovery........................ science and nature
     NBC Superchannel................. general entertainment
     TNT.............................. classic movies
     Cartoon Network.................. children's cartoon programming
     Trackside........................ TAB racing
     Kidzone.......................... children's programming
     Weather Channel.................. live weather from NZ MetService
     Program Guide.................... programming line-up
     TVSN............................. shopping
     CMTV............................. country music video
     RFO.............................. French general entertainment
     NHK.............................. Japanese general entertainment
     Elijah Television................ non-denominational religious programming
     Worldnet......................... U.S. information service news and science

  In addition, in October 1996 Saturn entered into its first pay-per-view licensing agreement with Columbia TriStar and expects to have agreements with several other studios and to launch its pay-per-view services in the first quarter of 1997.

  Pricing. Saturn currently offers a single basic service package with 21 channels in Wellington at a monthly subscription rate of $23 with a one time installation fee of $30 per subscriber. Sky TV ("Sky"), Saturn's primary competitor, charges subscribers a monthly rate of approximately $36 for five channels of programming with a one time installation fee of $35 per subscriber. Saturn is currently offering new subscribers a promotional monthly basic rate of $17 for the months from November 1996 to March 1997.

  Marketing; Customer Support. Saturn's marketing strategy uses promotion techniques proven in existing subscription television markets such as the United States and Europe, including direct sales campaigns (door-to-door selling), direct mail and telemarketing supported by a mass media brand awareness program. Direct sales has proven to be the most effective technique in other cable television markets, particularly in areas where multi-channel television is in its introductory stage. Each of these techniques aims to communicate the selling points of cable television: expanded choice, high entertainment value and breadth of programming genre to potential subscribers. Homes are released for marketing on a node by node basis as construction is completed which allows a very targeted marketing program tailored to the unique demographic profile of the territory and enables Saturn to capitalize on the product awareness resulting from its construction efforts. Saturn's sales strategy is designed to include an emphasis on telephony services (once these can be offered) and to capitalize on the value, quality and customer service advantages associated with bundled services. Saturn has established a national customer services center at its corporate headquarters in Wellington. All call management technology employed by Saturn is scalable and can be configured to support a national network expansion. In addition, Saturn is currently developing a sophisticated marketing database to assist the sales force in a targeted sales approach in future marketing campaigns.

  Competition. There are currently three broadcast networks in New Zealand, with plans for a fourth network announced. The largest provider of subscription television services in New Zealand is Sky, which operates a five channel scrambled UHF subscription television service. Although Sky offers a popular sports channel on an exclusive basis, Sky does not currently offer the programming diversity or television/telephony bundling that Saturn plans to offer, services Saturn believes will drive its penetration. Sky has recently announced, however, that for an installation fee of $420 it intends to offer ,a satellite service primarily targeted to rural areas of New Zealand that currently are unable to receive Sky's UHF signal and which may enable it to provide up to an additional five channels. Independent News Limited, which is 49% owned by News Corp., has recently announced that it is negotiating to acquire a significant shareholding in Sky. In addition, Telecom New Zealand ("Telecom"), New Zealand's largest telecommunications service provider with nearly a 100% share of local loop revenues, 75% of national and international toll revenues and 90% of cellular revenues, has announced its intention to rebuild certain of its existing networks using HFC technology, which will allow it to offer video and data services to a total of approximately 70,000 homes in various parts of New Zealand, and that further expansion of its network will depend on results of the initial roll-out. Telecom recently activated the initial portion of its network in the Wellington area, which passes approximately 2,000 homes. Telecom is also expected to be the primary competition to Saturn's planned local loop telephony service.

  Properties. Saturn has constructed a head-end facility on leased property in Paraparaumu. Saturn leases office and warehouse facilities for its headquarters in Petone, located north of Wellington, and additional office and warehouse space on the Kapiti Coast. These leases have six and three year terms, respectively, with six- and three-year renewal options, respectively. Saturn also has a two-year lease for additional warehouse space in Petone. Saturn has an option to acquire the Kapiti office premises.

  Management and Employees. UAP has appointed three of its employees to senior management positions at Saturn, including Saturn's chief executive officer, technical director and customer operations director. See "Management." UAP also provides technical, administrative and operational assistance to Saturn. Saturn reimburses UAP for all direct and indirect costs associated with these services, including employee costs, as well as 5% of Saturn's gross revenue through 1999.

  As of September 30, 1996, Saturn had 113 employees. Substantially all of Saturn's employees are parties to a collective employment contract governing certain conditions of their employment including probationary periods of employment, termination, redundancy, overtime, holidays, leave and dispute resolution.

SUN CABLE (PHILIPPINES)

  The Company holds a 40% economic interest in Sun Cable, the third largest cable television operator in the Philippines with wire line cable television systems in 15 markets that have a total of approximately 575,000 television homes. Sun Cable is dedicating significant resources to the construction and build-out of these franchise areas. Multi-channel television in the Philippines is experiencing rapid growth due in part to the country's recent economic growth, widespread proficiency of English and the high demand for television and alternative entertainment services. Sun Cable is also exploring the provision of telephony services over its networks, many of which are HFC. At three lines per 100 persons, the Philippines' telephone penetration rate is currently one of the lowest in the world. As of October 31, 1996, Sun Cable's systems passed approximately 94,364 homes and had 33,837 subscribers, representing a penetration rate of 36%. Due to limitations on foreign ownership, the Company's interest in Sun Cable is held through the Sun Cable Loan, which is convertible into a 40% equity interest in Sun Cable upon certain events. See "Regulation--Philippines."

  Market Overview. There are currently an estimated 7 million television households in the Philippines, of which only 350,000 receive multi-channel television services. The Company believes that the Philippine's improving economy, evidenced by a 4.8% average GDP growth rate over the last three years, will translate into an upward movement in demographics resulting in increased spending capability. English is widely spoken in the country. With the country's high television viewership and a general acceptance of Western programming, the Company believes the Philippine multi-channel television market has strong potential for continued growth.

  Operating and Growth Strategy. Sun Cable has selected markets where management believes it can be a major cable television provider. These markets are generally among the country's top 50 population centers or, if not, are strategic to Sun Cable's existing operating areas. Sun Cable has initiated or is planning to initiate a rebuild and expansion program in each of its markets involving, where feasible, the construction of HFC networks that will allow the systems to offer telephony services. Sun Cable is also expanding its existing networks and pursuing additional licenses and existing cable television systems in selected markets.

  Programming. Sun Cable offers a combination of English and local language services. Sun Cable's systems generally provide 40 to 60 channels of programming in a single basic tier of services. Sun Cable plans to introduce in the near future one or more tiered premium services as well as pay-per-view services. The following is a partial list of programming currently offered on a typical Sun Cable system:

       CHANNEL                                PROGRAMMING GENRE
       -------                                -----------------
       Home Box Office....................... English language movies
       ESPN International.................... sports
       Discovery............................. documentary/educational
       STAR Viva............................. Tagalog language movies
       STAR Plus............................. general entertainment
       CNN International..................... world news
       TNT/Cartoon Network................... classic movies/cartoons
       BBC World Service..................... international news and information
       MTV................................... music videos
       NBC................................... general entertainment
       CNBC.................................. news and information
       Asia Business News.................... news and information

  Pricing. The average subscription for Sun Cable's basic tier is approximately $11.40 per month, with a one time installation fee of approximately $19.

  Marketing, Customer Support. Sun Cable's primary marketing focus has been on increasing subscriber penetration levels through direct marketing efforts such as door-to-door campaigns, national and local advertising, and tactical promotions to increase customer base and loyalty. Sun Cable has established direct sales teams in most of its markets, which account for approximately three-fourths of the Company's sales. Sun Cable also has local and national print campaigns. Sun Cable plans soon to implement a comprehensive training program for its employees with an aim to promote customer care and service.

  Competition. Because cable television licenses in the Philippines are non-exclusive, many of the markets in which Sun Cable operates have more than one operator providing service. In its more rural markets, Sun Cable is either the only provider of multi-channel television services or is competing with operating systems which management believes to be generally small and undercapitalized. In several urban markets, representing a total of approximately 300,000 homes, however, Sun Cable faces competition from one or both of SkyCable and Home Cable, two national cable television multi-system operators that are also consolidating smaller cable television systems into their respective operating systems. In such markets, Sun Cable maintains its competitiveness by pricing its product aggressively and by providing the better picture quality that is available as a result of its generally higher quality network and equipment.

  Properties. Sun Cable leases various office and head-end space in all of the markets in which it is currently operating.

  Management and Employees. UAP has appointed six of its employees to management positions at Sun Cable, including Sun Cable's chief operating officer and several technical and construction managers. See "Management." UAP and Sun Cable are parties to a Technical Assistance Agreement whereby UAP has agreed to provide technical, administrative and operation assistance to Sun Cable encompassing the following areas: (i) engineering, design, construction and equipment purchasing, (ii) marketing, selling and advertising,

(iii) selection of programming and public relations, (iv) planning, acquisition and monitoring information technology associated with subscriber management and information systems, and (v) personnel management and training, for a fee of the greater of 3% of Sun Cable's gross revenues or actual expenses for each month, through February 24, 1998. UAP pays UAP's seconded employees' salaries and benefits and charges Sun Cable for these amounts.

  As of September 30, 1996, Sun Cable had 398 employees, of which 54 are employed in construction activities.

XYZ (AUSTRALIAN PROGRAMMING)


  Through its 25% interest in XYZ, the Company provides four channels (the "XYZ Channels") of the eight channels which are distributed as the Galaxy package, the most widely distributed programming package in Australia. The XYZ Channels consist of the following:

     CHANNEL                    PROGRAMMING GENRE
     -------                    -----------------
     Discovery Channel......... documentary, adventure, history and lifestyle programming
     Nickelodeon/Nick at Nite.. children's educational, entertainment and cartoons/family oriented drama and
                                entertainment
     Red....................... music video with local presenters
     Arena..................... drama, comedy, general entertainment, programming, library movies

  XYZ provides the XYZ Channels to Continental Century Pay Television Pty Ltd. (the "A Licenseholder"), which in turn, pursuant to long-term carriage agreements, supplies them as part of the Galaxy package to Australis and its franchisees and to Foxtel. The Galaxy package is available to the majority of Australia's approximately six million television households, including all households marketed via MMDS and DTH by Australis and its franchisees, pursuant to a carriage agreement between Australis and the A Licenseholder that has been warranted to XYZ as having a term through at least 2010. The XYZ Channels are also distributed to Foxtel pursuant to a carriage agreement between Foxtel and the A Licenseholder that has been warranted to XYZ as having a term through 2020. XYZ's agreement with the A Licenseholder provides for fixed per subscriber prices. The Company understands the carriage agreement between the A Licenseholder and Foxtel provides for substantial minimum subscriber guarantees. XYZ currently receives monthly revenues of approximately $3.15 per MMDS or DTH subscriber and $4.15 per Foxtel subscriber. ECT, an affiliate of the A Licenseholder, has guaranteed the performance of all of the A Licenseholder's obligations to XYZ under this agreement. As of October 31, 1996, the XYZ channels were distributed to approximately 269,000 multi-channel television subscribers.

  Operating and Growth Strategy. XYZ is an independently managed venture which purchases programming for, edits, packages and transmits the XYZ Channels in exchange for a monthly fee per subscriber. The Company and Century jointly manage Arena; the Company, Century and Foxtel manage Red; and the Company and Century, together with Nickelodeon Australia, Inc. ("Nickelodeon") manage the Nickelodeon/Nick at Nite channel. Each of these three channels reports to a board comprised of the Company, Century and Foxtel executives. The Discovery Channel is managed by Discovery Asia and distributed by XYZ.

  XYZ is focusing its marketing efforts on creating, building and supporting channel identification and brand awareness. XYZ's goal is to acquire quality programming that will engender viewer loyalty. In addition, when restrictions on multi-channel television advertising expire in mid-1997, XYZ plans to offer advertising on each of the XYZ Channels. XYZ also plans to create and distribute two additional channels in 1997. See "Regulation--Australia-- Broadcast Services Act."

  Acquisition of Programming. In July 1995, XYZ and Discovery Asia executed a twelve-year exclusive carriage agreement whereby a localized version of the Discovery Channel replaced the existing documentary channel developed by XYZ. The Company believes that, as a result of this arrangement, XYZ will be able to offer subscribers higher quality programming at a lower cost to XYZ.

  XYZ and Nickelodeon, a division of Viacom, are jointly producing and distributing an Australian version of Nickelodeon/Nick at Nite, which XYZ began distributing in October 1995. XYZ pays a monthly per subscriber license distribution fee that is shared equally by Nickelodeon and XYZ.

  XYZ acquires programming and locally produces interstitials for, packages and distributes Arena and Red. XYZ has acquired a two to three year supply of programming for Arena at prices its management considers to be favorable. XYZ is pursuing supply agreements and potential joint venture arrangements with a number of other international programming suppliers. XYZ has non-exclusive licenses with many of the world's largest record companies for music video programming.

  Properties. XYZ currently uses a portion of Foxtel's broadcasting facilities located in Sydney. XYZ is currently negotiating with Foxtel terms of a four-year lease for this facility. The Company believes this arrangement results in operational cost savings. XYZ believes its facilities are sufficient for the foreseeable future.

  Employees. As of September 30, 1996, XYZ had 57 employees and the Nickelodeon joint venture had 20 employees. The programming joint venture between the Company and Century had 13 employees that provide management services to XYZ.

TELEFENUA (TAHITI)

  The Company has a 90% economic interest in Telefenua which operates a 15 channel MMDS service in a service area that, as of October 31, 1996, included approximately 18,700 television homes. Telefenua is currently expanding its network by selectively adding beam benders and repeaters that will allow its signal to reach substantially all of the approximately 31,000 serviceable homes in its franchise areas. Telefenua had 4,902 subscribers as of October 31, 1996, representing a 26% penetration rate. The Company is in the early stages of negotiating the sale of all or a portion of Telefenua to a local strategic investor, although there can be no assurance that the Company will conclude such a transaction.

  Market Overview. Tahiti and Moorea are the two largest and most populous islands of French Polynesia, a self-governing territory of the Republic of France. The French government contributes heavily to French Polynesia's economy and approximately one-third of Tahiti's population is employed by the national government. Television viewing alternatives are limited, but demand for television is strong as demonstrated by the country's high television and VCR penetration rates, 99% and 66%, respectively, and average per capita television viewing of nearly four hours per day. Prior to late 1994, television choice was limited to two government broadcast channels.

  Operating and Growth Strategy. Telefenua is focusing on increasing its penetration rates through continued direct marketing campaigns, including door-to-door sales, and expanding its serviceable homes through select deployment of beam benders and repeaters. Management is actively seeking to expand its programming offering including the planned introduction of premium movie services. Telefenua is also expanding its network by adding additional beam benders and repeaters. The Company anticipates this expansion will be completed over the next 12 to 24 months.

  Pricing. The subscription fee for Telefenua's basic tier is approximately $49 per month and the expanded tier monthly rate is approximately $65. To date, nearly 99% of Telefenua's customers are subscribing to the expanded tier of service. Telefenua also charges a one-time installation rate of approximately $109.

  Programming. Telefenua offers a combination of French and English language services. Telefenua's current channel line-up consists of 15 channels segregated into two tiers of service--a basic service with 12 channels and an expanded tier with an additional three channels. Telefenua's basic tier offers the two local broadcast channels as well as French language childrens', sports, general entertainment and music channels and the English language CNN International channel. Telefenua also offers a French/Tahitian language program guide and plans to offer a local public access channel. The expanded tier includes French language movies, a documentary channel and ESPN International.

  With the exception of CNN International, ESPN International and the two local broadcast channels, all programming consists of taped French satellite services. Current French regulations require approval of the national regulatory authority for all programming. The following is a list of programming currently offered by Telefenua:

       CHANNEL                       PROGRAMMING GENRE
       -------                       -----------------
       RFO 1........................ government broadcast, general entertainment
       RFO 2........................ government broadcast, general entertainment
       CNN International............ world news
       RTL.......................... general entertainment
       Eurosport.................... sports
       Canal J/Canal Jimmy.......... adult and childrens'
       Serie Club................... general entertainment
       Paris Premiere............... arts, life
       MCM.......................... music video
       M6........................... general entertainment
       CMT.......................... country music video
       Program Guide................ program guide service
       Planete...................... documentary (expanded basic tier)
       Cine Cinemas................. movies (expanded basic tier)
       ESPN International........... sports (expanded basic tier)

  Marketing; Customer Support. Telefenua utilizes several marketing techniques, proven in the U.S. multi-channel television industry, including door-to-door, direct mail, and local media. The Company's customer service center also conducts telemarketing campaigns and has opened sales boutiques in high traffic areas throughout Tahiti and Moorea. Marketing campaigns consist of selected promotions targeting specific demographic groups throughout the year and new markets as they are activated. Telefenua's customer service center is located at its corporate headquarters. The center handles all customer inquiries, coordinates installations and manages all maintenance activities.


  Competition. Telefenua's only subscription television competitor is Canal Plus, which offers a single channel UHF service offering a combination of sports, movies and general entertainment programming. The Company estimates that Canal Plus had approximately 3,800 subscribers, of which an estimated 1,000 are also customers of Telefenua. The monthly subscription fee for Canal Plus' service is approximately equal to the subscription fee for Telefenua's 15-channel expanded tier service. There is no existing competition in Tahiti from DTH services due to limited satellite coverage in the region and lack of available satellite delivered French language programming.

  Properties. Telefenua owns office space in Punaania, Tahiti. This facility also contains the customer service center and the head-end equipment for the system, including equipment for the receipt of satellite delivered programming and local broadcasts as well as play-back of taped programming. Telefenua compiles its 15-channel service at this facility and then transmits from its MMDS broadcast tower located on the island of Moorea.

  Management and Employees. UAP and SFCC are parties to a Technical Assistance Agreement, whereby UAP has agreed to provide technical, administrative and operational assistance to SFCC. SFCC has a similar technical assistance agreement with Telefenua under which it makes available to Telefenua UAP's services encompassing the following areas: (i) engineering, design, construction, and equipment purchasing, (ii) marketing, selling and advertising, (iii) accounting, billing and subscriber management systems, and
(iv) personnel management and training for a fee equal to 5.5% of Telefenua's gross revenue through the end of 1996, 3.5% of gross revenue for the following 12 months, and 2.5% thereafter. The fees payable to UAP under its Technical Assistance Agreement with SFCC are 5%, 3% and 2% of Telefenua's gross revenues over the same periods. UAP is also reimbursed for all direct and indirect costs associated with the services it provides. UAP has appointed two of its employees to serve as managing director and technical director of Telefenua. See "Management." UAP pays these employees' salaries and benefits and charges Telefenua for these amounts. The total amount accrued as of September 30, 1996 payable to UIH under the Technical Assistance Agreement is $1.9 million.

  As of September 30, 1996, Telefenua had 41 employees.

UNITED WIRELESS (AUSTRALIAN MOBILE DATA)

  The Company owns a 100% economic interest in United Wireless, a provider of two-way wireless mobile data services in Australia. Wireless data networks provide for the two-way transmission of packet switched data between a customer's terminal and a host computer. The transmission of wireless data occurs over a network, similar in configuration to a cellular telephone network, which is constructed and maintained by a local network carrier, such as United Wireless.

  Background. In September 1995, the Company acquired a 100% interest in BellSouth Mobile Data Australia Pty Limited which was renamed United Wireless. United Wireless is in the second phase of its network deployment in the major metropolitan markets of Australia. United Wireless' network is based on the "Mobitex" technology, developed by Ericsson and Swedish Telekom and launched in 1984. Today, there are 15 operational Mobitex wireless data networks deployed throughout Europe, North America and the Asia/Pacific region.

  Market Overview. The Australian wireless mobile and fixed data industry is in an early stage of development. Wireless data services were first introduced in Australia in 1992 by United Wireless' predecessor. Today, there are two public wireless data carriers in Australia with a total estimated installed base of 6,000 customer terminals.

  Operating and Growth Strategy. United Wireless is aggressively expanding its network coverage areas to encompass the metropolitan markets of Adelaide, Brisbane, Canberra, the Gold Coast, Melbourne, Perth and Sydney. The Company plans on spending approximately $3.7 million for network construction and working capital needs through 1998.

  Marketing and Customers. United Wireless' target market includes large companies with significant potential installed bases, such as utilities, security alarm firms, commercial banks, transport companies, and courier and delivery companies. Management believes that the most expeditious and economical approach to building an installed customer terminal base is to target its efforts on securing these large corporate accounts. Specific applications that United Wireless plans to target include: remote order entry (e.g., sales persons and couriers), credit and debit card validation, remote meter reading for utilities, security monitoring and vending machine inventory monitoring.

  Revenue and Pricing. The majority of United Wireless' revenues are derived from monthly access fees charged on a per terminal basis. The average customer pays a monthly rate of $25 per terminal.

  Sales. United Wireless utilizes a network of systems integrators that act as the primary interface with potential customers. These systems integrators develop specific customer applications which utilize the Mobitex wireless network for transmission of data. United Wireless works closely with these systems integrators providing technical, marketing and other general sales support.

  Competition. United Wireless competes primarily with Telstra Wireless Data, a subsidiary of Telstra, whose wireless data network was developed by Motorola. The Company estimates Telstra Wireless Data has an installed base of approximately 5,250 customer terminals.

  The Company believes that the Mobitex network provides certain competitive advantages over other operating platforms including: (i) superior transmission quality; (ii) broader redundancy capabilities; (iii) larger base station coverage areas; (iv) lower maintenance and support requirements; and (v) a greater array of proven application solutions.

  Properties. United Wireless leases corporate office space in Sydney and has a leased regional sales office in Melbourne.

  Employees. As of September 30, 1996, United Wireless had 12 employees.

HITV (CHINA)

  The Company owns a 49% interest in HITV, a joint venture with the Broadcast Bureau of Hunan Province which owns the remaining 51%. HITV owns and operates a microwave relay network (the "HITV Network") that currently delivers one television broadcasting channel to cable television systems in 14 cities throughout the Hunan Province. While the Chinese government is actively encouraging the development of the country's telecommunications infrastructure, majority foreign ownership of such communications systems is not allowed at this point.

  The Company has agreed to invest up to $6.6 million which will be used to rebuild and upgrade the HITV Network to a digital system with expanded transmission capacity. As of September 30, 1996, the Company has already invested $6.0 million in HITV. The capital was used for the HITV Network's rebuild and expansion, which is scheduled to be completed in late 1996.

  Upon completion of the HITV Network, HITV plans to deliver additional television programming services to cable systems in the Hunan Province in exchange for an agreed upon yearly fee per cable system subscriber. In addition, HITV has the right to receive 30% of all domestic advertising revenues generated through the HITV Network and 70% of all international advertising revenues generated through the HITV Network. HITV plans to use the HITV Network for the provision of additional data and voice services as and when government regulations in China allow such services.

                           DEVELOPMENT OPPORTUNITIES

  The Company is actively engaged in the origination and development of new opportunities to construct, acquire or distribute multi-channel television systems and services in newly emerging markets throughout Asia and the Pacific. The Company intends to use a portion of the net proceeds from the Offerings to fund its development opportunities. See "Use of Proceeds."

  The following table summarizes in alphabetical order the Company's multi-channel television development opportunities in those countries of its current primary focus.

         HOMES IN TARGETED
 COUNTRY   SERVICE AREA                      STATUS OF PROJECT
 ------- ----------------- ----------------------------------------------------
 China            N/A      The Company has executed letters of intent with
                           local partners and/or government authorities in
                           several markets in China to form joint ventures to
                           own and operate communications and media businesses.
 India        750,000      The Company is in discussions with two of the newly
                           licensed fixed wire telecom operators concerning the
                           creation of a joint venture that would own and
                           operate integrated networks in each of the
                           licensee's respective franchise areas.
 Japan        500,000      The Company is in discussions with a local partner
                           for the formation of a nation-wide multi-channel
                           television and telecommunications joint venture in
                           Japan.
 Taiwan       350,000      The Company is currently negotiating with one of
                           Taiwan's largest cable operators to form a nation-
                           wide MSO to pursue cable television system
                           consolidation activities.

  In addition to the development projects listed above, the Company is pursuing other multi-channel development opportunities in Indonesia and Malaysia.

  China. In addition to its interest in HITV, the Company is pursuing other activities in China. The Company has executed letters of intent with government agencies in several provinces throughout China, including the Guangdong, Fujian, Zehjiang, and Jiangsu provinces, to establish joint ventures to own and operate microwave relay networks similar to that being developed by HITV in Hunan Province. The Company is also pursuing other multi-channel television and telecommunications-related projects in China.

  India. There are 45 million television households in India and over 50,000 small cable television operators serving an estimated 15 million customers. The Company believes the growth of small-scale cable television systems has resulted from the recent availability of satellite programming and the increasing awareness and demand for multi-channel television. Over 250 million of India's 900 million people are estimated to be part of the growing middle class whose economic and social progress have created what the Company believes to be an excellent opportunity for the development of modern communications systems and services. The Company is in discussions with two of the newly licensed fixed wire telecom operators concerning the creation of a joint venture that would own and operate integrated networks in each of the licensee's respective franchise areas.

  Japan. Japan, a country of 42 million television households, with high television and VCR penetration rates, is an attractive market for development of multi-channel television projects. Until recently, Japan's pay television growth was constrained by a regulatory framework which limited the creation of multiple system operators and discouraged foreign investment. The Company believes that new legislation which permits the creation of MSO's, allows for direct foreign investment of up to 33% and permits the delivery of voice services over video networks will result in rapid growth in the Japanese pay television market. The Company is in discussions with a local partner for the formation of a nation-wide multi-channel television and telecommunications joint venture in Japan.

  Taiwan. Taiwan, a country with existing multi-channel television penetration of over 60%, is currently undergoing nation-wide system consolidation as a result of recently enacted legislation. Taiwan's demographics are attractive for continued multi-channel television growth, with GDP per capita of $14,300 and VCR penetration of 65%. Today, the majority of operators deliver a single tier of service. The Company is in discussions with a local cable operator to form a nation-wide MSO to pursue cable television system consolidation activities. The Company anticipates the MSO, if formed, would focus on quickly acquiring existing independent operators, rebuilding their networks and subsequently delivering a broader variety and choice of programming through tiered services.

TECHNOLOGIES EMPLOYED BY THE COMPANY

  The Company currently uses three principal transmission technologies in the deployment of its multi-channel television services in Australia, New Zealand, the Philippines and Tahiti. These technologies are: (i) microwave multipoint distribution systems (MMDS or wireless cable); (ii) DTH satellite broadcast services; and (iii) wireline cable, or CATV, the technology with which multi-channel television services are most frequently delivered in the United States. The Company has carefully evaluated the characteristics of the markets in which it is currently operating or planning to operate multi-channel television systems and has chosen what it believes to be the most appropriate transmission technology for each.

  MMDS is a microwave distribution system for which frequency bands are utilized for transmission of the programming services. MMDS signals originate from a head-end facility, which receives satellite-delivered programming services and delivers such programming via an encoded microwave signal from transmitters located on a tower or on top of a building to a small receiving antenna located at a subscriber's premises, where the microwave signals are decoded. MMDS transmission requires a clear line-of-sight because microwave frequencies will not pass through obstructions; however, many signal blockages can be overcome through the use of low power signal repeaters which retransmit an otherwise blocked signal over a limited area. The initial construction costs of a MMDS system generally are significantly lower than a wireline cable or DTH system. The Company is using MMDS transmission technology in Australia and Tahiti, where housing density and topography make MMDS the most cost effective technology.

  DTH transmits encoded signals directly from a satellite to a subscriber's premises, where it is decoded. Currently in Australia, all DTH subscription television services are transmitted via the Optus Satellite using High Performance Beams ("HP Beams") covering certain geographic areas (commonly referred to as a satellite "footprint"). All of Austar's franchise areas are within the Optus Satellite footprint. Since this signal will be transmitted at a high power level and frequency utilizing MPEG II digital technology, its reception can be accomplished with a relatively small (26-35 inch) dish mounted on a rooftop or in the yard for the households located within the innermost satellite transmission "footprint" and with a slightly larger (35-47 inch) dish for the households located outside the innermost footprint. Austar is using DTH transmission technology for homes in its MMDS markets that are not reachable by its MMDS signals as well as for homes in its franchise areas where household densities do not support the construction of MMDS systems. Due to satellite coverage limitations, DTH service is currently not available in New Zealand or Tahiti, although Sky has recently announced plans to start delivering services to New Zealand by satellite.

  A wireline cable television system is a network of coaxial or fiber-optic transmission cables through which programming is transmitted to a subscriber's premises from the system's head-end facility, which receives satellite and tape-delivered programming. Wireline cable television offers a wide bandwidth that generally allows the transmission of a larger number of channels than MMDS. When constructed with a HFC network, as the Company plans to do in New Zealand and the Philippines, the system's infrastructure can be used to deliver telephony and data services. The primary disadvantages of a wireline cable network are the higher costs of construction, especially in areas of low housing density, and the length of time required to construct the network. The Company is constructing wireline cable systems in New Zealand and the Philippines and, due to topography and housing densities, is constructing a wireline cable system in one market in Australia.

EMPLOYEES

  Prior to the Offering, UAP had no employees. Historically, UAP was operated by employees of UIH. In connection with the Offering, approximately 35 Company personnel currently employed by UIH will become employees of UAP. UAP supplies in turn certain employees to Austar, Saturn, Sun Cable and Telefenua pursuant to Technical Assistance Agreements with such operating companies. UIH and UAP are parties to the UIH Management Agreement pursuant to which UIH will continue to provide certain administrative services necessary for UAP and its subsidiaries. See "Relationship with UIH and Related Transactions."

LEGAL PROCEEDINGS

  Other than as described below, the Company is not a party to any other material legal proceedings, nor is it currently aware of any other threatened material legal proceedings. From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of its business.

  The territorial government of Tahiti has legally challenged the Decree and authority of the CSA to award Telefenua the authorizations to operate an MMDS system in French Polynesia. The French Polynesian's challenge to France's authority to award Telefenua an MMDS license in Tahiti was upheld by the Conseil d'Etat, the supreme administrative court of France. The territorial government of Tahiti has brought an action in French court seeking cancellation of the MMDS licenses awarded by the CSA to Telefenua, although no such cancellation has yet taken place. A law recently enacted by the French Parliament gives Telefenua a statutory basis for seeking a new authorization from the communications agency, should the existing authorization be nullified. The Company believes that if the existing authorization is nullified and Telefenua is unable to obtain a new authorization, Telefenua may petition for restitution for the taking of such authorization. There can be no assurance, however, that if the existing authorization is nullified a new authorization will be obtained. If Telefenua does not obtain a new authorization, however, there is no assurance that Telefenua will receive any restitution. In addition, any available restitution could be limited and could take years to obtain. See "Risk Factors--Challenge to Telefenua Authorization."

  An individual who claimed to have worked with UIH in connection with the acquisition by Austar of certain of its licenses has claimed that UIH owes him a 12.5% equity interest in unspecified subsidiaries of UIH in consideration of services purportedly provided. This complaint, which was filed on April 24, 1996 and served on UIH in October 1996 and is pending in a civil court in Melbourne, Australia, seeks an unspecified amount of damages. UIH intends vigorously to defend these claims, which the Company believes are without merit.

  On November 6, 1996, Austar filed a complaint in the Supreme Court of New South Wales, Commercial Division, seeking injunctive relief to prevent (i) Australis from transferring its satellite delivery systems and associated infrastructure to its joint venture with Optus Vision and (ii) Optus Vision from using such infrastructure to deliver DTH services in Austar's franchise area. Austar believes that the use of the infrastructure by any entity other than Austar for the provision of DTH services within Austar's franchise areas violates the terms of Austar's franchise agreement with Australis which granted Austar an exclusive license and franchise to use the infrastructure within its franchise areas. Austar is seeking injunctive relief or, in the alternative, damages associated with this violation of its franchise agreements. See "Business--Austar (Australia)--Franchise Agreements, -- Competition."

                                  REGULATION

AUSTRALIA

  Australia is a Federal jurisdiction. The Federal Government of Australia has exclusive jurisdiction with respect to certain matters enumerated in Australia's constitution while the States and Territories of Australia have residual power over all other matters. The provision of subscription television services is regulated by the Federal government under various Commonwealth statutes. In addition, State and Territory laws, including environmental and consumer contract legislation, may impact the construction and maintenance of a transmission system for subscription television services, and the content of those services, as well as on various aspects of the subscription television business itself.

  The Australian regulatory framework distinguishes between the regulation of the subscription television services themselves and the regulation of the facilities used to transmit those services. The BSA, which is a Federal statute, regulates the provision of subscription broadcasting and subscription narrowcasting services in Australia, and certain aspects of the content and satellite transmission of those services. Narrowcasting services are services available to special interest groups or which target particular audiences and are provided pursuant to class licences. Subscription broadcasting services provide programmes of appeal to the general public (as opposed to those which target particular audiences) and require an individual licence for each service.

  The transmission facilities used to provide these services are principally regulated by the Radiocommunications Act and the Telecommunications Act. The Radiocommunications Act commenced on 1 July 1993 and regulates the use of MMDS transmission, the radio frequency spectrum and the spectrum used by satellite operations. The Telecommunications Act commenced on 1 July 1991 and regulates the provision of telephony services, and the use of DTH and cable services.

 BROADCASTING SERVICES ACT

  Overview. The BSA regulates the ownership and operation of television and radio services in Australia. It applies to all categories of television and radio services, whether those services are broadcasting or narrowcasting; television or radio; national, community, commercial or subscription; transmitted via cable (fiber-optic or coaxial), DTH, MMDS or any other means or a combination of those means of transmission.

  The Australian Broadcasting Authority ("ABA") may at any time alter the criteria for the categories of broadcast services; however, an operator wishing to determine the appropriate category for a service may obtain an opinion from the ABA. For a period of five years after the date of such an opinion, neither the ABA nor any other Australian government agency may take any action against the provider of the service alleging that such service falls into a category other than the category referred to in the opinion; provided that the circumstances relating to the broadcasting service remain substantially the same as those specified in the application for the opinion.

  Subscription Television Broadcasting Services. The BSA regulates subscription television broadcasting services by requiring each service to have an individual license. Non-satellite broadcasting licenses are issued by the ABA on receipt of a written application and fee and a satisfactory report from the Australian Competition and Consumer Commission ("ACCC") that the grant of the license would not substantially lessen competition. The ACCC's report must set out its opinion regarding whether the granting of the Broadcast License to the applicant (i) would constitute a contravention of
Section 50 of the Trade Practices Act ("TPA") if the allocation of the license were the acquisition by the applicant of an asset of a body corporate or (ii) would not be authorised under Section 88 of the TPA if the applicant had applied for such an authorisation.

  Section 50 of the TPA prohibits acquisitions of the shares or assets of a corporation which would have the effect or would be likely to have the effect of substantially lessening competition in a relevant market. Section 88 relates to the procedure whereby such acquisitions can be authorised by the ACCC if they result in, or are likely to result in, such a benefit to the public that the acquisition should be allowed to take place.

  In addition, the ABA must also determine whether the applicant is suitable to hold a subscription television broadcasting license under the BSA pursuant to certain enumerated factors. An applicant will be deemed a "suitable" Subscription Broadcast licensee unless the ABA determines that granting such a license to the applicant would lead to a significant risk of the contravention of the BSA or breach of the license conditions. Section 98(3) of the BSA sets out factors which the ABA is required to take into account in assessing such risk. Austar is not aware of any existing circumstances that would affect its suitability to be a licensee.

  Companies associated with STV and CTV hold approximately 100 non-satellite subscription television broadcasting licenses. These licenses, together with Austar's MMDS licenses, enable Austar to provide subscription television broadcasting services by MMDS in its franchise areas.

  Each broadcasting license is issued subject to certain conditions, including: (i) advertisements are prohibited until July 1997; (ii) cigarette or other tobacco product advertising is prohibited; (iii) subscription fees must be the predominant source of revenue for the service, even after advertisements are permitted; (iv) the licensee must remain a "suitable" licensee under the BSA; (v) if the licensee provides a service devoted predominantly to drama programs, the licensee must ensure that at least 10% of its annual programming expenditure relates to new Australian drama programs;
(vi) customers must have the option to rent domestic reception equipment and must have the ability to terminate the rental agreement on one month's written notice to the licensee; and (vii) the licensee must comply with provisions of the BSA relating to anti-siphoning and the broadcasting of R-rated materials. The ABA may vary or revoke license conditions or may, by written notice, specify additional conditions.

  The BSA also provides for the issuance of three satellite licenses for DTH service and prohibits the ABA from issuing before July 1997 any other license for delivery of DTH service. Each DTH Satellite license is subject to certain additional conditions, including that: (i) the licensee must use the Digital Transmission Standard (as part of that standard, satellite reception equipment must be capable of Australian manufacture); (ii) domestic reception equipment used by the licensee must be accessible by other satellite broadcasting services at a fair price; (iii) the licensee's subscriber management system must provide access to that system to other subscription television broadcasting licenses at a fair price; and (iv) if the ABA is directed by the Australian Minister for Communications and the Arts (the "Minister") to include such a condition, Australian industry must be adequately involved in the provision of services under the license.

  While Austar has been granted a license and franchise by Australis to market DTH services for two satellite license holders and XYZ supplies programming to one satellite license holder, the DTH services are provided by those satellite license holders and the conditions of the satellite licenses do not directly apply to either Austar or XYZ. Material non-compliance by a satellite license holder with conditions of its license, however, could have a material adverse effect on Austar or XYZ. See "Risk Factors--Ability to Procure Additional Programming Services."

  Foreign Ownership. Foreign ownership of "company interests" of subscription television broadcasting licensees is limited to 20% by a single foreign person and an aggregate of 35% by all foreign persons. "Company interests" under the BSA include a beneficial entitlement to, or an interest in, shares of the company, i.e., exercising control of votes at a shareholders meeting, having a beneficial entitlement to a dividend, a share of profits under the company's memorandum and articles of association or shareholder distributions upon liquidation or otherwise. "Foreign person" means (i) a natural person who is not an Australian citizen or (ii) a company wherever incorporated, where non-Australian citizens hold company interests in the company exceeding 50%; or
(iii) a company, wherever incorporated, where (a) a company referred to in
(ii) or (b) natural persons who are not Australian citizens and a company referred to in (ii), hold company interests in the company exceeding 50%. Company interests can be traced through a series of companies in order to determine levels of foreign ownership in accordance with a formula specified in the BSA. Currently, UAPC's indirect interests in the companies that hold the licenses are in the form of debentures and not company interests under the BSA. See "--Foreign Acquisition and Takeovers Act" and "Corporate Organizational Structure--Austar."

 Cross-Media Ownership. Subject to the following there are no provisions in the BSA limiting the interest that an existing media owner may have in the operator of a Narrowcast service, a subscription radio broadcast service or a non-satellite Subscription Broadcast service. In relation to the last category of service, however, the ABA is obliged to monitor the cross-media ownership.

  The BSA restricts the level of cross-media ownership and control of Satellite Licensee A. Under applicable rules, a defined media owner may not hold more than 2% of the company interests of, or control or be in a position to control, Satellite Licensee A prior to 1 July 1997. Defined media owners include persons who control large circulation newspapers, telecommunications carriers and commercial television licensees. Further, Satellite Licensee A and Satellite Licensee B cannot hold more than 2% of total company interests in each other or control, or be in a position to control, each other prior to 1 July 1997.

  Broadcasting Adult Materials. A subscription television broadcasting licensee may not broadcast R-rated material ("restricted to persons over eighteen years of age" as determined by the Office of Film Literature Classification) programming until the ABA has completed an extensive survey on community standards on taste and decency in relation to classifications for subscription television and on what levels of violence and depiction of sex should be allowed, and has recommended, and the Federal Parliament has approved, the broadcast of programs in that category.

  While the ABA has completed its survey and has recommended that R-rated programming should be available to subscription broadcasting television subscribers, subject to certain controls, Parliament has not approved the recommendation. A Senate (upper house) committee issued a unanimous report in February 1995 recommending an extension of the existing moratorium banning R-rated movies from subscription television. The Senate committee also recommended that the Australian Government revise the R-rating system (which is somewhat different than the R-rating system in the United States), creating one version for movies and another, censored version for video and subscription television. The Minister has yet to submit a proposal regarding the transmission of R-rated programming to Parliament.

  The Company is unable to predict the Minister's recommendations or their likely effect on Austar or XYZ. A change from the current prohibition on R-rated material may enable subscription television service providers, such as Austar, or programmers, such as XYZ, to provide or produce a broader range of services than is currently permitted. If Parliament approves the broadcast of R-rated programs, the BSA also imposes a condition that the licensee must ensure that access to programs classified as R-rated may be restricted by disabling devices acceptable to the ABA.

  Anti-Siphoning. The BSA prohibits subscription television broadcasting licensees from obtaining exclusive rights to events of national importance or cultural significance that have traditionally been shown on free-to-air television. The prohibition applies to any event that the Minister has specified on the "anti-siphoning list" unless a national broadcaster or commercial television broadcasting licensee (whose services cover more than 50% of the Australian population) has the right to broadcast that event. To date, the anti-siphoning list contains only sports of interest to Australians including certain Rugby League, Rugby Union and Australian Rules football matches, cricket matches, the English FA cup final and World Cup soccer matches, the Australian National Basketball League finals, certain national and international golfing events and tennis matches, all for a period of ten years. The Minister may add or remove events from the anti-siphoning list.

  Australian Content. The BSA requires any subscription television broadcasting service predominantly devoted to drama programs to devote at least 10% of its annual program expenditures to new Australian drama programs. Based on its discussions with government regulators, Austar believes the programming it distributes currently complies with these provisions. The BSA requires the Minister to conduct a review of Australian content before July 1997, including the feasibility of increasing this percentage to 20%. The new government has indicated that this review should consider whether Australian content requirements should be extended to non-drama services.

 LICENSES

  Radiocommunications Act. The Radiocommunications Act regulates the use of the radio spectrum in Australia, including the issue and use of MMDS apparatus licenses and the grant of spectrum licenses. Apparatus licenses authorize the licensee (and certain persons authorized by the licensee) to operate specified radiocommunications devices. The apparatus licenses issued to Austar authorize the operation of radiocommunications transmitters at each of Austar's MMDS systems and permit the transmission of signals over specified frequencies to Austar's subscribers. As of the date hereof, the government has not issued any spectrum access licenses.

  General conditions apply to each MMDS license, including conditions that apparatus licensees and operators of devices comply with the Radiocommunications Act and its conditions, and meet all obligations under that Act. MMDS licenses of the type held by Austar are further restricted by conditions including operating on specified frequencies and operating consistently with the frequency band plan, without the likelihood of interference. The Spectrum Management Agency ("SMA"), the government agency established under the Radiocommunications Act to manage the radio frequency spectrum, may at any time impose new conditions or revoke or vary them with respect to individual licenses. See "Risk Factors--Government Regulations; License Renewal."

  Each apparatus licensee may, within six months before an apparatus license is due to expire, apply to the SMA for renewal. Licenses bear the following notation with respect to renewal:

    Issue of the Licenses for a further period is not and cannot be automatic due to changing community demands on the radio frequency spectrum. Every reasonable effort will be made to give adequate notice of any intention not to renew the Licenses or any changes to any conditions placed on the Licenses. The Minister, the Spectrum Management Agency, the Commonwealth of Australia or its officers, servants or agents accept no liability for costs due to refusal to renew the license or changes to any of the conditions placed on the license.

  If the SMA decides to refuse to renew a license, it must notify the licensee in writing of its reasons for doing so. That decision is then reviewable by an administrative appeals body. In deciding whether or not to renew an apparatus license, the SMA must consider the effect on radiocommunications of the proposed operation of the radiocommunications devices that would be authorized under the relevant apparatus license. The SMA may not issue an apparatus license that is inconsistent with the spectrum plan or any relevant frequency bank plan. On renewal, an apparatus license will remain in force, unless canceled or suspended on an earlier date, for the period specified in the apparatus license, which may be a period of up to five years.

  The Radiocommunications Act provides that the SMA may cancel or suspend an apparatus license if it is satisfied that the licensee or a person authorized by the licensee to operate a radiocommunications device has violated the terms of the license or the Radiocommunications Act or any other law. The Radiocommunications Act does not prohibit the sale of shares in a company that holds an apparatus license.

  The Radiocommunications Act provides for the preparation of plans for the conversion of existing apparatus licenses into spectrum licenses. The SMA is required to prepare conversion plans at the direction of the Minister, but, as at the date hereof, no conversion plans have yet been announced. When conversion occurs, spectrum access charges may be payable to the SMA. In determining the spectrum access charges payable on conversion, consideration may be given to the basis on which a particular license was issued, for example, whether it was issued pursuant to a price-based process (like an auction) or by administrative allocation. The SMA has not made any declarations or issued any guides setting out the basis for calculation of spectrum access charges for licenses.

  The principal differences between apparatus licenses and spectrum licenses relate to subject matter, term and renewal/reallocation. Both apparatus and spectrum licenses are transferable subject to the terms of the Radiocommunications Act and as may be determined by the SMA. Apparatus licenses authorize the licensee to operate specified radiocommunications devices such as MMDS transmitters and repeaters. Spectrum licenses are expected to emphasize the ability of a licensee to use a part of the radiowave spectrum (defined by frequency and geographic location) rather than operate a specifically identified radiocommunications device. MMDS spectrum licenses may have a term of up to ten years, but will not necessarily be reissued to the same licensees. Instead, MMDS spectrum licenses will be reallocated under a price based tender process at the end of their term unless the SMA is satisfied that special circumstances exist as a result of which it is in the public interest for the same licensees to continue to hold the spectrum licenses or the Minister determines that it is in the public interest that the MMDS spectrum licenses be reissued to the same licensees. See "Risk Factors--Government Regulations; License Renewal."

  TELECOMMUNICATIONS ACT

  The Telecommunications Act regulates the use of telecommunications facilities to supply telecommunications services. Telstra and Optus have the right to install and maintain facilities (for example, wireline cable) and, therefore, are expected to be the primary providers of cable and satellite-based facilities and carriage services on these facilities. Non-carriers, such as CTV and STV, can use carriage services provided by such carriers to provide telecommunications services to others and can also install and maintain facilities for the provision of subscription television broadcasting services. Non-carriers must comply, however, with the Eligible Service Providers Class License under the Telecommunications Act, including technical and operational standards, provision of eligible services, prevention of the supply of eligible services for illegal purposes and use of telecommunications networks for unlawful purposes.

  The Telecommunications Act permits a provider of subscription television services, such as Austar, to install and maintain a wireline cable network for the purposes of providing multi-channel television services. Other services, such as telephony, cannot currently be provided over the wireline network, but this is expected to be allowed after July 1997.

  Foxtel and Optus Vision, general carriers, have constructed wireline cable networks. Under a direction issued by the Minister, Foxtel, Optus Vision and their associates would be obliged to comply with interconnection and non-discriminatory access principles similar to those applicable to common carriers in Australia. Such direction provides, however, for a limited exemption from this access regime in relation to connection of subscription television broadcasting services to their respective networks until July 1997. The Minister under the Labor Government (in power from 1983 until March 1996) has stated that this exemption may continue until 1999 if there is "appropriate competition" in the delivery of subscription television broadcasting services using cable transmission. The new Government's policy principles issued in January 1996, however, indicate that they will not grant this extension.

  The Australian government has publicly stated its intention to increase deregulation and competition in the telecommunications industry. The Company understands that Telecommunications Act will be amended so that additional carrier licenses can be issued from 1 July 1997.

  FOREIGN ACQUISITIONS AND TAKEOVERS ACT

  The FATA requires (i) any natural person not ordinarily resident in Australia, or (ii) any corporation or trustee of a trust estate in which a natural person not ordinarily resident in Australia or a foreign corporation (being a corporation organised outside Australia) holds a substantial interest (defined below) or in which two or more such persons or foreign corporations hold an aggregate substantial interest (defined below), who proposes entering into an agreement by virtue of which the person, corporation or trustee will acquire or increase a substantial interest in an Australian corporation to notify the Treasurer of its intention to do so. The person, corporation or trustee may then only enter the proposed transaction if (a) the Treasurer advises that the Commonwealth Government has no objection to the transaction; or (b) the Treasurer has made no order prohibiting the transaction and the person, corporation or trustee has received no advice referred to above after 40 days have elapsed following the giving of the notice to the Treasurer.

  The Treasurer may make an order prohibiting the transaction if he or she is satisfied it would result in foreign persons or different foreign persons controlling the corporation and that result would be contrary to the national interest. Alternatively, the Treasurer may advise that the Commonwealth Government has no objection to the transaction, provided that the person, corporation or trustee complies with specified conditions. If the Treasurer specified conditions in connection with the non objection, the person, corporation or trustee entering into the transaction, must comply with such conditions.

  A person is taken to hold a "substantial interest:" (a) in a corporation, if the person, alone or together with any associates (as defined, in the FATA), is in a position to control not less than 15% of the voting power in the corporation or holds interest in not less than 15% of the issued shares in the corporation; or (b) in a trust estate, if the person alone or together with any associates (as defined), holds a beneficial interest in not less than 15% of the corpus or income of the trust estate. Two or more persons are taken to hold an "aggregate substantial interest;" (c) in a corporation, if they, together with any associates (as defined), are in a position to control not less than 40% of the voting power in the corporation or hold not less than 40% of the issued shares in the corporation; or (d) in a trust estate, if they together with any associates hold in the aggregate beneficial interests in not less than 40% of the corpus or income of the trust estate. Where a trustee has power or discretion under the terms of a trust as to the distribution of income or corpus of the trust estate to beneficiaries, each beneficiary is taken for the purpose of paragraphs (b) and (d) above to hold a beneficial interest in the maximum percentage of income or corpus of the trust estate that the trustee is empowered to distribute to that beneficiary.

  The circumstances in which a person is taken to hold an interest in a share are widely described in the FATA and, without limitation, include having a legal or equitable interest in the share, having entered into a contract to purchase the share or an option over the share, or an interest in the share, or having the right to vote the share. Voting power is determined by reference to the right to vote at an annual general or extraordinary meeting of the corporation and not by reference to the right to appoint or elect directors. The right of a company to nominate and vote for the election of directors is not voting power expressly limited by the FATA. See "Corporate Organisational Structure--Australia--Austar." Such Act also provides that, for the purposes of such Act, a holder of a substantial interest or holders of an aggregate substantial interest (including any such interest held by other applications of the relevant provision) in the corporation or a trust estate which is in a position to control any voting power in another corporation or holds interests in shares in another corporation or in another trust estate shall be taken to be in the position to control such voting power in the other corporation or to hold such interests in the other corporation or in the other trust estate, as the case may be.

  Voting power is determined by reference to the right to vote at an annual general or extraordinary general meeting of the corporation and not by reference to the right to appoint or elect directors. The right of a company to nominate and vote for the election of directors is not voting power expressly limited by the FATA. See "Corporate Organizational Structure-- Austar."

  The FATA also regulates certain other transactions, such as altering a constituent document of an Australian corporation or entering into an arrangement in relation to an Australian business. The FATA does not require, however, compulsory notification of those transactions. If the Treasurer is satisfied that (a) a transaction falls within the description regulated by the FATA, (b) the result of the transaction is that one or more foreign persons or different foreign persons would control the Australian corporation, and (c) that the result would be contrary to the national interests, then the Treasurer may make any order to restore the control of the corporation as closely as possible to the position in which it was immediately prior to giving effect to the relevant transaction.

  While notification of those other transactions is not required, there is a procedure for voluntarily notifying the Treasurer of those transactions. If the Treasurer advises that the Commonwealth Government has no objection to the transaction or does not prohibit the transaction or respond to the notification within a period of 30 days, then the Treasurer may not make any orders in relation to that transaction. The Treasurer may extend the 30-day period by a further 90 days.

  The FATA also provides for the "tracing" of interests of a foreign person through intermediary companies. The FATA tracing formula is not the same as the formula applied under the BSA. Under the FATA, a holder of a substantial interest or holders of aggregate substantial interests in a corporation that is in a position to control any voting power in another corporation or which holds interest in shares in another corporation is taken to be in a position to control that voting power in the other corporation or to hold such interest in the other corporation, as the case may be.

  The Austar Transaction and certain recent amendments to the articles of association and securityholder agreements of Austar affected the number of Austar directors designated by the Company and the manner in which those directors are elected. While those matters did not require any advance notification or approval under Australian law, they could in the future be reviewed by the Treasurer of Australia under provisions of the FATA. If so reviewed and determined by the Treasurer to have resulted in a change of control of an Australian person to a foreign person that is against the national interest of the Commonwealth of Australia, there would be no violation of law but the Treasurer could require control of Austar to be restored to its previous position. Prior to any change, the Company was entitled to appoint directly three of six directors of Austar. While the Company believes that it is unlikely that the Treasurer would reach such a conclusion if it decided to review the Austar Transaction, there can be no such assurances. If the Treasurer were to require control of Austar to be restored to the maximum extent permitted by the FATA, the Company could appoint only one-half of the directors of Austar and it might no longer affirmatively control Austar. While the Company believes a determination under the FATA would not affect the Company's 100% economic interest in Austar, there can be no assurances that such would be the case. If the Treasurer were to review matters, the Company would seek to minimize the effect of any required change on its relationship with Austar through a restructuring of its ownership interest or arrangements providing for the designation of independent persons as the directors it does not designate. See "Risk Factors--Foreign Acquisitions and Takeovers Act/Investment Company Act Considerations" and "Corporate Ownership Structure--Austar."

  TRADE PRACTICES ACT

  The Trade Practices Act ("TPA") governs restrictive trade practices and consumer protection. This may impact on the conduct of a company in developing a multi-channel television business and the associated transmission facilities. The restrictive trade practices provisions prohibit, among other things, agreements that substantially lessen competition, price fixing agreements, exclusive dealing, price discrimination, resale price maintenance, third line forcing, and abuse of market power by corporations having a substantial degree of power in a market. The restrictive trade practices provisions also prohibit acquisitions of the shares or assets of a corporation which would substantially lessen competition in a market.

  Substantial pecuniary penalties may be imposed for contraventions of the TPA. The Minister, the ACCC or any other person may bring an action to restrain contraventions of the TPA by injunction against any person who has contravened or is proposing to contravene the TPA. A person who has suffered loss as a result of another person contravening the TPA may bring an action to recover damages against any person involved in the contravention.

  The ACCC may authorize otherwise prohibited conduct, other than price fixing agreements (except in special circumstances, price discrimination, and misuse of market power) if it results in, or is likely to result in, a net benefit to the public.

  As part of changes to the Telecommunications Act and associated regulations scheduled to take effect in July 1997, changes to the TPA are also contemplated with respect to providing a framework requiring access to be available to all network and systems. The current Government has indicated this open access should apply to both wireline cable and wireless systems. While the detail of the anticipated changes is not known at present, required access could be relevant to Austar.

  Local Regulation. When Austar constructs facilities, such as transmitter towers, it must also comply with local government regulations, such as planning and zoning requirements, as well as federal environmental laws.

Austar works with the local government primarily on issues concerning construction standards. Austar has established construction standards that Austar believes meet or exceed the local regulations.

NEW ZEALAND

  The Company believes that the deregulated nature of the New Zealand market is favorable to providers of multi-channel television and telephony services. The New Zealand government does not regulate the rates of multi-channel television or telephony services. There are no programming regulations in New Zealand other than those regulating programming with sexual or violent content, or which is likely to offend good taste and decency, the maintenance of law and order or the privacy of individuals. Unlike the other countries in which the Company operates, there are at present no quotas on foreign originated programming.

  New Zealand's Telecommunications Act is primarily concerned with technical and operational issues such as the licensing of certain forms of radio equipment, and the right in certain circumstances to construct and maintain telecommunications networks across public and privately owned land without the owner's consent. These rights to construct and maintain telecommunications networks are exercisable by "network operators," although they are very infrequently used, with most lines being built with the consent of the relevant landowner or local government body. Saturn holds network operator status, which is granted on a nationwide non-exclusive basis. Construction and operation of a telecommunications network on privately-owned land with the consent of the relevant land owner may be done by any person and there is no legal requirement to hold network operator status.

  The New Zealand government does not specifically regulate pricing of multi-channel television or telecommunications services. Pricing may be subject, however, to New Zealand's competition legislation, the Commerce Act 1986 (the "Commerce Act"), which prohibits businesses in a dominant position (i.e., possessing a high degree of monopoly power) in any market from using that position for an anti-competitive purpose. The Commerce Act also prohibits arrangements or understandings which have the purpose or effect of substantially reducing competition. In addition, pursuant to the Commerce Act, the government can impose price controls on any goods or services, although this power has been used only once and is not currently in use.

  New Zealand has no restrictions on foreign ownership of companies that provide multi-channel television and telephony services other than a requirement in certain circumstances for the consent of the Overseas Investment Commission, which is typically given as a matter of course.

PHILIPPINES

  The multi-channel television industry in the Philippines comes under the scope of the country's broadcasting regulations. Under such regulations, cable television systems currently are required to be 100% locally owned and operated. There is pending legislation that would classify cable television services as "rebroadcasting." If such legislation is adopted, foreign ownership of up to 40% would be allowed in cable television systems, the same foreign ownership level permitted in the general telecommunications industry. The Company expects that this legislation will be adopted before the 1998 presidential elections, although there can be no such assurances.

  The National Telecommunications Commission ("NTC") typically grants cable television licenses, although provisional franchises may be granted at the local level in some circumstances. Generally, cable television franchises in the Philippines are non-exclusive and are for a period of 15 years. The NTC, however, generally limits the number of franchises for any one area to three. The majority of Sun Cable's franchises do not expire until 2009. Under the terms of the franchises, Sun Cable must pay annual fees to the NTC equal to 3.0% of the stated value of its capital stock. The proposed cable television legislation in its current form anticipates franchise fees of 3% to 5% of gross revenues. Rate increases require prior notification to the local municipal government.

TAHITI

  Telefenua's right to operate a multi-channel television service was granted by the CSA in 1994 for a term expiring on December 31, 2004. The CSA authorizations were based on the Decree of the French government and decisions of the Commission Mixte Des Frequences, which controls all radio frequencies for France and grants ranges to various public and private enterprises. Telefenua is the first multi-channel operator to be granted approval to operate a wireless network by the CMDF. Telefenua was granted the right to use all necessary MMDS microwave frequencies, 2.5 GHz to 2.7 GHz, through the year 2004. The Company expects that the term for the MMDS frequency will be renewed when the frequency distribution is revised on January 1, 2005, in accordance with the 1992 World Administrative Radio Communications Conference. No fees are payable for use of such frequencies.

  Telefenua has local franchise agreements with 16 municipalities (of which 14 are exclusive) on the islands of Tahiti and Moorea. The franchise agreements provide the Company with 30-year rights to operate MMDS multi-channel television networks. The franchise agreements require Telefenua to carry certain services, including local broadcast channels, and to provide local programming. No fees are payable by Telefenua under these franchise agreements.

  There are currently no government regulations on subscription rates or rate increases.

  The territorial government of Tahiti has legally challenged the Decree and authority of the CSA to award Telefenua the authorizations to operate an MMDS system in French Polynesia. The Tahitian territorial government's challenge to France's authority to award Telefenua an MMDS license in Tahiti was upheld by the Conseil d'Etat, the supreme administrative court of France. The territorial government of Tahiti has brought an action in French court seeking cancellation of the MMDS licenses awarded by the CSA to Telefenua, although no such cancellation has yet taken place. A law recently enacted by the French Parliament gives Telefenua a statutory basis for seeking a new authorization from the communications agency, should the existing authorization be nullified. The Company believes that if the existing authorization is nullified and Telefenua is unable to obtain a new authorization, Telefenua may petition for restitution for the taking of such authorizations. There can be no assurance, however, that if the existing authorization is nullified a new authorization will be obtained. If Telefenua does not obtain a new authorization, however, there is no assurance that Telefenua will receive any restitution. In addition, any available restitution could be limited and could take years to obtain. See "Risk Factors--Challenge to Telefenua Authorization."

                      CORPORATE ORGANIZATIONAL STRUCTURE

GENERAL

  UAP's predecessor was formed in October 1994 as a wholly owned subsidiary of UIH and was recently reorganized to hold UIH's interests in multi-channel television systems in Australia, New Zealand, the Philippines and Tahiti and UIH's interests in XYZ and United Wireless and various development projects in the Asia/Pacific region. The following chart summarizes the organizational structure of the Company. Some of the Company's interests in such operating companies are held through various partnerships and holding companies and the Company's voting rights and rights to participate in earnings of such entities may differ from the economic interest indicated in the chart.

                     =====================================
                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
                          (DELAWARE CORPORATION)
                     =====================================

         --------------------------------------------------------
         100%               40.0%(3)                       49.0%

                          ----------------------------
                           UIH Australia/Pacific, Inc.
                             (Colorado corporation)
                          ----------------------------

96.3%(1)         (1)     99.3%(1)   100.0%       90.0%(2)     50.0%    100.0%

                                --------------
                                Salstel Media
                                 Investments
                                 Pty Limited
                                --------------
                                   3.7% (1)
                           ------------------------
                               STV Pty Limited
                           (Australian corporation)
                          -------------------------
                               Salstel Media
                                  Holdings
                                Pty Limited
                           ------------------------
                                   0.7% (1)
                           ------------------------
                                CTV Pty Limited
                           (Australian corporation)
                           ------------------------
                                    Austar
                           ------------------------
                            Saturn Communications
                                    Limited
                           (New Zealand corporation)
                           -------------------------
                           -------------------------
                                UIH-SFCC, L.P.
                              (Colorado limited
                                partnership)
                           -------------------------
                                     (2)
                           -------------------------
                            Societe Francaise des
                             Communications et du
                                 Cable S.A.
                             (French corporation)
                           -------------------------
                                    (2)
                           -------------------------
                               Telefenua S.A.
                              (French Polynesian
                                corporation)
                           -------------------------
                          --------------------------
                          Century United Programming
                             Ventures Pty Limited
                           (Australian corporation)
                          --------------------------
                                     50.0%
                          --------------------------
                               XYZ Entertainment
                                 Pty Limited
                           (Australian corporation)
                          ---------------------------
                           -------------------------
                                United Wireless
                                  Pty Limited
                           (Australian corporation)
                          ---------------------------
                          ---------------------------
                          Telemondial Holdings, Inc.
                                d/b/a Sun Cable
                           (Philippines corporation)
                          ---------------------------
                          ---------------------------
                              Hunan International
                              Telecommunications
                                 Company Ltd.
                              (PRC joint venture)
                          ---------------------------
                                 ------------
                                  Development
                                  Projects:
                                  . China
                                  . India
                                  . Indonesia
                                  . Japan
                                  . Malaysia
                                  . Taiwan
                                  -----------
-------------
(1) The Company holds, directly and indirectly, a combined greater than 99.99% economic interest in each of STV and CTV. The Company holds ordinary shares and convertible debentures of STV and CTV which account for approximately 0.6% and 95.7%, respectively, of the total economic interests of STV and account for approximately 0.1% and 99.2%, respectively, of the total economic interests of CTV. In addition, the Company holds debentures of two companies that in turn hold ordinary shares of CTV and STV. Through such debentures the Company has an indirect additional 3.7% and 0.7%, respectively, economic interest in STV and CTV. See "--Austar."
(2) The Company's net economic interest in Telefenua is held through several intermediate partnerships and holding companies. Generally, the Company is entitled to receive 90%, and then 75%, of all economic distributions from the parent company of Telefenua until such time as it has received a 20% and 40% rate of return on its invested capital, respectively. Thereafter, the Company is entitled to receive 64% of all economic distributions. The Company controls 40% of the voting power of the parent company of Telefenua and has the right to appoint three of its six directors.
(3) The Company has the right, under certain circumstances, to convert amounts owed under this Sun Cable Loan into a 40% economic interest in Sun Cable.

AUSTAR

  The Company holds a combined 100% economic interest in CTV and STV, which operate together under the name Austar, through direct and indirect holdings of convertible debentures and ordinary shares. The Company holds approximately 15% of the ordinary shares of CTV and STV, which accounts for an approximately 0.3% economic interest in Austar. The Company holds all of CTV's and STV's convertible debentures, which accounts for an approximately 97.8% economic interest in Austar. In addition, through the Company's holdings of certain debentures of Salstel Media Holdings Pty Limited ("SMH") and Salstel Media Investments Pty Limited ("SMI"), which in turn hold ordinary shares of CTV and STV, the Company has an additional effective 1.9% economic interest in Austar. Although the Company holds debentures and one share in each of SMH and SMI, it does not control such entities or have controlling rights as a shareholder of such entities.

  These holdings resulted from three acquisitions and certain capital contributions made by the Company. In July 1994, as part of the establishment of CTV, the Company acquired an initial 40% economic interest in CTV, which was later increased to 50%, and in October 1994, as part of the establishment of STV, the Company acquired a 50% economic interest in STV. In the Austar Transaction in December 1995, the Company acquired an additional 40% economic interest in each of CTV and STV from existing shareholders for approximately $15.3 million in cash and 170,513 shares of UIH's convertible preferred stock, having a liquidation value upon issuance of approximately $29.8 million. As part of the Austar Transaction, SMH and SMI, which are Australian companies and members of the Salisbury Securities Limited Group of companies, acquired 74% and 75% of the ordinary shares of CTV and STV, respectively. Throughout 1996 the Company increased its economic interest in Austar to 96% as a result of capital contributions, including the conversion of bridge loans and accrued interest, totalling $50.6 million made by the Company to Austar as to which the other principal holder of economic interests in Austar did not contribute its pro rata share. In October 1996, the Company acquired the remaining 4% economic interest in Austar from Australis for approximately $7.9 million in a transaction agreed to by Australis as part of the Australis Arrangement.

  The Company, CTV, STV, SMI and SMH are parties to securityholders' agreements, (collectively, the "CTV/STV Securityholders' Agreements") that contain provisions relating to governance of the companies, transfers by the securityholders of their respective interests in the companies (including a change in control), raising additional capital and funding for the companies and other matters concerning ownership and operation of the companies. Certain of these provisions are also contained in the Articles of Association of each of CTV and STV (collectively, the "CTV/STV Articles of Association"). In connection with the Austar Transaction, the Company and SMH, with respect to CTV, and the Company and SMI, with respect to STV, executed agreements (the "SMH/SMI Agreements") relating to the appointment of directors. SMH and SMI also executed deeds under Australian law in which they agreed to be bound by the terms of the CTV/STV Securityholders' Agreements.

  Under the CTV/STV Articles of Association and the CTV/STV Securityholders' Agreements, each of the boards of directors of CTV and STV consist of six voting directors and one non-voting managing director, and each holder of an ordinary share or debenture of CTV and STV is entitled to cast one vote for the election of directors of CTV or STV, respectively, for each share or debenture held. Each such holder is required to vote its shares and debentures for those voting directors nominated by the other holders, with each holder of 15% or more of the shares and debentures having the right to nominate one voting director for each 15% of the shares and debentures held and each holder of 10% or more but fewer than 15% of the shares and debentures having the right to nominate one voting director. For the purposes of determining such rights, the Company and any person nominated by the Company to hold economic interests in CTV and STV are considered one holder and their economic interests are aggregated. Thus, the Company and SMH, with respect to CTV, and the Company and SMI, with respect to STV, are effectively treated as one holder for the purposes of determining the right to nominate voting directors. Based on the current economic interests, the Company and SMH together have the right to nominate all of CTV's six voting directors for election by CTV's securityholders, the Company and SMI together have the right to nominate all of STV's six voting directors for election by STV's securityholders.

  While adoption of the securityholders' voting and director selection arrangements for CTV and STV did not require compulsory notification to the Treasurer under the FATA, they may be determined by the Treasurer to result in a change of control of CTV and STV that has resulted in a foreign person being in control who had not previously been in control. If the Treasurer makes such a determination and concludes that the change of control is against the national interest, then the Treasurer may require the parties to the Austar Transaction to restore the control of CTV and STV to the position it was in before the Austar Transaction. Before the Austar Transaction, directors were not elected but were appointed directly by securityholders, and the Company had the right to appoint half of the directors of CTV and STV and the other securityholders had the right to appoint the other half of the directors of CTV and STV. While the Company believes an adverse review and determination by the Treasurer to be unlikely, there can be no assurance that the Treasurer, if he reviews the transaction, would give effect to the contractual provisions of the SMH/SMI Agreements. See "Risk Factors--Foreign Acquisitions and Takeovers Act/Investment Company Act Considerations."

  Under the SMH/SMI Agreements, the Company has the right to nominate all voting directors that the Company and SMH, with respect to CTV's board, and the Company and SMI, with respect to STV's board, have the right to nominate. Thus, the Company is currently entitled to designate all of the six voting directors of each company. The Company and SMH and SMI have agreed that if the Treasurer issues an order restoring control or indicates the intention to do so, the Company will have the right to designate three directors of the relevant company and SMH and SMI will have the right to designate the remaining directors that the parties are entitled to designate pursuant to the CTV/STV Articles of Association and CTV/STV Securityholders' Agreements. They have also agreed that if that arrangement is considered in breach of any law or prompts such government action, then the Company will have the right to designate the maximum number of voting directors permitted by law and the Company and SMH, in the case of CTV, and the Company and SMI, in the case of STV, will designate as independent directors the remaining number of voting directors that the parties are entitled to designate pursuant to the CTV/STV Articles of Association and CTV/STV Securityholders' Agreements. An independent director is, among other things, a person agreed on by the Company and SMH or SMI, as the case may be, but not associated with either the Company or SMH or SMI. Either the Company or SMH or SMI, as the case may be, will have the right to remove an independent director.

  The CTV/STV Securityholders' Agreements provide that while the day-to-day running of CTV and STV is handled by the management, certain decisions must be made by the board. These decisions include, among other things, the following actions with respect to either company: the adoption or modification of a business plan; entering into or modifying any material agreement; making acquisitions, dispositions or capital expenditures exceeding A$50,000; the negotiation of certain finance facilities and borrowings; the issuance of additional securities; entering a new line of business or changing a current line of business; any consolidation or restructuring; the listing of shares on a securities exchange; changing the management structure of the company; appointing and compensating the Managing Director; the declaration and payment of dividends; making loans of the company's funds; and dealing with any license. CTV and STV's Articles of Association cannot be amended without the consent of the parties to the CTV/STV Securityholders' Agreements, other than CTV or STV.

  While under Australian corporate law shareholders have relatively little power with regard to the management of a company (management resting with the directors), a shareholder vote is required for certain specified actions, such as reductions in capital, amendments to articles of association, the restructuring or takeover of a company and share repurchases. The Company holds 14.9% of the ordinary shares of CTV and STV that may be voted on these matters at an ordinary meeting of shareholders.

  The CTV/STV Securityholders' Agreements provide that a securityholder may not transfer its securities in CTV or STV, except to or between certain affiliates or as security to a bank or in other specified situations, until the securityholder has first offered the securities to the other securityholder. If the other securityholder does not purchase the offered securities, then the selling securityholder may, in the six months after offering the securities to the other securityholders, transfer all or part the securities to a third party at a price no lower than the price offered to the other securityholders, subject to approval by the board of directors of CTV or STV. Such approval is to be granted if the securityholder has followed the requisite procedures.

  In the event of a "change of control" of a securityholder, the party experiencing the change of control must offer its securities in CTV or STV to the other securityholders at the average fair market value of the securities based on the valuations of two qualified independent persons. A change of control is deemed to occur when (i) the power to control the composition of the board or the management of the securityholder passes to a person who did not possess such power at the date of the CTV/STV Securityholders' Agreements,
(ii) the ability to procure or prevent passing an ordinary resolution at the general meeting of the securityholder passes to a person who did not possess that ability at the date of the CTV/STV Securityholders' Agreements, or (iii) a person becomes beneficially entitled to more than 50% of the ordinary shares or voting rights of a securityholder or any holding company of a securityholder and the person was not at the date of the CTV/STV Securityholders' Agreements beneficially entitled to more than 50% of those share or voting rights. These "change of control" provisions do not apply to changes in control of UIH.

  The Company and the other securityholders party to the CTV/STV Securityholders' Agreements and their affiliates may not directly or indirectly carry on or otherwise have an interest in any business similar to or competitive with the DTH, MMDS and cable television services provided by CTV and STV in their respective regions unless CTV or STV, as applicable, has first been offered and has declined the opportunity to be involved in that business.

XYZ

  The Company has an indirect 25% interest in XYZ through its 50% interest in Century United Programming Ventures Pty Limited ("CUPV"), an Australian corporation owned equally by the Company and Century. CUPV holds a 50% interest in XYZ. The remaining 50% interest in XYZ is held by Foxtel.

  In October 1994, UIH and Century formed XYZ and each acquired an initial 50% interest. In September 1995, Foxtel purchased a 50% interest in XYZ and the Company and Century transferred the remaining 50% interest to CUPV. The sale diluted UIH's indirect interest in XYZ to 25%. UIH received sale proceeds of approximately $4.1 million from Foxtel for one-half of its initial interest in XYZ.

  Pursuant to a shareholders agreement executed in September 1995 (the "XYZ Shareholders' Agreement"), each shareholder holding an economic interest of at least 40% in XYZ may appoint two of the four directors to each of the boards of directors of XYZ and the companies in which XYZ holds interests. As long as CUPV and Foxtel hold an economic interest of at least 40% in XYZ, each of them is entitled to one vote at meetings of each of such boards and any board decisions must include an affirmative vote by each of them. A quorum consists of two directors, of which one must be a representative of CUPV and one must be a representative of Foxtel, provided that neither CUPV nor Foxtel's interest is less than 40%. If either CUPV or Foxtel's economic interest is less than 40%, that party will not be entitled to any representation on any of the such boards and the other party must appoint further representatives. All board decisions require unanimous consent. Board approval is required for actions relating to, among other things: amendments or variations to the business plan and certain agreements (including the XYZ Shareholders' Agreement) and articles of association of any company in which XYZ holds an interest; admitting new shareholders or issuing or redeeming any shares of CUPV or Foxtel in XYZ; or requiring additional capital or other contributions, incurring indebtedness or expenditures, issuing securities, or approving distributions of property, not approved in the business plan. Funding required by XYZ must be contributed by each shareholder in proportion to its economic interest or as otherwise provided by the XYZ Shareholders' Agreement and if a shareholder fails to do so within the requisite time period after a call is made, its economic interest will be diluted accordingly.

  The XYZ Shareholders' Agreement provides that a shareholder may not transfer its interest in XYZ, except in limited circumstances, until the shareholder has first offered such interest to the other shareholders at fair market value as determined in accordance with the XYZ Shareholders' Agreement. If the other shareholders do not purchase the offered securities, then during the six-month period following such offer, the selling shareholder may transfer all or part of its XYZ interest to any third party at a price no lower than the price offered to the other shareholders, subject to such third party's agreeing to the same transfer restrictions and the terms of the

XYZ Shareholders' Agreement. Century and the Company have granted each other a right of first refusal to acquire the other's interest in CUPV. If neither the Company nor Century purchases the other's interest in CUPV, then Foxtel has a right of first refusal to purchase that interest in CUPV before it may be offered to a third party.

SATURN

  The Company acquired in 1994 a 50% interest in Saturn, a New Zealand corporation. In July 1996, the Company acquired the remaining 50% interest in Saturn from Kiwi, a company that also owns and operates cable television systems in the Caribbean. The Company acquired Kiwi's 50% interest in Saturn in exchange for a 2.6% common equity interest in UIH A/P, which concurrently
with this Offering is being exchanged by Kiwi for     shares of Class A Common
Stock of the Company.

SUN CABLE

  The Company and Sun Cable are parties to the Sun Cable Loan, under which the Company has loaned Sun Cable $8.3 million as of September 30, 1996. The Sun Cable Loan is structured in such a manner as to give the Company a 40% equity interest in Sun Cable and its business upon certain conditions. While Philippine law does not currently allow foreign ownership of cable systems, the Company believes that legislation allowing up to 40% foreign ownership in the cable television sector will be passed in the next 12-24 months. See "Regulation--Philippines." At the time of such legislation, the Company can convert the Sun Cable Loan into a 40% equity stake in Sun Cable. The Company also has the right to require Sun Cable to elect either to purchase the Sun Cable Loan from the Company or to cause Sun Cable to be sold to a third party at any time beginning February 24, 2000 if the Company remains legally precluded from converting the debt into equity.

  The remaining 60% economic interest in Sun Cable is held through a company owned by the Lorenzo Group, which has interests in agribusiness, real estate and consumer products. The Company is also the lender under a $6.0 million bridge loan facility with the Lorenzo Group. At September 30, 1996, $3.3 million of the bridge loan facility, including interest, was outstanding, which the Lorenzo Group had used to fund its portion of the required investment in Sun Cable.

TELEFENUA

  UIH-SFCC Holdings, L.P. ("UIH-SFCC"), a limited partnership wholly owned by the Company, is the general partner of a limited partnership (the "Partnership") that owns 100% of the preferred stock of SFCC, representing approximately 40% of the share capital of SFCC. SFCC is the parent company of Telefenua, which owns and operates the multi-channel television system in Tahiti. As holder of 100% of the preferred stock of SFCC, the Partnership is entitled to certain preferential distributions by SFCC. Through its general partner's interest in the Partnership, UIH-SFCC will receive 90% of distributions made by SFCC until UIH-SFCC has received a return of its investment plus a 20% cumulative compounded annual return, 75% of distributions until it has received the return of its investment plus a 40% cumulative compound annual return and 64% of distributions thereafter. Once UIH-SFCC's total equity investment exceeds $10 million, further equity investments would not be entitled to the 90% and 75% distributions. Instead, equity investments above $10 million, to the extent not matched pro rata by the Company's partners, would increase the 64% that UIH receives after the preferential distributions are made on the first $10 million. As of September 30, 1996, UIH-SFCC has also advanced $7.0 million as a bridge loan to SFCC, approximately $5.0 million of which was converted into convertible debentures of SFCC, which are convertible into preferred stock of SFCC. UIH-SFCC intends to convert approximately $3.1 million of such debentures into preferred stock with the same terms as the existing preferred stock of SFCC, to bring UIH-SFCC's total equity investment to $10.0 million. UIH-SFCC has also invested $2.3 million in equipment, which has been leased to Telefenua.

  As holder of 100% of the preferred stock of SFCC, the Partnership is entitled to designate three of the six members of SFCC's board of directors. In addition, certain actions by SFCC require the approval of at least two of the directors designated by the Partnership. These decisions include expenditures exceeding 50,000 French francs, borrowing funds or making loans or guarantees, transferring material assets, adopting or modifying or deviating from an annual business plan, investing in any other business or activity and certain other matters specified in the Articles of Association of SFCC. As general partner of the Partnership, UIH-SFCC has broad powers to manage the Partnership's affairs, subject to fiduciary duties.

  The Articles of Association of SFCC provide that (a) the preferred shares of SFCC are freely transferable and (b) sales of the common shares are subject to a right of first refusal in favor of the other shareholders of the Company. In the case of a sale of common shares, each other shareholder may require the purchaser to purchase the other shareholders' shares on the same terms. As general partner of the Partnership, UIH-SFCC may cause the Partnership to sell the preferred shares of SFCC to third parties. If any such sale occurs before June 1, 1999, however, then each limited partner will have the right to receive a distribution of its pro rata portion of the preferred shares before they are sold to the third party. Sales of interests in the Partnership are subject to a right of first refusal in favor of the other partners. In the case of a sale of a general partner's interest, the limited partners may require the purchaser to purchase their interests on the same terms as the purchase of the general partner's interests.

UNITED WIRELESS

  United Wireless is a wholly owned subsidiary of the Company.

HITV

  The Company holds a 49% interest in HITV, a joint venture with the government agency Hunan Television Broadcasting Goods and Materials Company ("HTC") which owns the remaining 51% interest. The initial term of the joint venture is ten years, commencing in 1994, and is extendable by unanimous approval of the board of directors. Pursuant to the joint venture agreement, the board of directors of HITV consists of seven directors, with HTC entitled to appoint four directors and the Company entitled to appoint three directors. A unanimous vote of the board is required for actions relating to: amendment of Articles of Association, merger of HITV with another organization, termination and dissolution of HITV, the increase or assignment of HITV's registered capital, any amendment or termination of any agreement to which HITV is a party, and allocation to the funds for HITV's employees. Generally, other issues require the affirmative vote of at least one director appointed by each of the Company and HTC.

                                  MANAGEMENT

  The directors and executive officers of UAP and the key employees of the operating companies and their ages and positions with the respective company are set forth below.

  NAME                              AGE POSITION
  ----                              --- --------
  UAP:
    Gene W. Schneider..............  70 Chairman of the Board
    Michael T. Fries...............  33 Chief Executive Officer and Director
    Bernard G. Dvorak..............  36 Chief Financial Officer and Director
    John C. Porter.................  39 Chief Operating Officer
    Donald F. Hagans...............  50 Vice President--Australia
    Kevin Ong......................  40 Vice President--Finance
    John H. Gowen..................  28 Vice President--Development
    Albert M. Carollo..............  83 Director
    Lawrence J. DeGeorge...........  80 Director
    William J. Elsner..............  45 Director
    Joseph E. Giovanini............  64 Director
    Edward G. Jepsen...............  53 Director
    Antony P. Ressler..............  36 Director
    Curtis Rochelle................  81 Director
    Mark L. Schneider..............  41 Director
    Bruce H. Spector...............  54 Director
  OPERATING COMPANIES:
    Robert G. McRann...............  62 Managing Director, Austar
    Bruce Mann.....................  41 Director of Sales and Marketing, Austar
    Robert J. Birrell..............  34 Finance Director, Austar
    Jack B. Matthews...............  44 Chief Executive Officer, Saturn
    Lee Kil........................  38 Chief Operating Officer, Sun Cable
    Michel Laurent.................  44 Managing Director, Telefenua
    Joseph P. Gatto, Jr. ..........  49 Chief Executive Officer, United Wireless

DIRECTORS AND EXECUTIVE OFFICERS

  The Board of Directors has established an executive committee (the "Executive Committee") to which it has delegated authority to direct the operations and business of the Company to the greatest extent permitted by law. The current members of Executive Committee are Messrs. G. Schneider, Fries, Dvorak and M. Schneider. Senior management of the Company, initially Messrs. Porter and Hagans, will participate in a non-voting, advisory role to the executive committee. The Board of Directors has also established an Audit Committee composed of independent directors who are not affiliates or present or former employees of the Company.

  The number of members of UAP's Board of Directors is currently fixed at 12. The Company's Amended and Restated Certificate of Incorporation provides for a classified Board of Directors, which may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. For purposes of determining their terms, directors are divided into three classes. The Class I directors, whose terms expire at the 1997 annual stockholders' meeting, include Messrs. Carollo, DeGeorge, Ressler and Mark L. Schneider. The Class II directors, whose terms expire at the 1998 annual stockholders' meeting, include Messrs. Elsner, Fries, Jepsen and Spector. The Class III directors, whose terms expire at the 1999 annual stockholders' meeting, include Messrs. Dvorak, Giovanini, Rochelle and Gene W. Schneider. Each director elected at each such meeting will serve for a term ending on the date of the third annual stockholders' meeting after his election or until his earlier death, resignation or removal.

  GENE W. SCHNEIDER has served as Chairman of the Board of Directors of the Company and UIH A/P since their respective formations. He has served as Chairman of the Board of Directors of UIH since May 1989 and UIH's Chief Executive Officer since October 1995. Mr. Schneider was, until November 1991, Chairman of United Artists Entertainment Company, the third-largest U.S. cable television company and the largest theater owner in the world. He was founder of United Cable Television Corporation ("United Cable") in early 1950s and, as its Chairman and Chief Executive Officer, built United Cable into the eighth-largest multiple system operator prior to merging with United Artists Entertainment Company ("United Artists") in 1989. He has been active in cable television affairs and has served on numerous National Cable Television Association committees and special projects since NCTA's inception in the early 1950s. He also has served on the boards of directors of several other companies, including Turner Broadcasting Corporation.

  MICHAEL T. FRIES has served as Chief Executive Officer of the Company since November 1996, as President of the Company and UIH A/P since their respective formations and is also a Director of the Company and UIH A/P since November 1996. Following the Offering, Mr. Fries will continue his position as a member of UIH's Investment Committee. Mr. Fries was President of UIH Asia/Pacific, Inc., the predecessor to the Company previously responsible for all operating and development activities of the Company in the Asia/Pacific region. Prior to assuming that position in 1995, Mr. Fries served as Senior Vice President, Development, of UIH, in which capacity he was responsible for managing UIH's worldwide acquisitions and new business development activities since March 1990, including UIH's expansion into the Asia/Pacific market. From 1985 to 1990, Mr. Fries was employed by PaineWebber Incorporated (New York) where he spent approximately one year in the firm's venture capital group and four years in the investment banking division, specializing in domestic and international transactions for companies in the media and telecommunications industry.

  BERNARD G. DVORAK is the Chief Financial Officer and a Director of both the Company and UIH A/P and has served as Vice President and Treasurer of the Company since its formation. He has also served as Chief Financial Officer of UIH since June 1992. From June 1989 until June 1992, he was Vice President, Finance of UIH. He is responsible for the Company's and UIH's financial, accounting and administrative functions. Prior to joining UIH in June 1989, Mr. Dvorak spent four years as Controller of United Cable, where he was responsible for the accounting, financial reporting and financial planning functions as well as acting as business manager overseeing international investments.

  JOHN C. PORTER has served as Chief Operating Officer of the Company since November 1996 and Chief Operating Officer of Austar since April 1995, where he directly managed the technical, operating and administrative aspects of Austar's multi-channel systems and was the principal executive in the field responsible for the launch of MMDS and cable systems, as well as Austar's DTH business. As Chief Operating Officer of the Company, Mr. Porter will continue to participate in the management and operations of Austar, along with the Company's other operating companies. Prior to joining Austar, Mr. Porter spent the last 10 years serving in various capacities for Time Warner Cable, a subsidiary of Time Warner, Inc. Most recently, Mr. Porter acted as the Division President, Central Ohio, a 170,000 subscriber, 400 employee division. Mr. Porter has over 16 years of management experience in the U.S. multi-channel television industry.

  DONALD F. HAGANS has served as Vice President--Australia of the Company and UIH A/P since their respective formations and was a Regional Vice President of UIH Asia/Pacific Inc., from January 1994 to November, 1996. Mr. Hagans serves as chairman of Austar and oversees UIH's interests in XYZ and United Wireless. From January 1989 until joining UIH in January 1994, Mr. Hagans was a principal in the firm, Hagans Ziegler, a private investment group specializing in domestic and international ventures. Mr. Hagans also acted as the Legislative Director for Texas Senator Phil Gramm, participated extensively in the activities of the International Bank Subcommittee of the U.S. Senate and practiced law as an attorney in a private practice.

  KEVIN ONG has served as Vice-President--Finance of the Company since May 1996. Prior to joining UIH, Mr. Ong has served in various financial and senior management positions with U.S. and international cable television operators. From 1988 to 1994, Mr. Ong served as Director with Jones Intercable, Inc. and Treasurer of Jones International, Ltd., where he was responsible for financial operations and various accounting functions. From 1977 to 1988, Mr. Ong was employed at KPMG Peat Marwick, attaining an audit senior manager position.

  JOHN H. GOWEN has served as Vice President--Development of the Company since February 1996, and is responsible for identifying and analyzing new business development and acquisition opportunities. Mr. Gowen is currently focusing on the Company's multi-channel television, telecommunications and programming development efforts in Japan, Taiwan, India and China. Mr. Gowen joined UIH in August 1994 as Manager, Business Development and was directly involved in UIH's global development activities. Prior to joining UIH, Mr. Gowen spent over three years in the investment banking industry, including two years with Bankers Trust Company's Merchant Banking Group (New York), where he specialized in domestic and international transactions for companies in the media industry.

  ALBERT M. CAROLLO has been a Director of the Company since November 1996 and a Director of UIH since April 1993 and was a director of UIH's predecessor, United International Holdings (the "Partnership") from December 1990 until its dissolution in December 1993. He served as a director of United Artists from December 1988 to November 1991 and has been President of Sweetwater Television Company since 1955. Mr. Carollo was a director of United Cable from 1974 until 1989.

  LAWRENCE J. DEGEORGE has been a Director of the Company since November 1996 and a Director of UIH since April 1993 and was a director of the Partnership from September 1989 until its dissolution in December 1993. He has also been Chairman of the Board and Chief Executive Officer of Amphenol Corporation ("Amphenol"), a major international manufacturer of electrical, electronic and fiber-optic connectors, cable and cable assemblies, since May 1987. Since 1985, Mr. DeGeorge has been the Chief Executive Officer of Amphenol's subsidiary, Times Fiber Television Communications, Inc. ("Times Fiber") a major U.S. manufacturer of coaxial cable for the cable television industry.

  WILLIAM J. ELSNER has served as a Director of the Company since November 1996 and a Director of UIH since 1989. Mr. Elsner was Chief Executive Officer of UIH from July 1992 through October 1995. Since that time, Mr. Elsner has served as a consultant to UIH. From May 1989 to July 1992, Mr. Elsner served as President of the Company. He was a director of the Partnership from September 1989 until its dissolution in December 1993. Mr. Elsner has 16 years of experience in the cable television industry. Mr. Elsner was also a director of United Artists from 1989 until 1991. Mr. Elsner is also a director of Black Rock Golf Corporation.

  JOSEPH E. GIOVANINI has been a Director of the Company since November 1996 and a Director of UIH since April 1993 and was a director of the Partnership from September 1989 until its dissolution in December 1993. Mr. Giovanini is General Partner of Giovanini Investments, Ltd., Jackson, Wyoming and manages personal investments. He was a director of United Artists from December 1988 to November 1991 and a director of United Cable from 1974 to 1989.

  EDWARD G. JEPSEN has served as a Director of the Company since November 1996 and a Director of UIH since December 1995. He has been Executive Vice President and Chief Financial Officer of Amphenol since May 1989 and a director of Amphenol since January 1991. He has been the Executive Vice President and Chief Financial Officer of Amphenol's subsidiary, Times Fiber since May 1989. Mr. Jepsen is also a director of TRC Company, Inc. an environmental research firm. He was executive vice president, chief financial officer and controller of LPL Technologies, Inc. from November 1988 to December 1992 and a director of LPL from January 1991 to December 1992.

  ANTONY P. RESSLER has been a Director of the Company since November 1996 and a Director of UIH since October 1993. Since its inception in 1990, Mr. Ressler has been a partner of Apollo Advisors, L.P. and Lion Advisors, L.P., which through several funds represent institutional investors with respect to corporate acquisitions and securities investments. From 1988 to 1990, he was a Senior Vice President in the High Yield Bond Department of Drexel Burnham Lambert Incorporated, a firm he joined in 1985. Mr. Ressler is also a director of Dominick's Supermarkets, Inc., Family Restaurants, Inc., Forum Group, Inc., Gillette Holdings, Inc. and Packaging Resources, Inc.

  CURTIS W. ROCHELLE has been a Director of the Company since November 1996 and a Director of UIH since April 1993 and was a director of the Partnership from September 1989 until its dissolution in December 1993. He is a rancher in Rawlins, Wyoming, and the owner of Rochelle Livestock. Mr. Rochelle also is a director and Vice President of Lander Energy Company, a real estate developer in Fort Collins, Colorado, and was a director of United Artists from December 1988 to November 1991. Mr. Rochelle also was a director of United Cable from 1974 to 1989.

  MARK L. SCHNEIDER has been a Director of the Company since November 1996. Mr. Schneider is also a Director of UIH and UIH A/P. In May 1996, Mr. Schneider became Chief of Strategic Planning and Operational Oversight of UIH. He served as President of UIH from July 1992 until March 1995 and was Senior Vice President of UIH from May 1989 until July 1992. During these periods Mr. Schneider was responsible for all of its international multi-channel television system and programming activities. Prior to joining UIH, he served as Vice President of Corporate Development at United Cable from March 1987 until May 1989. In that position, he was responsible for United Cable's acquisition and development of international cable television systems and other businesses.

  BRUCE H. SPECTOR has been a Director of the Company since November 1996 and a Director of UIH since October 1993. Mr. Spector served as a consultant to Apollo Advisors, L.P. from October 1992 until March 1995 when he became a principal of the firm. Prior to joining Apollo, Mr. Spector was a senior member of the Los Angeles law firm of Stutman, Treister & Glatt Professional Corporation for nearly 25 years. Mr. Spector is also a director of Vail Holdings, Inc. and Telemundo Group, Inc.

  Gene W. Schneider and Mark L. Schneider are father and son. No other family relationships exist between any other executive officers or directors of the Company.

OTHER MANAGEMENT

  Senior management of the operating companies include the following individuals:

  ROBERT G. MCRANN has served as Managing Director of Austar since joining that company in March 1995. Mr. McRann is responsible for the management of all aspects of Austar's MMDS, DTH and cable television operations including engineering, customer service, marketing and administrative functions. For the twelve years prior to joining Austar, Mr. McRann served as Senior Vice President responsible for Cox Cable's San Diego system, which had annual revenues in 1995 of $140.0 million and a subscriber base of over 325,000. Mr. McRann has over 18 years of management experience in the U.S. multi-channel television industry.

  BRUCE MANN has served as Sales and Marketing Director of Austar since joining that company in April 1995. Mr. Mann is responsible for the development of Austar's marketing and sales techniques and has played a critical role in the successful implementation of these plans throughout Austar's franchise area. Mr. Mann has been involved in various marketing capacities of communications and entertainment companies for the past 15 years including eight years at Time Warner Cable as Director of Marketing-Brooklyn, Queens. From 1994 until joining Austar, Mr. Mann served as President, National Division, of Cross Country Wireless, Inc., a U.S. provider of wireless multi-channel television services. From 1991 to 1994, Mr. Mann served as Vice President-Marketing of Washington Redskins/Jack Kent Cooke Stadium, Inc., specializing in sports and entertainment related promotion, advertising and marketing.

  ROBERT J. BIRRELL has served as Finance Director of Austar since January 1996 and has been involved with the development aspects of the Austar business since April 1994. Mr. Birrell is responsible for the accounting, finance, inventory control, investor relations and legal aspects of Austar's business. Prior to joining Austar, Mr. Birrell has been involved with various activities in large scale retailing in the Australian marketplace. From 1985 to 1993, Mr. Birrell served as Treasurer of Industrial Equity Limited, an Australian based investment company, and prior to that as Manager Arbitrage of Macquarie Bank Limited. Mr. Birrell has over 14 years experience in the banking and business environment in Australia.

  JACK B. MATTHEWS has served as Chief Executive Officer of Saturn since joining that company in January 1995. Mr. Matthews is responsible for technical, operating and marketing aspects of the business. Mr. Matthews has served in various general management capacities with several U.S. multiple system operators including, Cox Cable Communications and Continental Cablevision. From August 1993 until joining Saturn, Mr. Matthews was the Vice President-Sales & Marketing of Arrowsmith Technologies, a cable technology company which develops and installs advanced field operations management and operations support systems for the cable television industry. From 1990 to 1993, Mr. Matthews was the President of COMM/ONE, a entrepreneurial business marketing sophisticated video and voice processing systems. Mr. Matthews has over 14 years of U.S. multi-channel television industry experience.

  LEE KIL has served as Chief Operating Officer of Sun Cable since being seconded to that company in April 1995. Mr. Kil is responsible for the technical, operating and administrative aspects of Sun Cable's cable television systems. Prior to joining Sun Cable, Mr. Kil served as a finance and development officer for UIH in the Asia Pacific region since 1995. From 1989 until joining UIH in 1995, Mr. Kil was employed by KBLCOM Incorporated ("KBLCOM"), most recently Director of KBL Telemarketing Technologies, a KBLCOM subsidiary. Prior to that position, Mr. Kil also served as Director of Finance & Accounting at the San Antonio Division of KBLCOM. Mr. Kil has over 13 years experience in the U.S. cable television and programming industry.

  MICHEL LAURENT has served as Managing Director of Telefenua since May 1995. Since joining Telefenua, Mr. Laurent has been responsible for the launch of Telefenua's service and rapid increase in its customer base. From 1991 until joining Telefenua, Mr. Laurent held various positions with Videotron Ltd., the largest cable television and telecommunications company in the province of Quebec and the second largest multiple system operator in Canada. Mr. Laurent most recently served as Vice President of Operations for Videotron's Montreal division and was responsible for technical, operating and marketing aspects of the business. Mr. Laurent is fluent in French and English.

  JOSEPH P. GATTO, JR. has been the Chief Executive Officer of United Wireless since May 1996. Mr. Gatto was the Vice President, Development of UIH A/P focusing on telecommunications business development within the Asia/Pacific region. Prior to joining UIH, Mr. Gatto was the Director of Sales of Plexsys International Corp., a cellular system network manufacturer, where he was responsible for worldwide sales. Mr. Gatto has also served in various sales and marketing capacities for US and Asian telecommunications and technology companies.

EXECUTIVE COMPENSATION

  Prior to the Offering, all of the officers of UAP were employed by UIH, the majority stockholder of the Company. UAP paid no separate compensation to these officers. In connection with the Offering, effective January 1, 1997 all of UAP's officers other than Messrs. Schneider and Dvorak, will become employees of UAP and will cease their employment with UIH, although Mr. Fries will remain an officer of UIH. The Company plans to compensate initially its executive officers comensurate with their compensation as employees of UIH.

  Most of the members of senior management of Austar, Saturn, Sun Cable and Telefenua are U.S. or Canadian expatriates who are employed by UAP and have been seconded to the respective operating companies. The respective operating companies reimburse UAP for compensation paid to these employees pursuant to Technical Assistance Agreements between UAP and each of Austar, Saturn, Sun Cable and Telefenua. Gene W. Schneider, the Company's Chairman, is also the Chairman and Chief Executive Officer of UIH and spends only a portion of his time on matters pertaining to the Company and its operations. Bernard G. Dvorak, the Company's Chief Financial Officer, is also an officer and employee of UIH and spends only a portion of his time on matters pertaining to the Company and its operations. Following this Offering, the services of Messers. Schneider and Dvorak will be provided to the Company pursuant to the UIH Management Agreement. While the Company and its operating companies do not reimburse UIH directly for a specified portion of the compensation UIH pays to Messrs. Schneider or Dvorak, the Company compensates UIH under the UIH Management Agreements for certain services, including those of Messrs. Schneider and Dvorak, performed on behalf of the Company. The chart below summarizes the compensation paid during the fiscal year ended December 31, 1995 to the

Company's Chief Executive Officer and the four most highly compensated executive officers of the Company and the operating companies.

                          SUMMARY COMPENSATION TABLE

                                                       LONG TERM
                                                      COMPENSATION
                                                       AWARDS(1)
                              ANNUAL COMPENSATION      SECURITIES
                             ---------------------     UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS      OPTIONS(#)  COMPENSATION(2)
---------------------------  ---- -------- -------    ------------ ---------------
Gene W. Schneider(3).....    1995 $324,577 $   --        40,000        $4,620
 Chairman
Michael T. Fries(3)......    1995  212,769     --        35,000         4,620
 Chief Executive Officer
Bernard G. Dvorak(3).....    1995  192,769     --        35,000         4,620
 Chief Financial Officer
Donald F. Hagans.........    1995  175,000     --        12,000           --
 Vice President--Austra-
 lia
Robert G. McRann(4)......    1995  161,538  24,279(5)       --          3,836
 Managing Director,
 Austar

---------------------
(1) Options with respect to shares of Class A Common Stock of UIH granted to such executives as officers and employees of UIH.
(2) Consists of matching employer contributions made by UIH under UIH's Employee 401(k) Plan.
(3) Total compensation paid by UIH for duties performed with respect to the Company and other operations of UIH.
(4) Mr. McRann started employment with Austar in March 1995.
(5) Consists of additional cash compensation relating to the overseas assignment of Mr. McRann.

  Messrs. Schneider, Fries, Dvorak and Hagans, as employees and officers of UIH prior to the Offering, have been granted options to acquire stock of UIH. Mr. McRann has not been granted any options by UIH. The following tables set forth information concerning options to purchase shares of UIH Class A Common Stock granted to these executives in the last fiscal year as well as the value of unexercised options held by such executives as of December 31, 1995. No such executive has exercised any options during the fiscal year ended December 31, 1995.

                     OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                             POTENTIAL REALIZABLE
                                                               VALUE AT ASSUMED
                                                          ANNUAL RATES OF STOCK PRICE
                          INDIVIDUAL GRANTS             APPRECIATION FOR OPTION TERM(2)
              ----------------------------------------- -------------------------------
                         PERCENTAGE
              NUMBER OF   OF TOTAL
              SECURITIES  OPTIONS
              UNDERLYING GRANTED TO
               OPTIONS   EMPLOYEES  EXERCISE
               GRANTED   IN FISCAL   PRICE   EXPIRATION
NAME             (#)        YEAR     ($/SH)     DATE        5% ($)         10% ($)
----          ---------- ---------- -------- ---------- -------------------------------
Gene W.
 Schneider..    40,000      6.07%    $15.75   6/16/05   $      396,204 $      1,004,058
Michael T.
 Fries.....     35,000      5.32      15.75   6/16/05          346,678          878,551
Bernard G.
 Dvorak....     35,000      5.32      15.75   6/16/05          346,678          878,551
Donald F.
 Hagans....     12,000      1.82      15.75   6/16/05          118,861          301,217

---------------------
(1) The stock options granted during the last fiscal year become exercisable with respect to 25% of the shares covered thereby after the first anniversary of the effective date of the grant and with respect to the remaining 75% in equal monthly increments over the three-year period thereafter. The initial 25% of all of the options listed in this table became exercisable on June 16, 1996. Vesting of the options granted is accelerated upon a change of control of UIH as defined in UIH's stock option plan.
(2) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the options, and other factors.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                               OPTIONS AT FY-END (#)     OPTIONS AT FY-END ($)
                             ------------------------- -------------------------
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                         ------------------------- -------------------------
Gene W. Schneider...........       90,625/99,375           $475,781/311,719
Michael T. Fries............       72,500/82,500            441,041/288,958
Bernard G. Dvorak...........       60,417/74,583            317,187/207,813
Donald F. Hagans............       40,002/51,998                  0/0

  Messrs.           have been granted stock options under the Equity Incentive
Plan to acquire a total of    shares of Class A Common Stock. See "--Equity
Incentive Plan."

AGREEMENTS WITH EMPLOYEES

  UAP and many of its employees serving as senior management in the Company's operating companies are parties to agreements typically with terms of three to five years. The agreements generally provide for a specified base salary as well as a bonus set at a specified percentage of the base salary, which bonus is based on the performance of the respective company and employee. The agreements often provide for the grant of an incentive interest equal to a percentage of the residual equity value of the respective company which is typically defined as the fair market value of the business less net liabilities and a reasonable return on shareholders' investment. The employment agreements generally also provide for cost of living differentials, relocation and moving expenses, automobile allowances and income tax equalization payments, if necessary, to keep the employee's tax liability the same as it would be in the United States.

  Of the persons identified in the Summary Compensation Table, Mr. McRann has such an employment agreement with UIH. This five-year employment agreement provides for an annual base salary of $225,000 per year, to be reviewed annually, with eligibility for an annual bonus of up to 30% of the base salary, based on the performance of Austar as well as Mr. McRann's individual performance. Mr. McRann was also granted an incentive interest, that vests over a four year period, equal to .75% of the "residual equity value" of Austar, calculated as (i) ten times EBITDA from the prior 12 months, less (ii) the sum of Austar's net liabilities and an amount equal to the total shareholder investment in Austar, plus a 12% compounded annual return on such investment. In the event of a change of control of Austar, the residual equity value will be the greater of (x) the amount calculated above or (y) the net gross proceeds to the shareholders from the event that causes the change of control, less an amount equal to the total shareholder investment in Austar, plus a 12% compounded annual return on such investment. Austar reimbursed UIH and will continue to reimburse UAP under the Technical Assistance Agreement for employment costs associated with Mr. McRann.

EQUITY INCENTIVE PLAN

  In November 1996 the Board of Directors of the Company established the Company's Equity Incentive Plan (the "Equity Incentive Plan"), for the benefit of key employees selected to participate in the Equity Incentive Plan ("Participants"). The Equity Incentive Plan has been approved by the holders of a majority of the shares of Common Stock of the Company. Pursuant to the
terms of the Equity Incentive Plan,     shares of the Class A Common Stock are
reserved for issuance thereunder.

  The Equity Incentive Plan is administered by a committee (the "Committee") composed of members of the Board who are so constituted at all times such that the Equity Incentive Plan complies with Rule 16b-3 or any successor rule under the Exchange Act and the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder. Members of the Committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board. The Committee shall select Participants from "eligible employees" of the Company, and shall determine the awards to be made pursuant to the Equity Incentive Plan and the terms and conditions thereof. "Eligible employees" are those key employees (including, without limitation, officers and directors who are also employees) of the Company or any subsidiary or division of the Company, upon whose judgment, initiative and efforts the Company is, or will become, largely dependent for the successful conduct of its business. The Equity Incentive Plan shall
terminate by resolution of the Board or on       , 2006, whichever occurs
sooner.

  The Equity Incentive Plan provides for the grant of incentive stock options ("Incentive Options") within the meaning of Section 422 of the Code and non-qualified stock options ("Non-Qualified Options") (collectively the "Options"), Stock Appreciation Rights, Restricted Stock Awards, Stock Bonuses, Stock Units and other grants of Class A Common Stock (collectively referred to as "Awards"). Awards may be granted under the Equity Incentive Plan to key employees (including, without limitation, officers and directors who are employees) of the Company or any division or subsidiary thereof, upon whose judgment, initiative and efforts the Company is, or will become, largely dependent for the successful conduct of its business.

  A total of     shares of Stock may be optioned or awarded under the Equity
Incentive Plan, subject to the provisions regarding changes in capital described below. If the Company increases or decreases the number of its outstanding shares of Stock or changes in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then the numbers, rights and privileges of affected shares of Stock (i) as to which Awards may be granted under the Equity Incentive Plan and (ii) then included in each outstanding Award granted under the Equity Incentive Plan, shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

  Options. Options granted under the Equity Incentive Plan are exercisable in such installments for such periods as specified by the Committee at the time of grant; however, such period shall not exceed ten years from the date of the grant. The Option price with respect to each Option will be determined by the Committee, but shall not be less than 100% of the fair market value of the Stock of the Company at the time the Option is granted. The "fair market value" of the Stock is the closing price of the Stock on the Nasdaq Stock Market as reported on the composite tape on a particular date or the closest preceding date on which there were Stock transactions. The aggregate exercise price for the Stock with respect to which an Incentive Option is first exercisable during any calendar year shall not exceed $100,000 (determined as of the date an Incentive Option is granted).

  Stock Appreciation Rights. A Stock Appreciation Right entitles the Participant to receive Stock (without any payment to the Company, except for applicable withholding taxes), cash or a combination of both equal in value to the increase in the fair market value of a share of Stock subsequent to the grant of the Stock Appreciation Right. The time during which a Stock Appreciation Right may be exercised shall be determined by the Committee at the time of grant, but may not begin until six months after the date of grant.

  Restricted Stock Awards. A Restricted Stock Award is an award of Stock granted to a Participant that is subject to certain restrictions, including but not limited to continuous employment by the Company or an affiliated corporation for a period of time specified by the Committee or the attainment of certain goals and objectives specified by the Committee. Such restrictions shall be placed on the Stock certificates in a legend. The Committee may also require the Participant to keep the Stock certificates in the custody of the Company or a third party while the restrictions remain in effect.

  Other Awards. The Committee may award Stock Bonuses to such Participants, subject to such conditions and restrictions, as it determines in its sole discretion. Stock Bonuses may be either outright grants of Class A Common Stock, or may be grants of Stock subject to and conditioned upon certain employment or performance related goals. The Board may, in its sole discretion, establish other incentive compensation arrangements subject to the Equity Incentive Plan pursuant to which Participants may acquire Stock or provide other incentive compensation that will be paid in Stock under the Equity Incentive Plan.

COMPENSATION OF DIRECTORS

  All of the directors of the Company are also directors or officers of UIH, the majority stockholder of the Company, or officers of the Company. They receive no separate cash compensation for serving as directors of the Company although each non-employee director of the Company will be granted options to
acquire a total of    shares of Class A Common Stock at the initial public
offering price. See "--Non-Employee Director Stock Option Plan."

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  The Company adopted a Stock Option Plan for Non-Employee Directors (the "Director Plan") effective upon the date of the Company's initial public offering (the "Effective Date"). The Director Plan provides for the grant of
an option (a "Director's Option") to acquire      shares of Class A Common
Stock to each member of the Board who is not also an employee of the Company (a "non-employee director") on the Effective Date, and to each person who is newly elected to the Board as a non-employee director after the Effective Date, on the date of his election. The total number of shares of Class A Common Stock as to which options may be granted under the Director Plan is in the aggregate. As there are currently eight non-employee directors,
Director's Options will be granted with respect to       shares. The exercise
price for options granted under the Director Plan hereafter will be the fair market value of the shares on the date of grant determined by reference to the last reported sale price of the Class A Common Stock on the NASDAQ Stock Market. With respect to non-employee directors serving at the commencement of this Offering, the fair market value will be the initial public offering price. The Director's Options become exercisable with respect to 25% of the shares covered thereby after the first anniversary of the effective date of the grant and with respect to the remaining 75% in equal monthly increments over the three-year period thereafter. Vesting is accelerated upon a change of control of the Company as defined in the Director Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Board of Directors has established a separate Compensation Committee comprised of Messrs. Carollo, DeGeorge, Giovannini, Jepsen, Ressler, Rochelle and Spector. Directors or executive officers of the Company may serve on the boards of directors of Austar, Saturn, Sun Cable, Telefenua and XYZ and as part of their duties may determine the compensation of those operating companies' employees. None of the employees of such operating companies, however, are Directors of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Company's Certificate of Incorporation eliminates the personal liability of its directors to the Company and its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by law. The Company believes that such indemnification covers at least negligence on the part of indemnified parties.

  The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's Certificate of Incorporation and Bylaws. These agreements require the Company, among other things, to indemnify the Company's directors and officers for certain expenses (including attorney's fees), judgments, fines, penalties and settlement amounts incurred by any such person in certain actions or proceedings, including actions by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

                RELATIONSHIP WITH UIH AND RELATED TRANSACTIONS

RELATIONSHIP WITH UIH

  UAP is currently an indirect, majority owned subsidiary of UIH. Immediately following completion of the Offering and the UIH Investment, UIH will own
shares of Series B Common Stock which represents approximately   % of the
total voting power of the outstanding shares of Common Stock ( % if the Underwriters' over-allotment option is exercised in full). Consequently, UIH will have significant influence over the Company and will be in a position to determine the outcome of corporate actions requiring stockholder approval. See "Risk Factors--Control of the Company by UIH; Disproportionate Voting Rights."

  UIH has advised the Company that it has no immediate plans to dispose of any of the shares of Common Stock held by it after the Offering. UIH, however, has not made any decision regarding its future plans for its ownership interest in the Company. There can be no assurance that UIH will maintain its ownership interest in the Company or as to the manner or timing of any disposition of Common Stock by UIH.

  Conflicts of interest between the Company and UIH could arise with respect to business dealings between them, including potential acquisitions of businesses or properties, the issuance of additional securities and the extension, termination, renegotiation of, or performance of respective obligations under the agreements to which they are parties. While the directors of the Company intend to exercise reasonable judgment and take such steps as they deem necessary under all of the circumstances in resolving any specific conflict of interest that may occur, there can be no assurance that any conflicts will be resolved in favor of the Company. See "Risk Factors-- Potential Conflicts of Interest with UIH."

UIH INVESTMENT

  UIH has agreed to contribute immediately prior to the closing of the Offering $25.0 million cash to the Company for additional Class B Common Stock at a per share purchase price equal to the Class A Common Stock being acquired in the Offering.

HISTORICAL CORPORATE STRUCTURE

  Formation of UIH A/P. Immediately prior to the May 1996 Note Offering, UIH Australia, Inc., UIH Australia II, Inc. and UIH Australia III, Inc. (the "UIH Australia Subsidiaries"); UIH New Zealand, Inc. (the "UIH New Zealand Subsidiary"); UIH-SFCC, Inc. (the "UIH Tahiti Subsidiary"); and UIH Australia Holding, Inc. were merged with and into UIH A/P (the "First Merger"). The UIH Australia Subsidiaries held UIH's interest in Austar, the UIH New Zealand Subsidiary held UIH's interest in Saturn, the UIH Tahiti Subsidiary held UIH's interest in Telefenua, UIH Australia Holdings, Inc. held UIH's interest in United Wireless (the "UIH Wireless Subsidiary") and UIH A/P held UIH's interest in XYZ Entertainment. Each of the UIH Australia Subsidiaries, the UIH New Zealand Subsidiary, the UIH Tahiti Subsidiary, the UIH Wireless Subsidiary and UIH A/P were initially capitalized with $100, and 100 shares of common stock were issued to UIH, the sole shareholder of each of such corporations. During the years ended December 31, 1994 and 1995, UIH contributed (i) a total of $19.7 million and $50.8 million, respectively, to the UIH Australia Subsidiaries, which amounts were used to fund the UIH Australia Subsidiaries' investment in Austar; (ii) a total of $2.5 million and none, respectively, to the UIH New Zealand Subsidiary, which amounts were used to fund the UIH New Zealand Subsidiary's investment in Saturn, (iii) a total of none and $6.9 million, respectively, to the UIH Tahiti Subsidiary, which amounts were used to fund the UIH Tahiti Subsidiary's investment in Telefenua; (iv) a total of none and $911,000, respectively, to the UIH Wireless Subsidiary, which amounts were used to fund the UIH Wireless Subsidiary's investment in United Wireless and (v) a total of $629,000 and $5.1 million, respectively, to UIH A/P, which amounts were used to fund UIH A/P's investment in XYZ Entertainment. No additional shares of capital stock were issued to UIH in connection with these capital contributions. During the years ended December 31, 1994 and 1995, UIH made bridge loans (i) totaling none and $5.4 million, respectively, to certain of the UIH Australia Subsidiaries, which amounts in turn were used to make loans to Austar; (ii) totaling none and $2.0 million, respectively, to the UIH New Zealand Subsidiary, which amounts in turn were used to make loans to Saturn; and (iii) totaling none and $6.8 million, respectively, to the UIH Tahiti Subsidiary, which amounts in turn were used to make loans to Telefenua. These bridge loans are payable upon demand and bear interest at rates ranging from 9.25% to 14.0% per annum. At the time of the UIH A/P Note Offering, the Company acquired $25 million of these bridge loans and the remaining portion of the bridge loans were contributed to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  As a result of the First Merger, all of the issued and outstanding capital stock of the UIH Australian Subsidiaries, the UIH New Zealand Subsidiary, the UIH Tahiti Subsidiary and the UIH Wireless Subsidiary were canceled.

  In connection with the Saturn Purchase, UIH A/P declared and paid a dividend of 387 shares of common stock to UIH and issued to the other shareholder of Saturn 13 shares of common stock, which represented 2.6% of its issued and outstanding common stock.

  Formation of the Company. In connection with the amendment and reinstatement of UAP's certificate of incorporation prior to the closing of this Offering, the 100 shares of Common Stock of UAP owned by UIH, which constitutes all of
UAP's issued and outstanding capital stock, will be converted into    shares
of Class B Common Stock. Immediately prior to the closing of the Offering, the following wholly owned, indirect subsidiaries of UIH (the "Merged Subsidiaries") will be merged with and into UAP, with UAP as the surviving corporation (the "Second Merger"); (i) UIH Philippines, Inc., the company that holds the interest in Sun Cable; (ii) UIH China, Inc., the company that holds the interest in HITV and the Company's other China development opportunities;
(iii) UIH India, Inc. and UIH India Programming, Inc., the companies that hold India development opportunities; (iv) UIH Taiwan, Inc., the company that holds the Taiwan development opportunities; and (v) UIH Asia/Pacific, Inc., the company that holds all of the Company's other development opportunities. Each of the Merged Subsidiaries was initially capitalized with $100 and 100 shares of common stock was issued to UIH, the sole shareholder of such corporations. During the years ended December 31, 1994 and 1995, UIH contributed a total of $0.4 million and $8.3million, respectively, to the Merged Subsidiaries. As a result of the Second Merger, all of the issued and outstanding capital stock
of the Merged Subsidiaries was canceled and UIH was issued     shares of Class
B Common Stock of UAP in consideration thereof. Prior to the closing of the Offering, Kiwi will contribute his 2.6% interest in UIH A/P to the Company in
consideration for    shares of Class A Common Stock. As a result of such
contribution, UAP will own 100% of the issued and outstanding capital stock of UIH A/P.

MANAGEMENT AGREEMENT

  In connection with the formation of UIH A/P, UIH A/P and UIH executed a 10-year management agreement (the "UIH A/P Management Agreement"), pursuant to which UIH agreed to continue to perform certain administrative, accounting, financial reporting and other services for UIH A/P, which has no separate employees of its own. Pursuant to the UIH A/P Management Agreement, UIH is paid a management fee of $750,000 for the first year of such agreement, which fees shall increase on the first anniversary date of the UIH A/P Management Agreement and each anniversary date thereafter by 8% per year. UIH and each of Austar, Saturn, Sun Cable and Telefenua's parent corporation executed Technical Assistance Agreements, pursuant to which UIH has performed technical assistance in connection with such operating companies' design, development, construction, marketing and operation of their respective multi-channel television systems. The Technical Assistance Agreements provide for fees generally based on a percentage of gross revenues.

  UIH has assigned to UAP its rights, and UAP has assumed UIH's obligations, under the UIH A/P Management Agreement and the Technical Assistance Agreements. In connection with UIH's assignment to the UAP of the UIH A/P Management Agreement and the Technical Assistance Agreements and activities associated with being a publicly traded company following this Offering, majority-owned by UIH, UAP and UIH have executed a 10-year management agreement (the "UIH Management Agreement"), pursuant to which UIH will continue to perform certain management, technical, administrative, accounting, financial reporting, tax, legal and other services for UAP, and, on behalf of UAP, for UIH A/P. Pursuant to the UIH Management Agreement,

UIH will be paid a management fee equal to    % of the Company's "proportional
     revenues." The "proportional      revenues" of the Company are calculated
by multiplying the      revenues of each of the operating companies,
multiplied by the Company's ownership interest of the respective company and adding the sum of such products. In addition, UAP shall reimburse UIH for all reasonable out-of-pocket expenses incurred by UIH in performance of its duties under the respective UIH Management Agreement.

TAX SHARING AGREEMENT

  The Company is included as a member of UIH's consolidated tax return and, after the Offering, will remain a member of the UIH consolidated group (as long as non-UIH ownership of the Company does not exceed 20%). UIH and the Company are parties to a tax sharing agreement that defines the parties' rights and obligations with respect to tax liabilities and benefits relating to the Company and its operations as part of the consolidated group of UIH. In general, UIH is responsible for filing consolidated tax returns and paying the associated taxes and UAPC will reimburse UIH for the portion of the tax cost relating to the Company and its operations.

REGISTRATION RIGHTS AGREEMENT

  UAP and UIH will enter into a Registration Rights Agreement (the "UIH Registration Rights Agreement") which, among other things, will provide that upon the request of UIH, UAP will register under the Securities Act any of the shares of Series A Common Stock or Series B Common Stock (and any other shares of capital stock of UAP issued in respect of such shares) held by UIH for sale in accordance with UIH's intended method of disposition thereof. UIH will have the right to request three such registrations. UIH will also have the right to have its shares of stock in the Company included in any registration statement the Company proposes to file under the Securities Act (other than registration statements for employee benefit plans and certain business combinations), except that, among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. UAP will agree to pay all registration expenses (other than underwriting discounts and commissions) in connection with such registrations.

                              SECURITY OWNERSHIP

  The following table sets forth certain information concerning the ownership of Common Stock of all classes prior to the Offering and pro forma for the closing of the Offering by (i) the only stockholder of the Company owning beneficially more than 5% of the outstanding shares of either class of the Company's Common Stock, (ii) each director of the Company, (iii) each of the five most highly compensated executive officers of the Company during its last fiscal year, and (iv) all directors and executive officers of the Company as a group. Shares of Class B Common Stock are convertible immediately into shares of Class A Common Stock on a one-for-one basis, and accordingly, holders of Class B Common Stock are deemed to own the same number of shares of Class A Common Stock. Executive officers of the Company have been granted options to
acquire an aggregate of    shares of Class A Common Stock, which options begin
vesting one year from the date of this Offering. See "Management--Equity Incentive Plan."

                                                               PERCENTAGE OF ALL
                                                                  OUTSTANDING
                             NUMBER OF SHARES(1)                 COMMON STOCK
                          -------------------------            -----------------
                            CLASS A      CLASS B    PERCENTAGE  BEFORE   AFTER
    BENEFICIAL OWNER      COMMON STOCK COMMON STOCK  OF CLASS  OFFERING OFFERING
    ----------------      ------------ ------------ ---------- -------- --------
United International
 Holdings, Inc.(2)......      --                          %         %        %
Gene W. Schneider.......      --           --          --        --       --
Michael T. Fries........      --           --          --        --       --
Bernard G. Dvorak.......      --           --          --        --       --
John C. Porter..........      --           --          --        --       --
Albert M. Carollo.......      --           --          --        --       --
Lawrence J. DeGeorge....      --           --          --        --       --
William J. Elsner.......      --           --          --        --       --
Joseph E. Giovanini.....      --           --          --        --       --
Edward G. Jepsen........      --           --          --        --       --
Antony P. Ressler.......      --           --          --        --       --
Curtis Rochelle.........      --           --          --        --       --
Mark L. Schneider.......      --           --          --        --       --
Bruce H. Spector........      --           --          --        --       --
Donald F. Hagans........      --           --          --        --       --
Robert G. McRann........      --           --          --        --       --
All directors and
 executive officers as a
 group
 (16 persons)...........      --           --          --        --       --

---------------------
(1) Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, and holders of Class B Common Stock are entitled to ten votes per share. Both classes vote together as a single class on all matters, except where class voting is required by the Delaware General Corporation Law. See "Description of Capital Stock."
(2) Includes    shares of Class B Common Stock to be issued in the UIH
    Investment immediately prior to the closing of the Offering. The address of United International Holdings, Inc. is 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237.

                         DESCRIPTION OF CAPITAL STOCK

  The following is a summary of all material terms of UAP's capital stock. This summary, however, does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Delaware General Corporation Law (the "DGCL") and to UAP's Amended and Restated Certificate of Incorporation (the "Company Charter") and Bylaws, both of which have been filed as exhibits to the Registration Statement. See "Additional Information."

  The Company is authorized to issue shares of Common Stock and 3,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). The
Common Stock is divided into two classes consisting of     authorized shares
of Class A Common Stock and authorized shares of Class B Common Stock. As of the date of this Prospectus, there were shares of Class A Common Stock and shares of Class B Common Stock outstanding and no shares of Preferred Stock outstanding. UIH beneficially owns all of the Class B Common Stock, representing percent of the voting power of UAP's outstanding Common Stock.
Upon completion of the Offerings, there will be     shares of Class A Common
Stock (    shares if the over-allotment options granted to the Underwriters
are exercised in full),     shares of Class B Common Stock and no shares of
Preferred Stock outstanding.

COMMON STOCK

  The rights of holders of Class A Common Stock and Class B Common Stock are identical except for voting and conversion rights. The shares of Class A Common Stock and Class B Common Stock currently outstanding are, and the shares of Class A Common Stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable.

  Dividends. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for such purpose, subject to the preferential rights of holders of shares of any series of outstanding shares of Preferred Stock. The Company Charter provides that there can be no dividend on, or stock split, reverse stock split or other reclassification of, either the Class A Common Stock or the Class B Common Stock without a corresponding stock dividend on, or stock split, reverse stock split or other reclassification of, the other class of Common Stock.

  The Board of Directors will determine its dividend policy with respect to the Common Stock based on UAP's results of operations, financial condition, capital requirements and other circumstances, including restrictions that may be contained in agreements pursuant to which the Company may borrow funds. It is not anticipated that cash dividends will be paid on the Common Stock in the foreseeable future. See "Dividend Policy."

  Conversion. Each share of Class B Common Stock is convertible at any time, at the option of its holder, into one share of Class A Common Stock. The Class A Common Stock is not convertible into Class B Common Stock.

  Voting. Each share of Class A Common Stock entitles the holder to one vote and each share of Class B Common Stock entitles the holder to ten votes on each matter to be voted upon by the holders of the Common Stock. Except with respect to certain limited class voting rights provided under the DGCL, the holders of the Class A Common Stock and Class B Common Stock vote as one class on all matters to be voted on by stockholders of UAP, including the election of directors. Since there is no cumulative voting in elections of directors of UAP, UIH will be able to elect the entire Board of Directors for so long as it beneficially owns shares of Common Stock representing a majority in voting power of the outstanding shares of both classes of Common Stock. Immediately following completion of the Offerings, UIH will beneficially own shares of Class B Common Stock representing approximately % of the voting power and will have the ability to control all matters requiring approval of UAP's stockholders voting as a single class, including the election of directors. See "Risk Factors--Control by UIH; Disproportionate Voting Rights."

  Liquidation Rights. Subject to the preferential rights, if any, of holders of any then-outstanding Preferred Stock, in the event of a liquidation, dissolution or winding up of UAP, holders of Class A Common Stock and Class B Common Stock would be entitled to share ratably in all assets of UAP available for distribution to holders of Common Stock.

  Listing. The Company has applied for its Class A Common Stock to be quoted on the Nasdaq Stock Market under the trading symbol "UIHPA." Chase Mellon Shareholder Services, LLC will be the transfer agent for the Class A Common Stock.

  Other Provisions. Holders of Class A Common Stock and Class B Common Stock have no preemptive rights to purchase additional shares.

PREFERRED STOCK

  The Preferred Stock may be issued from time to time as determined by the Board of Directors, without stockholder approval. Such Preferred Stock may be issued in such series and with such designations, preferences, conversion or other rights, voting powers, qualifications, limitations, or restrictions as shall be stated or expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors. While the Board of Directors has no current intention of doing so, the Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the Class A Common Stock. At the date of this Prospectus, the Board of Directors has not authorized the issuance of any share of Preferred Stock and UAP has no current plans for the issuance of any shares of Preferred Stock. The power to issue shares of Preferred Stock could enable the Board of Directors to make it more difficult to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors.

CERTAIN PROVISIONS OF THE COMPANY CHARTER AND BYLAWS

  Certain provisions of the Company Charter and Bylaws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the market price for the shares held by stockholders.

  The Company Charter provides for a classified Board of Directors. For purposes of determining their terms, directors are divided into three classes. UAP's Class I directors' term expires at the 1997 annual stockholders' meeting. The terms of the Class II directors and the Class III directors expire at the 1998 and 1999 annual stockholders' meetings, respectively. See "Management--Directors and Executive Officers."

  The Company Charter or Bylaws provide (i) that directors can be removed from office only for cause and only with the approval of 66 2/3% of the votes of outstanding shares of stock entitled to vote upon all matters which may be submitted to a vote of stockholders at any annual or special meeting thereof ("Voting Stock"), (ii) for a classified Board of Directors, with each class containing as nearly as possible one-third of the number of directors on the Board of Directors and the members of each class serving for three-year terms,
(iii) that vacancies on the Board of Directors may be filled only by the remaining directors, (iv) that any action required or permitted to be taken by the stockholders of UAP may be effected only at an annual or special meeting of stockholders, and not be written consent of the stockholders, (v) that special meetings of UAP's stockholders can be called by the Secretary of UAP upon (a) the written request of the holders of not less than 66 2/3% of the total voting power of the outstanding Voting Stock, voting together as a single class, or (b) at the request of not less than 75% of the members of the Board of Directors, (vi) that the Bylaws of UAP may only be adopted, amended or repealed by the affirmative vote of (a) 66 2/3% in total voting power of the outstanding Voting Stock, voting together as a single class, or (b) 75% of the members of the Board of Directors, (vii) that UAP Charter may only be amended, altered or repealed by the affirmative vote of 66 2/3% in total voting power of the outstanding Voting Stock, voting together as a single class, (viii) that the affirmative vote of 66 2/3% in total voting power of the outstanding Voting Stock, voting together as a single class, is required to approve (a) a merger or consolidation of UAP with, or into, another corporation, other than a merger or consolidation which does not require the consent of stockholders under the DGCL or a merger or consolidation which has been approved by at least 75% of the members of the Board of Directors (in which case, in accordance with the DGCL, the affirmative vote of a majority in total power of the outstanding Voting Stock would be required for approval), (b) the sale, lease or exchange of all or substantially all of the property and assets of UAP or (c) the dissolution of UAP, and (ix) for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a Committee of the Board of Directors, of candidates for election as directors. In general, notice of intent to nominate a director must be received by UAP not less than 90 days in advance of an annual meeting (or, in the case of a special meeting, not less than 7 days following the day on which notice of such special meeting is given to stockholders) and must contain certain information concerning the person to be nominated and the stockholder submitting the proposal.

REGISTRATION RIGHTS

  After consummation of this Offering, holders of approximately      shares of
Class A Common Stock and      shares of Class B Common Stock will be entitled
to require the Company to register such shares under the Securities Act under certain circumstances.

  Subject to certain limitations, beginning one year after the date of the Offering, holders of at least 50% of the Class A Common Stock currently held by Kiwi or its assignees ("Kiwi Registrable Securities") may require the Company to file a registration statement under the Securities Act with respect to such Registrable Securities as are requested to be included, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The Company is not obligated to effect more than one of these demand registrations of Kiwi Registrable Securities. Holders of Kiwi Registrable Securities also have the right to have the Kiwi Registrable Securities included in any registration statement the Company proposes to file under the Securities Act (other than registration statements for employee benefit plans and certain business combinations), except that, among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. Pursuant to the terms of the UIH Registration Rights Agreement to be entered by the Company and UIH, upon the request of UIH, the Company will register under the Securities Act any of the shares of Class A Common Stock or Class B Common Stock (and any other shares of capital stock of UAP issued in respect of such shares) held by UIH for sale in accordance with UIH's intended method of disposition thereof. UIH will have the right to request three such registrations. UIH will also have the right to have its shares of stock in the Company included in any registration statement the Company proposes to file under the Securities Act (other than registration statements for employee benefit plans and certain business combinations), except that among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. See "Relationship with UIH and Related Transactions."

  Generally, the Company is required to bear the expense (other than underwriting discounts and commissions) of all such registrations.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  UAP and substantially all of its subsidiaries and other companies in which it holds interests are "restricted" under the terms of the indentures governing UIH's 14% Senior Secured Discount Notes due 1999 (collectively, the "UIH Indenture"). UIH A/P, Austar and Telefenua are "restricted" under the terms of the UIH A/P Indenture. Generally, each of the UIH Indenture and the UIH A/P Indenture limit the amount of indebtedness restricted entities may incur and type or amount of investments such entities may make. In addition, the UIH A/P Indenture prohibits the restricted entities from paying cash dividends. The restrictions imposed by the UIH Indenture will be eliminated upon retirement of UIH's Notes at their maturity in November 1999, although similar restrictions may be imposed if UIH refinances the replacement of such notes with new indebtedness. The restrictions imposed by the UIH A/P Indenture will be eliminated upon retirement of the Existing Notes and the New UIH A/P
Notes at their maturity in May 2006 and    , 2007 respectively. See "Risk
Factors--Need for Additional Capital for New Businesses, --No Dividends."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of this Offering, the Company will have     shares of
Class A Common Stock outstanding (assuming no exercise of the over-allotment options, and assuming further that, prior to such time, there is no conversion of outstanding Class B Common Stock into shares of Class A Common Stock) and shares of Class B Common Stock outstanding. The shares of Class A Common Stock sold in this Offering will be freely transferable and tradeable without restriction or further registration under the Securities Act except for any shares purchased by any "affiliate," as defined below, of the Company, which will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The shares of Class B Common Stock are "restricted securities," as such term is defined under Rule 144.

  In general, under Rule 144 as currently in effect, after holding their shares of Common Stock of the Company for two years, holders of restricted securities and affiliates of the Company (assuming conversion of their Class B Common Stock into Class A Common Stock) will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding number of shares of Class A Common Stock of the Company or the average weekly trading volume in the Company's shares of Class A Common Stock in composite trading in all national securities exchanges during the four calendar weeks preceding the filing of the required notice of such sale. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such issuer.

  In connection with this Offering, the Company, its officers and directors
and the existing stockholders of UAP, including UIH, which owns     shares of
Class B Common Stock, have agreed, directly or indirectly, not to sell, offer to sell, solicit an offer to buy, contract to sell, grant any option, warrant or right to purchase or otherwise transfer or dispose of any shares of capital stock of the Company, including any options, warrrants or rights to acquire Common Stock of the Company, or any securities that are convertible into, or exercisable or exchangeable for capital stock of the Company, for a period of 180 days after the date of the commencement of this Offering without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, except in certain limited circumstances described under "Underwriting."

  Sales of substantial numbers of shares of Class B Common Stock and Class A Common Stock issuable upon conversion of the Class B Common Stock pursuant to Rule 144 or otherwise could adversely affect the market price of the Class A Common Stock, should any such market develop.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the Underwriting Agreement, a syndicate of U.S. underwriters named below (the "U.S. Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Smith Barney Inc. ("Smith Barney") and HSBC Securities, Inc. ("HSBC") are acting as representatives (the "U.S. Representatives"), and the international managers named below (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), for whom DLJ, Smith Barney and HSBC are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), have severally agreed
to purchase from the Company an aggregate of     shares of Class A Common
Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                       NUMBER OF
   U.S. UNDERWRITERS                                                    SHARES
   -----------------                                                   ---------
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Smith Barney Inc. .................................................
   HSBC Securities, Inc. .............................................
                                                                          ---
     U.S. Offering Subtotal...........................................
                                                                       NUMBER OF
   INTERNATIONAL REPRESENTATIVES                                        SHARES
   -----------------------------                                       ---------
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Smith Barney Inc. .................................................
   HSBC Securities, Inc. .............................................
                                                                          ---
     International Offering Subtotal..................................
                                                                          ---
       Total..........................................................
                                                                          ===

  The obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Class A Common Stock offered hereby (other than those covered by the over-allotment options described below) if any are taken. The offering price and underwriting discount and commissions per share for the U.S. Offering and the International Offering are identical.

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Class A Common Stock offered hereby directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $. per share. Any Underwriter may allow, and such dealers may reallow, a discount not in excess of $. per share to any other Underwriter any to certain other dealers. After the initial public offering of the shares of Class A Common Stock, the public offering price and such concessions may be changed by the Underwriters. The Representatives have advised the Company that the Underwriters do not intend to confirm sales of the Class A Common Stock offered hereby to accounts over which they exercise discretionary authority.

  The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of Class A Common Stock at the public offering price set forth on the cover page of this prospectus less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, made in connection with the sale of shares of Class A Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such U.S. Underwriter's name in the preceding tables bears to the total number of shares in such table.

  The Company, its officers and directors and the existing stockholders of the Company, including UIH, have agreed, directly or indirectly, not to sell, offer to sell, solicit an offer to buy, contract to sell, grant any option, warrant or right to purchase or otherwise transfer or dispose of any shares of capital stock of the Company, including any options, warrants or rights to acquire Common Stock of the Company, or any securities that are convertible into, or exercisable or exchangeable for capital stock of the Company, for a period of 180 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, except, in the case of the Company, for the issuance of Class A Common Stock upon conversion of the Class B Common Stock and the issuance of Class A Common Stock in connection with certain development opportunities to persons who agree to become bound by these lock-up provisions.

  Prior to this Offering, there has been no public market for the Class A Common Stock. The initial offering price for the Class A Common Stock included in this Offering was determined through negotiation between the Company and the U.S. Representatives. Among the factors to be considered in determining the public offering price will be the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States, Australia and the Asia/Pacific region and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

  In connection with the Offering, certain U.S. Underwriters, or their respective affiliates who are qualifying registered market makers on the Nasdaq National Market, may engage in passive market making transactions in the Class A Common Stock of the Company on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two business day period before commencement of offers or sales of the Class A Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Underwriters have entered into an Agreement Between U.S. Underwriters and International Managers pursuant to which each U.S. Underwriter has agreed that, with respect to the Class A Common Stock included in the U.S. Offering,
(i) it is not purchasing any such shares for the account of anyone other than a U.S. or Canadian Person and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, each International Manager has agreed that, with respect to the Class A Common Stock included in the International Offering, (i) it is not purchasing any such shares for the account of any U.S. or Canadian Person and
(ii) it has not offered or sold, and will not offer, sell, resell, or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person. Each Underwriter has also agreed that it will offer to sell shares only in compliance with all relevant requirements of any applicable laws.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between Underwriters and International Managers, including: (i) certain purchases and sales between the U.S. Underwriters and the International Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as an International Manager or by an International Manager who is also acting as a U.S. Underwriter and (iv) other transactions specifically approved by the Representatives. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any estate or trust the income of which is subject to United States or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch of a person other than a U.S. or Canadian Person.

  Any offer of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant province of Canada in which such offer is made.

  Each International Manager has represented and agreed (i) that it has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985, (ii) that it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares in, from, or otherwise involving, the United Kingdom and (iii) that it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares if that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988.

  No action has been or will be taken in any jurisdiction by the Company or the International Managers that would permit an offering to the general public of the shares offered hereby in any jurisdiction other than the United States or Canada.

  Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this Prospectus.

  Pursuant to the Agreement Between U.S. Underwriters and International Managers, sales may be made between the U.S. Underwriters and the International Managers of such number of shares as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for shares being sold by the U.S. Underwriters and the International Managers, less all or any party of the selling concession, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the International Managers pursuant to the Agreement Between U.S. Underwriters and International Managers, the number of shares initially available for sale by the U.S. Underwriters and by the International Managers may be more or less than the number of shares appearing on the front cover of this Prospectus.

  Certain of the Underwriters and its respective affiliates have engaged, and may in the future engage, in transactions with and perform sevices for the Company or one or more of its affilitates in the ordinary course of business. Certain of the Underwriters are also serving as the underwriter in the Senior Discount Note Offering.

                                 LEGAL MATTERS

  Certain legal matters regarding the securities offered hereby will be passed upon for the Company by Holme Roberts & Owen LLP, Denver, Colorado, and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements and related schedule of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. In that report, that firm states that with respect to the consolidated amounts from the financial statements of Telefenua S.A. and the equity in losses from XYZ Entertainment Pty Ltd. as of and for the year ended December 31, 1995, its report is based on the reports of other auditors, namely Coopers & Lybrand (with respect to Telefenua S.A.) and Deloitte Touche Tohmatsu (with respect to XYZ Entertainment Pty Ltd.). The consolidated financial statements and reports referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

  The consolidated financial statements of CTV Pty Ltd. included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of STV Pty Ltd. included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

  The financial statements of Saturn Communications Limited (formerly Kiwi Cable Company Ltd.) included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

  The financial statements of XYZ Entertainment Pty Ltd. as of December 31, 1994 and 1995 and for the years then ended included in this Prospectus and elsewhere in the Registration Statement have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report appearing herein. The financial statements referred to above have been included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
UIH ASIA/PACIFIC COMMUNICATIONS, INC.
Report of Independent Public Accountants.................................  F- 3
Report of Independent Auditors...........................................  F- 4
Independent Auditors' Report.............................................  F- 5
Consolidated Balance Sheets as of December 31, 1994 and 1995 and Septem-
 ber 30, 1996 (unaudited)................................................  F- 6
Consolidated Statements of Operations for the Years Ended December 31,
 1994 and 1995 and for the Nine Months Ended September 30, 1995 and 1996
 (unaudited).............................................................  F- 7
Consolidated Statements of Stockholder's Equity for the Years Ended De-
 cember 31, 1994 and 1995 and for the Nine Months Ended September 30,
 1996 (unaudited)........................................................  F- 8
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1994 and 1995 and for the Nine Months Ended September 30, 1995 and 1996
 (unaudited).............................................................  F- 9
Notes to Consolidated Financial Statements...............................  F-10
CTV PTY LIMITED (TOGETHER WITH STV, AUSTAR)
Independent Audit Report.................................................  F-27
Balance Sheet as of December 31, 1994 and 1995 and September 30, 1996
 (unaudited).............................................................  F-28
Profit and Loss Account for the Period Ended December 31, 1994 and the
 Year Ended December 31, 1995 and for the Nine Months Ended September 30,
 1995 and 1996 (unaudited)...............................................  F-29
Statement of Cash Flows for the Period Ended December 31, 1994 and the
 Year Ended December 31, 1995 and for the Nine Months Ended September 30,
 1995 and 1996 (unaudited)...............................................  F-30
Notes to the Financial Statements........................................  F-31
STV PTY LIMITED (TOGETHER WITH CTV, AUSTAR)
Independent Audit Report.................................................  F-41
Balance Sheet as of December 31, 1994 and 1995 and September 30, 1996
 (unaudited).............................................................  F-42
Profit and Loss Account for the Period Ended December 31, 1994 and the
 Year Ended December 31, 1995 and for the Nine Months Ended September 30,
 1995 and 1996 (unaudited)...............................................  F-44
Statement of Cash Flows for the Period Ended December 31, 1994 and the
 Year Ended December 31, 1995 and for the Nine Months Ended September 30,
 1995 and 1996 (unaudited)...............................................  F-45
Notes to the Financial Statements........................................  F-46
SATURN COMMUNICATIONS LIMITED (FORMERLY KNOWN AS KIWI CABLE COMPANY
 LIMITED)
Auditor's Report.........................................................  F-56
Statement of Financial Performance for the Years Ended December 31, 1994
 and 1995 and March 31, 1996 (unaudited).................................  F-57
Statement of Movements in Equity for the Years Ended December 31, 1994
 and 1995 and the Three Months Ended March 31, 1996 (unaudited)..........  F-58
Statement of Financial Position as of December 31, 1994 and 1995 and
 March 31, 1996 (unaudited)..............................................  F-59
Statement of Cash Flows for the Years Ended December 31, 1994 and 1995
 and for the Three Months Ended March 31, 1995 and 1996 (unaudited)......  F-61
Notes to and Forming Part of the Financial Statements....................  F-62
XYZ ENTERTAINMENT PTY LIMITED
Independent Auditors' Report.............................................  F-68
Consolidated Statements of Operations for the period from October 17,
 1994 (date of inception) to December 31, 1994 and the year ended Decem-
 ber 31, 1995 and for the nine months ended September 30, 1995 and 1996
 (unaudited).............................................................  F-69
Consolidated Balance Sheets as of December 31, 1994 and 1995 and Septem-
 ber 30, 1996 (unaudited)................................................  F-70
Consolidated Statements of Shareholders' Deficiency for the period from
 October 17, 1994 (date of inception) to December 31, 1994 and the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited)....................................................  F-71
Consolidated Statements of Cash Flows for the period from October 17,
 1994 (date of inception) to December 31, 1994 and the year ended Decem-
 ber 31, 1995 and for the nine months ended September 30, 1995 and 1996
 (unaudited).............................................................  F-72
Notes to Consolidated Financial Statements...............................  F-73

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

  After the corporate reorganization transaction discussed in Note 1 to the UIH Asia/Pacific Communications, Inc. consolidated financial statements is effected, we expect to be in a position to render the following audit report.

                                          Arthur Andersen LLP

Denver, Colorado
November 18, 1996

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UIH Asia/Pacific Communications, Inc.:

  We have audited the accompanying consolidated balance sheets of UIH Asia/Pacific Communications, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Telefenua S.A. as of and for the year ended December 31, 1995, a subsidiary which is consolidated in the accompanying consolidated financial statements. UIH Asia/Pacific Communications, Inc.'s consolidated financial statements for the year ended December 31, 1995 reflect assets, liabilities, revenues, expenses and a net loss related to Telefenua S.A. of $10,989,000, $9,710,000, $1,882,000, $5,806,000 and $3,924,000, respectively. We did not audit the financial statements of XYZ Entertainment Pty Ltd. ("XYZ") for the year ended December 31, 1995, an investment which is reflected in the accompanying consolidated financial statements on the equity method of accounting. UIH Asia/Pacific Communications, Inc.'s consolidated statement of operations reflects equity in losses related to XYZ of $11,729,000 for the year ended December 31, 1995 and Note 4 to the consolidated financial statements includes summarized financial data for XYZ. The financial statements of Telefenua S.A. and XYZ as of and for the year ended December 31, 1995, were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the summarized financial data for XYZ included in Note 4 to the consolidated financial statements and to the amounts included in the accompanying consolidated financial statements for Telefenua S.A. and XYZ, is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of UIH Asia/Pacific Communications, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Denver, Colorado
November  , 1996

                        REPORT OF INDEPENDENT AUDITORS

To the shareholders of TELEFENUA SA.

  We have audited the balance sheet of TELEFENUA SA as of december 31, 1993, 1994 and 1995 and the related statement of income and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards in France, which do not differ substantially from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of TELEFENUA SA as of december 31, 1993 1994 and 1995 and the results of its operations and changes in its financial position for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

  The accounting practices of the Company used in preparing the accompanying financial statements conform with generally accepted accounting principles in the United States of America, but do not fully conform with accounting principles generally accepted in France. As a consequence those financial statements differ from statutory financial statements that will be submitted to the approval of the company's shareholders in conformity with local corporate laws.

  A description of the significant differences between such principles and those accounting principles generally accepted in the United States, and the effect of those differences on net income, total assets and shareholder's equity are set forth in Note 2.a of the notes to the financial statements.

                                          Coopers & Lybrand

Papeete,
February 16, 1996

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors

  We have audited the accompanying consolidated balance sheet of XYZ Entertainment Pty Ltd as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year ended December 31, 1995 and the period from October 17, 1994 (date of inception) to December 31, 1994, which are expressed in Australian dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Australia which do not differ in any material respect from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of XYZ Entertainment Pty Ltd as of December 31, 1995 and the results of its operations and its cash flows for the year ended December 31, 1995 and the period from October 17, 1994 (date of inception) to December 31, 1994, in conformity with accounting principles generally accepted in Australia.

  Generally accepted accounting principles in Australia vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected amounts reported as stockholders' deficiency and net loss as at and for the year ended December 31, 1995 and from the period from October 17, 1994 (date of inception) to December 31, 1994 to the extent summarized in Note 12 to the financial statements.

                                          Deloitte Touche Tohmatsu
                                          Chartered Accountants

Sydney, Australia
March 15, 1996

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
                          CONSOLIDATED BALANCE SHEETS
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                             (STATED IN THOUSANDS)

                                             DECEMBER 31,      SEPTEMBER 30,
                                           -----------------  ---------------
                                            1994      1995       1996
                                                              (UNAUDITED)
ASSETS
  Cash and cash equivalents............... $   --   $  8,749   $ 69,360
  Restricted cash.........................     --        --      10,000
  Short-term investments..................     --        --      27,630
  Receivables, including related party re-
   ceivables of $0, $1,623 and $4,627, re-
   spectively.............................     --      2,052      6,382
  Note receivable.........................     --      5,835      3,000
  Investments in and advances to
   affiliated companies, accounted for
   under the equity method................  22,436    10,642     14,474
  Property, plant and equipment, net of
   accumulated depreciation of $0, $1,217
   and $13,185, respectively..............       1    27,125    130,435
  License fees, net of accumulated
   amortization of $0, $442 and $1,890,
   respectively ..........................     --     10,693     11,173
  Goodwill, net of accumulated
   amortization of $0, $38 and $2,557,
   respectively...........................     --     45,324     52,171
  Other assets, net.......................   2,084     3,670     20,339
                                           -------  --------   --------
    Total assets.......................... $24,521  $114,090   $344,964
                                           =======  ========   ========
LIABILITIES AND STOCKHOLDER'S EQUITY
  Accounts payable and accrued liabili-
   ties................................... $    11  $  6,408   $ 29,113
  Accrued funding obligation..............     --      1,834      1,173
  Due to parent...........................     --     12,476      5,787
  Senior discount notes and other debt....     --        890    241,039
                                           -------  --------   --------
    Total liabilities.....................      11    21,608    277,112
                                           -------  --------   --------
Minority interest in subsidiaries.........     --      2,515      1,858
Commitments (Note 7)
Stockholder's Equity:
  Preferred stock, $.01 par value, 1,000
   shares authorized, none issued.........     --        --         --
  Common stock, $.01 par value, 2,000
   shares authorized, 100, 100 and 100 is-
   sued and outstanding, respectively.....     --        --         --
  Additional paid-in capital..............  27,382   111,930    135,168
  Unrealized loss on investment...........     --        --        (784)
  Cumulative translation adjustments......     405       374      2,289
  Accumulated deficit.....................  (3,277)  (22,337)   (70,679)
                                           -------  --------   --------
    Total stockholder's equity............  24,510    89,967     65,994
                                           -------  --------   --------
    Total liabilities and stockholder's
     equity............................... $24,521  $114,090   $344,964
                                           =======  ========   ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
             (STATED IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              FOR THE NINE
                                     FOR THE YEARS ENDED      MONTHS ENDED
                                         DECEMBER 31,         SEPTEMBER 30,
                                     ---------------------  ------------------
                                                               (UNAUDITED)
                                       1994        1995       1995      1996
Service and other revenue..........  $     --   $    1,903  $  1,152  $ 13,288
System operating expense, including
 $320 of related party expenses in
 1996..............................        --       (3,145)   (1,870)  (18,621)
System selling, general and admin-
 istrative expense.................        --       (2,482)   (1,636)  (13,987)
Corporate general and administra-
 tive expense......................     (2,262)     (2,874)   (2,075)   (2,832)
Depreciation and amortization......        --       (1,003)     (639)  (15,935)
                                     ---------  ----------  --------  --------
  Net operating loss...............     (2,262)     (7,601)   (5,068)  (38,087)
Equity in losses of affiliated com-
 panies............................     (1,015)    (16,498)  (12,518)   (4,750)
Gain on sale of investment in af-
 filiated company..................        --        4,132     4,132       --
Interest income....................        --          298         2     3,691
Interest expense...................        --          (30)      (19)  (12,855)
Other..............................        --          219       (14)      974
                                     ---------  ----------  --------  --------
  Net loss before minority inter-
   est.............................     (3,277)    (19,480)  (13,485)  (51,027)
Minority interest in subsidiary....        --          420       309     2,685
                                     ---------  ----------  --------  --------
  Net loss.........................  $  (3,277) $  (19,060) $(13,176) $(48,342)
                                     =========  ==========  ========  ========
Net loss per common share..........
Weighted average number of common
 shares outstanding................


 The accompanying notes are an integral part of these consolidated statements.

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                             (STATED IN THOUSANDS)

                          COMMON STOCK  ADDITIONAL UNREALIZED CUMULATIVE
                          -------------  PAID-IN    LOSS ON   TRANSLATION ACCUMULATED
                          SHARES AMOUNT  CAPITAL   INVESTMENT ADJUSTMENT    DEFICIT    TOTAL
                          ------ ------ ---------- ---------- ----------- ----------- --------
Balances, January 1,
 1994...................   --    $  --   $    --     $ --       $  --      $    --    $    --
Issuance of common
 stock..................   100      --        --       --          --           --         --
Capital contributions
 from parent............   --       --     27,382      --          --           --      27,382
Cumulative translation
 adjustment.............   --       --        --       --          405          --         405
Net loss................   --       --        --       --          --        (3,277)    (3,277)
                           ---   ------  --------    -----      ------     --------   --------
Balances, December 31,
 1994...................   100      --     27,382      --          405       (3,277)    24,510
Capital contributions
 from parent............   --       --     84,548      --          --           --      84,548
Change in cumulative
 translation
 adjustment.............   --       --        --       --          (31)         --         (31)
Net loss................   --       --        --       --          --       (19,060)   (19,060)
                           ---   ------  --------    -----      ------     --------   --------
Balances, December 31,
 1995...................   100      --    111,930      --          374      (22,337)    89,967
Capital contributions
 from parent
 (unaudited)............   --       --     17,340      --          --           --      17,340
Gain on sale of stock by
 subsidiary
 (unaudited)............   --       --      5,898      --          --           --       5,898
Unrealized loss on
 investment
 (unaudited)............   --       --        --      (784)        --           --        (784)
Cumulative translation
 adjustment
 (unaudited)............   --       --        --       --        1,915          --       1,915
Net loss (unaudited)....   --       --        --       --          --       (48,342)   (48,342)
                           ---   ------  --------    -----      ------     --------   --------
Balances, September 30,
 1996 (unaudited).......   100   $  --   $135,168    $(784)     $2,289     $(70,679)  $ 65,994
                           ===   ======  ========    =====      ======     ========   ========



 The accompanying notes are an integral part of these consolidated statements.

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                             (STATED IN THOUSANDS)

                                                             FOR THE NINE MONTHS
                                      FOR THE YEARS ENDED           ENDED
                                          DECEMBER 31,          SEPTEMBER 30,
                                      ---------------------  --------------------
                                        1994        1995       1995       1996
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss............................  $  (3,277) $  (19,060) $ (13,176) $ (48,342)
Adjustments to reconcile net loss to
 net cash flows from operating
 activities:
  Depreciation and amortization.....        --        1,003        639     15,935
  Equity in losses of affiliate com-
   panies, net......................      1,015      16,498     12,518      4,750
  Gain on sale of investment in af-
   filiated company.................        --       (4,132)    (4,132)       --
  Minority interest share of loss-
   es...............................        --         (420)      (309)    (2,685)
  Accretion of interest on senior
   discount notes...................        --          --         --      12,028
  Increase in receivables...........        --         (114)      (290)    (3,591)
  Increase in other assets..........     (2,148)     (2,817)      (300)    (8,659)
  Increase in accounts payable, ac-
   crued liabilities and other......         11         248        776      5,080
                                      ---------  ----------  ---------  ---------
Net cash flows from operating activ-
 ities..............................     (4,399)     (8,794)    (4,274)   (25,484)
                                      ---------  ----------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of short-term investments..        --          --         --    (132,887)
Sale of short-term investments......        --          --         --     105,257
Restricted cash.....................        --          --         --     (10,000)
Investments in and advances to
 affiliated companies and other
 investments........................    (22,982)    (30,090)   (28,269)   (16,841)
Purchase of additional 40% interest
 in Austar, net of cash acquired....        --       (8,017)       --         --
Proceeds from sale of investment in
 affiliated company.................        --        4,132      4,132        --
Increase in note receivable.........        --       (5,835)    (2,700)      (165)
Payment on note receivable..........        --          --         --       3,000
Purchase of property, plant and
 equipment..........................         (1)     (7,143)    (6,970)  (105,899)
Increase in accounts payable for
 capital expenditures...............        --          --         --      19,795
                                      ---------  ----------  ---------  ---------
Net cash flows from investing activ-
 ities..............................    (22,983)    (46,953)   (33,807)  (137,740)
                                      ---------  ----------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions from parent...     27,382      54,709     37,524     17,340
Proceeds from offering of senior
 discount notes.....................        --          --         --     225,115
Borrowings on bridge loan payable to
 parent.............................        --        9,927      5,400     15,073
Payment of bridge loan payable to
 parent.............................        --          --         --     (25,000)
Deferred debt offering costs........        --          --         --      (9,624)
Borrowing on other debt.............        --          --         --          13
                                      ---------  ----------  ---------  ---------
Net cash flows from financing activ-
 ities..............................     27,382      64,636     42,924    222,917
                                      ---------  ----------  ---------  ---------
EFFECT OF EXCHANGE RATES ON CASH....        --         (140)       166        918
                                      ---------  ----------  ---------  ---------
INCREASE IN CASH AND CASH EQUIVA-
 LENTS..............................        --        8,749      5,009     60,611
CASH AND CASH EQUIVALENTS, BEGINNING
 OF PERIOD..........................        --          --         --       8,749
                                      ---------  ----------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD.............................  $     --   $    8,749  $   5,009  $  69,360
                                      =========  ==========  =========  =========
NON-CASH INVESTING AND FINANCING AC-
 TIVITIES
  Non-cash capital contribution of
   preferred stock from parent
   utilized in purchase of
   additional 40% interest in
   Austar...........................  $     --   $   29,839  $     --   $     --
                                      =========  ==========  =========  =========
  Non-cash stock issuance utilized
   in purchase of 50% interest in
   Saturn, net of $1,902 allocated
   to minority interest.............  $     --   $      --   $     --   $   5,898
                                      =========  ==========  =========  =========

 The accompanying notes are an integral part of these consolidated statements.

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

1. ORGANIZATION AND BACKGROUND

  UIH Asia/Pacific Communications, Inc. (the "Company"), a wholly-owned subsidiary of United International Holdings, Inc. ("UIHI"), was formed in April 1996. In connection with an offering of 14% Senior Discount Notes due 2006 (the "Offering") by UIH Australia/Pacific, Inc. ("UIH AP"), a 97.4% owned subsidiary of the Company, and a planned concurrent senior discount notes offering by UIH AP and an offering of common stock by the Company (Note 11), UIHI merged into the Company and UIH AP, certain UIHI subsidiaries that hold interests in certain operating properties, early stage projects and certain development opportunities in Australia, Tahiti, New Zealand, the Phillipines, China and elsewhere in the Asia/Pacific region. The accompanying financial statements have been prepared on a basis of reorganization accounting as though the Company had performed all foreign development activities and made all acquisitions of UIHI's foreign multi-channel television, programming and mobile data interests in Australia, Tahiti, New Zealand, the Philippines and China since inception. The reorganized Company commenced operations in January 1994 when UIHI began its development related activities in the Asia/Pacific region. The Company has reflected all of the transfers from UIHI as an equity contribution in the accompanying consolidated financial statements. The accompanying consolidated financial statements have been prepared as though the Company made investments in the following entities on the original date UIHI or certain of its wholly-owned subsidiaries made the investment:

  . The Company acquired, through directly and indirectly held interests, an effective 50.0% economic interest in two companies that form Austar in 1994. In December 1995, the Company increased its effective economic interest in Austar (formerly CEtv) to 90.0%. In May 1996, UIH AP increased its economic interest in Austar to 94% which was subsequently increased to 96% and in October 1996, acquired the remaining 4% economic interest in Austar for $7,900. The companies that comprise Austar (CTV Pty Ltd. ("CTV") and STV Pty Ltd ("STV")) have acquired Multi-point Microwave Distribution Systems ("MMDS") licenses to supply subscription television services to television households in the north, northeastern and southern regions of Australia outside of the country's largest cities and are currently constructing multi-channel television systems to service many of the television homes in their license areas. Those homes that cannot be served by MMDS will be serviceable by a direct to home satellite service marketed by Austar.

  . The Company acquired an effective 90.0% economic interest in Telefenua
    S.A. ("Telefenua") in January 1995. The Company's economic interest will decrease to 75.0% and 64.0% once the Company has received a 20.0% and 40.0% internal rate of return on its investment in Telefenua, respectively. Telefenua operates, since March 1995, the only multi-channel subscription television system on the islands of Tahiti and Moorea in French Polynesia.

  . In July 1994, the Company acquired a 50.0% interest in Kiwi
    Communications Ltd., which recently changed its name to Saturn Communications Limited ("Saturn"). Saturn is constructing a wireline multi- channel television system in New Zealand, primarily in the greater Wellington area. In July 1996, the Company acquired the remaining 50% interest in Saturn in exchange for a 2.6% interest in UIH AP which was valued at approximately $7,800. The holder of this interest was granted a one-time conversion right to exchange such interest for an equivalent interest in the common stock of the Company in connection with the Company's planned initial public offering (Note 11). Management believes the holder intends to convert their interest in UIH AP into common stock of the Company.

  . XYZ Entertainment Pty Ltd ("XYZ Entertainment") is an Australian proprietary company incorporated in New South Wales. Century United Programming Ventures Pty Limited, an Australian corporation ("CUPV"), owned equally by the Company and Century Communications Corp. ("Century"), holds a 50.0% interest in XYZ Entertainment. In October 1994, the Company acquired an initial 50.0% interest

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

    in XYZ Entertainment. In September 1995, a third party purchased a 50.0% interest in XYZ Entertainment, thereby diluting the Company's indirect interest in XYZ Entertainment to 25.0%.


  . The Company acquired a 100.0% interest in August 1995 in United Wireless
    Pty Limited ("United Wireless"), a provider of wireless mobile data services in Australia, primarily Sydney and Melbourne, and is the initial stages of deploying its distribution network and marketing its services. The Company accounted for its acquisition using the purchase method of accounting.

  . The Company holds a 40% interest in Telemondial Holdings, Inc. (d.b.a.
    "Sun Cable"), a cable television operator in the Philippines. Due to limitations on foreign ownership, the Company's interest in Sun Cable is held as a convertible loan, which is convertible into a 40% equity interest in Sun Cable when and if allowed under local regulations.

  . The Company formed Hunan International TV Communications Company Ltd.
    ("HITV"), a 49% owned joint venture in June 1994. HITV is rebuilding a digital microwave relay network to deliver video services to the Hunan Province in China.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 PRINCIPLES OF CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries where it exercises majority control and owns a majority economic interest. During the year ended December 31, 1995, the Company consolidated Telefenua, and subsequent to August 31, 1995, United Wireless. Due to the Company's acquisition of the majority economic interest in CTV and STV in late December 1995, the accompanying December 31, 1995 consolidated balance sheet consolidates the accounts of CTV and STV as of December 31, 1995. The Company recognized equity losses from its investments in CTV and STV through December 31, 1995. The Company will consolidate the operations of CTV and STV beginning January 1, 1996. All significant intercompany accounts and transactions have been eliminated in consolidation.


 SAB 51 ACCOUNTING POLICY

  Under Staff Accounting Bulletin Number 51 ("SAB 51"), the "gain" ($5,898) recognized by the Company upon the issuance by UIH AP of a 2.6% interest in UIH AP for a 50% interest in Saturn was credited directly to equity as the UIH AP shares were in effect sold subject to repurchase due to the conversion feature granted to the holder (Note 1). The Company has adopted a SAB 51 policy to record all gains as a result of stock sales by its subsidiaries in the statement of operations except for any transactions which must be credited directly to equity in accordance with the provisions of SAB 51.

 CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

  Cash and cash equivalents include cash and investments with original maturities of less than three months. The portion of short-term investments and the Company's investment in Australis Media Limited (see Note 11)

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION - SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)
which are classified as available for sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") are accounted for at fair market value. As of September 30, 1996 (unaudited), the Company held approximately $27,630 of short-term investments classified as held to maturity securities which are stated at amortized cost under the provisions of SFAS 115.

 INVESTMENTS IN AND ADVANCES TO AFFILIATED COMPANIES, ACCOUNTED FOR UNDER THE EQUITY METHOD

  For those investments in companies in which the Company's interest is 20% to 50%, or for investments where the Company's interest is less than 20% in which the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliates, limited to the extent of the Company's investment in and advances to the affiliates, including any debt guarantees or other funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of cost over net tangible assets acquired. Investments in and advances to affiliated companies are as follows:

                                             AS OF DECEMBER 31, 1994
                         ---------------------------------------------------------------
                            INVESTMENTS IN      CUMULATIVE EQUITY    CUMULATIVE
                           AND ADVANCES TO          IN LOSS OF       TRANSLATION
                         AFFILIATE COMPANIES   AFFILIATE COMPANIES   ADJUSTMENT   TOTAL
                         -------------------- ---------------------- ----------- -------
Australia (Austar)......       $19,738               $   (551)          $344     $19,531
Saturn..................         2,539                   (365)            60       2,234
XYZ Entertainment.......           629                    (99)             1         531
Other ..................           140                    --             --          140
                               -------               --------           ----     -------
                               $23,046                $(1,015)          $405     $22,436
                               =======               ========           ====     =======
                                             AS OF DECEMBER 31, 1995
                         ---------------------------------------------------------------
                            INVESTMENTS IN      CUMULATIVE EQUITY    CUMULATIVE
                           AND ADVANCES TO          IN LOSS OF       TRANSLATION
                         AFFILIATE COMPANIES  AFFILIATE COMPANIES(1) ADJUSTMENT   TOTAL
                         -------------------- ---------------------- ----------- -------
Saturn..................       $ 4,520               $ (1,803)          $112     $ 2,829
XYZ Entertainment.......        11,718(2)             (11,828)           110         --
Other...................         7,758                   (129)           184       7,813
                               -------               --------           ----     -------
                               $23,996               $(13,760)          $406     $10,642
                               =======               ========           ====     =======
                                            AS OF SEPTEMBER 30, 1996
                                                   (UNAUDITED)
                         ---------------------------------------------------------------
                            INVESTMENTS IN      CUMULATIVE EQUITY    CUMULATIVE
                           AND ADVANCES TO          IN LOSS OF       TRANSLATION
                         AFFILIATED COMPANIES AFFILIATE COMPANIES(3) ADJUSTMENT   TOTAL
                         -------------------- ---------------------- ----------- -------
XYZ Entertainment.......       $15,289               $(15,399)          $110     $   --
Other...................        14,643                   (336)           167      14,474
                               -------               --------           ----     -------
                               $29,932               $(15,735)          $277     $14,474
                               =======               ========           ====     =======

---------------------
(1) Does not include cumulative equity in losses for Austar of $3,763, as Austar's balance sheet is consolidated as of December 31, 1995.
(2) Includes $4,132 of investment prior to the receipt of $4,132 of proceeds received from the sale of 50% of the Company's interest. As the Company had recorded equity in losses from XYZ Entertainment in an amount equal to its invested capital, the Company recognized a gain of $4,132 on this transaction. In addition, the Company accrued an additional funding obligation of $1,173 at September 30, 1996.
(3) Does not include cumulative equity in losses for Saturn of $2,733, as Saturn's balance sheet is consolidated as of September 30, 1996.

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

  The Company recognized $3,571 and $11,729 of equity losses from XYZ Entertainment for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, including $1,173 and $1,834 of additional equity losses associated with the Company's accrued funding obligation to XYZ Entertainment. The Company does not have a contractual funding obligation to XYZ Entertainment, however, the Company would face significant and punitive dilution if it did not make the scheduled fundings. Subsequent to year end, the Company funded all of its accrued funding obligation.

 PROPERTY, PLANT AND EQUIPMENT

  Property and equipment are stated at cost. Additions, replacements and major improvements are capitalized and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Depreciation expense is computed by the straight-line method over their estimated useful lives as shown below.

                                                       AVERAGE YEARS
                                                       -------------
        Cable plant...................................     5-10
        Other fixed assets............................      3-5
        Furniture and fixtures........................       10
        Leasehold improvements........................     6-10

 LEASED ASSETS

  Assets acquired under capital leases are included in property, plant and equipment. The initial amount of the leased asset and corresponding lease liability are recorded at the present value of future minimum lease payments. Leased assets are amortized over the life of the relevant lease.

 LICENSE FEES

  The acquisition of MMDS licenses has been recorded at cost. The cost to acquire these licenses ($8,890), acquired for a 5-year period for Australia, will be amortized over the remaining license period upon commencement of operations. They are renewable every 5 years. In Tahiti, the license rights, totaling $2,225 are amortized over a 10-year period.

 GOODWILL

  The Company's acquisition of an additional 40% economic interest in CTV and STV was recorded as a step acquisition. The majority of the purchase price of $45,081 was recorded as goodwill as the underlying net book value of all tangible and intangible assets approximated their respective fair values at that date. Accordingly, goodwill of $44,790 will be amortized over 15 years beginning January 1, 1996. The Company's acquisition in July 1996 of the additional 50% interest in Saturn in exchange for a 2.6% interest in UIH AP's common stock resulted in an additional $9,178 of goodwill being recorded which is being amortized over 15 years.

 RECOVERABLE AMOUNTS OF TANGIBLE AND INTANGIBLE ASSETS

  The carrying amount of all tangible and intangible assets are reviewed at least annually to determine whether they exceed their recoverable amount. The recoverable amounts of all tangible and intangible assets have been determined using net cash flows which have not been discounted to their present values.

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

 REVENUE RECOGNITION

  Monthly service and installation fees are recognized as revenue in the period the related services are provided to the subscribers.

 INCOME TAXES

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance for amounts which do not satisfy the realization criteria of SFAS 109.

 FOREIGN OPERATIONS

  The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at year end and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars result in unrealized gains or losses referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of stockholder's equity.

  Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period end translations) or realized upon settlement of the transactions.

  In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations in foreign countries are calculated based on their reporting currencies. As a result, amounts related to assets and liabilities reported on the Consolidated Statements of Cash Flows will not agree to changes in the corresponding balances on the Consolidated Balance Sheets. The effects of exchange rate changes on cash balances held in foreign currencies is reported as a separate line below cash flows from financing activities.

 NEW ACCOUNTING PRINCIPLES

  The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") which is required to be adopted by affected

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION - SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)
companies for fiscal years beginning after December 15, 1995. The Company does not believe that the provisions of SFAS 123 will have a material effect on the Company's reported results.

 INTERIM FINANCIAL STATEMENTS

  The financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are unaudited. In management's opinion, the unaudited financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

3. ACQUISITIONS

  In January 1995, the Company acquired an initial 90% economic interest in Telefenua in exchange for a cash contribution into Telefenua of $6,060, the contribution of a note and accrued interest due UIHI of $817 and equipment leased to Telefenua totaling $2,039. Details of the net assets acquired are as follows:

                                             (CONVERTED AT ACQUISITION DATE)
     Tangible assets...........................          $ 4,213
     Intangible assets.........................            1,835
     Other.....................................              107
     Cash......................................            6,181
     Accounts payable and accrued liabilities..             (783)
     Due to affiliate..........................           (2,110)
     Minority shareholders' interest...........             (527)
                                                         -------
       Total consideration.....................          $ 8,916
                                                         =======

  The purchase price was allocated to the net assets acquired based on relative fair market values.

  The Company's cumulative investment as of December 31, 1995 in Telefenua includes the cash and notes contributed of $6,877, an equipment lease of $2,285 and bridge loans in the amount of $4,527. The Company's consolidated assets, liabilities, revenues, expenses and net loss after intercompany eliminations related to Telefenua for the year ended December 31, 1995 totaled $10,989, $9,710, $1,882, $5,806 and $3,924, respectively.

  In response to a legal challenge by the President of Tahiti, the Conseil d'Etat of France recently canceled a decree authorizing MMDS systems in French Polynesia and similar French territories. The cancellation could provide a legal basis to cancel a required authorization already granted to Telefenua by the communications agency because the authorization was based in part on the decree. A law recently enacted by the French Parliament gives Telefenua a legal basis to ask for a new authorization from the communications agency, should the existing authorization be nullified. There can be no assurance, however, that if the existing authorization is nullified a new authorization will be obtained or, if a new authorization is obtained, that it would not differ from the existing authorization.

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

  In December 1995, the Company acquired an additional 40% effective economic interest in Austar from other shareholders increasing its effective economic interest to 90%. The Company paid $15,241 in cash and contributed 170,513 shares of UIHI's convertible preferred stock having an initial liquidation value and fair value of $29,839 for the additional 40% effective economic interest. Details of the net assets are as follows:

                                               (CONVERTED AT ACQUISITION DATE)
     Tangible assets..........................            $ 18,267
     Intangible assets........................               8,643
     Receivables, prepaids and other..........               2,704
     Cash.....................................               7,222
     Accounts payable and accrued liabili-
      ties....................................              (6,140)
     Other debt...............................                (890)
     Minority shareholders' interest..........              (2,363)
     Net investment prior to acquisition of
      40%.....................................             (27,153)
                                                          --------
                                                               290
     Goodwill.................................              44,790
                                                          --------
       Total consideration....................            $ 45,080
                                                          ========

  The Company's cumulative investment as of December 31, 1995 in Austar includes cash invested of $19,903, bridge loans of $5,400, the purchase of a 10% interest from another shareholder for $5,613 and the purchase of the 40% interest from another shareholder for $45,080. The Company's equity in losses from Austar for the years ended December 31, 1994 and 1995 are $551 and $3,212, respectively.

4. INVESTMENTS IN AND ADVANCES TO AFFILIATED COMPANIES, ACCOUNTED FOR UNDER THE EQUITY METHOD

  Investments in and advances to affiliated companies accounted for under the equity method amount to $22,436 and $10,642 as of December 31, 1994 and 1995, respectively.

  Condensed financial information for the Company's significant equity investees is presented below.

CTV

  In September 1994, the Company began to fund its 40.0% economic interest in CTV, an Australian company that currently holds MMDS licenses in Australia. The Company then acquired an additional 10.0% economic interest in CTV from another shareholder for $5,613. As noted above, in December 1995, the Company purchased an additional 40% economic interest in CTV which increased its economic interest to 90% and accordingly, the Company has consolidated the balance sheet of CTV as of December 31, 1995 (see Note 1).

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                        AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

  Condensed financial information for CTV, stated in U.S. dollars, is as follows:

                                                                     AS OF
                                                               DECEMBER 31, 1994
                                                               -----------------
CONDENSED CONSOLIDATED BALANCE SHEET DATA
Cash..........................................................      $15,023
Property, plant and equipment, net............................        2,130
Intangible assets, net........................................        3,896
Other assets..................................................          577
                                                                    -------
  Total assets................................................      $21,626
                                                                    =======
Accounts payable and accrued liabilities......................      $ 2,159
Shareholders' equity, including shareholder debentures........       19,467
                                                                    -------
  Total liabilities and shareholders' equity..................      $21,626
                                                                    =======

                                   FOR THE YEARS ENDED    FOR THE NINE MONTHS
                                      DECEMBER 31,        ENDED SEPTEMBER 30,
                                   ---------------------  --------------------
                                    1994(1)     1995              1995
                                                              (UNAUDITED)
CONDENSED CONSOLIDATED INCOME
 STATEMENT DATA
Revenue...........................  $    --   $      433        $   103
Operating, selling, general and
 administrative expenses..........      (243)     (4,804)        (2,446)
Depreciation and amortization.....        (3)     (1,113)          (322)
                                    --------  ----------        -------
  Net operating loss..............      (246)     (5,484)        (2,665)
Interest, net.....................       246         914            869
Other.............................       --          245            248
                                    --------  ----------        -------
  Net loss........................  $    --      $(4,325)       $(1,548)
                                    ========  ==========        =======

---------------------
(1) CTV began operations during 1994.

STV

  In October 1994, the Company began to fund its 50.0% economic interest in STV, an Australian company that holds MMDS licenses in Australia. In December 1995, the Company purchased an additional 40.0% economic interest in STV which increased its economic interest to 90.0%, and accordingly, the Company has consolidated the balance sheet of STV as of December 31, 1995 (see Note 1).

  Condensed financial information for STV, stated in U.S. dollars, is as follows:

                                                                     AS OF
                                                               DECEMBER 31, 1994
                                                               -----------------
CONDENSED CONSOLIDATED BALANCE SHEET DATA
Cash..........................................................      $7,816
Property, plant and equipment, net............................         409
Intangible assets, net........................................           3
Other assets..................................................          50
                                                                    ------
  Total assets................................................      $8,278
                                                                    ======
Accounts payable and accrued liabilities......................      $  617
Shareholders' equity, including shareholder debentures........       7,661
                                                                    ------
  Total liabilities and shareholders' equity..................      $8,278
                                                                    ======

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

                                     FOR THE YEARS ENDED    FOR THE NINE MONTHS
                                        DECEMBER 31,        ENDED SEPTEMBER 30,
                                     ---------------------  -------------------
                                      1994(1)     1995             1995
                                                                (UNAUDITED)
CONDENSED INCOME STATEMENT DATA
Revenue............................   $    --   $       10        $   --
Operating, selling, general and ad-
 ministrative expenses.............       (197)     (2,670)        (1,652)
Depreciation and amortization......         (3)       (158)           (72)
                                      --------  ----------        -------
  Net operating loss...............       (200)     (2,818)        (1,724)
Interest, net......................        107         315            313
                                      --------  ----------        -------
  Net loss.........................   $    (93)    $(2,503)       $(1,411)
                                      ========  ==========        =======

---------------------
(1) STV began operations during 1994.

  Condensed combined financial information for CTV and STV, stated in U.S. dollars, is as follows:

                                                            FOR THE NINE MONTHS
                                                            ENDED SEPTEMBER 30,
                                                            -------------------
                                                                   1996
                                                                (UNAUDITED)
CONDENSED CONSOLIDATED INCOME STATEMENT DATA
Revenue....................................................      $ 10,544
Operating, selling, general and administrative expenses....       (26,415)
Depreciation and amortization..............................       (12,269)
                                                                 --------
  Net operating loss.......................................       (28,140)
Interest, net..............................................          (700)
Other......................................................           347
                                                                 --------
  Net loss.................................................      $(28,493)
                                                                 ========

XYZ

  Condensed financial information for XYZ Entertainment stated in U.S. dollars, which is derived from financial statements audited by Deloitte Touche Tohmatsu, is as follows:

                                                                     AS OF
                                                                 DECEMBER 31,
                                                                ---------------
                                                                1994(1)  1995
CONDENSED CONSOLIDATED BALANCE SHEET DATA
Cash...........................................................  $ 520  $ 2,309
Property, plant and equipment, net.............................     45    2,499
Intangible assets, net.........................................    --     1,871
Other assets...................................................     25    1,933
                                                                 -----  -------
  Total assets.................................................  $ 590  $ 8,612
                                                                 =====  =======
Accounts payable and accrued liabilities.......................  $ --   $16,068
Shareholder loans..............................................    771   21,597
Shareholders' equity...........................................   (181) (29,053)
                                                                 -----  -------
  Total liabilities and shareholders' equity...................  $ 590  $ 8,612
                                                                 =====  =======

---------------------
(1) XYZ Entertainment began operations during 1994.

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                        AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

                                 FOR THE YEARS ENDED     FOR THE NINE MONTHS
                                     DECEMBER 31,        ENDED SEPTEMBER 30,
                                 ----------------------  --------------------
                                  1994(1)      1995        1995       1996
                                                             (UNAUDITED)
CONDENSED CONSOLIDATED INCOME
 STATEMENT DATA
Revenue.........................  $    --   $     1,266  $     271  $   5,667
Operating, selling, general and
 administrative expenses........      (183)     (27,511)   (22,077)   (13,746)
Depreciation and amortization...       --        (2,662)    (1,848)    (2,425)
                                  --------  -----------  ---------  ---------
  Net operating loss............      (183)     (28,907)   (23,654)   (10,504)
Interest, net...................         2          145        147        134
Other...........................       --           --         --      (3,462)
                                  --------  -----------  ---------  ---------
  Net loss......................     $(181)    $(28,762)  $(23,507)  $(13,832)
                                  ========  ===========  =========  =========

---------------------
(1) XYZ Entertainment began operations during 1994.

SATURN

  Condensed financial information for Saturn, stated in U.S. dollars, is as follows:

                                                                      AS OF
                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1994   1995
CONDENSED CONSOLIDATED BALANCE SHEET DATA
Cash............................................................. $  469  $ 248
Property, plant and equipment, net...............................  1,278  1,478
Other assets.....................................................    272    303
                                                                  ------ ------
  Total assets................................................... $2,019 $2,029
                                                                  ====== ======
Accounts payable and accrued liabilities......................... $  184 $2,802
Shareholders' equity.............................................  1,835   (773)
                                                                  ------ ------
  Total liabilities and shareholders' equity..................... $2,019 $2,029
                                                                  ====== ======

                                   FOR THE YEARS ENDED   FOR THE NINE MONTHS
                                      DECEMBER 31,       ENDED SEPTEMBER 30,
                                   --------------------  --------------------
                                     1994       1995       1995       1996
                                                             (UNAUDITED)
CONDENSED CONSOLIDATED INCOME
 STATEMENT DATA
Revenue........................... $      43  $     148  $      95  $     148
Operating, selling, general and
 administrative expenses..........      (976)    (2,365)    (1,242)    (3,016)
Depreciation and amortization.....      (351)      (385)      (327)      (281)
                                   ---------  ---------  ---------  ---------
  Net operating loss..............    (1,284)    (2,602)    (1,474)    (3,149)
Other.............................        69        (55)        (6)      (449)
                                   ---------  ---------  ---------  ---------
  Net loss........................   $(1,215)   $(2,657)   $(1,480)   $(3,598)
                                   =========  =========  =========  =========

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

5. PROPERTY, PLANT AND EQUIPMENT

                                                       AS OF          AS OF
                                                    DECEMBER 31,  SEPTEMBER 30,
                                                    ------------  -------------
                                                    1994  1995        1996
                                                                   (UNAUDITED)
Leasehold improvements............................. $--  $ 1,582    $  3,220
Plant and equipment................................  --   22,683     136,394
Capitalized network construction expenditures......  --    2,776         507
Other..............................................   1    1,301       3,499
                                                    ---  -------    --------
                                                      1   28,342     143,620
Accumulated depreciation and amortization..........  --   (1,217)    (13,185)
                                                    ---  -------    --------
Net property, plant and equipment.................. $ 1  $27,125    $130,435
                                                    ===  =======    ========

6. INCOME TAXES

  In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10% to 50% of the voting stock and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax. This limitation and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings. The Company has an ownership interest in Telefenua, which is located in Tahiti, a self-governing territory of France, with which the United States does not have an income tax treaty. As a result, the Company may be subject to increased withholding taxes on dividend distributions and other payments from Telefenua and also may be subject to double taxation with respect to income generated by Telefenua.

  The Company is included as a member of UIHI's consolidated tax return and, after the Offering, remained a member of the UIHI consolidated group. Following consummation of the Company's planned initial public offering (see
Note 11), the Company may no longer be included in the UIHI consolidated group for federal income tax purposes. UIHI and the Company are parties to a tax sharing agreement that defines the parties' rights and obligations with respect to tax liability and benefits relating to the Company and its operations as part of the consolidated group of UIHI. In general, UIHI is responsible for filing consolidated tax returns and paying the associated taxes and the Company will reimburse UIHI for the portion of the tax cost relating to the Company and its operations. For financial reporting purposes, the Company accounts for income taxes in accordance with SFAS 109 as if it filed separate income tax returns in accordance with the fundamental provisions of the tax sharing agreement. The primary differences between taxable income (loss) and net income (loss) for financial reporting purposes relate to accounting for equity in income (losses) of affiliated companies and the non-consolidation of its consolidated subsidiaries for U.S. tax purposes. Because the Company holds certain of its foreign investments through affiliates which hold investments, accounted for under the equity method, in foreign corporations, taxable income (loss) generated does not flow through to the Company for United States federal and state tax purposes even though the Company records its allocable share of affiliate income (losses) for financial reporting purposes. Accordingly, due to the indefinite reversal of such amounts in future periods, no deferred tax assets have been established for tax basis in excess of the Company's book basis (approximately $250 and $6,000 at December 31, 1994 and 1995, respectively) in investments in affiliated companies who, in turn have equity investments in foreign corporations.

  The Company's United States net operating loss, totaling approximately $6,250 at December 31, 1995, expires beginning in 2009 through 2011.

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

  The significant components of the net deferred tax asset are as follows:

                                                                  AS OF
                                                              DECEMBER 31,
                                                             ----------------
                                                              1994     1995
Company's United States tax net operating loss
 carryforward............................................... $ 1,150  $ 2,450
Tax net operating loss carryforward of consolidated foreign
 subsidiaries...............................................     --     4,165
                                                             -------  -------
Deferred tax asset..........................................   1,150    6,615
Valuation reserve...........................................  (1,150)  (6,615)
                                                             -------  -------
Deferred tax asset, net..................................... $   --   $   --
                                                             =======  =======

  For Australian income tax purposes, the net operating loss carryforward may be limited in the event of a change in control of Austar or a change in the business.

  The difference between income tax expense provided in the financial statements and the expected income tax expense (benefit) at statutory rates is reconciled as follows:

                                                              FOR THE YEAR
                                                                  ENDED
                                                              DECEMBER 31,
                                                             ----------------
                                                              1994     1995
Expected income tax expense (benefit) at statutory rates.... $(1,278) $(7,433)
Tax effect of permanent and other differences:
  Book/tax basis differences associated with foreign equity
   investments..............................................     396    6,434
  Other.....................................................     --        39
  Amortization of licenses..................................     --       157
  Non-deductible Entertainment..............................     --       222
  Effect of net operating losses not recognized.............     882      581
                                                             -------  -------
Total income tax expense (benefit).......................... $   --   $   --
                                                             =======  =======

7. COMMITMENTS

  Austar has license fees payable annually as follows:

    1996.................................................... $ 3,194
    1997....................................................   3,194
    1998....................................................   3,194
    1999....................................................   1,868
    2000....................................................     --
                                                             -------
                                                             $11,450
                                                             =======

  Austar has capital lease obligations as follows:

    1996.................................................... $   235
    1997....................................................     261
    1998....................................................     575
    1999....................................................      17
    2000....................................................     --
                                                             -------
                                                               1,088
    Future finance charges..................................    (198)
                                                             -------
                                                             $   890
                                                             =======

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

  Austar has operating lease obligations as follows:

     1996................................................................ $  474
     1997................................................................    474
     1998................................................................    474
     1999................................................................    475
     2000................................................................    475
     After...............................................................    504
                                                                          ------
                                                                          $2,876
                                                                          ======

  Austar entered into franchise agreements with Australis Media Limited ("Australis"). The franchise agreements provide for Austar to have access to Australis programming in the franchise area and be the sole Australis franchisee in the region on all medium, being MMDS, satellite and cable. Austar acquires a significant portion of its programming from Australis. (See
Note 11).

  Under the agreements, certain minimum payments are due based on a proportion of subscriber revenue. The future commitments are dependent upon the number of subscribers.

8. RELATED PARTY

  In connection with the corporate reorganization discussed in Note 1, UIH AP and UIHI have executed a 10-year management services agreement (the "UIHI Management Agreement"), pursuant to which UIHI will continue to perform certain administrative, accounting, financial reporting and other services for the Company, which has no separate employees of its own. For the years ended December 31, 1994 and 1995, UIHI allocated approximately $659 and $920 to UIH AP for such services. Pursuant to the UIHI Management Agreement, UIHI will be paid a management fee of $750 for the first year of such agreement, which fees shall increase on the first anniversary date of the UIHI Management Agreement and each anniversary date thereafter by 8% per year. In addition, UIH AP shall reimburse UIHI for any out-of-pocket expenses incurred by UIHI in performance of its duties under the UIHI Management Agreement, including travel, lodging and entertainment expenses.

  UIHI has executed technical assistance agreements with CTV and STV pursuant to which it will provide various management and technical services. Under the agreements, UIHI receives a management fee equal to 5% of CTV and STV's total revenue for the first two years, 4% for the next six years, 3% for the following two years and 2% thereafter. In addition, UIHI is reimbursed for all direct costs associated with services it provides for Austar. Austar's managing director, chief operating officer and marketing director are employees of UIHI that have been seconded to Austar. In addition, UIHI has appointed five other management personnel and all six directors.

  UIHI and Telefenua have executed a technical services agreement whereby UIHI has agreed to provide technical, administrative and operational assistance to Telefenua encompassing the following areas: (i) engineering, design, construction, and equipment purchasing, (ii) marketing, selling and advertising, (iii) accounting, billing and subscriber management systems, and
(iv) personnel management and training for a fee equal to 5.5% of Telefenua's gross revenue through 1996, 3.5% of gross revenue for the following 12 months, and 2.5% thereafter. The fees payable to UIHI under its technical service agreement with an indirect majority owned subsidiary are 5%, 3% and 2% of Telefenua's gross revenues over the same periods. UIHI is also reimbursed for all direct and indirect costs associated with the services it provides. UIHI has appointed two

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)
of its employees to serve as managing director and the technical director of Telefenua. UIHI pays these employee's salaries and benefits.

  Saturn and UIHI have executed a technical services agreement pursuant to which UIHI provides technical, administrative and operational assistance to Saturn encompassing the following areas: (i) engineering, design, construction, and equipment purchasing, (ii) marketing, pricing and packaging of services, (iii) selection of programming and negotiations with suppliers and (iv) accounting, billing and subscriber management systems. UIHI receives a management fee equal to 5% of Saturn's gross revenue through July 1999. UIHI is also reimbursed for all direct and indirect costs associated with these services. The managing director and construction manager are employees of UIHI that have been seconded to Saturn pursuant to the terms of the technical services agreement.

  In connection with the corporate reorganization described in Note 1, UIHI intends to assign its rights with respect to the CTV, STV, Telefenua and Saturn technical services agreements to the Company.

  Included in the due to parent payable as of December 31, 1995 is the following:

     CTV Bridge loan(1)................................................ $ 5,400
     Telefenua Bridge loan, including accrued interest of $231(2)......   4,527
     Austar technical assistance agreement obligations.................   1,475
     Telefenua technical assistance agreement obligations..............   1,074
                                                                        -------
                                                                        $12,476
                                                                        =======

---------------------
(1) The loan extended to CTV is at an interest rate of 9.25% and has no terms of repayment. The loan was converted into equity of CTV in May 1996.
(2) The loan extended to Telefenua is at an interest rate of 14% and is compounded annually and has no terms of repayment. The Company has the option to convert the bridge loan into equity of Telefenua.

  Upon completion of the Offering discussed in Note 1, approximately $25,000 of the proceeds were used to acquire certain bridge loans made by UIHI to CTV and Telefenua noted above, including $15,073 advanced to Austar and Telefenua subsequent to year end.

9. PRO FORMA INFORMATION

  The following unaudited pro forma information for the year ended December 31, 1995 and for the nine months ended September 30, 1996 gives effect to the acquisitions of the additional 50% economic interests in Austar, the disposition of the 25% interest in XYZ Entertainment, the acquisition of the additional 50% economic interest in Saturn and the acquisition of United Wireless as if each had occurred on January 1, 1995. The pro forma financial information does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under current circumstances.

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

                                    FOR THE YEAR ENDED DECEMBER 31, 1995
                         -------------------------------------------------------------
                                                                   UNITED
                          ACTUAL   AUSTAR(1)  XYZ(2)   SATURN(3) WIRELESS(4) PRO FORMA
Consolidated Condensed
 Statement of
 Operations:
  Service and other
   revenue.............. $  1,903  $    443   $   --    $   148    $    33   $  2,527
  System operating
   expense..............   (3,145)     (793)      --       (863)      (687)    (5,488)
  System selling,
   general and
   administrative
   expense..............   (2,482)   (6,681)      --     (1,502)      (341)   (11,006)
  Corporate general and
   administrative
   expense..............   (2,874)      --        --        --         --      (2,874)
  Depreciation and
   amortization
   expense..............   (1,003)   (4,259)      --       (997)       (86)    (6,345)
                         --------  --------   -------   -------    -------   --------
    Net operating loss..   (7,601)  (11,290)      --     (3,214)    (1,081)   (23,186)
  Equity in losses of
   affiliated companies,
   net..................  (16,498)    3,212     4,132     1,438        --      (7,716)
  Interest, net.........      268     1,230       --        --         --       1,498
  Other, net............    4,771       244    (4,132)      (55)         1        829
                         --------  --------   -------   -------    -------   --------
    Net loss............ $(19,060) $ (6,604)  $   --    $(1,831)   $(1,080)  $(28,575)
                         ========  ========   =======   =======    =======   ========

                                NINE MONTHS ENDED SEPTEMBER 30, 1996
                                --------------------------------------
                                                                PRO
                                 ACTUAL   AUSTAR(5) SATURN(3)  FORMA
                                --------  --------- --------- --------
                                      (IN THOUSANDS, UNAUDITED)
Service and other revenue.....  $ 13,288   $   --    $   104  $ 13,392
System operating expense......   (18,621)      --       (619)  (19,240)
System selling, general and
 administrative expense.......   (13,987)      --     (1,077)  (15,064)
Corporate general and adminis-
 trative expense..............    (2,832)      --        --     (2,832)
Depreciation and amortization
 expense......................   (15,935)      --       (491)  (16,426)
                                --------   -------   -------  --------
  Net operating loss..........   (38,087)      --     (2,083)  (40,170)
Equity in losses of affiliated
 companies, net...............    (4,750)      --        930    (3,820)
Interest, net.................    (9,164)      --        (83)   (9,247)
Other, net....................     3,659    (1,911)      136     1,884
                                --------   -------   -------  --------
  Net loss....................  $(48,342)  $(1,911)  $(1,100) $(51,353)
                                ========   =======   =======  ========

---------------------
(1) Represents the consolidation of Austar and the elimination of the previously recorded equity in losses. Included in depreciation and amortization expense is $2,987 of amortization related to the goodwill recorded in connection with the acquisition of an additional 40% effective economic interest, amortized over 15 years on a straight line basis.
(2) Represents the elimination of the gain on sale of XYZ and 25% of the equity in losses previously recognized.
(3) Represents the consolidation of Saturn and the elimination of the previously recorded equity in losses. Included in depreciation and amortization expense is $612 and $306 of amortization for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, of amortization related to the goodwill recorded in connection with the purchase of the additional 50% interest in Saturn which will be amortized over 15 years.
(4) Represents the pre-acquisition activity of United Wireless.
(5) Represents the elimination of losses allocated to the minority interest due to the increase in the economic ownership to 100%.

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

10. STOCKHOLDERS' EQUITY

  UIHI and many of its employees serving as senior management in the Company's operating companies are parties to employment agreements typically with terms of three to five years. The agreements generally provide for a specified base salary as well as a bonus set at a specified percentage of the base salary, which bonus is based on the performance of the respective company and employee. The agreements often provide for the grant of an incentive interest equal to a percentage of the residual equity value of the respective company which is typically defined as the fair market value of the business less net liabilities and a reasonable return on shareholders' investment. The employment agreements generally also provide for cost of living differentials, relocation and moving expenses, automobile allowances and income tax equalization payments, if necessary, to keep the employee's tax liability the same as it would be in the United States.

  The Company intends to adopt a stock option and equity incentive plan concurrent with its proposed equity offering (see Note 11).

11. SUBSEQUENT EVENTS

  On May 14, 1996, UIH AP raised total gross proceeds of approximately $225,115 from the private placement of $443,000 aggregate principal amount of 14% Senior Discount Notes due 2006. No cash interest payments are required until May 15, 2001, at which time cash interest payments will be payable semi-annually on each May 15 and November 15. The Senior Discount Notes are due May 15, 2006. The 14% Senior Discount Notes due 2006 were subsequently exchanged for 14% Senior Discount Notes due 2006, Series B (the "Senior Discount Notes") in September 1996.

  If the Company or UIH AP do not consummate an issuance of capital stock resulting in gross proceeds to UIH AP of at least $70,000 (an "Equity Sale") prior to May 16, 1997, then the interest rate on the Senior Discount Notes will be increased by an additional 0.75% per annum, until such time as the Equity Sale is effected. In addition, if the Company or UIH AP do not consummate an Equity Sale prior to November 16, 1997, the then holders of the Senior Discount Notes will be entitled to receive warrants to purchase common stock of UIH AP or, in certain circumstances, of the Company. However, the Company intends to file a registration statement in November 1996 for the sale of at least $70,000 of its common stock in order to avoid such dilution and interest penalty. There is no assurance that this offering will be successful.

  UIH AP also intends to file a registration statement during November 1996 for the sale of up to $150,000 in senior discount notes, the proceeds of which would be used primarily for funding commitments to its operating companies. There is no assurance this offering will be successful.

  UIH AP used $10,000 of the proceeds from its offering of Senior Discount Notes to acquire a UIHI subsidiary which guaranteed $10,000 of Australis' debt and, as consideration for giving the guarantee, received warrants to acquire 4,171,460 ordinary shares or convertible debentures. On October 31, 1996, UIH AP's $10,000 guarantee of Australis' debt expired. UIH AP used $3,339 of the related cash to acquire 7,736,171 debentures of Australis. Further, UIH AP exercised warrants to acquire Australis common stock and debentures at A$0.20 per share for 3,016,832 shares of Australis common stock and 1,154,628 debentures. Each debenture is convertible into one common share of Australis.

  Australis, Austar's primary supplier of programming, is engaged in a rapid roll-out of service that has required a significant amount of capital and has strained its liquidity. Australis has recently closed private

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)
offerings of debt and equity securities that Australis announced would enable it to carry its business through to cash flow positive. If such financing is not sufficient to satisfy Australis' long-term capital needs, Australis may have difficulty meeting contractual obligations with respect to the four Galaxy channels distributed directly by Australis. The Company believes that if Austar is no longer able to obtain the four Galaxy channels provided by Australis on an exclusive basis and it were required to seek replacement programming, it would have access to the same programming directly from the suppliers of the four Galaxy channels or sufficient alternative programming on competitive terms. There can be no assurance however, that this would be the case and the inability of Austar to procure the same or suitable alternative programming at competitive rates and on an exclusive basis in its service areas could have a material adverse effect on the Company.

  In October 1996, a complaint was served on UIHI by an individual who claimed to have worked with UIHI in connection with the acquisition by Austar of certain of its licenses has claimed that UIHI owes him a 12.5% equity interest in unspecified subsidiaries of UIHI in consideration of services purportedly provided. This complaint seeks an unspecified amount of damages. UIHI intends to vigorously defend these claims, which UIHI believes are without merit.

  On November 6, 1996, Austar filed a complaint in the Supreme Court of New South Wales, Commercial Division, seeking injunctive relief to prevent (i) Australis from transferring its satellite delivery systems and associated infrastructure to its joint venture with Optus Vision and (ii) Optus Vision from using such infrastructure to deliver DTH services in Austar's franchise area. Austar believes that using the infrastructure by any entity other than Austar for the provision of DTH services within Austar's franchise areas violates the terms of Austar's franchise agreement with Australis which granted Austar an exclusive license and franchise to use the infrastructure within its franchise area. Austar is seeking injunctive relief or, in the alternative, damages associated with this violation of its franchise agreements.

                           INDEPENDENT AUDIT REPORT

To the Board of Directors of
 CTV Pty Limited

  We have audited the accompanying consolidated financial statements of CTV Pty Limited and its subsidiaries for the period ended 31 December 1994 and the year ended 31 December 1995. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on those consolidated financial statements based on our audit.

  We conducted our audit in accordance with Australian Auditing Standards, which do not differ substantially from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of CTV Pty Limited as of 31 December 1994 and 1995, and the consolidated results of the group's operations and consolidated cash flows for the periods then ended in accordance with Australian Accounting Standards.

  There are certain differences between Australian Accounting Standards and those generally accepted in the United States of America. Application of the generally accepted accounting principles in the United States of America would not result in material differences to these consolidated financial statements.

Arthur Andersen
Chartered Accountants

Sydney, Australia
29 March 1996

                      CTV PTY LIMITED AND ITS SUBSIDIARIES
                                 BALANCE SHEET
                             AS AT 31 DECEMBER 1995

                                                 ECONOMIC ENTITY
                                       ------------------------------------
                                                              SEPTEMBER 30,
                                           DECEMBER 31,           1996
                                       ---------------------  -------------
                                  NOTE    1994       1995     (UNAUDITED)
                                           $A         $A          $A
Current assets:
  Cash...........................      19,371,145  9,712,936      161,294
  Receivables....................   3     718,939  4,538,627   15,022,096
  Inventory......................             --     679,628    2,263,092
  Other..........................   4      25,582    830,133    1,691,204
                                       ---------- ----------  -----------
    Total current assets.........      20,115,666 15,761,324   19,137,686
                                       ---------- ----------  -----------
Non-current assets
  Investments....................   5           2          2            2
  Property, plant and equipment..   6   2,746,809 17,955,579   73,165,057
  Intangibles....................   7   5,021,630  7,906,674    7,892,233
                                       ---------- ----------  -----------
    Total non-current assets.....       7,768,441 25,862,255   81,057,292
                                       ---------- ----------  -----------
      Total assets...............      27,884,107 41,623,579  100,194,978
                                       ---------- ----------  -----------
Current liabilities
  Creditors and borrowings.......   8   2,747,734 15,477,769   31,792,650
  Provisions.....................             --         --           --
                                       ---------- ----------  -----------
    Total current liabilities....       2,747,734 15,477,769   31,792,650
                                       ---------- ----------  -----------
Non-current liabilities
  Creditors and borrowings.......   9      36,165    684,945    1,904,893
  Provisions.....................  10         --     156,267      387,109
                                       ---------- ----------  -----------
    Total non-current liabili-
     ties........................          36,165    841,212    2,292,002
                                       ---------- ----------  -----------
      Total liabilities..........       2,783,899 16,318,981   34,084,652
                                       ---------- ----------  -----------
Net assets.......................      25,100,208 25,304,598   66,110,326
                                       ========== ==========  ===========
Shareholders' equity
  Share capital..................  11      42,729     42,729       42,729
  Reserves.......................  13   5,116,536  5,116,536    5,116,536
  Retained profits/(accumulated
   losses).......................             206 (5,795,404) (28,843,681)
                                       ---------- ----------  -----------
                                        5,159,471   (636,139) (23,684,416)
  Convertible debentures.........  12  19,940,737 25,940,737   89,794,742
                                       ---------- ----------  -----------
      Total shareholders' equi-
       ty........................      25,100,208 25,304,598   66,110,326
                                       ========== ==========  ===========


      The accompanying notes form an integral part of this balance sheet.

                      CTV PTY LIMITED AND ITS SUBSIDIARIES
                            PROFIT AND LOSS ACCOUNT

                                            ECONOMIC ENTITY
                          -----------------------------------------------------
                                                    FOR THE NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                    ---------------------------
                          PERIOD ENDED  YEAR ENDED
                          DECEMBER 31, DECEMBER 31,
                              1994         1995         1995          1996
                                                           (UNAUDITED)
                               $A           $A           $A            $A
Revenue:
  Service...............         --        579,690       138,968      8,292,261
                            --------    ----------  ------------  -------------
                                 --        579,690       138,968      8,292,261
                            --------    ----------  ------------  -------------
Expenses:
  General and adminis-
   tration..............     321,494     6,406,782     3,301,778     20,288,526
  Depreciation and
   amortisation.........       4,055     1,491,456       435,253     10,591,840
  Management fees.......         --         29,651           --         132,767
                            --------    ----------  ------------  -------------
                             325,549     7,927,889     3,737,031     31,013,133
                            --------    ----------  ------------  -------------
Operating loss..........    (325,549)   (7,348,199)   (3,598,063)   (22,720,872)
                            --------    ----------  ------------  -------------
Non-operating income
 (expense)
  Interest income.......     327,355     1,227,029     1,173,674        184,695
  Interest expense and
   costs of finance.....      (1,600)       (2,180)         (862)      (693,700)
  Other, net foreign
   exchange gains--non-
   speculative trading..         --        327,740       336,056        181,600
                            --------    ----------  ------------  -------------
                             325,755     1,552,589     1,508,868       (327,405)
                            --------    ----------  ------------  -------------
Net profit (loss) before
 tax....................         206    (5,795,610)   (2,089,195)   (23,048,277)
Income tax attributable
 to net profit/(loss)...         --            --            --             --
                            --------    ----------  ------------  -------------
Net loss................         206    (5,795,610)   (2,089,195)   (23,048,277)
                            --------    ----------  ------------  -------------
Retained
 profits/(accumulated
 losses) at beginning of
 period.................         --            206           206     (5,795,404)
                            --------    ----------  ------------  -------------
Retained
 profits/(accumulated
 losses) at end of peri-
 od.....................         206    (5,795,404)   (2,088,989)   (28,843,681)
                            ========    ==========  ============  =============



 The accompanying notes form an integral part of this profit and loss account.

                      CTV PTY LIMITED AND ITS SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS

                                                ECONOMIC ENTITY
                                --------------------------------------------------
                                                             NINE MONTHS ENDED
                               PERIOD ENDED   YEAR ENDED         SEPTEMBER 30,
                                DECEMBER 31,  DECEMBER 31, -----------------------
                          NOTE      1994       1995         1995        1996
                                                               (UNAUDITED)
                                     $A          $A           $A          $A
Cash flows from operat-
 ing activities
  Receipts from custom-
   ers..................                --       522,211      90,704    7,510,104
  Payments to suppliers
   and employees........           (297,332)  (3,973,333) (4,466,020) (21,163,979)
  Interest received.....            327,355    1,227,029   1,173,674      184,697
  Interest and other
   costs of finance
   paid.................             (1,600)      (2,180)       (862)    (693,700)
                                 ----------  -----------  ----------  -----------
  Net operating cash
   flows................             28,423   (2,226,273) (3,202,504) (14,162,878)
                                 ----------  -----------  ----------  -----------
Cash flows from invest-
 ing activities
  Purchase of
   subsidiaries, net of
   cash acquired........                (12)         (10)        (10)         --
  Payments for plant and
   equipment............            (55,871) (15,326,279) (5,050,703) (63,828,367)
  Payments for MDS and
   broadcast licenses...         (5,021,630)  (3,437,458) (4,079,878)    (602,691)
  Decrease in inventory
   net of payables......                --           --       67,769   17,021,755
  Loans granted.........           (718,939)  (3,768,962)        --           --
  Payments for invest-
   ments................                --            (2)        --           --
                                 ----------  -----------  ----------  -----------
  Net investing cash
   flows................         (5,796,452) (22,532,711) (9,062,822) (47,409,303)
                                 ----------  -----------  ----------  -----------
Cash flows from financ-
 ing activities
  Proceeds from share
   issues...............          5,159,265          --          --           --
  Proceeds from issue of
   convertible
   debentures...........         19,940,737    6,000,000   6,000,000   63,854,004
  Proceeds from
   intercompany loans...                --           --    5,798,883          --
  Payment on
   intercompany loans...                --           --          --   (13,550,399)
  Proceeds from short
   term loans...........             39,781    8,818,202         --           --
  Proceeds from lease
   financing............                --           --      158,286    1,535,334
  Repayment of finance
   lease principal......               (609)     (45,167)        --           --
                                 ----------  -----------  ----------  -----------
  Net financing cash
   flows................         25,139,174   14,773,035  11,957,169   51,838,939
                                 ----------  -----------  ----------  -----------
Net increase/(decrease)
 in cash held...........         19,371,145   (9,985,949)   (308,157)  (9,733,242)
Cash at beginning of pe-
 riod...................                --    19,371,145  19,371,145    9,712,936
Effect of different ex-
 change rate............                --       327,740     336,056      181,600
                                 ----------  -----------  ----------  -----------
Cash at the end of the
 period.................  8, 16  19,371,145    9,712,936  19,399,044      161,294
                                 ==========  ===========  ==========  ===========


 The accompanying notes form an integral part of this statement of cash flows.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES:

 BASIS OF ACCOUNTING

  The financial statements have been prepared in accordance with the historical cost convention using the accounting policies described below. They do not take account of changes in either the general purchasing power of the dollar or in the prices of specific assets.

  The Company was incorporated on 21 April 1994. The comparative financial statements have been prepared for the period 21 April 1994 to 31 December 1994 and for the year ended 31 December 1995.

 PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the financial statements of the parent entity, CTV Pty Limited, and its subsidiaries. The term "Economic Entity" used throughout these financial statements means the parent entity and its subsidiaries.

 FOREIGN CURRENCY TRANSACTIONS

  Transactions in foreign currencies are converted at the exchange rates in effect at the date of each transaction.

  Amounts payable to or by the economic entity in foreign currencies have been translated into Australian currency at the exchange rates current at year end.

  Exchange differences relating to monetary items are brought to account in the profit and loss account in the period when the exchange rates change, as exchange gains or losses.

 INCOME TAX

  The economic entity follows the policy of tax-effect accounting. The income tax expense in the profit and loss account represents the tax on the pre-tax accounting profit adjusted for income and expenses never to be assessed or allowed for taxation purposes. The provision for deferred income tax liability and the future income tax benefit represent the tax effect of differences between income and expense items recognised in different accounting periods for book and tax purposes, calculated at the tax rates expected to apply when the differences reverse.

  The benefit arising from estimated carry forward tax losses has not been recorded in the future income tax benefit account as realisation of such benefit is considered not to be virtually certain.

 LEASED ASSETS

  Assets of the economic entity acquired under finance leases are capitalised. The initial amount of the leased asset and corresponding lease liability are recorded at the present value of minimum lease payments. Leased assets are amortised over the life of the relevant lease. Lease liabilities are reduced by the principal component of lease payments. The interest component is charged against operating profit.

  Operating leases are not capitalised and rental payments are charged against operating profit in the period in which they are incurred.

 PROPERTY, PLANT AND EQUIPMENT

  Land and buildings are valued at cost. The carrying amount of property, plant and equipment is reviewed annually by directors to ensure that it is not in excess of the recoverable amount from the assets.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

  Property, plant and equipment, excluding freehold land, are depreciated or amortised at rates based upon their expected useful lives using the straight line method.

      Leasehold improvements.........................................  6 years
      Computer equipment.............................................  3 years
      Motor vehicles.................................................  5 years
      Furniture and fittings......................................... 10 years

 INTANGIBLES

  The acquisition of MDS licenses has been brought to account at cost. The cost to acquire these licenses, acquired for a 5 year period, will be amortised over the remaining license period upon commencement of broadcasting operations. They are renewable every 5 years.

  The licenses have been issued for a term of five years, with the license fee payable annually in advance. The license fee is payable to Spectrum Management Agency, an agent of the Australian Federal Government.

 RECOVERABLE AMOUNTS OF NON-CURRENT ASSETS

  The carrying amount of all non-current assets are reviewed at least annually to determine whether they exceed their recoverable amount. The recoverable amounts of all non-current assets have been determined using net cash flows which have not been discounted to their present values.

 PROVISION FOR ANNUAL LEAVE

  Provision has been made in the financial statements for benefits accruing to employees in relation to such matters as annual leave.

 INTERIM FINANCIAL STATEMENTS

  The financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are unaudited. In management's opinion, the unaudited financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

NOTE 2. INCOME TAX

  (a) The difference between income tax expense provided in the financial statements and the prima facie income tax expense is reconciled as follows:

                                                      ECONOMIC ENTITY
                                             ---------------------------------
                                               PERIOD ENDED      YEAR ENDED
                                             31 DECEMBER 1994 31 DECEMBER 1995
                                                    $A               $A
Operating profit/(loss).....................         206         (5,795,610)
Prima facie tax thereon @ 36%...............          74         (2,086,420)
Tax effect of permanent and other differ-
 ences:
  --Timing differences......................     (14,367)          (339,527)
  --Amortisation of licences................         --             198,873
  --Entertainment non-deductible............      14,293            165,618
  --Effect of tax losses not brought to ac-
   count....................................         --           2,061,456
                                                 -------         ----------
Total income tax attributable to operating
 profit/(loss)..............................         --                 --
                                                 =======         ==========

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)
  (b) Benefit of income tax losses not brought to account

  As at 31 December 1995, the parent entity has unconfirmed unrecouped income tax losses of $5,795,404 available to offset against future years' taxable income. The benefit of these losses of $2,061,456 has not been brought to account as realisation is not virtually certain. The benefit will only be obtained if:

    (i) the company derives future assessable income of a nature and of an amount sufficient to enable the benefits from the deductions for the losses to be realised;

    (ii) the company continues to comply with the conditions for deductibility imposed by the law;

    (iii) no changes in tax legislation adversely affect the company in realising the benefit from the deductions for the losses; and

    (iv) any change in the business or control of the company does not affect the ability to utilise the available losses.

NOTE 3. RECEIVABLES (CURRENT):

                                                  ECONOMIC ENTITY
                                      -----------------------------------------
                                        DECEMBER 31,     SEPTEMBER 30, 1996
                                      -----------------  ------------------
                                       1994     1995        (UNAUDITED)
                                        $A       $A              $A
Trade debtors.......................      --     57,479         822,695
Less: provision for doubtful debts..      --     (5,792)       (147,727)
                                      ------- ---------      ----------
                                          --     51,687         674,968
Related parties:
  --United International Holdings
   Inc..............................   95,865   140,217       1,187,085
  --Other...........................      --    712,554         839,459
 --Related body corporate--STV Pty
  Ltd...............................  623,074 3,627,044      12,239,197
Other persons.......................      --      7,125          81,387
                                      ------- ---------      ----------
                                      718,939 4,538,627      15,022,096
                                      ======= =========      ==========

NOTE 4. OTHER ASSETS (CURRENT):

Prepaid expenses....................   10,465   787,916         122,281
Security deposits...................   15,117    42,217       1,568,923
                                      ------- ---------      ----------
Total other assets (current)........   25,582   830,133       1,691,204
                                      ======= =========      ==========

NOTE 5. INVESTMENTS (NON-CURRENT):

Investments in associated companies
 (Note 18)..........................        2         2               2
                                      ======= =========      ==========

                      CTV PTY LIMITED AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)
NOTE 6. PROPERTY, PLANT AND EQUIPMENT:

                                                 ECONOMIC ENTITY
                                   ---------------------------------------------
                                       DECEMBER 31,       SEPTEMBER 30, 1996
                                   ---------------------  ------------------
                                     1994        1995        (UNAUDITED)
                                      $A          $A              $A
Leasehold improvements:
  --At cost......................        --      151,200       1,021,106
  --Accumulated depreciation.....        --       (8,705)       (106,281)
                                   ---------  ----------      ----------
Total leasehold improvements,
 net.............................        --      142,495         914,825
                                   ---------  ----------      ----------
Plant and equipment:
  --At cost......................     55,881  15,737,143      79,680,492
  --Accumulated depreciation.....     (4,055)   (872,818)     (9,872,523)
                                   ---------  ----------      ----------
Total plant and equipment, net...     51,826  14,864,325      69,807,969
                                   ---------  ----------      ----------
Plant and equipment under lease:
  --At capitalised cost..........     44,506     912,820       2,336,156
  --Accumulated depreciation.....        --      (61,563)       (285,805)
                                   ---------  ----------      ----------
Total leased plant and equipment,
 net.............................     44,506     851,257       2,050,351
                                   ---------  ----------      ----------
Capitalised network construction
 expenditures:
  --At cost......................  2,650,477   2,097,502         391,912
  --Accumulated amortisation.....        --          --              --
                                   ---------  ----------      ----------
Total capitalised development ex-
 penditures, net:................  2,650,477   2,097,502         391,912
                                   ---------  ----------      ----------
Total property, plant and equip-
 ment, net:......................  2,746,809  17,955,579      73,165,057
                                   =========  ==========      ==========

NOTE 7. INTANGIBLE ASSETS (NON-CURRENT):

MDS licenses:
  --At cost......................  5,018,215   8,196,618       9,448,457
  --Accumulated amortisation.....        --     (544,093)     (1,814,405)
                                   ---------  ----------      ----------
Total MDS licenses net:..........  5,018,215   7,652,525       7,634,052
                                   ---------  ----------      ----------
Program Rights fees at cost:             --      250,000         251,570
  --Accumulated amortisation.....        --       (8,333)         (8,333)
Other at cost....................        --          --           14,944
Organisation costs at cost:......      3,415      12,482             --
                                   ---------  ----------      ----------
Total intangible assets, net.....  5,021,630   7,906,674       7,892,233
                                   =========  ==========      ==========

NOTE 8. CREDITORS AND BORROWINGS (CURRENT):

Unsecured:
  Overdraft......................        --          --              --
  Trade creditors................      1,684   5,727,304      26,414,652
  Unearned Income................        --       29,062             --
  Accrued Expenses...............  2,698,537     728,113       4,212,214
  Due to related body corporate--
   United International Holdings
   Inc...........................     39,781   8,857,983         715,093
Secured:
  Finance lease liability (Note
   15)...........................      7,732     135,307         450,691
                                   ---------  ----------      ----------
Total current creditors and
 borrowings......................  2,747,734  15,477,769      31,792,650
                                   =========  ==========      ==========

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9. CREDITORS AND BORROWINGS (NON-CURRENT):

                                                 ECONOMIC ENTITY
                                    ------------------------------------------
                                         DECEMBER 31,       SEPTEMBER 30, 1996
                                    ----------------------- ------------------
                                       1994        1995        (UNAUDITED)
                                        $A          $A              $A
Secured
  Finance lease liability (Note
   15).............................      36,165     684,945      1,904,893
                                    ----------- -----------    -----------
Total non-current creditors and
 borrowings........................      36,165     684,945      1,904,893
                                    =========== ===========    ===========

NOTE 10. PROVISIONS (NON-CURRENT):

Annual leave.......................         --      156,267        387,109
                                    =========== ===========    ===========

NOTE 11. SHARE CAPITAL:

Authorised capital:
  --100,000,000 ordinary shares of
   $1 each......................... 100,000,000 100,000,000    100,000,000
                                    ----------- -----------    -----------
Total authorised capital as at 31
 December 1995..................... 100,000,000 100,000,000    100,000,000
Issued and paid up capital:
  --42,729 ordinary shares of $1
   each............................      42,729      42,729         42,729
                                    ----------- -----------    -----------
Total issued and paid up capital...      42,729      42,729         42,729
                                    =========== ===========    ===========

Movement in issued shares for the year:

                                                 NUMBER OF            NUMBER OF
                                       NUMBER OF REDEEMABLE NUMBER OF REDEEMABLE
                                       ORDINARY  PREFERENCE ORDINARY  PREFERENCE
                                        SHARES     SHARES    SHARES     SHARES
                                         1994       1994      1995       1995
Opening number of shares..............       3      --       42,729      --
Issued during the year................  42,726       13         --       --
Redeemed..............................     --        13         --       --
                                        ------      ---      ------      ---
Closing number of shares..............  42,729      --       42,729      --
                                        ======      ===      ======      ===

NOTE 12. CONVERTIBLE DEBENTURES:

  During the year ended 31 December 1995, the company issued 162,643 convertible debentures for $A6,000,000. These debentures confer rights upon the holders as creditors of the company. They do not confer any right to attend or vote at general meetings. Interest is payable to the holders equal to the amount of the distribution that the holder would have received if, as at the date the entitlement to the distribution was determined, all of the debentures of that holder and all other holders had been converted into shares.

  The convertible debentures have been included in shareholders' equity in the balance sheet as debenture holders are entitled to an equivalent return to the ordinary shareholders.

  Conversion of debentures is permitted at anytime provided conversion would not result in the breach of any Statute by the debenture holder or any other person.

  Debentures may be converted into fully paid ordinary shares on a one for one basis unless the normal value of the issued shares is reconstructed which would result in a different conversion factor. Debentures may not be redeemed for cash.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

  In the event of a winding up of the company, the rights of the debenture holders against the company in respect of the debentures are postponed until the claims of all holders of senior indebtedness have been satisfied in full. Senior indebtedness means secured obligations, unsecured and unsubordinated obligations of the company, other than debentures and shares.

NOTE 13. RESERVES:

                                                               ECONOMIC ENTITY
                                                             -------------------
                                                                DECEMBER 31,
                                                             -------------------
                                                               1994      1995
                                                                $A        $A
Share premium opening balance...............................       --  5,116,536
Premium on issues of shares................................. 5,116,536       --
Redemption of preference shares.............................       --        --
                                                             --------- ---------
Total reserves.............................................. 5,116,536 5,116,536
                                                             ========= =========

NOTE 14. EMPLOYEE ENTITLEMENTS:

 SUPERANNUATION COMMITMENTS

  The economic entity contributes to a defined contribution superannuation plan for substantially all of its employees. Each participating entity in the economic entity has a legal obligation to contribute to the schemes, which are as follows:

    (a) Hourly employees and commission employees--Employee Retirement Fund, a fund administered by MLC. This is a defined contribution fund; and

    (b) Salaried employees--CEtv Superannuation Fund, a fund administered by MLC (contributions 6%). This is a defined contribution fund.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 15. COMMITMENTS:

                                                             ECONOMIC ENTITY
                                                           --------------------
                                                               DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                              $A         $A
(a)  Annual licence fees are payable as follows:
     Not later than one year.............................  1,212,627  3,068,099
     Later than one year but not later than two years....  1,212,627  3,068,099
     Later than two years but not later than five years..  3,637,881  5,121,828
     Later than five years...............................        --         --
                                                           --------- ----------
                                                           6,063,135 11,258,026
                                                           ========= ==========
(b)  Finance lease expenditure contracted for is payable as
     follows:
     Not later than one year.............................     12,429    215,798
     Later than one year but not later than two years....     12,429    233,412
     Later than two years but not later than five years..     30,044    553,335
     Later than five years...............................        --         --
                                                           --------- ----------
                                                              54,902  1,002,545
     Future finance charges..............................     11,005    182,293
                                                           --------- ----------
     Net finance lease liability.........................     43,897    820,252
                                                           ========= ==========
Reconciled to:
     Current liability (Note 8)..........................      7,732    135,307
     Non-current liability (Note 9)......................     36,165    684,945
                                                           --------- ----------
                                                              43,897    820,252
                                                           ========= ==========
(c)  Operating lease expenditure contracted for is payable
     as follows:
     Not later than one year.............................    137,500    467,767
     Later than one year but not later than two years....    137,500    467,767
     Later than two years but not later than five years..    412,500  1,405,357
     Later than five years...............................        --     529,372
                                                           --------- ----------
                                                             687,500  2,870,263
                                                           ========= ==========

(d) On 24 July 1994, CTV Pty Limited entered into a franchise agreement with Australis Media Limited. The franchise provides for CTV Pty Limited to have access to Australis Media Limited programming in the franchise area and be the sole Australis franchisee in the region on all medium, being MDS, satellite and cable.

    Under the agreement, certain minimum payments are due based on a proportion of subscriber revenue. The future commitments are dependent upon the number of subscribers.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 16. NOTES TO THE STATEMENT OF CASH FLOWS:

(a)Reconciliation of Cash

  For the purposes of the statement of cash flows, cash includes cash on hand and in banks and deposits at call, net of outstanding bank overdrafts. Cash at the end of the financial year as shown in the Statement of cash flows is reconciled to the related items in the balance sheet as follows:

                                               ECONOMIC ENTITY
                             ---------------------------------------------------
                                                               SEPTEMBER 30,
                                       DECEMBER 31,                1996
                             --------------------------------- -------------
                                   1994             1995        (UNAUDITED)
                                    $A               $A             $A
Cash.......................         73,377         (261,963)        161,294
Short term money market de-
 posits....................     19,297,768        9,974,899             --
                                ----------       ----------     -----------
                                19,371,145        9,712,936         161,294
                                ==========       ==========     ===========

(b)Reconciliation of net cash provided by operating activities to operating loss after income tax.

                                             ECONOMIC ENTITY
                             -----------------------------------------------
                                                               SEPTEMBER 30,
                                                                   1996
                                                               -------------
                               PERIOD ENDED      YEAR ENDED
                             31 DECEMBER 1994 31 DECEMBER 1995  (UNAUDITED)
                                    $A               $A             $A
Operating profit (loss) af-
 ter income tax:...........            206       (5,795,610)    (23,048,277)
  Adjustments for non-cash
   income and expense
   items:
  Depreciation and
   amortisation expense....          4,055        1,491,456      10,591,840
  Bad debts expense and
   provision for doubtful
   debts...................            --             5,792         141,934
Transfers to provisions:
  Annual leave.............            --           156,267             --
Unrealised foreign exchange
 gain......................            --          (327,740)       (181,600)
Increase in other receiv-
 ables.....................            --           (57,479)      3,640,092
Increase in trade credi-
 tors......................         49,744        3,785,221      (3,792,612)
Increase in inventory......            --          (679,628)            --
Increase in other assets...        (25,582)        (804,552)     (1,514,255)
                                ----------       ----------     -----------
Net cash from operating ac-
 tivities..................         28,423       (2,226,273)    (14,162,878)
                                ==========       ==========     ===========

(c)Subsidiaries acquired

  The following subsidiaries were acquired by the economic entity for cash consideration. The fair value of net tangible assets acquired was as follows:

                                                                 FAIR VALUE OF
                                                                 NET TANGIBLE
                                                                    ASSETS
                                                                 --------------
                                                                  1994    1995
      ENTITY                                                       $A      $A
Jacolyn Pty Limited.............................................      2     --
Yanover Pty Limited.............................................      2     --
Keansburg Pty Limited...........................................      2     --
Orloff Pty Limited..............................................      2     --
Maxi-Vu Pty Limited.............................................      2     --
Vinatech Pty Limited............................................      2     --
Palara Vale Pty Limited.........................................    --        2
Auldana Pty Limited.............................................    --        2
Grovern Pty Limited.............................................    --        2
Lystervale Pty Limited..........................................    --        2
Minorite Pty Limited............................................    --        2
                                                                 ------  ------
Fair value of net identifiable assets...........................     12      10
Goodwill on acquisition.........................................    --      --
                                                                 ------  ------
Total consideration.............................................     12      10
                                                                 ======  ======

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

(d) Non-cash financing and investing activities

    During the year the economic entity acquired plant and equipment with an aggregate fair value of $A821,522 (1994: $A44,506) by means of finance leases. These transactions are not reflected in the statement of cashflows.

NOTE 17. SUBSIDIARIES:

    The following were subsidiaries at 31 December 1995, and have been included in the consolidated financial statements. The financial years of all subsidiaries are the same as that of the parent entity.

                                                             BOOK VALUE OF                 CONTRIBUTION TO
                                                                PARENT                      CONSOLIDATED
                                                               ENTITY'S         % OF       RESULT FOR THE
                                                              INVESTMENT     SHARES HELD       PERIOD
                                                             --------------  ------------  ----------------
                            PLACE OF
NAME OF CONTROLLED        INCORPORATION   DATE OF   TYPE OF   1994    1995   1994   1995    1994     1995
ENTITY                    FORMATION (A) ACQUISITION  SHARES    $A      $A      %      %      $A       $A
Jacolyn Pty Limited.....    Australia     14/6/94   Ordinary              2           100                --
Yanover Pty Limited.....    Australia     21/7/94   Ordinary              2           100                --
Keansburg Pty Limited...    Australia     14/6/94   Ordinary              2           100                --
Orloff Pty Limited......    Australia     14/6/94   Ordinary              2           100                --
Maxi-Vu Pty Limited.....    Australia      4/8/94   Ordinary              2           100                --
Palara Vale Pty Limit-
 ed.....................    Australia     24/4/95   Ordinary              2           100                --
Auldana Beach Pty Limit-
 ed.....................    Australia     24/4/95   Ordinary              2           100                --
Grovern Pty Limited.....    Australia     24/4/95   Ordinary              2           100                --
Lystervale Pty Limited..    Australia     24/4/95   Ordinary              2           100                --
Vinatech Pty Limited....    Australia     29/7/94   Ordinary              2           100                --
Minorite Pty Limited....    Australia     24/4/95   Ordinary              2           100                --
                                                                     ------                         -------
                                                                         22                              --
                                                                     ======                         =======

---------------------
(a) All entities operate solely in their place of incorporation/formation.

NOTE 18. ASSOCIATED COMPANIES:

    Details of material interests in associated companies are as follows:

                                               OWNERSHIP            DIVIDENDS
                                               INTEREST             RECEIVED
                                               ----------           ---------
       NAME OF
     ASSOCIATED        PRINCIPAL ACTIVITY OF               BALANCE
       COMPANY           ASSOCIATED COMPANY    1994  1995    DATE   1994 1995
Communication &       Delivery of subscription
 Entertainment        television services to
 Australia Pty        regional Australia.                     31
 Limited                                        50%   50%  December --   --
Ilona Investments     Delivery of subscription
 Pty Limited          television services to                  30
                      regional Australia        50%   50%    June   --   --

                                                              ECONOMIC ENTITY
                                                              ----------------
                                                               1994     1995
                                                                $A       $A
Aggregate carrying amount of investments in associated
 companies...................................................       2        2
                                                              -------  -------
Aggregate amount of investments in associated companies, as
 determined under the equity method of accounting............       2        2
                                                              =======  =======

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 19. RELATED PARTY DISCLOSURES:

(a)     Other director transactions

        Crase Partners, a director-related firm of J. K. Crase, provided general accounting services to the company during the year. These services were provided at an arms length basis.

        J. K. Crase, a director, purchased equipment from the company during the year. The purchase was made on an arms length basis.

(b)     Transactions with related parties in the wholly owned group

        The parent entity entered into the following transactions during the year with related parties in the wholly owned group:

        . loans were advanced to subsidiaries to fund the acquisition of MDS licenses

        These transactions were undertaken on commercial terms and conditions.

(c)     Transactions with associated companies

        The parent entity entered into certain transactions with associated companies, being loans advanced and received on an arms length basis.

NOTE 20. US GAAP INFORMATION:

        The accounting policies followed in preparation for the consolidated financial statements differ in one respect to those generally accepted in the United States of America (US GAAP). For US GAAP purposes, the convertible debentures would be classified as a non-current liability and not equity.

        The calculation of shareholder's equity in accordance with US GAAP is as follows:

                                            DECEMBER 31,         SEPTEMBER 30,
                                       ------------------------  -------------
                                          1994         1995          1996
                                       -----------  -----------  -------------
                                           $A           $A            $A
   Shareholder's equity as per bal-
    ance sheet.......................   25,100,208   25,304,598    66,110,326
   Adjustments to reported equity:
     Convertible debentures..........  (19,940,737) (25,940,737)  (89,794,742)
                                       -----------  -----------   -----------
   Shareholder's equity in accordance
    with
    US GAAP..........................    5,159,471     (636,139)  (23,684,416)
                                       ===========  ===========   ===========

                           INDEPENDENT AUDIT REPORT

To the Board of Directors of
STV Pty Limited

  We have audited the accompanying consolidated financial statements of STV Pty Limited and its subsidiaries for the period ended 31 December 1994 and the year ended 31 December 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those consolidated financial statements based on our audit.

  We conducted our audit in accordance with Australian Auditing Standards, which do not differ substantially from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of STV Pty Limited as of 31 December 1994 and 1995, and the consolidated results of the group's operations and consolidated cash flows for the periods then ended in accordance with Australian Accounting Standards.

  There are certain differences between Australian Accounting Standards and those generally accepted in the United States of America. Application of the generally accepted accounting principles in the United States of America would not result in material differences to these consolidated financial statements.

Arthur Andersen
Chartered Accountants

Sydney, Australia
29 March 1996

                      STV PTY LIMITED AND ITS SUBSIDIARIES
                                 BALANCE SHEET
                             AS AT 31 DECEMBER 1995

                                                    ECONOMIC  ENTITY
                                        ----------------------------------------
                                            DECEMBER 31,      SEPTEMBER 30, 1996
                                        --------------------- ------------------
                                   NOTE    1994       1995       (UNAUDITED)
                                            $A         $A             $A
Current assets
  Cash............................      10,078,250      2,236         12,353
  Receivables.....................   3      63,934  1,325,563      1,650,882
  Prepayments and other...........             --     382,866        122,793
                                        ---------- ----------     ----------
Total current assets..............      10,142,184  1,710,665      1,786,028
                                        ---------- ----------     ----------
Non-current assets
  Investments.....................   4           2          2              2
  Property, plant and equipment...   5     527,373  6,085,042     65,126,160
  Intangibles.....................   6       3,562  3,727,654      3,926,529
                                        ---------- ----------     ----------
Total non-current assets..........         530,937  9,812,698     69,052,691
                                        ---------- ----------     ----------
Total assets......................      10,673,121 11,523,363     70,838,719
                                        ---------- ----------     ----------
Current liabilities
  Creditors and borrowings........   7     759,411  4,673,587     13,614,374
                                        ---------- ----------     ----------
Total current liabilities.........         759,411  4,673,587     13,614,374
                                        ---------- ----------     ----------
Non-current liabilities
  Creditors and borrowings........   8      36,165    313,981      2,226,146
  Provisions......................   9         --      11,495        304,605
                                        ---------- ----------     ----------
Total non-current liabilities.....          36,165    325,476      2,530,751
                                        ---------- ----------     ----------
Total liabilities.................         795,576  4,999,063     16,145,125
                                        ---------- ----------     ----------
Net assets........................       9,877,545  6,524,300     54,693,594
                                        ========== ==========     ==========


      The accompanying notes form an integral part of this balance sheet.

                      STV PTY LIMITED AND ITS SUBSIDIARIES
                                 BALANCE SHEET
                             AS AT 31 DECEMBER 1995

                                                  ECONOMIC ENTITY
                                      -----------------------------------------
                                          DECEMBER 31,       SEPTEMBER 30, 1996
                                      ---------------------  ------------------
                                 NOTE   1994        1995        (UNAUDITED)
                                         $A          $A              $A
Shareholders' equity
  Share capital.................  10    133,296     133,296         133,296
  Reserves......................  12  1,426,959   1,426,959       1,426,959
  Accumulated losses............       (122,457) (3,475,702)    (16,827,384)
                                      ---------  ----------     -----------
                                      1,437,798  (1,915,447)    (15,267,129)
Convertible debentures..........  11  8,439,747   8,439,747      69,960,723
                                      ---------  ----------     -----------
Total shareholders' equity......      9,877,545   6,524,300      54,693,594
                                      =========  ==========     ===========




      The accompanying notes form an integral part of this balance sheet.

                      STV PTY LIMITED AND ITS SUBSIDIARIES
                            PROFIT AND LOSS ACCOUNT

                                              ECONOMIC ENTITY
                              -------------------------------------------------
                              PERIOD ENDED  YEAR ENDED    NINE MONTHS ENDED
                              ------------ ------------ -----------------------
                              DECEMBER 31, DECEMBER 31,     SEPTEMBER 30,
                         NOTE     1994         1995        1995        1996
                                                             (UNAUDITED)
                                   $A           $A                $A
Revenue:
  Service...............             --         13,819         --     5,108,291
                                --------    ----------  ----------  -----------
                                     --         13,819         --     5,108,291
                                --------    ----------  ----------  -----------
Expenses:
  General and adminis-
   tration..............         258,991     3,576,688   2,230,397   13,362,078
  Depreciation and amor-
   tization.............           4,055       212,635      97,124    5,016,715
  Management fees.......             --            --          --       (48,534)
                                --------    ----------  ----------  -----------
                                 263,046     3,789,323   2,327,521   18,330,259
                                --------    ----------  ----------  -----------
Operating loss..........        (263,046)   (3,775,504) (2,327,521) (13,221,968)
                                --------    ----------  ----------  -----------
Non-operating income
 (expense)
  Interest income.......         142,189       422,563     422,553       53,791
  Interest expense and
   costs of finance.....          (1,600)         (304)       (304)    (433,625)
                                --------    ----------  ----------  -----------
                                 140,589       422,259     422,249     (379,834)
                                --------    ----------  ----------  -----------
Other, net foreign
 exchange gains
 (losses)...............             --            --          --       250,120
Net loss before tax.....        (122,457)   (3,353,245) (1,905,272) (13,351,682)
Income tax attributable
 to net loss............             --            --          --           --
                                --------    ----------  ----------  -----------
Net loss................        (122,457)   (3,353,245) (1,905,272) (13,351,682)
                                --------    ----------  ----------  -----------
Accumulated losses at
 beginning of period....             --       (122,457)   (122,457)  (3,475,702)
                                --------    ----------  ----------  -----------
Accumulated losses at
 end of period..........        (122,457)   (3,475,702) (2,027,729) (16,827,384)
                                ========    ==========  ==========  ===========



 The accompanying notes form an integral part of this profit and loss account.

                      STV PTY LIMITED AND ITS SUBSIDIARIES
                            STATEMENT OF CASH FLOWS

                                                      ECONOMIC ENTITY
                                -------------------------------------------------------------
                                   PERIOD ENDED        YEAR ENDED       NINE MONTHS ENDED
                                ------------------ ------------------ -----------------------
                                   DECEMBER 31,       DECEMBER 31,        SEPTEMBER 30,
                          NOTES        1994               1995           1995        1996
                                        $A                 $A              (UNAUDITED)
                                INFLOWS/(OUTFLOWS) INFLOWS/(OUTFLOWS)           $A
Cashflows from operating
 activities:
  Receipts from
   customers............                   --              74,749            --     4,663,557
  Payments to suppliers
   and employees........              (210,202)        (3,876,242)    (2,045,277) (16,470,963)
  Interest received.....                78,255            422,563        422,553       53,791
  Interest and other
   costs of finance
   paid.................                (1,600)              (304)           --      (431,250)
                                    ----------        -----------     ----------  -----------
Net operating
 cashflows..............              (133,547)        (3,379,234)    (1,622,724) (12,184,865)
                                    ----------        -----------     ----------  -----------
Cashflows from investing
 activities:
  Purchase of
   subsidiaries, net of
   cash acquired........                    (2)               (12)           (14)         --
  Payments for plant,
   equipment and
   construction in
   process..............              (486,922)        (5,381,613)      (934,485) (63,506,772)
  Payments for MDS
   licenses.............                (3,562)        (3,757,962)    (3,695,600)    (140,733)
  Payments for
   investments..........                   --                  (2)           --           --
  Loans granted.........                   --          (1,322,587)           --           --
                                    ----------        -----------     ----------  -----------
Net investing
 cashflows..............              (490,486)       (10,462,176)    (4,630,099) (63,647,505)
                                    ----------        -----------     ----------  -----------
Cashflows from financing
 activities:
  Proceeds from issues
   of shares............             1,560,255                --             --           --
  Proceeds from short-
   term loans...........               702,890          3,787,493            --           --
  Proceeds from
   debenture issues.....             8,439,747                --             --    61,520,977
  Proceeds from
   intercompany loans...                   --                 --       2,013,372   11,733,574
  Proceeds from lease
   financing............                   --                 --          89,409    2,337,816
  Repayment of finance
   lease principal......                  (609)           (22,097)           --           --
                                    ----------        -----------     ----------  -----------
Net financing
 cashflows..............            10,702,283          3,765,396      2,102,781   75,592,367
                                    ----------        -----------     ----------  -----------
Net increase (decrease)
 in cash held...........            10,078,250        (10,076,014)    (4,150,042)    (240,003)
Cash at the beginning of
 the period.............                   --          10,078,250     10,078,250        2,236
Effect of different
 exchange rate..........  15(c)            --                 --             --       250,120
                                    ----------        -----------     ----------  -----------
Cash at the end of the
 period.................  15(a)     10,078,250              2,236      5,928,208       12,353
                                    ==========        ===========     ==========  ===========

 The accompanying notes form an integral part of this statement of cash flows.

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES:

 BASIS OF ACCOUNTING

  The financial statements have been prepared in accordance with the historical cost convention using the accounting policies described below. Further, they do not take account of changes in either the general purchasing power of the dollar or in the prices of specific assets.

  The Company was incorporated on 28 June 1994. The comparative financial statement have been prepared for the period 28 June 1994 to 31 December 1994 and for the year ended 31 December 1995.

 PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the financial statements of the parent entity, STV Pty Limited, and its subsidiaries. The term "Economic Entity" used throughout these financial statements means the parent entity and its subsidiaries.

 FOREIGN CURRENCY TRANSACTIONS

  Transactions in foreign currencies are converted at the exchange rates in effect at the date of each transaction.

  Amounts payable to or by the economic entity in foreign currencies have been translated into Australian currency at the exchange rates current at year end.

  Exchange differences relating to monetary items are brought to account in the profit and loss account in the period when the exchange rates change, as exchange gains or losses.

 INCOME TAX

  The economic entity follows the policy of tax-effect accounting. The income tax expense in the profit and loss account represents the tax on the pre-tax accounting profit adjusted for income and expenses never to be assessed or allowed for taxation purposes. The provision for deferred income tax liability and the future income tax benefit represent the tax effect of differences between income and expense items recognized in different accounting periods for book and tax purposes, calculated at the tax rates expected to apply when the differences reverse.

  The benefit arising from estimated carry forward tax losses has not been recorded in the future income tax benefit account as realization of such benefit is considered not to be virtually certain.

 LEASED ASSETS

  Assets of the economic entity acquired under finance leases are capitalized. The initial amount of the leased asset and corresponding lease liability are recorded at the present value of minimum lease payments. Leased assets are amortized over the life of the relevant lease. Lease liabilities are reduced by the principal component of lease payments. The interest component is charged against operating profit.

  Operating leases are not capitalized and rental payments are charged against operating profit in the period in which they are incurred.

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

 PROPERTY, PLANT AND EQUIPMENT

  Land and buildings are valued at cost. The carrying amount of property, plant and equipment is reviewed annually by directors to ensure that it is not in excess of the recoverable amount from the assets.

     Leasehold improvements............................................  6 years
     Computer equipment................................................  3 years
     Motor vehicles....................................................  5 years
     Furnitures and fixtures........................................... 10 years

  Property, plant and equipment, excluding freehold land, are depreciated or amortized at rates based upon their expected useful lives using the straight line method.

 INTANGIBLES

  The acquisition of MDS licenses has been brought to account at cost. The cost to acquire these licences, acquired for a 5 year period, will be amortized over the remaining licence period upon commencement of broadcasting operations. They are renewable every 5 years.

  The licenses have been issued for a term of five years, with the license fee payable annually in advance. The license fee is payable to Spectrum Management Agency, an agent of the Australian Federal Government.

 RECOVERABLE AMOUNTS OF NON-CURRENT ASSETS

  The carrying amounts of all non-current assets are reviewed at least annually to determine whether they exceed their recoverable amount. The recoverable amounts of all non-current assets have been determined using net cashflows which have not been discounted to their present values.

 ANNUAL LEAVE

  Provision has been made in the financial statements for benefits accruing to employees in relation to such matters as annual leave.

 INTERIM FINANCIAL STATEMENTS

  The financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are unaudited. In management's opinion, the unaudited financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2. INCOME TAX

  (a) The difference between income tax expense provided in the financial statements and the prima facie income tax expense is reconciled as follows:

                                                       ECONOMIC ENTITY
                                              ---------------------------------
                                                PERIOD ENDED      YEAR ENDED
                                              31 DECEMBER 1994 31 DECEMBER 1995
                                                     $A               $A
   Operating loss...........................      (122,457)       (3,353,245)
   Prima facie tax thereon @ 36%............       (44,085)       (1,207,168)
   Tax effect of permanent and other differ-
    ences
    --Timing differences....................           --           (133,683)
    --Entertainment non deductible..........         1,585           133,397
    --Amortisation of licenses..............           --             12,193
    --Effect of losses not brought to ac-
     count..................................        42,500         1,195,261
                                                  --------        ----------
   Total income tax attributable to operat-
    ing profit..............................           --                --
                                                  ========        ==========

  (b) Benefit of income tax losses not brought to account

  As at 31 December 1995, the parent entity has unconfirmed unrecouped income tax losses of $A 3,475,702 available to offset against future years' taxable income. The benefit of these losses of $A 1,237,761 has not been brought to account as realization is not virtually certain. The benefit will only be obtained if:

    (a) the company derives future assessable income of a nature and of an amount sufficient to enable the benefits from the deductions for the losses to be realized;

    (b) the company continues to comply with the conditions for deductibility imposed by the law;

    (c) no changes in tax legislation adversely affect the company in realizing the benefit from the deductions for the losses; and

    (d) any change in the business or control of the company does not affect the ability to utilize the available losses.

NOTE 3. RECEIVABLES (CURRENT):

                                                    ECONOMIC ENTITY
                                           -----------------------------------
                                                             SEPTEMBER 30,
                                             DECEMBER 31,        1996
                                           ----------------  -------------
                                            1994    1995      (UNAUDITED)
                                             $A      $A           $A
Accounts Receivable Trade.................    --      3,004      446,599
 --Allowance for Bad Debts................    --        (28)     (96,543)
Non-trade amounts owing by:
 Related parties
  --Wholly owned group....................    --        --           --
  --Associated companies..................    --  1,322,587    1,299,348
 Other persons............................ 63,934       --         1,478
                                           ------ ---------    ---------
Total current receivables................. 63,934 1,325,563    1,650,882
                                           ====== =========    =========

NOTE 4. INVESTMENTS (NON-CURRENT):

Investments in associated companies (Note
 17)......................................      2         2            2
                                           ====== =========    =========

                      STV PTY LIMITED AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5. PROPERTY, PLANT AND EQUIPMENT:

                                                   ECONOMIC ENTITY
                                         --------------------------------------
                                           DECEMBER 31,      SEPTEMBER 30, 1996
                                         ------------------  ------------------
                                          1994      1995        (UNAUDITED)
                                           $A        $A              $A
Leasehold improvements:
 --At cost..............................     --     128,274         847,652
 --Accumulated amortization.............     --      (7,801)        (87,117)
                                         -------  ---------      ----------
Total leasehold improvements, net.......     --     120,473         760,535
                                         -------  ---------      ----------
Plant and equipment:
 --At cost..............................  55,881  4,093,944      66,214,742
 --Accumulated depreciation.............  (4,055)  (149,677)     (4,418,938)
                                         -------  ---------      ----------
Total plant and equipment, net..........  51,826  3,944,267      61,795,804
                                         -------  ---------      ----------
Plant and equipment under lease:
 --At capitalized cost..................  44,506    408,832       2,462,622
 --Accumulated depreciation.............     --     (25,343)       (142,418)
                                         -------  ---------      ----------
Total lease plant and equipment, net....  44,506    383,489       2,320,204
                                         -------  ---------      ----------
Capitalized network construction
 expenditures:
 --At cost.............................. 431,041  1,636,813         249,617
 --Accumulated amortization.............     --         --              --
                                         -------  ---------      ----------
Total capitalized development
 expenditures, net...................... 431,041  1,636,813         249,617
                                         -------  ---------      ----------
Total property, plant and equipment,
 net.................................... 527,373  6,085,042      65,126,160
                                         =======  =========      ==========

NOTE 6. INTANGIBLE ASSETS (NON-CURRENT):

MDS licences............................   1,570  3,501,285       4,023,886
 --Accumulated Amortization.............     --     (25,536)       (353,107)
Other licenses..........................     --     251,570         251,570
 --Accumulated Amortization.............     --      (8,333)         (8,333)
Other...................................   1,992      8,668          12,513
                                         -------  ---------      ----------
Total intangible assets, net............   3,562  3,727,654       3,926,529
                                         =======  =========      ==========

NOTE 7. CREDITORS AND BORROWINGS (CURRENT):

Unsecured:
 Trade creditors........................   1,689    120,561          92,915
 Accrued expenses.......................  47,100        --              --
 Due to associated company--CTV Pty
  Limited............................... 623,074  3,627,044      12,239,197
 Due to related body corporate--United
  International Holdings Inc............  79,816    863,341         793,969
Secured:
 Secured:Finance lease liability (Note
  14)...................................   7,732     62,641         488,293
                                         -------  ---------      ----------
                                         759,411  4,673,587      13,614,374
                                         =======  =========      ==========

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 8. CREDITORS AND BORROWINGS (NON-CURRENT):

                                                 ECONOMIC ENTITY
                                    ------------------------------------------
                                         DECEMBER 31,       SEPTEMBER 30, 1996
                                    ----------------------- ------------------
                                       1994        1995        (UNAUDITED)
                                    ----------- ----------- ------------------
                                        $A          $A              $A
Secured:
 Finance lease liability (Note
  14)..............................      36,165     313,981      2,226,146
                                    ----------- -----------    -----------
Total non-current creditors and
 borrowings........................      36,165     313,981      2,226,146
                                    =========== ===========    ===========

NOTE 9. PROVISIONS (NON-CURRENT):

Annual leave.......................         --       11,495        304,605

NOTE 10. SHARE CAPITAL:

Authorized capital:
 --100,000,000 ordinary shares of
  $1 each.......................... 100,000,000 100,000,000    100,000,000
                                    ----------- -----------    -----------
Total authorized capital........... 100,000,000 100,000,000    100,000,000
                                    =========== ===========    ===========
Issued and paid up capital:
 --133,296 ordinary shares of $1.00
  each.............................     133,296     133,296        133,296
                                    ----------- -----------    -----------
Total issued and paid up capital...     133,296     133,296        133,296
                                    =========== ===========    ===========

  Movement in issued shares for the year:

                                                NUMBER OF            NUMBER OF
                                      NUMBER OF REDEEMABLE NUMBER OF REDEEMABLE
                                      ORDINARY  PREFERENCE ORDINARY  PREFERENCE
                                       SHARES     SHARES    SHARES     SHARES
                                      --------- ---------- --------- ----------
                                        1994       1994      1995       1995
                                      --------- ---------- --------- ----------
   Opening number of shares..........      --      --       133,296       --
   Issued during the year (a)........  133,296       2          --        --
   Redeemed..........................      --        2          --        --
                                       -------     ---      -------    ------
   Closing number of shares..........  133,296     --       133,296       --
                                       =======     ===      =======    ======

NOTE 11. CONVERTIBLE DEBENTURES:

  During the year ended 31 December 1995, the company had outstanding 986,707 convertible debentures for $A 8,439,747. These debentures confer rights upon the holders as creditors of the company. They do not confer any right to attend or vote at general meetings. Interest is payable to the holders equal to the amount of the distribution that the holder would have received if, as at the date the entitlement to the distribution was determined, all of the debentures of that holder and all other holders had been converted into shares.

  The convertible debentures have been included in shareholders' equity in the balance sheet as debenture holders are entitled to an equivalent return to the ordinary shareholders.

  Conversion of debentures is permitted at anytime provided conversion would not result in the breach of any Statute by the debenture holder or any other person.

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

  Debentures may be converted into fully paid ordinary shares on a one for one basis unless the normal value of the issued shares is reconstructed which would result in a different conversion factor. Debentures may not be redeemed for cash.

  In the event of a winding up of the company, the rights of the debenture holders against the company in respect of the debentures are postponed until the claims of all holders of senior indebtedness have been satisfied in full. Senior indebtedness means secured obligations, unsecured and unsubordinated obligations of the company, other than debentures and shares.

NOTE 12. RESERVES:

                                                               ECONOMIC ENTITY
                                                             -------------------
                                                                DECEMBER 31,
                                                             -------------------
                                                               1994      1995
                                                             --------- ---------
                                                                $A        $A
                                                             --------- ---------
   Share premium opening balance............................       --  1,426,959
   Premium on issue of shares............................... 1,426,959       --
                                                             --------- ---------
   Total reserves........................................... 1,426,959 1,426,959
                                                             ========= =========

NOTE 13. EMPLOYEE ENTITLEMENTS:

  Superannuation commitments

  The economic entity contributes to a defined contribution superannuation plan for substantially all of its employees. Each participating entity in the economic entity has a legal obligation to contribute to the schemes, which are as follows:

    (a) Hourly employees and commission employees--Employee Retirement Fund, a fund administered by MLC. This is a defined contribution fund.

    (b) Salaried employees--CEtv Superannuation Fund, a fund administered by MLC (contributions 6%). This is a defined contribution fund.

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 14. COMMITMENTS:

                                                              ECONOMIC ENTITY
                                                              ----------------
                                                                DECEMBER 31,
                                                              ----------------
                                                               1994    1995
                                                                $A      $A
(a) Annual licence fees are payable as follows:
    Not later than one year..................................    --  1,227,291
    Later than one year but not later than two years.........    --  1,227,291
    Later than two years but not later than five years.......    --  1,686,787
    Later than five years....................................    --        --
                                                              ------ ---------
                                                                 --  4,141,369
                                                              ====== =========
(b) Finance lease expenditure contracted for is payable as
    follows:
    Not later than one year.................................. 12,429    99,657
    Later than one year but not later than two years......... 12,429   117,272
    Later than two years but not later than five years....... 30,043   243,506
    Later than five years....................................    --        --
                                                              ------ ---------
                                                              54,901   460,435
                                                              ====== =========
Future finance charges....................................... 11,004    83,813
                                                              ------ ---------
Net finance lease liability.................................. 43,897   376,622
                                                              ====== =========
Reconciled to:
    Current liability (Note 7)...............................  7,732    62,641
    Non-current liability (Note 8)........................... 36,165   313,981
                                                              ------ ---------
                                                              43,897   376,622
                                                              ====== =========
(c) Operating lease expenditure contracted for is payable as follows
    Not later than one year..................................    --    169,642
    Later than one year but not later than two years.........    --    169,642
    Later than two years but not later than five years.......    --    510,984
    Later than five years....................................    --    148,112
                                                              ------ ---------
                                                                 --    998,380
                                                              ====== =========

(d) On 12 October 1995, STV Pty Ltd entered into a Franchise Agreement with Australis Media Limited. The franchise provides for STV Pty Ltd to have access to Australis Media Limited programming in the franchise area and be the sole Australis franchisee in the region on all mediums, being MDS, satellite and cable.

    Under the agreement, certain minimum payments are due based on a proportion of subscriber revenue. The future commitments are dependent upon the number of subscribers.

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)
NOTE 15. NOTES TO THE STATEMENT OF CASH FLOWS:

  (a) Reconciliation of Cash

  For the purposes of the statement of cash flows, cash includes cash on hand and in banks and deposits at call, net of outstanding bank overdrafts. Cash at the end of the financial year as shown in the Statement of cash flows is reconciled to the related items in the balance sheet as follows:

                                                       ECONOMIC ENTITY
                                             -----------------------------------
                                               DECEMBER 31,   SEPTEMBER 30, 1996
                                             ---------------- ------------------
                                                1994    1995     (UNAUDITED)
                                                 $A      $A           $A
   Cash.....................................      5,994 2,236       12,353
   Short-term money market deposits......... 10,072,256   --           --
                                             ---------- -----       ------
                                             10,078,250 2,236       12,353
                                             ========== =====       ======

  (b) Reconciliation of net cash provided by operating activities to operating loss after income tax.

                                              ECONOMIC ENTITY
                            ----------------------------------------------------
                              PERIOD ENDED      YEAR ENDED    SEPTEMBER 30, 1996
                            31 DECEMBER 1994 31 DECEMBER 1995    (UNAUDITED)
                                   $A               $A
Operating loss after in-
 come tax.................      (122,457)       (3,353,245)      (13,351,682)
Adjustments for non-cash
 income and expense items:
  Depreciation and amorti-
   zation expense.........         4,055           212,635         4,793,226
  Bad debts expense and
   provision for doubtful
   debts..................           --                 28            96,514
  Unrealised foreign
   exchange gain..........           --                --           (250,120)
  Transfers to provisions:
  Annual leave............           --             11,495               --
  Increase in other re-
   ceivables..............       (63,934)           60,930        (2,749,285)
  Increase (decrease) in
   trade creditors........        48,789            71,789          (597,880)
  Increase in other as-
   sets...................           --           (382,866)         (125,638)
                                --------        ----------       -----------
  Net cash from operating
   activities.............      (133,547)       (3,379,234)      (12,184,865)
                                ========        ==========       ===========

  (c) Subsidiaries acquired

  The following subsidiaries were acquired by the economic entity for cash consideration. The fair value of net tangible assets acquired was as follows:

                                                                 FAIR VALUE
                                                               OF NET TANGIBLE
                                                               ASSETS ACQUIRED
                                                               ----------------
        ENTITY                                                  1994     1995
        ------                                                   $A       $A
   Selectra Pty Limited.......................................       2      --
   Vermint Grove Pty Ltd--cash................................     --         2
   Kidilla Pty Limited--cash..................................     --         2
   Dovevale Pty Limited--cash.................................     --         2
   Carryton Pty Limited--cash.................................     --         2
   Xtek Bay Pty Limited--cash.................................     --         2
   Windytide Pty Limited--cash................................     --         2
                                                               -------  -------
   Fair value of net identifiable assets......................       2       12
   Goodwill on acquisition....................................     --       --
                                                               -------  -------
   Total consideration........................................       2       12
                                                               =======  =======

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

  (d) Non-cash financing and investing activities.

  During the year the economic entity acquired plant and equipment with an aggregate fair value of $A 354,822 (1994: $A 44,506) by means of finance leases. These transactions are not reflected in the Statement of cash flows.

NOTE 16. SUBSIDIARIES:

  The following were subsidiaries at 31 December 1995, and have been included in the consolidated financial statements. The financial years of all subsidiaries are the same as that of the parent entity.

                                                                                            CONTRIBUTION TO
                                                             BOOK VALUE OF                   CONSOLIDATED
                                                            PARENT ENTITY'S      % OF       RESULT FOR THE
                           PLACE OF                           INVESTMENT      SHARES HELD        YEAR
       NAME OF          INCORPORATION/   DATE OF   TYPE OF  ----------------  ------------  ----------------
  CONTROLLED ENTITY      FORMATION(A)  ACQUISITION  SHARES   1994     1995    1994   1995    1994     1995
                                                                                %      %
Vermint Grove Pty Lim-
 ited                     Australia      26/4/95   Ordinary     --         2    100    --       --       --
Kidilla Pty Limited       Australia      26/4/95   Ordinary     --         2    100    --       --       --
Dovevale Pty Limited      Australia      26/4/95   Ordinary     --         2    100    --       --       --
Carryton Pty Limited      Australia      26/4/95   Ordinary     --         2    100    --       --       --
Xtek Bay Pty Limited      Australia      26/4/95   Ordinary     --         2    100    --       --       --
Selectra Pty Limited      Australia      29/7/94   Ordinary       2        2    100    100      --       --
Windytide Pty Limited     Australia      26/4/95   Ordinary     --         2    100    --       --       --
                                                            -------  -------                -------  -------
                                                                  2       14                    --       --
                                                            =======  =======                =======  =======

---------------------
(a) All entities operate solely in their place of incorporation/formation.

NOTE 17. ASSOCIATED COMPANIES:

  Details of material interests in associated companies are as follows:

                                             OWNERSHIP              DIVIDENDS
                                             INTEREST               RECEIVED
 NAME OF ASSOCIATED   PRINCIPAL ACTIVITY OF  ---------   BALANCE   ------------
      COMPANY           ASSOCIATED COMPANY   1994 1995    DATE     1994   1995
Communication &       Delivery of
 Entertainment         subscription
 Australia Pty         television services
 Limited               to regional
                       Australia             50%  50%  31 December   --     --
Chippawa Pty Limited  Delivery of
                       subscription
                       television services
                       to regional
                       Australia             50%  50%      30 June   --     --
                                                                   -----  -----
                                                                     --     --
                                                                   =====  =====

                                                               ECONOMIC ENTITY
                                                               ----------------
                                                                1994     1995
                                                                 $A       $A
   Aggregate carrying amount of investments in associated
    companies................................................        2        2
                                                               -------  -------
   Aggregate amount of investment in associated companies, as
    determined under the equity method of accounting.........        2        2
                                                               =======  =======

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 18. RELATED PARTY DISCLOSURES:

 A. Other director transactions

  Crase Partners, a director-related firm of J. K. Crase, a director, provided general accounting services to the company during the period. These services were provided at an arms length basis.

 B. Transactions with related parties in the wholly owned group

  The parent entity entered into the following transactions during the year with related parties in the wholly owned group:

  . loans were advanced to subsidiaries to fund the acquisition of MDS licenses

  These transactions were undertaken on commercial terms and conditions.

 C. Transactions with associated companies

  The parent entity entered into certain transactions with associated companies, being loans advanced and received on an arms length basis.

NOTE 19. US GAAP INFORMATION

  The accounting policies followed in preparation for the consolidated financial statements differ in one respect to those generally accepted in the United States of America (US GAAP). For US GAAP purposes, the convertible debentures would be classified as a non-current liability and not equity.

  The calculation of shareholder's equity in accordance with US GAAP is as follows:

                                         DECEMBER 31,         SEPTEMBER 30,
                                     ----------------------  ----------------
                                        1994        1995        1996
                                     ----------  ----------  -----------
                                         $A          $A          $A
   Shareholder's equity as per bal-
    ance sheet......................  9,877,545   6,524,300   54,693,594
   Adjustments to reported equity:
     Convertible debentures......... (8,439,747) (8,439,747) (69,960,723)
                                     ----------  ----------  -----------
   Shareholder's equity in accor-
    dance with US GAAP..............  1,437,798  (1,915,447) (15,267,129)
                                     ==========  ==========  ===========

                               AUDITORS' REPORT

To the shareholders of Saturn Communications Limited (formerly Kiwi Cable Company Limited):

  We have audited the accompanying financial statements of Saturn
Communications Limited (formerly Kiwi Cable Company Limited) for the year ended 31 December 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those financial statements based on our audits.

  We conducted our audits in accordance with New Zealand Auditing Standards, which do not differ substantially from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Saturn Communications Limited as of 31 December 1994 and 1995, and the results of the Company's operations for the years then ended in accordance with New Zealand Accounting Standards.

  There are certain differences between New Zealand Accounting Standards and those generally accepted in the United States of America. Application of the generally accepted accounting principles in the United States of America would not result in material differences to these financial statements.

Arthur Andersen

Wellington, New Zealand
20 February 1996

                         SATURN COMMUNICATIONS LIMITED
                       STATEMENT OF FINANCIAL PERFORMANCE

                                                         FOR THE THREE
                                  FOR THE YEARS          MONTHS ENDED
                                ENDED 31 DECEMBER          31 MARCH
                              ----------------------  --------------------
                         NOTE    1994        1995       1995       1996
                                 NZ$         NZ$        NZ$        NZ$
                                                          (UNAUDITED)
Programming Revenue.....          70,389     169,223    26,064      61,901
Other Revenue...........             --       57,835     7,969      74,615
                              ----------  ----------  --------  ----------
Total Revenue...........          70,389     227,058    34,033     136,516
Expenses
Programming Expenses....         203,901     448,243   130,732      65,417
Selling, general & ad-
 ministration...........         684,811   1,306,969   206,752     578,670
Management fee expense
 to related party.......         309,426      17,209     3,560       7,448
Other operating ex-
 penses.................         845,791   2,506,326   436,325     504,456
                              ----------  ----------  --------  ----------
Deficit before taxation
 for the year...........   2  (1,973,540) (4,051,689) (743,336) (1,019,475)
Income tax expense......  11         --          --        --          --
                              ----------  ----------  --------  ----------
Net deficit for the
 year...................      (1,973,540) (4,051,689) (743,336) (1,019,475)
                              ==========  ==========  ========  ==========



  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
                        STATEMENT OF MOVEMENTS IN EQUITY
                 FOR THE YEARS ENDED 31 DECEMBER 1994 AND 1995

                                                                        NZ$
                                                                     ----------
Balance, at December 31, 1993....................................... (2,314,485)
Contributions from owners...........................................  7,155,259
Net deficit......................................................... (1,973,540)
                                                                     ----------
Balance, at December 31, 1994.......................................  2,867,234
Net deficit......................................................... (4,051,689)
                                                                     ----------
Balance, at December 31, 1995....................................... (1,184,455)
Net deficit (unaudited)............................................. (1,019,475)
                                                                     ----------
Balance, at March 31, 1996 (unaudited).............................. (2,203,930)
                                                                     ==========



  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
                        STATEMENT OF FINANCIAL POSITION

                                              AS AT 31 DECEMBER
                                            ----------------------   31 MARCH,
                                       NOTE    1994        1995        1996
                                               NZ$         NZ$          NZ$
                                                                    (UNAUDITED)
OWNER'S EQUITY
Share capital [Shares issued: 347,368
 (1994: 347,368)]....................    3     347,368     347,368     347,368
Reserves.............................    3   6,981,575   6,981,575   6,981,575
Retained earnings....................       (4,461,709) (8,513,398) (9,532,873)
                                            ----------  ----------  ----------
                                             2,867,234  (1,184,455) (2,203,930)
NON-CURRENT LIABILITIES
Related party loan...................    8         --    3,076,199   5,687,059
CURRENT LIABILITIES
Accounts Payable & Accruals
  Trade creditors....................          103,584     135,894   2,141,271
  Other..............................          110,868     122,207      11,865
                                            ----------  ----------  ----------
                                               214,452     258,101   2,153,136
Employee Entitlements................           24,554      62,747      63,178
Converter Deposits...................           24,356         --          --
Current-portion finance lease liabil-
 ity.................................    9      23,701      14,270      10,878
Related party payables...............    8         --      879,336      29,998
                                            ----------  ----------  ----------
                                               287,063   1,214,454   2,257,190
                                            ----------  ----------  ----------
TOTAL LIABILITIES AND EQUITY.........        3,154,297   3,106,198   5,740,319
                                            ==========  ==========  ==========


  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
                  STATEMENT OF FINANCIAL POSITION--(CONTINUED)

                                              AS AT 31 DECEMBER
                                            ----------------------   MARCH 31,
                                       NOTE    1994        1995        1996
                                                $           $            $
                                                                    (UNAUDITED)
NON-CURRENT ASSETS
Property, plant and equipment
  Cost................................       3,297,551   4,150,307   5,463,293
  Accumulated depreciation............      (1,300,597) (1,887,172) (2,021,183)
                                            ----------  ----------  ----------
                                         4   1,996,954   2,263,135   3,442,110
Investments--Unlisted Shares..........             --        5,000       5,000
                                            ----------  ----------  ----------
                                             1,996,954   2,268,135   3,447,110
CURRENT ASSETS
Cash..................................         733,407     379,547       9,872
Accounts receivables
  Customers...........................             --       21,746       4,583
  Employees...........................          34,472      32,545      32,545
  Others..............................          17,143      33,463     232,256
  Provision for doubtful debts........             --      (10,000)    (10,000)
                                            ----------  ----------  ----------
                                                51,615      77,754     259,384
Inventories...........................         170,709     160,074   1,796,288
Prepayments...........................             --       29,351      24,131
Related party receivables.............   8     201,612     191,337     203,564
                                            ----------  ----------  ----------
                                             1,157,343     838,063   2,283,367
                                            ----------  ----------  ----------
TOTAL ASSETS..........................       3,154,297   3,106,198   5,740,319
                                            ==========  ==========  ==========


  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
                             STATEMENT OF CASHFLOWS
                      FOR THE YEAR ENDED 31 DECEMBER 1995

                                                             FOR THE THREE
                                   FOR THE YEARS ENDED       MONTHS ENDED
                                       31 DECEMBER             31 MARCH
                                  ----------------------  --------------------
                             NOTE    1994        1995       1995       1996
                                     NZ$         NZ$        NZ$        NZ$
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES
Cash was provided from:
  Customers................           22,031     171,749    24,900     130,879
Cash was disbursed to:
  Payments to suppliers and
   employees...............       (1,496,891) (3,624,051) (768,193)   (949,120)
                                  ----------  ----------  --------  ----------
Net cash flows from operat-
 ing activities............   10  (1,474,860) (3,452,302) (743,293)   (818,241)
CASH FLOWS FROM INVESTING
 ACTIVITIES
Cash was provided from:
  Proceeds from sale of
   fixed assets............          142,306      69,829       --          --
Cash was applied to:
  Purchase of fixed as-
   sets....................         (726,123)   (932,018) (119,441) (1,312,986)
  Purchase of investments..              --       (5,000)      --          --
                                  ----------  ----------  --------  ----------
Net cash flows from invest-
 ing activities............         (583,817)   (867,189) (119,441) (1,312,986)
CASH FLOWS FROM FINANCING
 ACTIVITIES
Cash was provided from:
  Share issue..............    3   7,155,259         --        --          --
  Related party loans......              --    3,965,811   163,956   1,761,552
Cash was applied to:
  Related party loan repay-
   ment....................       (4,402,250)        --        --          --
                                  ----------  ----------  --------  ----------
Net cash flow from financ-
 ing activities............        2,753,009   3,965,811   163,956   1,761,552
Net increase/(decrease) in
 cash held.................          694,332    (353,680) (698,778)   (369,675)
Add opening cash brought
 forward...................           39,075     733,407   733,407     379,547
                                  ----------  ----------  --------  ----------
Ending cash carried for-
 ward......................          733,407     379,547    34,629       9,872
                                  ==========  ==========  ========  ==========


  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED 31 DECEMBER 1995

1. STATEMENT OF ACCOUNTING POLICIES

 A) The reporting entity changed its name subsequent to year end from Kiwi Cable Company Limited to Saturn Communications Limited. These financial statements have been prepared under the requirements of the Companies Act 1955 and the Financial Reporting Act 1993.

   The measurement base adopted is that of historical cost.

 B) CURRENCY

   These financial statements have been prepared in New Zealand dollars.

 C) FIXED ASSETS

   All fixed assets are recorded at cost. Additions, retirements and major improvements are capitalized and costs for normal repair and maintenance are charged to expense as incurred.

 D) DEPRECIATION

   Depreciation is provided on a straight line basis on all tangible fixed assets at rates calculated to allocate the assets' cost, less estimated residual value, over their estimated useful lives.

  Major depreciation rates are:

      Plant and equipment............................................... 10-20%
      Leasehold improvements............................................    20%
      Office equipment..................................................    20%
      Motor vehicles....................................................    20%

 E) INCOME TAX

  The income tax expense charged to the statement of financial performance includes both the current year liability and the income tax effects of timing differences after allowing for non-assessable income and non-deductible expenses.

  Deferred taxation is calculated using the liability method on a comprehensive basis. Debit balances in the deferred tax account arising from net accumulated timing differences and future income tax benefits arising from income tax losses carried forward are only recognised if realisation is more likely than not.

 F) INVENTORIES

  Inventories are valued at lower of actual cost or net realisable value.

 G) LEASES

  Finance leases, which effectively transfer to the entity substantially all of the risks and benefits incident to ownership of the leased item, are capitalised at the lower of the fair value of the leased property, and the present value of the minimum lease payments. The leased assets and corresponding liabilities are disclosed and the leased assets are amortised over the period the entity is expected to benefit from their use.

  Operating lease payments, where the lessors effectively retain substantially all the risks and benefits of ownership of the leased items, are included in the determination of the operating surplus in equal instalments over the lease term.

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS--(CONTINUED)
                      FOR THE YEAR ENDED 31 DECEMBER 1995

 H) EXPENDITURE CARRIED FORWARD

  Significant items of expenditure having a benefit or relationship to more than one period are written off over the period to which they relate.

 I) REVENUE RECOGNITION

  Monthly service are recognised as revenue in the period the related services are provided to the subscribers. Installation fees are recognised as revenue to the extent of direct selling costs.

 J) FOREIGN CURRENCIES

  Transactions in foreign currencies are translated at the New Zealand rate of exchange ruling at the date of transaction.

  At balance date foreign monetary assets and liabilities are translated at the closing rate, and exchange variations arising from these translations are included in the statement of financial performance as operating items.

ADDITIONAL UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES DISCLOSURES

 K) USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

 L) CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include cash and investments with original maturities of less than three months.

 M) NEW ACCOUNTING PRINCIPLES

  The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of" ("SFAS 121") which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has not adopted the principles of this statement within the accompanying financial statements; however, the Company does not believe that the provisions of SFAS 121 will have a material effect on the Company's reported results.

  The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 "Accounting for the Stock-Based Compensation" ("SFAS 123") which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. The Company does not believe that the provisions of SFAS 123 will have a material effect on the Company's reported results.

 N) CHANGES IN ACCOUNTING POLICIES

  There have been no material changes in accounting policies during the year. All policies have been applied on consistent bases with previous years.

 O) INTERIM FINANCIAL STATEMENTS

  The financial statements as of March 31, 1996 and for the three months ended March 31, 1996 and 1995 are unaudited. In management's opinion, the unaudited financial statements as of March 31, 1996 and for the three months ended March 31, 1996 and 1995 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS--(CONTINUED)
                      FOR THE YEAR ENDED 31 DECEMBER 1995
2. DEFICIT BEFORE TAXATION

  Has been determined

                                                                  1994    1995
                                                                   NZ$     NZ$
   After charging:
     Audit fees and expenses....................................  15,080   6,000
     Depreciation............................................... 570,904 586,575
     Interest...................................................   8,151      82
     Rental and leasing costs...................................  71,804  77,489

3. SHARE CAPITAL

                                                                1994    1995
                                                                 NZ$     NZ$
   Issued 347,368 ordinary shares of $1.00 each (1994 347,368 shares)
    fully paid................................................ 347,368 347,368
                                                               ------- -------
                                                               347,368 347,368
                                                               ======= =======

  On 8 July 1994 United International Holdings, Inc, (UIH), a publicly listed company incorporated in the USA, acquired a 50% interest in the company via the issue of 173,684 shares by the company.

  The shares were purchased by UIH at a price of $US 14.39 ($NZ 24.12), giving rise to a share premium reserve at balance date of $US 2,389,509 ($NZ 4,005,883).

  Also on the 8 July 1994 the balance of the Todd International loan account, being $US 1,775,000 ($NZ 2,975,692) after forgiveness of $US 50,176 ($NZ 84,117) and repayment of $US 900,000 ($NZ 1,508,801), converted to equity.

4. FIXED ASSETS

                                                             1994
                                                         ACCUMULATED  NET BOOK
                                                 COST    DEPRECIATION   VALUE
                                               --------- ------------ ---------
Leasehold improvements.......................    121,516     (49,341)    72,175
Office Equipment (including Finance Lease As-
 sets).......................................    227,909     (74,638)   153,271
Plant and equipment..........................  2,895,750  (1,159,362) 1,736,388
Motor vehicles...............................     52,376     (17,256)    35,120
                                               ---------  ----------  ---------
                                               3,297,551  (1,300,597) 1,996,954
                                               =========  ==========  =========
                                                             1995
                                                         ACCUMULATED  NET BOOK
                                                 COST    DEPRECIATION   VALUE
                                               --------- ------------ ---------
Leasehold improvements.......................    127,912     (74,197)    53,715
Office Equipment (including Finance Lease As-
 sets).......................................    445,160    (143,085)   302,075
Plant and equipment..........................  3,477,675  (1,640,460) 1,837,215
Motor vehicles...............................     99,560     (29,430)    70,130
                                               ---------  ----------  ---------
                                               4,150,307  (1,887,172) 2,263,135
                                               =========  ==========  =========

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS--(CONTINUED)
                      FOR THE YEAR ENDED 31 DECEMBER 1995

                                                      MARCH 31, 1996
                                                ACCUMULATED  NET BOOK
                                        COST    DEPRECIATION   VALUE
                                      --------- ------------ ---------
                                                       (UNAUDITED)
   Leasehold improvements............   156,452     (77,908)    78,544
   Office Equipment (including fi-
    nance leases)....................   462,653    (162,940)   299,713
   Plant and equipment............... 4,686,708  (1,745,928) 2,940,780
   Motor vehicles....................   157,480     (34,407)   123,073
                                      ---------  ----------  ---------
                                      5,463,293  (2,021,183) 3,442,110
                                      =========  ==========  =========

5. CONTINGENT LIABILITIES

  There are no contingent liabilities outstanding at year end (1994: nil).

6. CAPITAL EXPENDITURE COMMITMENTS

  Estimated capital expenditure contracted for at balance date but not provided for NZ$659,235 (1994: nil).

7. OPERATING LEASE COMMITMENTS

  At balance date the Company had the following operating lease commitments for office space and certain vehicles:

                                                                 1995     1994
                                                                  NZ$      NZ$
   Payable:
     within 1 year............................................   449,982  84,985
     between 1 and 2 years....................................   457,468  82,535
     between 2 and 3 years....................................   357,915  80,031
     between 3 and 4 years....................................   233,425  52,487
     between 4 and 5 years....................................   233,425  52,487
     greater than 5 years.....................................   571,989 393,653
                                                               --------- -------
                                                               2,304,204 746,178
                                                               ========= =======

8. RELATED PARTIES

  During the year ended December 31, 1995, Saturn Communications Limited were involved in the following related party transactions:

     United International Holdings, Inc (significant
      shareholder)
       Received funding.............................. NZ$3,910,256 (1994: Nil)

  Funding was provided by United International Holdings for Saturn to meet its day to day obligations. The funding has been provided interest free and repayable on demand. Although the amount is repayable on demand a call will not be made until Saturn can afford to meet its day to day obligations and pay back this funding.

     An affiliate of Todd International Limited
      (significant shareholder)
       Received funding.............................     NZ$45,279 (1994: nil)

  Todd provided funding allowing Saturn to meet its day to day obligations.

   An affiliate of United International Holdings
     Received payment of prior year balance
     Cash Received.................................. NZ$22,195 (1994: nil)
     Balance Receivable............................. NZ$12,227 (1994: $34,422)

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS--(CONTINUED)
                      FOR THE YEAR ENDED 31 DECEMBER 1995

  Saturn also have a receivable balance owing from:

     Todd International Limited (significant
      shareholder) Receivable................ NZ$191,337(1994: NZ$201,613)

  The receivable from Todd International is denominated in US dollars and is on interest free terms.

  During the quarter ended March 31, 1996, Saturn Communications Limited were involved in the following related party transactions:

     United International Holdings, Inc
      (significant shareholder) Received
      funding................................ NZ$1,761,522 (1994: NZ$163,956)

  Funding was provided by United International Holdings for Saturn to meet its day to day obligations. The funding has been provided interest free and repayable on demand. Although the amount is repayable on demand a call will not be made until Saturn can afford to meet its day to day obligations and pay back this funding.

   United International Holdings--Tahiti
    (subsidiary of United International
    Holdings, Inc) Received payment of prior
    year balance
     Cash Received........................... NZ$         Nil (1994: $22,195)
     Balance Receivable...................... NZ$      12,227 (1994: $12,227)

  Saturn also have the following balances with:

   Todd International Limited (significant
    shareholder)
     Receivable.............................. NZ$191,337(1994: $201,612)
     Payable................................. NZ$ 45,279(1994: Nil)

  The receivable from Todd International is denominated in US dollars and is on interest free terms. The payable is denominated in New Zealand dollars and is interest free repayable on demand.

9. FINANCE LEASES

  At 31 December the following finance lease existed:

                                                                ASSET    LEASE
                                                                VALUE  LIABILITY
                                                                 NZ$      NZ$
   Canon photocopier and fax
   1995........................................................ 19,263  14,270
   1994........................................................ 24,400  23,701

  The finance lease payment commitments as at balance date were payable:

                                                                    1995   1994
                                                                    NZ$    NZ$
   within 1 year..................................................  7,752  9,431
   between 1 and 2 years..........................................  6,518  7,752
   between 2 and 3 years..........................................         6,718
                                                                   ------ ------
                                                                   14,270 23,901
                                                                   ====== ======

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS--(CONTINUED)
                      FOR THE YEAR ENDED 31 DECEMBER 1995
10. RECONCILIATION OF NET DEFICIT AFTER TAXATION TO NET CASH OUTFLOW FROM OPERATING ACTIVITIES

                                 FOR THE YEARS ENDED    FOR THE THREE MONTHS
                                    DECEMBER 31,           ENDED MARCH 31,
                                ----------------------  ----------------------
                                   1994        1995       1995        1996
                                   NZ$         NZ$         NZ$         NZ$
                                                             (UNAUDITED)
Net deficit after taxation..... (1,973,540) (4,051,509)  (743,336)  (1,019,475)
Add non-cash items:
  Depreciation.................    570,905     586,575    140,954      134,011
  Provision for doubtful
   debts.......................        --       10,000        --           --
  Add/(less) movements in work-
   ing capital items
  (Increase) in receivables and
   prepayments.................    (48,358)    (65,489)    (9,133)      (5,637)
  (Increase)/decrease in inven-
   tories......................   (170,709)     10,635     26,869   (1,636,214)
  Increase/(decrease) in ac-
   counts payable and
   accruals....................    134,897      19,293   (158,647)   1,708,643
  Increase in employee entitle-
   ments.......................     11,945      38,193        --           431
                                ----------  ----------  ---------  -----------
    Net cash outflow from
     operations................ (1,474,860) (3,452,302)  (743,293)    (818,241)
                                ==========  ==========  =========  ===========

11. INCOME TAXATION

  The Company has accumulated tax losses of approximately NZ$7,500,000 (1994:
NZ$3,785,650), tax effect NZ$2,475,000 (1994:NZ$1,249,330), carried forward and available to offset against future assessable income. The benefit of these losses has not been brought to account. The ability to utilise these losses will not expire, subject to the company maintaining continuity of ownership and meeting other requirements of income tax legislation.

  The Company's net deferred tax asset is as follows:

                                                          AS AT 31
                                                          DECEMBER
                                                            1994        1995
                                                         ----------  ----------
Net operating loss carryforward.........................  1,249,330   2,475,000
Valuation allowance..................................... (1,249,330) (2,475,000)
                                                         ----------  ----------
Net deferred tax asset..................................        --          --
                                                         ==========  ==========

                           XYZ ENTERTAINMENT PTY LTD

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors

  We have audited the accompanying consolidated balance sheets of XYZ Entertainment Pty Ltd as of December 31, 1994 and 1995 and the related consolidated statements of operations, shareholders' deficiency and cash flows for the period from October 17, 1994 (date of inception) to December 31, 1994 and the financial year ended December 31, 1995, which are expressed in Australian dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Australia which do not differ in any material respect from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of XYZ Entertainment Pty Ltd as of December 31, 1994 and 1995 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in Australia.

  Generally accepted accounting principles in Australia vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected amounts reported as shareholders' deficiency and net loss as at and for the period from October 17, 1994 (date of inception) to December 31, 1994 and the year ended December 31, 1995 to the extent summarized in Note 12 to the financial statements.

Deloitte Touche Tohmatsu
Chartered Accountants

Sydney, Australia
March 15, 1996

                           XYZ ENTERTAINMENT PTY LTD
                      CONSOLIDATED STATEMENT OF OPERATIONS
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                      AND THE YEAR ENDED DECEMBER 31, 1995

                                                          NINE MONTHS ENDED
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                   1994      1995        1995          1996
                             NOTE  AUD $    AUD $        AUD $         AUD $
                                                      (UNAUDITED)   (UNAUDITED)
Revenue
  Channel supply...........           Nil  1,117,091     366,041     7,166,074
  Other....................           Nil    592,149         Nil       744,483
  Interest.................         2,829    196,291     198,636       185,739
                                  ------- ----------  ----------    ----------
                                    2,829  1,905,531     564,677     8,096,296
                                  ------- ----------  ----------    ----------
Operating expenses
  Cost of services.........           Nil 24,677,575  24,649,484    16,695,213
  Selling, general and
   administrative..........       236,703 12,475,597   5,155,124     5,178,357
  Depreciation and
   amortization............    2      Nil  3,594,737   2,494,557     3,893,306
                                  ------- ----------  ----------    ----------
Cost of operations.........       236,703 40,747,909  32,299,165    25,766,876
                                  ------- ----------  ----------    ----------
Net loss before income tax-
 es........................       233,874 38,842,378  31,734,488    17,670,580
                                  ------- ----------  ----------    ----------
Income taxes...............    3      Nil        Nil         Nil           Nil
                                  ------- ----------  ----------    ----------
Net loss...................    2  233,874 38,842,378  31,734,488    17,670,580
                                  ------- ----------  ----------    ----------
Net loss per share.........       116,937 19,421,189  15,867,244     4,417,645
                                  ======= ==========  ==========    ==========
Weighted average number of
 ordinary shares outstand-
 ing during the period.....             2          2           2             4
                                  ======= ==========  ==========    ==========



        The accompanying notes form part of these financial statements.

                           XYZ ENTERTAINMENT PTY LTD
                           CONSOLIDATED BALANCE SHEET
                        AS OF DECEMBER 31, 1994 AND 1995

                                                                  SEPTEMBER 30,
                                             1994       1995          1996
                                      NOTE  AUD $       AUD $         AUD $
                                                                   (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents..........       670,754    3,105,803     6,509,498
  Receivables........................        33,000    1,006,241     3,496,958
  Amounts due from stockholder.......           Nil       21,219           Nil
  Program material rights (net of ac-
   cumulated amortization of A$nil,
   A$1,430,000 and A$4,211,367)......           Nil    2,298,935     1,526,412
                                           --------  -----------   -----------
    Total current assets.............       703,754    6,432,198    11,532,868
                                           --------  -----------   -----------
Non-current assets
  Property, plant and equipment......   4    57,448    3,361,070     2,837,199
  Investment in associated company...   6       Nil      245,518             2
  Amounts due from related party.....   8       Nil    1,326,578           Nil
  Program material rights (net of ac-
   cumulated amortization of A$nil,
   $A180,000 and $A750,000)..........           Nil      217,916     3,050,000
                                           --------  -----------   -----------
    Total non-current assets.........        57,448    5,151,082     5,887,201
                                           --------  -----------   -----------
      Total assets...................       761,202   11,583,280    17,420,069
                                           ========  ===========   ===========
LIABILITIES AND STOCKHOLDERS' DEFI-
 CIENCY
Current liabilities
  Creditors, trade...................           Nil   20,792,868    21,424,967
  Other creditors and accruals.......           Nil       75,656       109,386
  Amounts due to related party.......           Nil          Nil        94,851
                                           --------  -----------   -----------
    Total current liabilities........           Nil   20,868,524    21,629,204
                                           --------  -----------   -----------
Non-current liabilities
  Creditors, trade...................           Nil      743,086       709,465
  Amounts due to stockholders........   8   995,074   29,047,920    51,828,228
                                           --------  -----------   -----------
    Total non-current liabilities....       995,074   29,791,006    52,537,693
                                           --------  -----------   -----------
      Total liabilities..............       995,074   50,659,530    74,166,897
                                           --------  -----------   -----------
Commitments and Contingencies (See
 Notes)
Stockholders' deficiency
  Redeemable preferences shares, par
   value A $1.00 per share:
   Authorised 100,000 shares, none
   issued and outstanding............           Nil          Nil           Nil
  Ordinary shares, par value A$1.00
   per share:
   Authorised 900,000 shares, 2 is-
   sued and outstanding..............   9         2            2             4
  Accumulated deficit................      (233,874) (39,076,252)  (56,746,832)
                                           --------  -----------   -----------
      Total stockholders' deficien-
       cy............................      (233,872) (39,076,250)  (56,746,828)
                                           --------  -----------   -----------
      Total liabilities and stock-
       holders' deficiency...........       761,202   11,583,280    17,420,069
                                           ========  ===========   ===========

        The accompanying notes form part of these financial statements.

                           XYZ ENTERTAINMENT PTY LTD
               CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIENCY
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                      AND THE YEAR ENDED DECEMBER 31, 1995

                                             ORDINARY ACCUMULATED     TOTAL
                                              AUD $      AUD $        AUD $
Balance at October 17, 1994.................                               Nil
Issue of ordinary shares....................     2                           2
Net loss....................................             (233,874)    (233,874)
                                               ---    -----------  -----------
Balance at December 31, 1994................     2       (233,874)    (233,872)
                                               ---    -----------  -----------
Net loss....................................          (38,842,378) (38,842,378)
                                               ---    -----------  -----------
Balance at December 31, 1995................     2    (39,076,252) (39,076,250)
                                               ---    -----------  -----------
Issue of ordinary shares....................     2                           2
Net loss (unaudited)........................          (17,670,580) (17,670,580)
                                               ---    -----------  -----------
Balance at September 30, 1996 (unaudited)...     4    (56,746,832) (56,746,828)
                                               ===    ===========  ===========



        The accompanying notes form part of these financial statements.

                           XYZ ENTERTAINMENT PTY LTD
                      CONSOLIDATED STATEMENT OF CASH FLOWS
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                      AND THE YEAR ENDED DECEMBER 31, 1995

                                                          NINE MONTHS ENDED
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                1994       1995          1995          1996
                               AUD $       AUD $         AUD $         AUD $
                                                      (UNAUDITED)   (UNAUDITED)
Cash flows from operating
 activities
  Cash receipts in the
   course of operations.....       Nil      370,348       133,302     5,419,840
  Cash payments in the
   course of operations.....  (269,703) (17,351,047)  (11,985,999)  (19,714,865)
  Interest received.........     2,829      196,291       198,636       185,739
                              --------  -----------   -----------   -----------
  Net cash used in operating
   activities...............  (266,874) (16,784,408)  (11,654,061)  (14,109,286)
                              --------  -----------   -----------   -----------
Cash flows from investing
 activities
  Payments for property,
   plant and equipment......   (57,448)  (4,999,012)   (4,291,014)      (48,333)
  Proceeds from sale of pro-
   gram material rights.....       Nil    2,304,795           Nil           Nil
  Payment for investment....       Nil           (1)          Nil           Nil
  Payments for program mate-
   rial rights..............       Nil   (7,164,583)   (4,964,902)   (5,218,996)
                              --------  -----------   -----------   -----------
  Net cash used in investing
   activities...............   (57,448)  (9,858,801)   (9,255,916)   (5,267,329)
                              --------  -----------   -----------   -----------
Cash flows from financing
 activities
  Proceeds from issues of
   shares...................         2          Nil           Nil             2
  Proceeds from stockholder
   loans....................   995,074   29,078,258    23,838,260    22,780,308
                              --------  -----------   -----------   -----------
  Net cash provided by fi-
   nancing activities.......   995,076   29,078,258    23,838,260    22,780,310
                              --------  -----------   -----------   -----------
Net increase in cash and
 cash equivalents held......   670,754    2,435,049     2,928,283     3,403,695
Cash and cash equivalents at
 the beginning of the
 period.....................       Nil      670,754       670,754     3,105,803
                              --------  -----------   -----------   -----------
Cash and cash equivalents at
 the end of the period......   670,754    3,105,803     3,599,037     6,509,498
                              ========  ===========   ===========   ===========
Reconciliation of Net Loss
 to Net Cash Used in
 Operating Activities
  Net loss..................  (233,874) (38,842,378)  (31,734,488)  (17,670,580)
  Add non-cash items:
    Amounts set aside to
     provisions.............       Nil    1,771,817        68,531        33,730
    Depreciation and amorti-
     zation.................       Nil    3,594,737     2,494,557     3,893,306
    Gain on disposal of pro-
     gram material rights...       Nil     (189,213)          Nil           Nil
    Loss on disposal of pro-
     gram material rights...       Nil    1,511,315           Nil           Nil
    Gain on disposal of
     fixed assets...........       Nil     (168,358)          Nil      (161,667)
    Loss on disposal of
     fixed assets...........       Nil        9,690           Nil           Nil
                              --------  -----------   -----------   -----------
  Net cash used in operating
   activities before change
   in assets and
   liabilities..............  (233,874) (32,312,390)  (29,171,400)  (13,905,211)
  Change in assets and lia-
   bilities:
    Increase in trade re-
     ceivables..............   (33,000)    (994,460)     (231,699)   (2,490,717)
    (Increase) decrease in
     other receivables......       Nil   (1,518,255)       (1,040)    1,593,313
    Increase in creditors...       Nil   18,040,697    17,750,078       693,329
                              --------  -----------   -----------   -----------
      Net cash used in oper-
       ating activities.....  (266,874) (16,784,408)  (11,654,061)  (14,109,286)
                              ========  ===========   ===========   ===========

        The accompanying notes form part of these financial statements.

                           XYZ ENTERTAINMENT PTY LTD
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

NOTE 1--STATEMENT OF ACCOUNTING POLICIES

  The significant policies which have been adopted in the preparation of these consolidated financial statements are:

 (A) BASIS OF PREPARATION

  This statement of significant accounting policies is given to assist in the understanding of the consolidated financial statements. For the purposes of these consolidated financial statements, XYZ Entertainment Pty Ltd (the "Company") and its controlled entities (subsidiaries) (collectively, "XYZ") are defined under Australian law as the Economic Entity. This term is used throughout these Notes to the consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Australia (Australian GAAP), include disclosures required by the United States Securities and Exchange Commission and are presented in Australian dollars (A$ or AUD). The accounting principles differ in certain respects from accounting principles generally accepted in the United States (US GAAP). The significant differences and the approximate related effect on the consolidated financial statements are set out in Note 12. Although the company is financially dependent on related bodies corporate for its ongoing viability, the financial statements have been prepared on a going concern basis, after considering undertakings by related bodies corporate to provide ongoing financial support. The financial statements have been prepared on the basis of historical costs and do not take into account changing money values. Consistent accounting policies have been employed in the preparation and presentation of the consolidated financial statements.

  The company was incorporated on October 17, 1994 and commenced trading from that date. Through its controlled entities, the company provides programming for four of eight channels of the multi-channel base programming package (the "Galaxy package") offered and distributed by the Satellite A and B licence holders in Australia. The Galaxy package is distributed via satellite, microwave multipoint distribution system and other transmission technologies by the Satellite B licence holder through distribution facilities in the six largest capital cities in Australia and regional Western Australia, and by franchisees to substantially all of the population in Australia.

  The Company's programming for the four channels was first aired on April 23, 1995 by the Satellite A and B licence holders. Regional distribution commenced in New South Wales in August 1995 and in other states in October 1995.

  Programming provided by the Company as at the date of this report includes Red, a music video channel; Arena, a general entertainment channel; Nickelodeon, a children's/family/classic channel; and Discovery, a documentary channel.

 (B) PRINCIPLES OF CONSOLIDATION

  The accounts have been prepared by consolidating the financial statements of all the entities that comprise the Economic Entity, being the Company (the chief entity) and its controlled entities. A list of controlled entities appears in Note 7.

  The purchase method of accounting has been used to account for subsidiaries acquired during the period. The Company undertakes a valuation of the net assets acquired in purchase transactions in accordance with generally accepted accounting principles. Accordingly, the Company has stated the net assets acquired from purchased companies at their estimated fair values at the date of acquisition. The consolidated accounts include the information and results of each controlled entity from the date on which the Company obtains control and until such time as the Company ceases to control such entity.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

  In preparing the consolidated accounts, the intercompany balances and transactions, and any unrealised profits arising within the Economic Entity have been eliminated in full.

 (C) REVENUE AND REVENUE RECOGNITION

  Sales revenue comprises licence fees earned from a related entity for development and production of channels of programming for subscription television broadcasting services. Revenue is recognised at the time subscription services are provided to customers.

 (D) RECOVERABLE AMOUNT OF NON-CURRENT ASSETS

  The carrying amounts of all non-current assets are reviewed to determine whether they are in excess of their recoverable amount as of the balance sheet date. If the carrying amount of a non-current asset exceeds the recoverable amount, the asset is written down to the lower amount. In assessing recoverable amounts, the relevant net cash inflows arising from the continued use and subsequent disposal of non-current assets have not been discounted to their present value unless otherwise indicated.

 (E) FOREIGN CURRENCY TRANSACTIONS

  Foreign currency transactions are translated to Australian currency at the rates of exchange existing at the dates of the transactions. Amounts receivable and payable in foreign currencies at the balance sheet date are translated at the rates of exchange existing on that date.

  Exchange differences relating to amounts payable and receivable in foreign currencies are recorded in the profit and loss account as exchange gains or losses in the financial year in which the exchange rates change.

 (F) TAXATION

  XYZ adopts the liability method of tax effect accounting. The tax effect of temporary differences which arise from items recorded in different periods for income tax and accounting purposes, are carried forward on the balance sheet as deferred tax assets and deferred tax liabilities, as applicable. Deferred tax assets arising from temporary differences are not recorded unless realisation of the asset is assured beyond a reasonable doubt. Deferred tax assets which include tax losses are only recorded when their realisation is virtually certain.

  The recovery of deferred tax assets (both recognised and unrecognised) is contingent upon sufficient taxable income being earned in future periods, continuation of the relevant tax laws and each relevant company continuing to comply with the appropriate legislation.

 (G) PLANT AND EQUIPMENT

  Acquisition

  Items of plant and equipment are recorded at historical cost and depreciated as outlined below.

  Depreciation

  Items of plant and equipment are depreciated over their estimated useful lives on a straight-line basis. The estimated useful lives of such items range from four to ten years. Items of plant and equipment are depreciated from the date the asset commences earning revenue.

  Leases

  Payments made under operating leases are charged against profits in equal instalments over the accounting periods covered by the lease term, except where an alternative basis is more representative of the pattern of benefits to be derived from the leased property.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

 (H) SUPERANNUATION

  XYZ contributes to one defined contribution fund for all employee groups. Contributions of A$135,675 were made to the fund during the year as a percentage of salaries based on statutory requirements.

 (I) PROGRAM MATERIAL RIGHTS

  Program material rights are recognised as an asset and stated at the lower of unamortized cost and net realisable value. The rights represent the ability to use television programs over a specified period of time, as set out in the licence agreements. Program material rights acquired under licence agreements are recognised when the licence period begins and all of the following conditions are met:

    (i) The cost of each licence fee for each program is known or is reasonably determinable;

    (ii) The program material has been accepted by the licensee in accordance with the terms of the licence agreement; and,

    (iii) The licensor can deliver the program material rights, and the licensee can exercise the rights.

  Amortization of the cost of program material rights is charged to the statement of operations based on the regular assessment of the benefit of individual licence agreements, over the term of the agreement. If the benefits are reasonably determinable through the number of times a particular program is aired, then costs are charged to the statement of operations accordingly. An accelerated method of amortization is used when the first broadcast of a program is estimated to be more valuable than its reruns. Costs are allocated on a straight-line basis over the period of the agreement if each broadcast is expected to produce approximately the same amount of revenue.

  Program material rights are classified as current assets if they are expected to be used within one year.

 (J) STATEMENT OF CASH FLOWS

  For the purposes of the statement of cash flows, cash and cash equivalents includes bank overdrafts and all highly liquid investments which are readily convertible to cash at the Company's option.

 (K) LOSS PER SHARE

  Loss per share is calculated by dividing net loss by the weighted average number of issued ordinary shares outstanding during the period.

 (L) PROVISIONS

  Employee Entitlements

  Provision is made for benefits accruing to employees in respect of wages and salaries, annual leave, long service leave, and sick leave when it is probable that settlement will be required and are capable of being measured reliably.

  Provisions made in respect of wages and salaries, annual leave, sick leave, and other employee entitlements expected to be settled within twelve months, are measured at their nominal values.

  Provisions made in respect of other employee entitlements which are not expected to be settled within twelve months are measured as the present value of the estimated future cash outflows to be made by the economic entity in respect of services provided by employees up to the reporting date.

 (M) DATE OF INCORPORATION

  The company was incorporated on October 17, 1994 and accordingly comparative figures cover the period from inception.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
   FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31,
                   1994AND THE YEAR ENDED DECEMBER 31, 1995
 (N) INVESTMENTS

  Associated Companies

  The Company equity accounts for its investments in associated companies in equity supplementary financial statements. Investments in which the Company has a material interest and over which it exercises significant influence, but does not control, are considered to be associated companies. The ability to exercise significant influence over the strategic operating, investing and financing policies of a company may be indicated by, for example, representation on the board of directors, participation in policy-making processes, material intercompany transactions, interchange of management personnel or provision of technical information.

  Investments in associated companies are carried at the lower of cost and recoverable amount. Dividends are recorded in the profit and loss account after they have been declared by the associated company in a general meeting.

  During the year, the Company entered into an agreement with Nickelodeon Australia, Inc to produce Nickelodeon Australia, a children's channel. The Company jointly controls Nickelodeon Australia Management Pty Limited with Nickelodeon Australia, Inc, and as such has the capacity to significantly influence decision-making in these companies. The term of the joint venture is 15 years.

  Selected disclosures under the equity method of accounting relating to the entity in which the Company is able to exercise significant influence are provided in Note 6.

  None of the shares in associated companies are listed on the Australian Stock Exchange.

 (O) INTERIM FINANCIAL STATEMENTS

  The financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are unaudited. In management's opinion, the unaudited financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 include all adjustments necessary for a fair presentation. Such adjustments were of normal recurring nature.

NOTE 2--EXPENDITURES

                                                         NINE MONTHS ENDED
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                   1994    1995         1995          1996
                                   AUD $   AUD $        AUD $         AUD $
                                                     (UNAUDITED)   (UNAUDITED)
Expenses included in the net loss
 were:
Depreciation and amortization:
  --plant and equipment..........   Nil    828,647      576,080       733,871
  --program material rights......   Nil  2,766,090    1,918,477     3,159,435
                                    ---  ---------    ---------     ---------
    Total depreciation and
     amortization................   Nil  3,594,737    2,494,577     3,893,306
                                    ===  =========    =========     =========
Amounts set Aside to Provision:
  --employee entitlements--annual
   leave.........................   Nil     75,656       68,531        33,730
  --provision for doubtful
   debts.........................   Nil  1,696,160          --            --
                                    ---  ---------    ---------     ---------
                                    Nil  1,771,816       68,531        33,730
                                    ===  =========    =========     =========
Exchange (gain) loss, net, on
 foreign currency transactions:
  Exchange gain on foreign
   currency transactions.........   Nil   (368,670)     640,564      (631,844)
                                    ---  ---------    ---------     ---------
  Exchange (gain) loss, net......   Nil   (368,670)     640,564      (631,844)
                                    ===  =========    =========     =========

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

NOTE 3--INCOME TAXES

  At December 31, 1995 XYZ had accumulated tax losses carried forward of approximately A$7,997,055 (1994: A$71,840). The losses may be carried forward indefinitely under Australian income tax legislation.

  The tax effects of temporary differences, at the Australian statutory rate of 36%, which give rise to significant portions of deferred tax assets or liabilities and the corresponding valuation allowance at December 31, 1995 are as follows:

                                                                1994     1995
                                                               AUD $    AUD $
Deferred tax assets
  Tax loss carryforward....................................... 77,978  9,816,188
  Accrued expenses and other..................................    Nil    266,479
                                                               ------ ----------
                                                               77,978 10,082,667
Deferred tax liabilities
  Depreciation and amortization...............................    Nil  1,897,111
                                                               ------ ----------
  Net deferred tax assets..................................... 77,978  8,185,556
  Less valuation allowance.................................... 77,978  8,185,556
                                                               ------ ----------
                                                                  Nil        Nil
                                                               ====== ==========

  Tax losses of A$1,897,111 (1994: A$nil) have been brought to account and fully applied against deferred tax liabilities.

  XYZ has provided a valuation allowance for the total amount of net deferred tax assets since realization of these assets is not assured, principally due to the Economic Entity being in the start-up phase of operations. For US GAAP purposes as described in Note 12, a valuation allowance for the total amount of the net deferred tax assets has also been provided.

NOTE 4--PROPERTY, PLANT AND EQUIPMENT

                                                                   SEPTEMBER 30,
                                                  1994    1995         1996
                                                 AUD $    AUD $        AUD $
                                                                    (UNAUDITED)
Plant and equipment--at cost.................... 57,448 4,026,837    4,214,890
Less: accumulated depreciation..................    Nil  (665,767)  (1,377,691)
                                                 ------ ---------   ----------
  Total property, plant and equipment........... 57,448 3,361,070    2,837,199
                                                 ====== =========   ==========

  There have been no current valuations included in the above amounts.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

NOTE 5--COMMITMENTS AND CONTINGENCIES

                                                                   1994   1995
                                                                   AUD $  AUD $
Contracts for Expenditure for Program Material Rights
  --Not later than one year.......................................  Nil  174,082
  --Later than one year but not later than two years..............  Nil      Nil
  --Later than two years but not later than three years...........  Nil      Nil
  --Later than three years but not later than four years..........  Nil      Nil
  --Later than four years but not later than five years...........  Nil      Nil
  --Later than five years.........................................  Nil      Nil
                                                                    ---  -------
                                                                    Nil  174,082
                                                                    ===  =======
Commitments Under Non-cancellable Operating Leases
  --Not later than one year.......................................  Nil   11,794
  --Later than one year but not later than two years..............  Nil   12,362
  --Later than two years but not later than three years...........  Nil   10,976
  --Later than three years but not later than four years..........  Nil      568
  --Later than four years but not later than five years...........  Nil      Nil
  --Later than five years.........................................  Nil      Nil
                                                                    ---  -------
                                                                    Nil   35,700
                                                                    ===  =======

 CONTINGENCIES

  The Company and its controlled entities are party to matters involving certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a materially adverse effect on the Company's consolidated financial position or results of operation.

 REGULATION

  Management asserts that no communication of any kind has been received from the Australian Broadcasting Authority ("ABA"), the Australian Competition and Consumer Commission of Australia ("ACCC"), or the Foreign Investment Review Board of Australia ("FIRB"), or any other agency indicating that the Company and/or its controlled entities is or may be in violation of any law or regulation of the Commonwealth of Australia or any subdivision or agency thereof.

NOTE 6--INFORMATION ABOUT INVESTMENTS IN ASSOCIATED COMPANIES

                                                                             EQUITY-
                                                  OWNERSHIP   CARRYING      ACCOUNTED
                                                  INTEREST     AMOUNT        AMOUNT
                                                  --------- ------------- -------------
    NAME OF COMPANY         PRINCIAL ACTIVITY     1994 1995 1994   1995   1994   1995
                                                   PERCENT  AUD $  AUD $  AUD $  AUD $
Nickelodeon Australia   Production and
 Management Pty          Development of the
 Limited                 Nickelodeon Channel      N/A   50   Nil  245,518  Nil  245,518

  The balance date of the associate is June 30.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

  The carrying amount of the investment in the associated company is as follows:

                                                                       AUD $
Carrying amount of investment in shares in associate company........          1
Amounts due from associated company at the balance date ............  1,941,677
Provision for non-recoverability.................................... (1,696,160)
                                                                     ----------
                                                                        245,518
                                                                     ==========

  The carrying amount of the investment equates to the equity-accounted amount at December 31, 1995 as follows:

                                                                     AUD $
Carrying amount of investment in shares in associated company.....          1
XYZ's maximum obligation to contribute to the operating losses of the associated company........................................... (1,696,160)
                                                                   ----------
                                                                   (1,696,159)
Amounts due from associated company at the balance date...........  1,941,677
                                                                   ----------
                                                                      245,518
                                                                   ==========

NOTE 7--PARTICULARS IN RELATION TO CONTROLLED ENTITIES

                                              BOOK VALUE OF               CONTRIBUTION TO
                                               INVESTMENT                CONSOLIDATED LOSS
                                        ------------------------- --------------------------------
                         CLASS INTEREST             SEPTEMBER 30,                    SEPTEMBER 30,
                          OF     HELD   1994  1995      1996       1994      1995        1996
                         SHARE PERCENT  AUD $ AUD $     AUD $      AUD $    AUD $        AUD $
                                                     (UNAUDITED)                      (UNAUDITED)
Chief Entity
  XYZ Entertainment Pty
   Ltd..................                                          233,874 38,842,378  17,670,580
Corporate Bodies Corpo-
 rate
  XYZ Programming Pty
   Limited..............  Ord    100     Nil     2         2          Nil        Nil         Nil
  Arena Television Pty
   Limited..............  Ord    100     Nil     2         2          Nil        Nil         Nil
  Quest Television Pty
   Limited..............  Ord    100     Nil     2         2          Nil        Nil         Nil
  Max Television Pty
   Limited..............  Ord    100     Nil     2         2          Nil        Nil         Nil
  Red Television Pty
   Limited..............  Ord    100     Nil     2         2          Nil        Nil         Nil
                                                                  ------- ----------  ----------
  Consolidated net
   loss.................                                          233,874 38,842,378  17,670,580
                                                                  ======= ==========  ==========

  Each of the controlled entities are incorporated in, and carry on business in, Australia.

NOTE 8--RELATED PARTY DISCLOSURES

 OWNERSHIP INTERESTS IN RELATED PARTIES

Information in relation to ownership interests in controlled entities is provided in Note 7.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

 REMUNERATION OF DIRECTORS

The directors of the Company during the period were:

  D F Hagans (appointed 12/12/94)
  A Tow (appointed 11/5/95)
  R J Freudenstein (appointed 6/9/95)
  R J Birrel (appointed 17/10/94, resigned 11/5/95)
  M W Booth (appointed 17/10/94, resigned 12/12/94, reappointed 6/9/95) D Garry (appointed 17/10/94, resigned 17/10/94)
  L M Head (appointed 17/10/94, resigned 17/10/94)

                                                                  1994   1995
                                                                 AUD $   AUD $
Total income received, or due and receivable, by directors of the Company from the Company and any related body corporate, and by all directors of each entity in the Economic Entity from corporations of which they are directors, or related bodies corporate or an entity controlled by the chief entity.......... 52,500 363,786
                                                                 ====== =======
The number of directors of the Company whose total income falls
 within the following bands:                                         No      No
 A$Nil -- A$9,999...............................................      4       7
                                                                 ====== =======

 LOANS TO DIRECTORS

  There were no loans in existence at balance date (or at December 31, 1994) made, guaranteed or secured by the Company to directors of a corporation in the Economic Entity or a related body corporate, their spouses, relatives or relatives of spouses.

 LOANS FROM DIRECTOR RELATED ENTITIES

                                                                                                SEPTEMBER 30,
        TYPE OF          TERMS AND CONDITIONS OF   NAME OF RELATED      DIRECTOR        1995        1996
      TRANSACTION          TYPE OF TRANSACTION         ENTITY           RELATED        AUD $        AUD $
                                                                                                 (UNUADITED)
Loans advanced from
 stockholder............  Non-interest           Century United       D Hagans and
                          bearing, no set        Programming          A Tow
                          terms of repayment     Ventures Pty
                                                 Limited                             14,523,960  25,914,114
Loans advanced from
 stockholder............  Non-interest           Foxtel Management    R Freudenstein
                          bearing, no set        Pty Limited          and M Booth
                          terms of repayment                                         14,523,960  25,914,114
                                                                                     ----------  ----------
                                                                                     29,047,920  51,828,228
                                                                                     ==========  ==========

  Loans from Director Related Entities at December 31, 1994 amounted to $995,074. Of this amount, $820,074 had been advanced by UIH Australia Programming Inc. and $175,000 by Century Programming Ventures Corp., both being joint and equal stockholders in the Company at that date.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
    FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31,
                    1994AND THE YEAR ENDED DECEMBER 31, 1995

 LOANS TO DIRECTOR RELATED ENTITIES

                                                                                          SEPTEMBER 30,
        TYPE OF          TERMS AND CONDITIONS OF   NAME OF RELATED     DIRECTOR    1995       1996
      TRANSACTION          TYPE OF TRANSACTION         ENTITY          RELATED      AUD        AUD
                                                                                           (UNAUDITED)
Loans advanced to
 stockholder............                         Century United      D Hagans and
                          Non-interest           Programming         A Tow
                          bearing, no set        Ventures Pty                     881,633      --
                          terms of repayment     Limited
                                                                                  =======      ===

  There were no loans to Director Related Entities at December 31, 1994.

 OTHER TRANSACTIONS WITH DIRECTOR RELATED ENTITIES

                                                                                              SEPTEMBER 30,
        TYPE OF           TERMS AND CONDITIONS OF   NAME OF RELATED      DIRECTOR      1995       1996
      TRANSACTION           TYPE OF TRANSACTION         ENTITY           RELATED        AUD        AUD
                                                                                               (UNAUDITED)
Establishment and
 restructuring fees        Normal commercial      UIH Australia        D Hagans
 paid...................   terms and              Programming Inc.
                           conditions                                                 250,000         --
Establishment and
 restructuring fees        Normal commercial      Century Programming  A Tow
 paid...................   terms and              Ventures Corp.
                           conditions                                                 250,000         --
Establishment, operating
 and management fees....   Normal commercial      Century United       D Hagans and A
                           terms and              Programming          Tow
                           conditions             Ventures Pty
                                                  Limited                             860,444   1,849,449
Channel supply licence
 fee revenue............   Normal commercial      Continental Century
                           terms and              Pay Television Pty
                           conditions             Limited              A Tow          943,358   4,412,318
Channel supply licence
 fee revenue............   Normal commercial      Foxtel Management    R Freudenstein
                           terms and              Pty Limited          and M Booth
                           conditions                                                 330,753   3,938,757
Transponder Costs.......
                           Normal commercial      Continental Century
                           terms and              Pay Televsion Pty
                           conditions             Limited              A Tow              --    7,988,774
Rent and Facility costs
 paid...................   Normal commercial      Foxtel Management    R Freudenstein
                           terms and              Pty Limited          and M Booth
                           conditions                                                     --    1,854,033

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995
 OTHER TRANSACTIONS WITH DIRECTOR RELATED ENTITIES--(CONTINUED)

                                                                                          SEPTEMBER 30,
        TYPE OF          TERMS AND CONDITIONS OF   NAME OF RELATED      DIRECTOR     1995     1996
      TRANSACTION          TYPE OF TRANSACTION         ENTITY           RELATED      AUD       AUD
                                                                                           (UNAUDITED)
Rent received for
 equipment usage........  Normal commercial      Foxtel Management    R Freudenstein
                          terms and              Pty Limited          and M Booth
                          conditions                                                 --     1,304,050

  There were no other transactions with Director Related Parties at December 31, 1994.

 LOANS TO OTHER RELATED ENTITIES

                                                                              SEPTEMBER 30,
      TYPE OF        TERMS AND CONDITIONS OF    NAME OF RELATED       1995        1996
    TRANSACTION        TYPE OF TRANSACTION           ENTITY            AUD         AUD
                                                                               (UNAUDITED)
Loans advanced to     Non-interest           Nickelodeon Australia
 associated company   bearing, no set        Management Pty
                      terms of repayment     Limited                1,941,677      --
Loans advanced to     Non-interest           Nickelodeon Australia
 related party        bearing, no set        Inc.
                      terms of repayment                            1,326,578      --

  There were no loans to Other Related Entities at December 31, 1994.

 OTHER TRANSACTIONS WITH OTHER RELATED ENTITIES

                                                                             SEPTEMBER 30,
        TYPE OF          TERMS AND CONDITIONS OF   NAME OF RELATED    1995       1996
      TRANSACTION          TYPE OF TRANSACTION         ENTITY          AUD        AUD
                                                                              (UNAUDITED)
Subscriptions payable...  Normal commercial      Nickelodeon
                          terms and              Australia
                          conditions             Management Pty
                                                 Limited             113,219      --

  There were no other transactions with other related entities at December 31, 1994.

 TRANSACTIONS WITHIN THE WHOLLY-OWNED GROUP

  During the financial period, the company provided management services to other entities in the wholly- owned group at no charge. In addition, the company paid licence fees and reimbursed certain costs to other entities in the wholly-owned group in the ordinary course of business and on normal terms and conditions.

 CONTROLLING ENTITIES

  The chief (parent) entity in the economic entity is XYZ Entertainment Pty
Ltd.

  The ultimate holding company in the wholly-owned group is XYZ Entertainment Pty Ltd.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

  The chief entity, at the year end, was jointly controlled by Century United Programming Ventures Pty Limited ("CUPV") and Foxtel Management Pty Limited. Both companies are incorporated in Australia.

  CUPV is jointly owned by UIH Australia Programming Inc. ("UIH") and Century Programming Ventures Corp. ("CPVC"). The ultimate parent entity of UIH is
United International Holdings Inc........ The ultimate parent entity of CPVC is
Century Communications Corporation.

  Foxtel Management Pty Limited is jointly owned by The News Corporation Limited and Telstra Corporation Limited.

NOTE 9--SHARE CAPITAL

                                                               1994      1995
                                                               AUD $     AUD $
Authorised Capital
  900,000 ordinary shares of A $1.00 each...................   900,000   900,000
  100,000 redeemable preference shares of A $1.00 each......   100,000   100,000
                                                             --------- ---------
                                                             1,000,000 1,000,000
                                                             --------- ---------
Issued and Paid-Up Capital
  2 ordinary shares of A $1.00 each.........................         2         2
                                                             ========= =========

  Upon incorporation the Company issued two fully paid ordinary shares of $1 each.

NOTE 10--FINANCIAL REPORTING BY SEGMENTS

  The Company predominantly operates in Australia and in one industry, being programming for subscription television services.

NOTE 11--NON-HEDGED FOREIGN CURRENCY BALANCES

  The Australian dollar equivalent of foreign currency balances included in the accounts which are not effectively hedged are as follows:

                                                                1994     1995
                                                                AUD $    AUD $
US Dollars
 Liabilities
   Current....................................................     Nil 1,719,055
   Non-current................................................ 995,074   743,085
                                                               ------- ---------
     Total.................................................... 995,074 2,462,140
                                                               ======= =========
 Assets
   Current....................................................     Nil    25,729
                                                               ======= =========
Sterling
 Liabilities
   Current....................................................     Nil    10,949
                                                               ======= =========

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

NOTE12--SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY
         ACCEPTED IN AUSTRALIA AND THE UNITED STATES

  As stated in note 1, the consolidated financial statements of XYZ have been prepared in accordance with accounting principles generally accepted in Australia, which differ in certain significant respects from those generally accepted in the United States. A description of the major differences between Australian GAAP and US GAAP affecting the Company follows:

 (A) STATEMENT OF CASH FLOWS

  Under US GAAP, a Statement of Cash Flows would not provide a subtotal for "net cash used in operating activities before changes in assets and liabilities" as shown in Reconciliation of Net Loss to Net Cash Used in Operating Activities.

 (B) DEFERRED TAXATION

  Australian GAAP adopts the full liability method of tax effect accounting whereby deferred tax assets and liabilities arising from timing differences are recorded in the balance sheet at the rate of tax expected to be applicable at the time those timing differences reverse. A deferred tax asset in relation to available tax losses may be recognized to the extent that there is virtual certainty of its recovery against future taxable income.

  Under US GAAP, deferred taxes are provided on all temporary differences. Temporary differences encompass timing differences and other events that create differences between the tax basis of an asset or liability and its reported amount in the financial statements. A deferred tax asset is recorded in a loss period and is reduced by a valuation allowance to the extent it is more likely than not that the deferred tax asset will not be realised.

  No deferred tax asset has been recognised in these accounts.

 (C) INVESTMENTS IN AND ADVANCES TO ASSOCIATED COMPANIES

  The Economic Entity equity accounts for its investments in associated companies in equity supplementary financial statements. Corporations in which the Economic Entity has a material interest and over which the Economic Entity exercises significant influence, but does not control, are considered to be associated companies. The ability to exercise significant influence over the strategic operating, investing and financing policies of a company may be indicated by, for example, representation on the board of directors, participation in policy-making processes, material intercompany transactions, interchange of management personnel or provision of technical information.

  Investments in associated companies are carried at the lower of cost and recoverable amount. Dividends are recorded in the profit and loss account after they have been declared by the associated company in a general meeting.

  Under US GAAP, the equity method of accounting is used for investments in which the Company exerts significant influence. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the associates, limited to the extent of the Company's investment in and advances to the associates, including any debt guarantees or other contractual funding commitments.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

  Investments in and advances to associated companies are as follows:

                                                                        AUD $
Investment............................................................       1
Amounts due from associated company (net of provision for non-
 recoverability of $A1,696,160)....................................... 245,517
                                                                       -------
                                                                       245,518
                                                                       =======

 (D) RECONCILIATION OF NET LOSS AND STOCKHOLDERS' DEFICIENCY AS REPORTED UNDER AUSTRALIAN GAAP TO US GAAP

  A reconciliation of net loss and stockholders' deficiency as reported under Australian GAAP to US GAAP is not required as there is no difference between the results reported under Australian GAAP and UA GAAP at the balance date.

  Fair Value of Other Financial Instruments and Other Disclosures

  The carrying amount of the following instruments approximate fair value because of the short maturity of these instruments--cash at bank, promissory notes, trade and other receivables, and trade creditors and accruals (including amounts owing to related entities).

  New Accounting Principles

  The US Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. The Company does not believe that the provisions of SFAS 121 will have a material effect on the Company's reported results.

NOTE 13--REPORTING OF SIX MONTH PERIODS

                                                  SIX MONTHS      SIX MONTHS
                                                     ENDED           ENDED
                                                 JUNE 30, 1995 DECEMBER 31, 1995
                                                 ------------- -----------------
                                                     AUD $           AUD $
Revenue
  Channel Supply................................     100,747       1,016,344
  Other.........................................         Nil         592,149
  Interest......................................      62,587         133,704
                                                  ----------      ----------
                                                     163,334       1,742,197
Operating Expenses
  Cost of services..............................  15,732,400       8,945,175
  Selling, general and admininstrative .........   7,162,916       5,312,681
  Depreciation and amortization.................   1,366,875       2,227,862
                                                  ----------      ----------
                                                  24,262,191      16,485,718
NET LOSS........................................  24,098,857      14,743,521
                                                  ==========      ==========

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
Additional Information...................................................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................  12
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  21
Dilution.................................................................  21
Exchange Rate Data.......................................................  22
Capitalization...........................................................  23
Pro Forma Consolidated Condensed Statement of Operating Data.............  24
Selected Consolidated Financial Data.....................................  26
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27
Business.................................................................  36
Regulation...............................................................  57
Corporate Organizational Structure.......................................  65
Management...............................................................  72
Relationship with UIH and Related Transactions...........................  81
Security Ownership.......................................................  84
Description of Capital Stock.............................................  85
Description of Certain Indebtedness......................................  87
Shares Eligible for Future Sale..........................................  88
Underwriting.............................................................  89
Legal Matters............................................................  92
Experts..................................................................  92
Index to Financial Statements............................................ F-1

  UNTIL       (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECT-
ING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRIT-ERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                       SHARES



         [LOGO OF UIH ASIA/PACIFIC COMMUNICATIONS, INC. APPEARS HERE]

                             CLASS A COMMON STOCK


                               ----------------

                                  PROSPECTUS

                               ----------------


                         DONALDSON, LUFKIN & JENRETTE
           SECURITIES CORPORATION

                            SMITH BARNEY INC.

                               HSBC JAMES CAPEL

                                      , 1997


-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

              SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1996

PROSPECTUS
     , 1997
                                  $100,000,000


         [LOGO OF UIH ASIA/PACIFIC COMMUNICATIONS, INC. APPEARS HERE]

                              CLASS A COMMON STOCK

  All of the shares of Class A Common Stock offered hereby are being sold by
UIH Asia/Pacific Communications, Inc. ("UAP"). Of the       shares being
offered by UAP,       shares are being offered outside the United States and
Canada by the International Managers (the "International Offering") and
shares are being offered in a concurrent offering in the United States and Canada, by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offering"), subject to transfers between the U.S. Underwriters and the International Managers. The public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting." Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, and holders of Class B Common Stock are entitled to ten votes per share. Both classes vote together as a single class on all matters, except where class voting is required by the Delaware General Corporation Law. See "Description of Capital Stock." Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder. Upon the closing of the Offering, United International Holdings, Inc., the Company's majority stockholder, has agreed to contribute $25.0 million cash to the Company for additional Class B Common Stock at the initial public offering price of the Class A Common Stock (the "UIH Investment"). Immediately following the UIH Investment and the Offering, assuming no exercise of the over-allotment option granted to the Underwriters, the Class A Common Stock offered hereby
will account for approximately    percent of the combined voting power of UAP's
outstanding common stock.
  Prior to the Offering, there has been no public market for either the Class A Common Stock or the Class B Common Stock. It is currently estimated that the
initial public offering price will be between $   and $   per share. See
"Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for the Class A Common Stock to be quoted on the Nasdaq Stock Market under the symbol " ."

  Concurrently with the Offering, UIH Australia/Pacific, Inc., a wholly owned subsidiary of UAP ("UIH A/P"), is offering, pursuant to a separate prospectus,
 % Senior Discount Notes due 2007 (the "New UIH A/P Notes" and, together with UIH A/P's existing 14% Senior Discount Notes due 2006, the "UIH A/P Notes") in such principal amount as will generate gross proceeds of approximately $150.0 million (the "Senior Discount Note Offering" and, together with the Offering, the "Offerings"). The Offering is not contingent upon the consummation of the Senior Discount Note Offering.

  SEE "RISK FACTORS" STARTING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK.

  THESE SECURITIES HAVE  NOT BEEN  APPROVED OR DISAPPROVED  BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES  AND   EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES
         COMMISSION PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
           PROSPECTUS.  ANY  REPRESENTATION  TO  THE CONTRARY  IS  A
             CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                 PRICE TO  UNDERWRITING DISCOUNTS  PROCEEDS TO
                                THE PUBLIC   AND COMMISSIONS(1)   THE COMPANY(2)
--------------------------------------------------------------------------------
Per Share.....................     $                $                  $
Total(3)......................     $                $                  $

--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the U.S. Underwriters and the International Managers (collectively the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company, estimated, as amended at $  .
(3) The Company has granted the U.S. Underwriters a 30-day option to purchase
    up to an aggregate of      additional shares of Class A Common Stock on the
    same terms as set forth above to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting
    Discounts and Commissions and Proceeds to the Company will be $    , $
    and $    , respectively. See "Underwriting."
   The  shares of  Class A  Common Stock  are offered  by the  Underwriters, subject to  prior sale when,  as and  if accepted and  subject to certain conditions. It  is expected that  delivery of the
              certificates  for  the  shares of  Class  A  Common
                  Stock offered  hereby will  be made  in New
                      York, New York on or about     , .
DONALDSON, LUFKIN & JENRETTE

     SECURITIES CORPORATION

                         SMITH BARNEY INC.
                                                 HSBC JAMES CAPEL

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  Potential Adverse Effect of Shares Eligible for Future Sale. Sales of substantial numbers of the shares of Class A Common Stock issuable upon conversion of the Class B Common Stock could adversely affect the market price of the Class A Common Stock should any such market develop. The Company, its officers and directors and its existing stockholders have entered into "lock-up" agreements with the Underwriters, pursuant to which they have agreed, directly or indirectly, not to sell, solicit an offer to buy, contract to sell, grant any option, warrant or right to purchase or otherwise transfer or dispose of any shares of capital stock of the Company, including any options, warrants or rights to acquire Common Stock of the Company, or any securities that are convertible into, or exercisable or exchangeable for capital stock of the Company, for a period of 180 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, except in limited circumstances described under "Underwriting." See "Shares Eligible for Future Sale."

  Dilution. The purchasers of the shares of Class A Common Stock offered hereby will experience an immediate and substantial dilution in the net
tangible book value of $   per share, as of September 30, 1996, from the
initial public offering price, assuming an initial public offering price of
$   per share, the maximum price in the estimated offering range. See
"Dilution."

  Lack of Prior Public Market. Prior to the Offering, there has been no public market for shares of any class of the Company's Class A Common Stock or Class B Common Stock (collectively the "Common Stock"). The initial public offering price of the Class A Common Stock in the Offering will be determined by negotiation between the Company and the Underwriters based upon the factors described in "Underwriting." There can be no assurance that the initial public offering price will correspond to the price at which the Class A Common Stock will trade in the public market subsequent to the Offering or that an active public market for the Class A Common Stock will develop or continue after the Offering. See "Underwriting."

  No Dividends. It is not expected that any dividends will be paid on the Common Stock in the foreseeable future. In addition, the indentures governing the Existing Notes and the New UIH A/P Notes (collectively, the "UIH A/P Indenture") limit the Company's ability to pay cash dividends. The Company currently is a holding company with no independent operations of its own and, as such, its ability to pay dividends is dependent upon distributions from its operating companies. Such distributions may be limited by contractual or other obligations of such operating companies. See "Dividend Policy" and "Description of Certain Indebtedness."

  Tax Consequences. Investors should be aware of the United States federal tax consequences of the ownership and disposition of shares acquired by a person who is not a U.S. person (a "non-U.S. holder"). See "Certain U.S. Tax Consequences to Non-U.S. Stockholders."

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
            CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS

  The following is a general discussion of certain U.S. federal tax consequences of the ownership and disposition of a share of Class A Common Stock by a non-U.S. holder. For purposes of this discussion, a "U.S. person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the law of the United States or of any State, or an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. A "non-U.S. holder" is any stockholder who is not a U.S. person. This discussion does not consider any specific facts or circumstances that may apply to a particular non-U.S. holder and does not address state, local on non-U.S. tax considerations. Furthermore, the following discussion is based on current provisions of the Code the regulations promulgated thereunder and public administrative and judicial interpretations of the Code and regulations in effect as of the date hereof, all of which are subject to change, which changes could be applied retroactively.

  Each prospective investor is urged to consult its own tax adviser with respect to the U.S. federal, state and local tax consequences of owning and disposing of a share of Class A Common Stock, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

U.S. INCOME AND ESTATE TAX CONSEQUENCES

  It is not currently contemplated that the Company will pay dividends on the Class A Common Stock in the foreseeable future. A dividend that is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder of the share of Class A Common Stock (or, if a tax treaty applies, not attributable to a United States permanent establishment maintained by such non-U.S. holder) will be subject to U.S. withholding tax at a 30% or lower treaty rate. A dividend that is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder of the share of Class A Common Stock will be exempt from the withholding tax described above (if certain certification and disclosure requirements are met) and subject instead (i) to the U.S. federal income tax on net income that applies to U.S. persons and (ii), with respect to corporate holders under certain circumstances, to a 30% (or lower treaty rate) branch profits tax that in general is imposed on remitted earnings and profits.

  Under current U.S. Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary), and, under the current interpretation of U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate.

  Under current law, non-U.S. holders generally will not be subject to U.S. federal income tax on any gain recognized on a disposition of a share of Class A Common Stock unless (i) the Company is or has been a "United States real property holding corporation" for U.S. federal income tax purposes (a "USRPHC") (which the Company does not believe that it has been or is currently and does not anticipate becoming), (ii) the gain is effectively connected with the conduct of a trade or business within the United States of the non-U.S. holder or, if a tax treaty applies, attributable to a permanent establishment maintained by the non-U.S. holder, (iii) the non-U.S. holder is an individual who holds the share as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a "tax home" (as defined for U.S. federal income tax purposes) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual or
(iv) the non-U.S. holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates. If an individual non-U.S. holder falls under clause (ii) above, he or she will be taxed on his or her net gain derived from the sale under regular graduated U.S. federal income tax rates. If the individual non-U.S. holder falls under clause (iii) above, he or she will be subject to a flat 30% tax on the gain derived from the sale which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). Thus, individual non-U.S. holders who have spent 183 days or more in the United States in the taxable year in which they contemplate

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS] a sale of the Class A Common Stock are urged to consult their tax advisers as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (ii) above, it will be taxed on its gain under regular graduated U.S. federal income tax rates and, in addition, be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

  A corporation is generally a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. If the Company were to become a USRPHC, a non-U.S. holder would generally not be subject to tax or withholding on gain from a sale or other disposition of Class A Common Stock by reason of that fact if the Class A Common Stock is regularly traded on an established securities market ("regularly traded") at any time during the calendar year in which such sale or disposition occurs and such holder did not own, actually or constructively, Class A Common Stock with a fair market value in excess of 5% of the fair market value of all Class A Common Stock outstanding at any time during the five-year period ending on the date of such sale or disposition, or, if shorter, the period when the non-U.S. holder held such Class A Common Stock (the "Required Holding Period"). The Company believes that the Class A Common Stock will be treated as regularly traded.

  In general, if the Class A Common Stock were not treated as regularly traded or if a non-U.S. holder owns in excess of 5% of the fair market value of Class A Common Stock (as described in the preceding paragraph), a non-U.S. holder of Class A Common Stock may be subject to U.S. federal income tax under certain rules ("FIRPTA tax") on a sale or other disposition of such Class A Common Stock, if the Company is or has been a USRPHC within the Required Holding Period. In addition, if the Class A Common Stock is not regularly traded, a required withholding in respect of FIRPTA tax is imposed at a rate of 10 percent of the amount realized on certain sales or other dispositions of certain interests (including stock) in USRPHCs.

  Shares of Class A Common Stock owned or treated as owned by an individual non-U.S. holder at the time of his death will be includible in his estate for U.S. estate tax purposes unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Dividends. The Company must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. Dividends that are subject to U.S. withholding tax at the 30% statutory rate or at a reduced tax treaty rate are exempt from backup withholding of U.S. federal income tax. In general, backup withholding at a rate of 31% and information reporting will apply to other dividends paid on shares of Class A Common Stock to holders that are not "exempt recipients" and that fail to provide in the manner required certain identifying information (such as the holder's name, address and taxpayer identification number). Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients.

  Broker Sales. If a non-U.S. holder sells shares of Class A Common Stock through a U.S. broker or a U.S. office of a foreign broker, the broker is required to file an information return and is required to withhold 31% of the sale proceeds unless the non-U.S. holder is an exempt recipient or has provided the broker with the information and statements, under penalties of perjury, necessary to establish an exemption from backup withholding. If payment of the proceeds of the sale of a share by a non-U.S. holder is made to or through the foreign office of a foreign broker, that broker will not be required to backup withhold or, except as provided in the next sentence, to file information returns. In the case of proceeds from a sale of a share by a non-U.S. holder

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

paid to or through the foreign office of a United States broker or a foreign office of a foreign broker that (i) a controlled foreign corporation for U.S. tax purposes or (ii) a person 50% or more of whose gross income for the three-year period ending with the close of the taxable year preceding the year of payment (or for the part of that period that the broker has been in existence) is effectively connected with the conduct of a trade of business within the United States (a "Foreign U.S. Connected Broker"), information reporting is required unless the broker has documentary evidence in its files that the payee is not a U.S. person and certain other conditions are met, or the payee otherwise establishes an exemption. In addition, the Treasury Department has indicated that it is studying the possible application of backup withholding in the case of such foreign offices of United States and Foreign U.S. Connected Brokers. Proposed regulations, which will be effective after December 31, 1996, state that backup withholding will not apply in such cases (absent actual knowledge that the payee is a U.S. person).

  Refunds. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder or a beneficial owner (in excess of such payee's U.S. federal income tax liability) may be refunded or credited against the payee's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

  The backup withholding rules are currently under review by the Treasury Department, and their application to a share of Class A Common Stock is subject to change.

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-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
Additional Information...................................................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................  12
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  21
Dilution.................................................................  21
Exchange Rate Data.......................................................  22
Capitalization...........................................................  23
Pro Forma Consolidated Condensed Statement of Operating Data.............  24
Selected Consolidated Financial Data.....................................  26
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27
Business.................................................................  36
Regulation...............................................................  57
Corporate Organizational Structure.......................................  65
Management...............................................................  72
Relationship with UIH and Related Transactions...........................  81
Security Ownership.......................................................  84
Description of Capital Stock.............................................  85
Description of Certain Indebtedness......................................  87
Shares Eligible for Future Sale..........................................  88
Underwriting.............................................................  89
Legal Matters............................................................  92
Experts..................................................................  92
Index to Financial Statements............................................ F-1

  UNTIL       (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECT-
ING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRIT-ERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                    SHARES

                                 ASIA/PACIFIC

                              COMMUNICATIONS, INC.

         [LOGO OF UIH ASIA/PACIFIC COMMUNICATIONS, INC. APPEARS HERE]

                             CLASS A COMMON STOCK


                               ----------------

                                  PROSPECTUS

                               ----------------


                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                               SMITH BARNEY INC.

                               HSBC JAMES CAPEL

                                      , 1997


-------------------------------------------------------------------------------
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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

  Capitalized terms used but not defined in Part II have the meanings ascribed to them in the Prospectus contained in this Registration Statement.

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee and the National Association Securities Dealers, Inc. and Nasdaq application fees, are estimated:

     Commission registration fee....................................... $30,303
     National Association of Securities Dealers, Inc. filing fees......  10,500
     Nasdaq Application fee............................................
     Printing and engraving expenses...................................       *
     Legal fees and expenses...........................................       *
     Accounting fees and expenses......................................       *
     Blue sky fees and expenses........................................       *
     Directors and officers liability insurance........................       *
     Transfer agent fees...............................................       *
     Miscellaneous.....................................................       *
                                                                        -------
       Total...........................................................       *
                                                                        =======

---------------------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article    of the Company's Amended and Restated Certificate of
Incorporation requires the Company to indemnify, to the fullest extent authorized by applicable law, any person who is or is threatened to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

  Article    of the Company's Amended and Restated Certificate of
Incorporation provides that, to the fullest extent permitted by Delaware law, directors and officers of the Company shall not be liable to the Company or any of its stockholders for damages caused by a breach of fiduciary duty by such director or officers.

  Section 145 of the Delaware General Corporation Law "DGCL" authorizes the indemnification of directors and officers and those persons who were, at the request of the corporation, serving as directors or officers of another corporation, partnership, joint venture, trust or other enterprise against liability incurred by reason of being a director or officer and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless a court determines, in view of all of the circumstances of the case, such officer or director is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

  The above discussion of the Company's Amended and Restated Certificate of Incorporation, Bylaws, the DGCL and the Company's insurance policy is only a summary and is qualified in its entirety by the full text of each of the foregoing.

  Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, in which each Underwriter agrees, under certain circumstances, to indemnify the directors and officers of the Company and certain other persons against certain civil liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The Company was incorporated in April 1996 as a wholly owned subsidiary of UIH Asia/Pacific, Inc. ("Asia/Pacific"). Asia/Pacific was issued 100 shares of common stock of the Company in consideration for contributing to the Company all of Asia/Pacific's interest in UIH Australia/Pacific, Inc. ("Australia/Pacific"). The Company claimed an exemption from the registration requirements of the Act under Section 4(2) thereof.

  The Company and the holder of 2.6% of the outstanding common stock of Australia/Pacific, (the "Australia/Pacific Shares") have agreed for the Company to issue to such holder shares of Class A Common Stock in exchange for the Australia/Pacific Shares, subject to finalization of the exchange ratio. The Company's parent has agreed to contribute $25.0 million cash to the Company for additional Class B Common Stock at a purchase price equal to the initial public offering price of the Class A Common Stock. In each case, the Company plans to claim an exemption from the registration requirements of the Securities Act under Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    1.1+ Form of U.S. Underwriting Agreement.

    1.2+ Form of International Underwriting Agreement.

    3.1+ Amended and Restated Certificate of Incorporation of UAPC, as amended.

    3.2+ Amended and Restated Bylaws of UAPC.

    4.1+ Form of Class A Common Stock Certificate.

    4.2 The Certificate of Incorporation, as amended, and Amended and Restated Bylaws of UAPC are included as Exhibits 3.1 and 3.2.

    5.1+ Opinion of Holme Roberts & Owen llp as to the legality of the securities.

   10.1 Indenture dated as of May 14, 1996, between UIH A/P and American Bank National Association.(1)

   10.2 Purchase Agreement dated May 8, 1996, among UIH A/P, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch").(1)

   10.3 Memorandum of Variation dated December 21, 1995 to the Subscription and Securityholders Agreement, among United International Holdings, Inc. ("UIHI"), UIH Australia, Inc. ("UIHA"), Salstel Media Holdings Pty Limited ("SMH"), Australis Media Limited ("Australis") and CTV Pty Ltd ("CTV").(1)

   10.4 Memorandum of Variation dated December 21, 1995 to the Subscription and Securityholders Agreement dated October 12, 1994, among UIHI, UIH
         Australia II, Inc. ("UIHA II"), Salstel Media Investment Pty Limited
         ("SMI"), Australis and STV Pty Ltd ("STV").(1)
   10.5  Memorandum of Variation dated April 4, 1996 to the CTV Securityholders
         Agreement, among UIHI, UIHA, Australis, SMH and CTV.(1)
   10.6  Memorandum of Variation dated April 4, 1996 to the STV Securityholders
         Agreement, among UIHI, UIHA II, Australis, SMI and STV.(1)
   10.7  Security Purchase Agreement dated December 21, 1995, between Media
         International Holdings Limited ("MHL") and UIHA.(1)
   10.8  Security Purchase Agreement dated December 21, 1995, between MIHL and
         UIHA II.(1)
   10.9  Agreement dated December 21, 1995, among UIHI, UIHA and SMH.(1)
   10.10 Amending Agreement dated April 4, 1996 to CTV Securityholders
         Agreement, among UIHI, UIHA and SMH.(1)
   10.11 Agreement dated December 21, 1995, among UIHI, UIHA II and SMI.(1)
   10.12 Amending Agreement dated April 4, 1996 to the STV Securityholders
         Agreement, among UIHI, UIHA II and SMI.(1)
   10.13 Share Acquisition Agreement dated September 9, 1995, between Australia
         New System L.P. and United Wireless, Inc. ("UWI").(1)
   10.14 XYZ Shareholders Agreement dated September 6, 1995, among Century
         United Programming Venturers Pty Limited ("CUPV"), Foxtel Management
         Pty Limited ("Foxtel"), XYZ Entertainment Pty Limited ("XYZ"), Century
         United Programming Ventures ("CPVC") and UIH A/P.(1)
   10.15 Shareholders Deed dated June 30, 1995, among Century Communications
         Corp., CPVC, UIHI, UIH A/P and CUPV.(1)
   10.16 UIH-SFCC L.P. Amended and Restated Agreement of Limited Partnership dated January 6, 1995, among UIH-SFCC Inc. and the limited partners named therein.(1)
   10.17 Master Agreement dated January 11, 1995, between UIH-SFCC, L.P. and
         Societe Francaise des Communications et du Cable S.A. ("Societe").(1)
   10.18 Shareholders' Agreement dated January 11, 1995, among UIH-SFCC, L.P.
         and the shareholders named therein.(1)
   10.19 Franchise Agreement dated October 12, 1994, between Australis and
         CTV.(1)
   10.20 Agreement dated June 19, 1996, between Australis, UIH A/P and Galaxy
         Communications Pty Limited ("Galaxy") re: CTV Franchise Agreement.(1)
   10.21 Franchise Agreement dated October 12, 1994, between Australis and
         STV.(1)
   10.22 Agreement dated June 19, 1996, between Australis, UIH A/P and Galaxy re: STV Franchise Agreement.(1)
   10.23 Channel Supply Agreement dated June 30, 1995, among XYZ, CUPV and East
         Coast Pay Television Pty Limited ("ECT").(1)
   10.24 Stock Purchase Agreement dated July 3, 1996, among Kiwi Cable Company
         BVI, Inc., UPI and UIH A/P(1)
   10.25 Technical Assistance Agreement dated January 11, 1995, between
         Telefenua S.A. and Societe.(1)
   10.26 Assignment of Rights and Delegation of Duties under Technical
         Assistance Agreement dated January 11, 1995, between Societe and
         UIHI.(1)

   10.27+ Technical Assistance Agreement dated February 24, 1995, between
          Telemondial and UIH Management, Inc. ("UIHM").

   10.28+ Form of Management Agreement between UIHM and the Company.

   10.29+ Form of Assignment of Agreements among UAPC, UIH and UIHM.

   10.30 Tax Allocation Agreement dated May 8, 1996, among UIHI, United Australasian Communications, Inc. and UM A/P.(1)

   10.31 Employment Letter Agreement dated February 21, 1995, between UIHI and Robert G. McRann.(1)

   10.32+ Convertible Loan Agreement dated February 24, 1995, between
          Telemondial Holdings, Inc. and UIH Philippines, Inc.

   10.33* Joint Venture Contract dated April 11, 1994, between Hunan Television
          Broadcasting Goods and Materials Company.

   21.1+  List of Subsidiaries.

   23.1 Consent of Independent Public Accountants--Arthur Andersen LLP (UIH Asia/Pacific Communications, Inc.).

   23.2   Consent of Independent Public Accountants--Arthur Andersen (CTV Pty
          Ltd).

   23.3   Consent of Independent Public Accountants--Arthur Andersen (STV Pty
          Ltd).

   23.4 Consent of Independent Public Accountants--Arthur Andersen (Saturn Communication Limited).

   23.5 Consent of Independent Public Accountants--Deloitte Touche Tohmatsu (XYZ Entertainment Pty Ltd).

   23.6 Consent of Independent Public Accountants--Coopers & Lybrand (Telefenua S.A.)

   23.7   The consent of Holme Roberts & Owen LLP is included in Exhibit 5.1.

   24.1*  Powers of Attorney.

  ---------------------
  (1) Incorporated by reference from Registration Statement on Form S-4 of UIH Australia/Pacific, Inc. (File No. 333-05017) dated May 31, 1996.

   +To be filed by Amendment.

   *Previously filed.

  (b) Index to Financial Statement Schedules

      UIH ASIA/PACIFIC COMMUNICATIONS, INC.
      Report of Independent Public Accountants                       S-1
      Parent only Condensed Financial Information of Registrant S-2 Parent only Condensed Information as to the Operations of the
       Registrant                                                    S-3
      Parent only Condensed Information as to the Cash Flows of the
       Registrant                                                    S-4

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by a final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rules 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THIS 21ST DAY OF NOVEMBER, 1996.

                                          UIH Asia/Pacific Communications,
                                           Inc.
                                           A Delaware Corporation


                                          By:      /s/ Bernard G. Dvorak
                                             -----------------------------------
                                             BERNARD G. DVORAK CHIEF FINANCIAL
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES ON THE DATES INDICATED.

        SIGNATURE    TITLE POSITION HELD WITH THE REGISTRANT         DATE
            *                  Chairman of the                 November 21, 1996
-------------------------       Board
    GENE W. SCHNELDER

            *                  Chief Executive Officer and     November 21, 1996
-------------------------       Director
    MICHAEL T. FRIES

  /s/ Bernard G. Dvorak        Chief Financial Officer and     November 21, 1996
-------------------------       Director
    BERNARD G. DVORAK

            *                  Chief Operating Officer and     November 21, 1996
-------------------------       Director
     JOHN C. PORTER

            *                  Director                        November 21, 1996
-------------------------
    ALBERT M. CAROLLO

            *                  Director                        November 21, 1996
-------------------------
  LAWRENCE J. DEGEORGE

            *                  Director                        November 21, 1996
-------------------------
    WILLIAM J. ELSNER

            *                  Director                        November 21, 1996
-------------------------
   JOSEPH E. GIOVANINI

            *                  Director                        November 21, 1996
-------------------------
    EDWARD G. JEPSEN

            *                  Director                        November 21, 1996
-------------------------
    ANTONY P. RESSLER

            *                  Director                        November 21, 1996
-------------------------
     CURTIS ROCHELLE

                               Director                        November  , 1996
-------------------------
    MARK L. SCHNEIDER

            *                  Director                        November 21, 1996
-------------------------
    BRUCE H. SPECTOR

            *                  Controller (Principal           November 21, 1996
-------------------------       Accounting Officer)
    VALERIE L. COVER

 */s/ Bernard G. Dvorak
-------------------------
    BERNARD G. DVORAK
    Attorney-in-fact

  After the corporate reorganization transaction discussed in Note 1 to the UIH Asia/Pacific Communications, Inc. consolidated financial statements is effected, we expect to be in a position to render the following audit report.

                                          Arthur Andersen LLP

Denver, Colorado,
November 18, 1996

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UIH Asia/Pacific Communications, Inc.:

  We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of UIH Asia/Pacific Communications, Inc. included in this registration statement and have issued our report thereon dated November , 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the accompanying index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and are not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
                                  PARENT ONLY
                                   SCHEDULE 1
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                              ----------------
                                                               1994     1995
ASSETS
  Cash and cash equivalents.................................. $   --   $   --
  Management fee receivable..................................     --       114
  Investments in and advances to affiliated companies,
   accounted for under the equity method.....................  24,214   88,873
  Other assets, net..........................................     296      980
                                                              -------  -------
    Total assets............................................. $24,510  $89,967
                                                              =======  =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities.................................................. $   --   $   --
Commitments
Stockholder's Equity:
  Preferred stock, $.01 par value, 1,000 shares authorized,
   none issued...............................................     --       --
  Common stock, $.01 par value, 2,000 shares authorized, 100
   and 100 issued and outstanding, respectively..............     --       --
  Additional paid-in capital.................................  27,382  111,930
  Cumulative translation adjustments.........................     405      374
  Accumulated deficit........................................  (3,277) (22,337)
                                                              -------  -------
    Total stockholder's equity...............................  24,510   89,967
                                                              -------  -------
    Total liabilities and stockholder's equity............... $24,510  $89,967
                                                              =======  =======

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
                                  PARENT ONLY
                                   SCHEDULE 1
          CONDENSED INFORMATION AS TO THE OPERATIONS OF THE REGISTRANT
                             (DOLLARS IN THOUSANDS)

                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                         ---------------------
                                                           1994        1995
Service and other revenue............................... $     --   $       20
Corporate general and administrative expense............    (1,603)     (1,950)
                                                         ---------  ----------
  Net operating loss....................................    (1,603)     (1,930)
Equity in losses of affiliated companies................    (1,674)    (17,130)
                                                         ---------  ----------
  Net loss.............................................. $  (3,277) $  (19,060)
                                                         =========  ==========

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.
                                  PARENT ONLY
                                   SCHEDULE 1
          CONDENSED INFORMATION AS TO THE CASH FLOWS OF THE REGISTRANT
                             (DOLLARS IN THOUSANDS)

                                                           FOR THE YEARS ENDED
                                                               DECEMBER 31,
                                                           ---------------------
                                                             1994        1995
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.................................................. $  (3,277) $  (19,060)
Adjustments to reconcile net loss to net cash flows from
 operating activities:
  Equity in losses of affiliate companies, net............     1,674      17,130
  Increase in receivables.................................       --         (114)
  Increase in other assets................................      (296)       (684)
                                                           ---------  ----------
Net cash flows from operating activities..................    (1,899)     (2,728)
                                                           ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Investments in and advances to affiliated companies and
 other investments........................................   (25,483)    (51,981)
                                                           ---------  ----------
Net cash flows from investing activities..................   (25.483)    (51,981)
                                                           ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions from parent.........................    27,382      54,709
                                                           ---------  ----------
Net cash flows from financing activities..................    27,382      54,709
                                                           ---------  ----------
INCREASE IN CASH AND CASH EQUIVALENTS.....................       --          --
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD............       --          --
                                                           ---------  ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................. $     --   $      --
                                                           =========  ==========
NON-CASH INVESTING AND FINANCING ACTIVITIES
  Non-cash capital contribution of preferred stock from
   parent utilized in purchase of additional 40% interest
   in Austar.............................................. $     --   $   29,839
                                                           =========  ==========